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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 20, 2014

Registration No. 333-191602

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Denver Parent Corporation
(exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1311 Primary Standard Industrial Code	46-0821005 (I.R.S. Employer Identification No.)

Mark DePuy Interim President and Chief Operating Officer
370 17th Street, Suite 3900 Denver, Colorado 80202-1370 (303) 626-8300 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	370 17th Street, Suite 3900 Denver, Colorado 80202-1370 (303) 626-8300 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Charles H. Still, Jr. Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002-2770 Telephone: (713) 221-3309	John Elofson Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202 Telephone: 303-892-9400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)

12.25% /13.00% Senior PIK Toggle Notes due 2018	$255,000,000	100%	$255,000,000	$32,844

12.25% /13.00% Senior PIK Toggle Notes due 2018(2)	$160,584,564	100%	$160,584,564	$20,683

Total	$415,584,564	100%	$415,584,564	$53,527

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

(2)
Represents the aggregate principal amount of 12.25%/13.00% Senior PIK Toggle Notes due 2018 that may be issued and delivered to holders of 12.25%/13.00% Senior PIK Toggle Notes due 2018 as in-kind interest payments on the 12.25%/13.00% Senior PIK Toggle Notes due 2018.

(3)
A filing fee of $32,844 was paid in connection with the original filing of this registration statement, and an additional filing fee of $14,907 was paid in connection with the filing of the first amendment of this registration statement. The remaining $5,776 has been paid in connection with the filing of this amendment.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 20, 2014

PROSPECTUS

Denver Parent Corporation

Offer to Exchange up to
$255,000,000
12.25% / 13.00% Senior PIK Toggle Notes due 2018
That Have Been Registered Under the Securities Act of 1933
For Any and All Outstanding Unregistered
12.25% / 13.00% Senior PIK Toggle Notes due 2018

Terms of the Exchange Offer

  •
  We are offering to exchange up to $255,000,000 of our outstanding unregistered 12.25% / 13.00% Senior PIK Toggle Notes due 2018 ("current notes") for new notes with substantially identical terms that have been registered under the Securities Act of 1933, as amended ("new notes").

  •
  The exchange offer expires at 11:59 p.m., New York City time, on                        , 2014, unless we decide to extend the expiration date.

  •
  We will exchange for an equal principal amount of new notes all current notes that you validly tender and do not validly withdraw before the exchange offer expires.

  •
  Tenders of current notes may be withdrawn at any time prior to the expiration date of the exchange offer.

  •
  The exchange of new notes for current notes should generally not be a taxable event for U.S. federal income tax purposes. Please read "Material U.S. Federal Income Tax Considerations."

Terms of the New 12.25% / 13.00% Senior PIK Toggle Notes due 2018 Offered in the Exchange Offer

  •
  The terms of the new notes are identical to the terms of the current notes that were issued on August 15, 2013, except that the new notes will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and there are certain differences relating to transfer restrictions, registration rights and payment of additional interest in case of non-registration. We will not list the new notes on any securities exchange.

        We are an "emerging growth company" under the federal securities laws and will be eligible for reduced public company reporting requirements. See "Prospectus Summary—Implications of Being an Emerging Growth Company."

        You should carefully consider the risk factors beginning on page 17 of this prospectus before participating in the exchange offer.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for current notes where such current notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available until the earlier of 180 days from the completion date of this exchange offer or such time as such broker-dealers no longer hold any current notes, to any broker-dealer for use in connection with any such resale.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                        , 2014

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any exchange of our current notes for new notes. We are not making this exchange offer to, nor will we accept surrenders for exchange from, holders of current notes in any jurisdiction in which the exchange offer would violate securities or blue sky laws or where it is otherwise unlawful.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward looking statements. The use of any statements containing the words "anticipate," "intend," "believe," "estimate," "project," "expect," "plan," "should" or similar expressions are intended to identify such statements. Forward-looking statements included in this prospectus relate to, among other things, expected future production, reserves, expenses and cash flows, the nature, timing and results of capital expenditure projects, amounts of future capital expenditures, future capital markets and other transactions, our future debt levels and liquidity, and our future compliance with covenants under our debt agreements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, those expectations may prove to be incorrect. Disclosure of important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are included under the heading "Risk Factors" and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. All forward-looking statements attributable to us, or persons acting on our behalf, including subsequent written and oral forward-looking statements, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement. Factors that could cause actual results to differ materially from our expectations include, among others, those factors referenced in the "Risk Factors" section of this prospectus and such things as:

  •
  changes in oil and natural gas prices, including reductions in prices that would adversely affect our revenues, income, cash flow from operations, liquidity and reserves;

  •
  adverse conditions in global credit markets and in economic conditions generally;

  •
  risks relating to the concentration of our properties in a limited number of areas in California;

  •
  risks related to our indebtedness, and a potential inability to effect deleveraging transactions or otherwise reduce those risks;

  •
  our ability to replace reserves;

  •
  risks arising out of our hedging transactions;

  •
  our inability to access oil and natural gas markets due to operational impediments;

  •
  uninsured or underinsured losses in, or operational problems affecting, our operations;

  •
  inaccuracy in reserve estimates and expected production rates;

  •
  risks associated with litigation, arbitration or other legal proceedings that we are involved in, including the costs of participating in those proceedings and the risk of adverse outcomes;

  •
  exploitation, development and exploration results, including in the onshore Monterey shale, where our results will depend on, among other things, our ability to identify productive intervals and drilling and completion techniques necessary to achieve commercial production from those intervals;

  •
  the consequences of changes we have made, or may make from time to time in the future, to our capital expenditure budget, including the impact of those changes on our production levels, reserves, results of operations and liquidity;

  •
  our ability to manage expenses, including expenses associated with asset retirement obligations;

  •
  a lack of available capital and financing, including as a result of a reduction in the borrowing base under Venoco's revolving credit facility;

  •
  the potential unavailability of drilling rigs and other field equipment and services;

ii

  •
  the existence of unanticipated liabilities or problems relating to acquired businesses or properties;

  •
  difficulties involved in the integration of operations we have acquired or may acquire in the future;

  •
  the effect of any business combination, joint venture or other significant transaction we may pursue or have pursued, or the costs of litigation related thereto, and purchase price or other adjustments in connection with such transactions that may be unfavorable to us;

  •
  factors affecting the nature and timing of our capital expenditures;

  •
  the impact and costs related to compliance with or changes in laws or regulations governing or affecting our operations, including changes resulting from the Deepwater Horizon well blowout in the Gulf of Mexico, from the Dodd-Frank Wall Street Reform and Consumer Protection Act or its implementing regulations and from regulations relating to greenhouse gas emissions;

  •
  delays, denials or other problems relating to our receipt of operational consents and approvals from governmental entities and other parties;

  •
  environmental liabilities;

  •
  loss of senior management or technical personnel;

  •
  natural disasters, including severe weather;

  •
  acquisitions and other business opportunities (or the lack thereof) that may be presented to and pursued by us;

  •
  risk factors discussed in this report; and

  •
  other factors, many of which are beyond our control.

iii

 PROSPECTUS SUMMARY

        This summary highlights information appearing in other sections of this prospectus. It is not complete and does not contain all of the information you may wish to consider before investing in the notes. You should carefully consider this entire prospectus, including the "Risk Factors" section beginning on page 17, and the documents to which we refer you before making an investment decision. In addition, certain statements include forward-looking information that involves risks and uncertainties. See "Cautionary Note Regarding Forward-Looking Statements."

        Denver Parent Corporation, or Denver Parent or DPC, was formed as a Delaware corporation in January 2012 for the purpose of acquiring and owning all of the outstanding common stock of Venoco, Inc., which we refer to as Venoco. On October 3, 2012, Timothy Marquez, Venoco's former Chief Executive Officer and currently its Executive Chairman, completed a transaction whereby he and certain affiliates, through Denver Parent, acquired all of the outstanding stock of Venoco he did not previously own. We refer to this transaction as the going private transaction. As a result of the going private transaction, Venoco's common stock is no longer publicly traded, and Venoco is wholly owned by Denver Parent. Denver Parent has no other operations or assets, and is controlled by Mr. Marquez. Unless otherwise indicated or the context otherwise requires, (i) references to "Denver Parent" and "DPC" refer only to Denver Parent, (ii) references to the "Company," "we," "our" and "us" refer, for periods following the going private transaction, to Denver Parent and its subsidiaries, including Venoco and its subsidiaries, and for periods prior to the going private transaction, to Venoco and its subsidiaries and (iii) references to "Venoco" refer to Venoco and its subsidiaries.

 Our Company

        We are an independent energy company primarily engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties. Since Venoco's founding in 1992, our core areas of focus have been offshore and onshore California. Our principal producing properties are heavily oil-weighted and are located both onshore and offshore Southern California. These properties are characterized by long reserve lives, predictable production profiles and substantial opportunities for further exploitation and development. We are also pursuing an exploration and development project targeting the onshore Monterey shale formation in Southern California and we hold a 22.45% reversionary interest in certain properties in the Hastings Complex near Houston, Texas, where Denbury Resources, Inc., or Denbury, is currently performing an extensive CO2 flood. According to a reserve report prepared by DeGolyer & MacNaughton, we had proved reserves of approximately 53.1 MMBOE as of December 31, 2013, based on adjusted prices of $98.37 per Bbl for oil and $4.41 per Mcf for natural gas. As of that date, 96% of our proved reserves were oil and 68% were proved developed, and the PV-10 of our reserves was approximately $1.5 billion. Our definition of PV-10, and a reconciliation of a standardized measure of discounted future net cash flows to PV-10, is set forth in "—Summary Operating and Reserve Information—Non-GAAP Financial Measures and Reconciliations—PV-10." Our average net production in 2013 was 9,499 BOE/d. Pro forma for the sale of predominately natural gas producing assets in California's Sacramento Basin (see "—Recent Developments"), average net production in 2013 was 9,220 BOE/d.

        The following table summarizes certain information concerning our production for 2013, excluding production from the properties sold in the Sacramento Basin asset sale, and our reserves as of December 31, 2013.

	2013 Net Production			Proved Reserves(1)
	Oil (MBbl)	Gas (MMCF)	(MBOE)	Total (MMBOE)	% Oil	PV-10 ($MM)
Southern California	3,179	1,115	3,365	42.2	95%	$1,277
Texas	—	—	—	10.9	100%	$181

Total	3,179	1,115	3,365	53.1	96%	$1,458

(1)
Unescalated twelve month arithmetic average of the first day of the month posted prices of $96.78 per Bbl for oil and natural gas liquids and $3.67 per MMBtu for natural gas were adjusted for regional price differentials and other factors to arrive at prices of $98.37 per Bbl for oil, $79.04 per Bbl for natural gas liquids and $4.41 per Mcf for natural gas, which were used in the calculation of proved reserves at December 31, 2013.

Recent Developments

        Going Private Transaction.    In October 2012, we completed a going private transaction pursuant to which Timothy Marquez, Venoco's former Chief Executive Officer and currently its Executive Chairman, through Denver Parent, acquired beneficial ownership of all of Venoco's common stock not previously owned by him. As a result of the transaction, Venoco's stock was delisted from the New York Stock Exchange and was deregistered under the Securities Exchange Act of 1934, or the Exchange Act.

        Sacramento Basin Asset Sale.    In December 2012, Venoco completed the sale of certain properties in the Sacramento Basin area for $250 million, subject to certain closing adjustments. The sale also included certain undeveloped acreage in the San Joaquin Valley portion of our onshore Monterey project. The assets sold had proved reserves of approximately 44.9 MMBOE as of December 31, 2011. Production from those assets averaged 8,939 BOE/d in 2012, 100% of which was natural gas.

        Notes Offering and Debt Tender Offer.    In August 2013, Denver Parent issued $255 million principal amount of the current notes due 2018 at 97.304% of par. Denver Parent used the proceeds of the offering to redeem its then outstanding senior secured notes for $83.2 million, including $16.7 million of redemption premium and $1.5 million of accrued interest, and to make a capital contribution to Venoco of approximately $158 million. Contemporaneously with the notes offering, Venoco commenced a tender offer to purchase for cash any and all of the $150 million outstanding principal amount of its 11.50% senior notes due 2017. In connection with the tender offer, Venoco also solicited consents from the holders of the 11.50% senior notes to the amendment of the indenture governing those notes to eliminate substantially all of the restrictive covenants in the indenture, among other changes. Holders of approximately 99% of the principal amount of the notes tendered their notes and provided the related consents. Venoco then redeemed the remaining notes in October 2013 pursuant to the terms of the indenture. The aggregate cost to Venoco of purchasing the notes in the tender offer, making the related consent payments and redeeming the remaining notes was approximately $160.2 million. Venoco funded the majority of this amount with a capital contribution from Denver Parent of approximately $158 million. Denver Parent funded the capital contribution with a portion of the proceeds of the offering of the current notes.

        Revolving Credit Agreement Amendment.    In March 2013, Venoco entered into an amendment to its revolving credit agreement that increased the borrowing base under the facility to $270 million. Venoco then borrowed an additional $107 million under the facility and used those funds to repay the remaining amounts outstanding under the second lien term loan ($100 million) and a prepayment penalty of $3.0 million. That amendment and subsequent amendments also changed certain financial covenants included in the revolving credit agreement and increased Venoco's ability to pay dividends to Denver Parent. The agreement was further amended in April 2014 as described in "Management's Discussion & Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources and Requirements."

Implications of Being an Emerging Growth Company

        As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies."

        These include:

  •
  a requirement to present only two years of audited financial statements and only two years of related Management's Discussion and Analysis included in an initial public offering registration statement;

  •
  an exemption to provide less than five years of selected financial data in an initial public offering registration statement;

  •
  an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act relating to internal control over financial reporting;

  •
  an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

  •
  reduced disclosure about the emerging growth company's executive compensation arrangements; and

  •
  exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of golden parachute arrangements.

        We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of the following:

  •
  the end of the fiscal year in which the fifth anniversary of the completion of a public offering of our equity securities occurs;

  •
  the end of the first fiscal year in which the market value of our stock held by non-affiliates is at least $700 million as of the end of the second quarter of such fiscal year;

  •
  the end of the first fiscal year in which we have total annual gross revenues of at least $1.0 billion; and

  •
  the date on which we have issued more than $1.0 billion in non-convertible debt securities in any rolling three-year period.

        We may choose to take advantage of some or all of these reduced reporting requirements, and if we do, the information that we provide to our investors may be different from information provided by other reporting companies. We have elected to take advantage of the reduced disclosure requirements about our executive compensation arrangements in this prospectus.

        In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to "opt out" of this extended transition period, and as a result we will comply with new or revised accounting standards on the dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

 The Exchange Offer

        On August 15, 2013, we completed a private offering of the current notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver this prospectus and to offer the new notes in exchange for the current notes.

Exchange Offer	We are offering to exchange our 12.25% / 13.00% Senior PIK Toggle Notes due 2018 registered under the Securities Act, which we refer to as "new notes," for any and all of our outstanding 12.25% / 13.00% Senior PIK Toggle Notes due 2018 issued on August 15, 2013 in a private offering, which we refer to as "current notes." The current notes may be tendered in an amount equal to $2,000 in principal amount or in integral multiples of $1,000 in excess of $2,000. In order to exchange an old note, you must follow the required procedures and we must accept the old note for exchange. We will exchange all current notes validly offered for exchange, or "tendered," and not validly withdrawn. As of the date of this prospectus, there is $255,000,000 aggregate principal amount of current notes outstanding.
Expiration Date; Amendments

The exchange offer expires at 11:59 p.m. New York City time, on                  2014, unless we decide to extend the expiration date. We reserve the right, in our sole discretion, to extend the exchange offer, delay accepting for exchange any current notes in connection with the extension of the exchange offer, terminate the exchange offer, or amend the terms of the exchange offer in any way we determine. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will extend the offer such that at least five business days remain in the offer following notice of a material change. Pursuant to the terms of the registration rights agreement, the expiration date of the exchange offer may not be more than thirty business days following the commencement of the exchange offer. Accordingly, we expect that the maximum period of time that the exchange offer will remain in effect, including any extensions, is thirty business days from the date it commences. The term "expiration date" means the latest date and time to which we extend the exchange offer.

Resale of the New Notes

Based on interpretive letters of the SEC staff to third parties, we believe that you may offer for resale, resell and otherwise transfer the new notes issued pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

• are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act;
• are not a broker-dealer that acquired the current notes from us;

• are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes to be issued in the exchange offer;
• acquired the new notes issued in the exchange offer in the ordinary course of your business;

•

if you are a broker-dealer that acquires new notes pursuant to the exchange offer in exchange for current notes that you acquired as a result of market-making or other trading activities, you will comply with the prospectus delivery requirements of the Securities Act in connection with a resale of the new notes as described in this summary under "Restrictions on Sale by Broker-Dealers" below; and

• are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

We base our belief on interpretations by the SEC staff in certain no-action letters issued to other issuers in exchange offers like ours, including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988). See also Morgan Stanley & Co. Inc., SEC -No-Action Letter (June 5, 1991) and Sherman & Sterling, SEC No-Action Letter (July 2, 1993). We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

By tendering your notes as described in "The Exchange Offer—Procedures for Tendering", you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above and you must comply with the applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

Restrictions on Sale by Broker-Dealers

If you are a broker-dealer that has received new notes for your own account in exchange for current notes that were acquired as a result of market-making or other trading activities, you must (i) inform us per the instructions in the letter of transmittal and (ii) represent that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer that so informs us may use this prospectus until 180 days from the completion date of this exchange offer.

Consequences If You Do Not Exchange Your Current Notes

If you are eligible to participate in the exchange offer and you do not tender your current notes, you will not have any further registration or exchange rights and your current notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of new notes could adversely affect the trading market for your current notes.

Conditions	The exchange offer is subject to certain customary conditions, which we may waive, including:
• absence of any laws, statutes, rules and regulations that would impair our ability to proceed with the exchange offer;
• absence of any action or proceeding with respect to the exchange offer that would impair our ability to proceed with the exchange offer;
• our having obtained any governmental approval necessary for the completion of the exchange offer;

•

absence of any change, or any condition, event or development involving a prospective change, in the general economic, financial, currency exchange or market conditions that would impair our ability to proceed with the exchange offer;

• absence of any other change or development that has or may have a material adverse effect on us, the market price of the new notes or the current notes or the value of the exchange offer to us; and

•

absence of (i) any suspension or limitation of trading in securities generally on a national securities exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

In the event that any of these conditions is not met, we reserve the right to (i) terminate or extend the exchange offer, or (ii) purchase or make offers for any current notes that remain outstanding subsequent to the expiration date, and purchase current notes in the open market, in privately negotiated transactions or otherwise, on terms that may differ from the terms of the exchange offer.

Procedures for Tendering Current Notes	If you wish to accept the exchange offer, the following must be delivered to the exchange agent:
• your current notes by timely confirmation of book-entry transfer through The Depository Trust Company (the "DTC");

• an agent's message from the DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer; and
• all other documents required by the letter of transmittal.
These actions must be completed before the expiration of the exchange offer.
Alternatively, the procedures described under "The Exchange Offer—Guaranteed Delivery" may be followed in certain circumstances.
You must comply with DTC's standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.
Withdrawal of Tenders	You may withdraw your tender of current notes under the exchange offer at any time prior to the expiration date.
Fees and Expenses	We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled "The Exchange Offer—Fees and Expenses."
Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.
Tax Consequences

The exchange of new notes for current notes in the exchange offer should generally not be a taxable event for U.S. federal income tax purposes. Please read "Material U.S. Federal Income Tax Considerations."

Exchange Agent

U.S. Bank National Association is serving as exchange agent in connection with the exchange offer. You should direct questions and requests for assistance, for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows: Attn: Specialized Finance, telephone number 800-934-6802. Eligible institutions may make requests by facsimile at 651-495-8158.

The New Notes

        This exchange offer applies to any and all outstanding current notes. The terms of the new notes will be the same as the current notes, except that (1) the new notes will not be subject to the restrictions on transfer that apply to the current notes, (2) the new notes will not be subject to the registration rights relating to the current notes, and (3) the new notes will not contain provisions for payment of additional interest in case of non-registration, other than, in the case of clauses (2) and (3), with respect to our obligation to file a shelf registration statement in certain circumstances. The new notes issued in this exchange offer will evidence the same debt as the current notes and both types of notes will be entitled to the benefits of the same indenture and treated as a single class of debt securities. In this document, we sometimes refer to the current notes and the new notes together as the "notes."

Issuer	Denver Parent Corporation
Securities	$255,000,000 aggregate principal amount of our 12.25% / 13.00% Senior PIK Toggle Notes due 2018.
Maturity	August 15, 2018.
Interest

Interest on the notes is payable on February 15 and August 15 of each year, commencing February 15, 2014. Interest accrues from August 15, 2013. The initial interest payment on the notes was paid in cash. For each interest period thereafter (other than for the final interest period ending at the stated maturity, which will be paid in cash), we will be required to pay interest on the notes entirely in cash unless the conditions described in this prospectus are satisfied in which case we will be entitled to pay, to the extent described herein, interest for such interest period by increasing the principal amount of the notes or issuing new notes (such increase or issuance being referred to herein as "PIK interest"). For the interest period ending on August 14, 2014, we will pay interest partially in cash and partially in kind. For additional information on the requirement to pay cash interest or a combination of cash interest and PIK interest, see "Description of the Notes—Principal, Maturity and Interest" beginning on page 116. Cash interest on the notes will accrue at the rate of 12.25% per annum. PIK interest on the notes will accrue at the rate of 13.00% per annum until the next payment of cash interest. If we are permitted and elect to pay any PIK interest, we will increase the principal amount of the notes or issue new notes in an amount equal to the interest payment for the applicable interest period (rounded up to the nearest $1.00) to holders of the notes on the relevant record date.

Guarantees

The notes are not currently guaranteed by any of our subsidiaries, including Venoco and its subsidiaries, and will be guaranteed in the future only under limited circumstances. See "Description of the Notes—Certain Covenants—Future Note Guarantees." Our subsidiaries, all of whom currently are non-guarantors, generated all of our consolidated operating revenues for fiscal year 2013 and held all of our consolidated assets as of March 31, 2014.

Ranking	The notes are Denver Parent's senior unsecured obligations and rank:
• senior in right of payment to any future subordinated indebtedness of Denver Parent;
• pari passu in right of payment with any future senior unsecured indebtedness of Denver Parent that is not by its terms subordinated to the notes;
• effectively junior in right of payment to any future secured indebtedness of Denver Parent to the extent of the collateral securing that indebtedness; and

•

structurally subordinated and effectively junior in right of payment to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries that do not guarantee the notes, including, initially, Venoco and its subsidiaries (other than indebtedness and other liabilities owed to us).

As of March 31, 2014, after giving effect to the offering of the current notes and the application of the proceeds thereof as described under "Use of Proceeds":
• Denver Parent would have had no indebtedness outstanding other than the notes; and
• Venoco and its subsidiaries would have had:

•

approximately $869 million of total indebtedness and other liabilities, including $247 million outstanding under its revolving credit facility and $500 million aggregate principal amount outstanding of its 8.875% senior notes due 2019, all of which would have been structurally senior to the notes offered hereby; and

• approximately $17 million of available borrowing capacity under its revolving credit facility.
The indenture governing the notes permits us and our restricted subsidiaries, including Venoco, to incur additional indebtedness in some circumstances.
Optional Redemption

We may redeem the notes, in whole or in part, at any time prior to August 15, 2015, at a "make-whole" redemption price described under "Description of the Notes—Optional Redemption," together with any accrued and unpaid interest to the date of redemption. We may also redeem all or any part of the notes on and after August 15, 2015 upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth under "Description of the Notes—Optional Redemption," plus accrued and unpaid interest on the notes redeemed to the applicable redemption date.

We may also, at any time or from time to time before August 15, 2015, redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of one or more public or private equity offerings at a redemption price of 112.25% of the principal amount of the notes, plus any accrued and unpaid interest, if at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after such redemption and the redemption occurs within 90 days of the closing date of such equity offering.

Change of Control

In the event a change of control event occurs, each holder of notes may require us to repurchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest to the date of repurchase.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur, assume or guarantee additional indebtedness;
• pay dividends or distributions or redeem or repurchase capital stock;
• prepay, redeem or repurchase debt that is subordinate to the notes, except with the proceeds of an equity offering or certain permitted refinancings;
• make loans and other types of investments;
• incur liens;
• sell or otherwise dispose of assets, including capital stock of subsidiaries;
• consolidate or merge with or into, or sell substantially all of our assets to, another person;
• enter into transactions with affiliates; and
• enter into new lines of business.
These covenants are subject to important exceptions and qualifications that are described under "Description of the Notes."

At any time when the notes are rated investment grade by both Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, Inc. and no default or event of default has occurred and is continuing under the indenture, we and our subsidiaries will not be subject to many of the foregoing covenants.

Transfer Restrictions Absence of a Public Market for the Notes

The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system.

Risk Factors

You should refer to the section of this prospectus entitled "Risk Factors" on page 17 for a discussion of the factors you should carefully consider before deciding to invest in the notes, including factors affecting forward-looking statements.

SUMMARY HISTORICAL FINANCIAL DATA

        The following table presents summary historical financial data for the periods indicated. The historical financial information as of and for the year ended December 31, 2010 was derived from Venoco's audited financial statements, the historical financial information as of and for the years ended December 31, 2011, 2012 and 2013 was derived from Denver Parent's audited financial statements included herein and the historical financial information as of and for the three-month periods ended March 31, 2013 and 2014 was derived from Denver Parent's unaudited interim financial statements included herein. The financial information set forth below is not necessarily indicative of future results. In the opinion of management, our unaudited interim financial statements reflect all adjustments necessary to present fairly our financial position at March 31, 2013 and 2014 and our income and cash flows for the three-month periods ended March 31, 2013 and 2014. All such adjustments are of a normal recurring nature. We urge you to read the summary financial information set forth below in conjunction with the audited and unaudited financial statements included herein and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." No pro forma adjustments have been made for acquisitions and divestitures of oil and gas properties, which will affect the comparability of the data below.

        As a result of the going private transaction consummated on October 3, 2012, we and Venoco are entities under the common control of Mr. Marquez and his affiliates. Accordingly, the financial data presented below include the historical cost-basis consolidated financial statements of Venoco and its subsidiaries for 2010 and 2011 and the consolidated financial statements of Venoco and its subsidiaries as consolidated with Denver Parent for 2012 and 2013. Denver Parent was formed in 2012 and, therefore, had no activity in 2010 or 2011.

	Years Ended December 31,				Three Months Ended March 31,
	2010	2011	2012	2013	2013	2014
	(in thousands)
					(unaudited)
Statement of Operations Data:
Oil and natural gas sales	$290,608	$323,423	$350,426	$313,373	$85,959	$62,538
Other	4,684	5,355	6,090	4,129	1,304	459

Total revenues	295,292	328,778	356,516	317,502	87,263	62,997
Lease operating expense	84,255	94,100	91,888	77,786	18,531	19,468
Production and property taxes	6,701	6,376	9,688	3,521	1,127	1,736
Transportation expense	9,102	9,348	5,169	181	38	57
Depletion, depreciation and amortization	78,504	85,817	86,780	48,840	11,572	11,176
Accretion of asset retirement obligations	6,241	6,423	5,768	2,477	656	667
General and administrative, net of amounts capitalized	37,554	39,186	55,186	50,664	14,975	8,916

Total expenses	222,357	241,250	254,479	183,469	46,899	42,020

Income (loss) from operations	72,935	87,528	102,037	134,033	40,364	20,977
Interest expense, net	40,584	61,113	74,069	86,640	23,804	21,123
Amortization of deferred loan costs	2,362	2,310	2,997	4,754	1,365	1,077
Interest rate derivative losses (gains), net	31,818	1,083	—	—	—	—
Loss on extinguishment of debt	—	1,357	1,520	58,472	21,297	—
Commodity derivative losses (gains), net	(68,049)	(40,649)	72,949	12,607	3,343	(2,095)

Total financing costs and other	6,715	25,214	151,535	162,473	49,809	20,105

Income (loss) before income taxes	66,220	62,314	(49,498)	(28,440)	(9,445)	872
Income tax provision (benefit)	(1,300)	—	—	—	—	—

Net income (loss)	$67,520	$62,314	$(49,498)	$(28,440)	$(9,445)	$872

Cash Flow Data:
Cash provided (used) by:
Operating activities	$160,673	$125,496	$161,137	$84,834	$(6,767)	$(11,524)
Investing activities	(108,296)	(246,481)	(56,630)	(3,453)	61,141	(26,375)
Financing activities	(47,772)	124,126	(58,354)	(118,363)	(107,549)	41,983
Other Financial Data:
Capital expenditures	$211,621	$246,228	$228,054	$104,485	$28,574	$26,182
Balance Sheet Data (end of period):
Cash and cash equivalents	$5,024	$8,165	$54,818	$17,336	$1,143	$21,420
Property, plant and equipment, net	648,044	810,465	648,602	662,629	640,647	667,386
Total assets	750,923	929,744	849,903	736,719	707,920	747,807
Long-term debt, excluding current portion	633,592	686,958	909,190	953,501	927,881	998,827
Total stockholders' equity (deficit)	(84,237)	73,028	(351,836)	(376,423)	(361,290)	(373,951)

 SUMMARY OPERATING AND RESERVE INFORMATION

        The following table sets forth certain information regarding our historical average production volumes, average sales prices realized and certain expenses associated with sales of oil and natural gas for the periods indicated. We urge you to read this information in conjunction with the information contained in the financial statements and related notes included herein. The information set forth below is not necessarily indicative of future results. No pro forma adjustments have been made for acquisitions and divestitures of oil and gas properties, which will affect the comparability of the data below.

	Years Ended December 31,			Three Months Ended March 31,
	2011	2012	2013	2013	2014
Production Volume:
Oil (MBbls)(1)	2,441	2,940	3,180	811	655
Natural gas (MMcf)	23,923	20,430	1,724	873	269
MBOE(2)	6,428	6,345	3,467	957	700
Daily Average Production Volume:
Oil (Bbls/d)	6,688	8,033	8,712	9,011	7,278
Natural gas (Mcf/d)	65,542	55,820	4,723	9,700	2,989
BOE/d(2)	17,612	17,336	9,499	10,628	7,776
Oil Price per Bbl Produced (in dollars):
Realized price	$91.00	$97.28	$95.79	$99.71	$94.55
Realized commodity derivative gain (loss)	(2.48)	(10.32)	(7.66)	(10.79)	(5.38)

Net realized price	$88.52	$86.96	$88.13	$88.92	$89.17

Natural Gas Price per Mcf Produced (in dollars):
Realized price	$4.02	$2.88	$4.06	$3.71	$6.06
Realized commodity derivative gain (loss)	1.03	0.25	—	—	—

Net realized price	$5.05	$3.13	$4.06	$3.71	$6.06

Expense per BOE:
Lease operating expenses	$14.64	$14.48	$22.44	$19.36	$27.81
Production and property taxes	$0.99	$1.53	$1.02	$1.18	$2.48
Transportation expenses	$1.45	$0.81	$0.05	$0.04	$0.08
Depletion, depreciation and amortization	$13.35	$13.68	$14.09	$12.09	$15.97
General and administrative expense, net(3)	$6.10	$8.70	$14.61	$15.65	$12.74
Interest expense	$9.51	$11.67	$24.99	$24.87	$30.18

(1)
Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal). Revenue accruals for offshore properties are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on pipeline inventories, oil pipeline sales nominations, and prior to February 2012, the timing of barge deliveries and oil in tanks.

(2)
BOE is determined using the ratio of one barrel of oil or natural gas liquids to six Mcf of natural gas.

(3)
Net of amounts capitalized.

        See "Business and Properties—Production, Prices, Costs and Balance Sheet Information" beginning on page 57 for a presentation of reserves and production on a field-by-field basis for the periods shown above.

Non-GAAP Financial Measures and Reconciliations

PV-10

        The pre-tax present value of future net cash flows, or PV-10, is a non-GAAP measure because it excludes income tax effects. We believe that pre-tax cash flow amounts are useful for evaluative purposes since future income taxes, which are affected by a company's unique tax position and strategies, can make after-tax amounts less comparable. We derive PV-10 based on the present value of estimated future revenues to be generated from the production of proved reserves, net of estimated production and future development costs and future plugging and abandonment costs, using the twelve month arithmetic average of the first of the month prices without giving effect to hedging activities or future escalation, costs as of the date of estimate without future escalation, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion, amortization and impairment and income taxes, and discounted using an annual discount rate of 10%. The following table reconciles the standardized measure of future net cash flows to PV-10 as of the dates shown (in thousands):

	December 31,
	2011(1)	2012(2)	2013(3)
Standardized measure of discounted future net cash flows	$1,364,146	$1,157,452	$1,153,717
Add: Present value of future income tax discounted at 10%	442,355	352,281	304,185

PV-10	$1,806,501	$1,509,733	$1,457,902

(1)
Unescalated twelve month arithmetic average of the first day of the month posted prices of $96.19 per Bbl for oil and natural gas liquids and $4.12 per MMBtu for natural gas were adjusted for quality, energy content, transportation fees and regional price differentials to arrive at realized prices of $99.62 per Bbl for oil, $68.40 per Bbl for natural gas liquids and $4.05 per Mcf for natural gas, which were used in the determination of proved reserves at December 31, 2011.

(2)
Unescalated twelve month arithmetic average of the first day of the month posted prices of $94.71 per Bbl for oil and natural gas liquids and $2.76 per MMBtu for natural gas were adjusted as in note (1) above to arrive at realized prices of $101.39 per Bbl for oil, $55.15 per Bbl for natural gas liquids and $3.41 per Mcf for natural gas, which were used in the determination of proved reserves at December 31, 2012.

(3)
Unescalated twelve month arithmetic average of the first day of the month posted prices of $96.78 per Bbl for oil and natural gas liquids and $3.67 per MMBtu for natural gas were adjusted as in note (1) above to arrive at realized prices of $98.37 per Bbl for oil, $79.04 per Bbl for natural gas liquids and $4.41 per Mcf for natural gas, which were used in the determination of proved reserves at December 31, 2013.

RISK FACTORS

        An investment in the notes is subject to numerous risks, including those listed below. We urge you to carefully consider the following risks, along with the information provided elsewhere in this prospectus and the documents to which we refer you before deciding whether this investment is suitable for you. These risks could materially affect our ability to meet our obligations under the notes. You could lose all or part of your investment in, or fail to achieve the expected return on, the notes.

Risks Related to the Exchange Offer and the Notes

Late deliveries of current notes and other required documents could prevent a holder from exchanging its current notes.

        Holders are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for current notes will only occur upon completion of the procedures described in this prospectus under "The Exchange Offer." Therefore, holders of current notes who wish to exchange them for new notes should allow sufficient time for completion of the exchange procedure. Neither we nor the exchange agent is obligated to extend the offer or notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the new notes may be restricted.

        A broker-dealer that purchased current notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

There may not be a public market for the new notes, and you may find it difficult to sell your notes.

        You may find it difficult to sell your notes because an active trading market for the notes may not develop. We do not intend, and are under no obligation, to apply for listing on any securities exchange of the new notes. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be.

        If a market for the new notes does develop, it is possible that you will not be able to sell your notes at a particular time or that the prices that you receive when you sell will be unfavorable. It is also possible that any trading market that does develop for the notes will not be liquid. Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of companies in the oil and natural gas industry generally;

  •
  our ability to complete the offer to exchange the current notes for the new notes;

  •
  the interest of securities dealers in making a market for the notes;

  •
  prevailing interest rates; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. If a market for the new notes develops, it is possible that the market for the new notes will be subject to disruptions and price volatility. Any disruptions may have a negative effect on holders of the new notes, regardless of our operating performance, financial condition and prospects.

Risks Relating to Our Indebtedness and the Notes

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries.

        The notes are not guaranteed by any of Denver Parent's subsidiaries, including Venoco and its subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of Denver Parent's subsidiaries, including trade creditors. All obligations of Denver Parent's subsidiaries will have to be satisfied before any of the assets of the subsidiaries would be available for distribution, upon a liquidation or otherwise, to Denver Parent or its creditors, including the holders of the notes.

        As of March 31, 2014, after giving effect to the offering of the current notes and the application of the proceeds thereof as described under "Use of Proceeds", Venoco and its subsidiaries would have had total indebtedness and other liabilities, as determined in accordance with GAAP, of approximately $869 million, all of which would have been structurally senior to the notes. This total includes approximately $247 million outstanding under Venoco's secured revolving credit facility and $500 million in aggregate principal amount outstanding of Venoco's 8.875% senior notes due 2019. Venoco also would have had available borrowing capacity of approximately $17 million under its revolving credit facility. In addition, the indenture governing the notes will allow Venoco and its subsidiaries to incur additional indebtedness in some circumstances.

Denver Parent is a holding company and will be dependent on distributions from Venoco to pay its obligations on the notes.

        Denver Parent is a holding company with no business operations or assets other than the capital stock of Venoco. All of our operations are conducted through Venoco and its subsidiaries. Consequently, Denver Parent will be dependent on dividends, distributions, loans or other payments from Venoco and, indirectly, its subsidiaries, to make payments of principal and interest in cash on the notes. Denver Parent's subsidiaries are separate and distinct legal entities, and they will have no obligation, contingent or otherwise, to pay the amounts due under the notes or to make any funds available to Denver Parent to pay those amounts, whether by dividend, distribution, loan or other payments. You will not have any direct claim on the cash flows or assets of Denver Parent's direct and indirect subsidiaries.

        The ability of Denver Parent's subsidiaries to pay dividends and make other payments to Denver Parent will depend on their cash flows and earnings, which, in turn, will be affected by all of the factors discussed in "—Risks Related to Our Business and the Oil and Natural Gas Industry" below. The ability of Denver Parent's direct and indirect subsidiaries to pay dividends and make distributions to Denver Parent may be restricted by, among other things, applicable laws and regulations and by the terms of the agreements into which they enter. If Denver Parent is unable to obtain funds from its direct and indirect subsidiaries as a result of restrictions under their debt or other agreements, applicable laws and regulations or otherwise, Denver Parent may not be able to pay cash interest or principal on the notes when due. The terms of each of the credit agreement governing Venoco's revolving credit facility and the indenture governing its 8.875% senior notes, which are collectively referred to as Venoco's debt agreements, significantly restrict it from paying dividends and otherwise transferring assets to Denver Parent. As of March 31, 2014, after giving effect to the offering of the current notes and the application of the net proceeds thereof as described under "Use of Proceeds," Venoco would have been permitted to pay cash dividends to Denver Parent of approximately $179 million in the aggregate under the indenture governing the 8.875% senior notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Requirements" for a discussion of certain relevant terms of Venoco's debt agreements. We cannot assure you that the debt agreements and other agreements governing the current and future indebtedness of Denver Parent's direct and indirect subsidiaries will permit the subsidiaries to provide

Denver Parent with sufficient dividends, distributions, loans or other payments to pay cash interest or principal on the notes when due. In addition, under certain circumstances, legal restrictions may limit Denver Parent's ability to obtain cash from its subsidiaries. Under the Delaware General Corporation Law (the "DGCL"), our subsidiaries may only make dividends (i) out of their "surplus" as defined in the DGCL or (ii) if there is no such surplus, out of their net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under fraudulent transfer laws, our subsidiaries may not pay dividends if the relevant entity is insolvent or is rendered insolvent as a result of the dividend. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. While we believe that Venoco currently has surplus and is not insolvent, there can otherwise be no assurance that it will not become insolvent or will be permitted to make distributions in the future in compliance with these restrictions in amounts needed to service our indebtedness.

We have a substantial amount of debt and the cost of servicing, and risks related to refinancing, that debt could adversely affect our business. Those risks could increase if we incur more debt.

        We have a substantial amount of indebtedness, in part as a result of the financing required to complete the going private transaction. At March 31, 2014, we had total outstanding debt of $998.8 million, comprised of $247.0 million outstanding on Venoco's revolving credit facility, $500.0 million of Venoco's 8.875% senior notes and $251.8 million of Denver Parent's 12.25% / 13.00% senior PIK toggle notes. Interest obligations on our indebtedness are significant. Our debt bears interest at a weighted average interest rate of approximately 8.7% as of December 31, 2013. In 2013, we had interest expense of $86.6 million. We are pursuing a variety of measures to reduce our indebtedness, but these efforts may not be successful.

        Our level of indebtedness could have important effects on our business. For example, it could:

  •
  make it more difficult for us to satisfy our obligations under our debt agreements, including the notes, and increase the risk that we may default on our debt obligations, including the notes;

  •
  require us to dedicate a substantial portion of our cash flow from operations and certain types of transactions to payments on our debt, thereby reducing the amount of our cash flow available for working capital, capital expenditures, acquisition and other investment opportunities and other general business activities;

  •
  limit our flexibility in planning for, or reacting to, changes in commodity prices, our business or the oil and gas industry;

  •
  place us at a competitive disadvantage compared to our competitors that have lower debt service obligations and significantly greater operating and financing flexibility than we do;

  •
  limit our financial flexibility, including our ability to borrow additional funds on favorable terms or at all;

  •
  increase our vulnerability to general adverse economic and industry conditions; and

  •
  result in an event of default upon a failure to comply with financial covenants contained in our debt agreements which, if not cured or waived, could have a material adverse effect on our business, financial condition or results of operations.

        In addition, the increase in our indebtedness resulting from the going private transaction has made it more difficult for us to comply with certain covenants in our debt agreements. If our cash flow and other capital resources are insufficient to fund our obligations under our debt agreements, including the notes, on a current basis and at maturity or if we are otherwise unable to comply with the covenants in those agreements, we could attempt to refinance or restructure the debt or to repay the debt with the proceeds from an equity offering or from sales of assets. The proceeds of future borrowings, equity financings or asset sales may not be sufficient to refinance or repay the debt, and we may be unable to complete such transactions in a timely manner, on favorable terms, or at all. In addition, our debt agreements contain provisions that would limit our flexibility in responding to a shortfall in our expected liquidity by selling assets or taking certain other actions. For example, we could be required to use some or all of the proceeds of an asset sale to reduce amounts outstanding under our debt agreements in some circumstances. Any refinancing that requires the use of cash could require us to reduce or delay planned capital expenditures. In addition, there is no market for our common stock, and this would likely make any equity financing transaction more difficult. There can be no assurance that any such strategies could be implemented on satisfactory terms, if at all. Further, if a default occurs under one debt agreement, this could cause a cross default under other debt agreements.

        We also face a refinancing risk. Significant amounts of our indebtedness do not require current payments of principal, but are payable in full on maturity. Cash flow from operations may not be sufficient to repay, and may be insufficient to support any new indebtedness necessary to refinance, the outstanding balance on our debt when it matures. Global capital markets have experienced a severe contraction in the availability of debt financing in the recent past. Financial effects of this crisis were exacerbated in the oil and natural gas industry by the effect of volatile commodity prices. The ability to pay principal and interest on our debt, including the notes, and to refinance our debt upon maturity, will depend not only upon our financial and operating performance, but on the state of the global economy, credit markets and commodity prices during the period through the time of refinancing, many of which are factors over which we have no control. There can be no assurances that we will be able to make principal and interest payments on our indebtedness, including the notes, and to refinance our indebtedness at maturity as needed. If we are unable to satisfy our obligations under our debt agreements, our creditors could elect to declare some or all of our debt to be immediately due and payable, the lenders under the revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

Despite our current level of indebtedness, we may still be able to incur additional indebtedness. This could exacerbate the risks associated with our substantial indebtedness.

        We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes limit, but do not prohibit, us or our subsidiaries from incurring additional indebtedness, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our business, subject to collateral arrangements. This may have the effect of reducing the amount of proceeds paid to you. These restrictions will also not prevent us from incurring obligations that do not constitute indebtedness. In addition, the terms of the indenture governing the notes and Venoco's debt agreements allow it to incur significant additional indebtedness, all of which would be structurally senior to the notes, as described in "—Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries." If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Covenants in agreements governing our debt restrict our ability to engage in certain activities and, if we are in default on our covenants and the loans are accelerated, we may not be able to make payments on our indebtedness, including the notes.

        Our debt agreements, including the indenture governing the notes offered hereby, Venoco's revolving credit facility, and the indenture governing Venoco's 8.875% senior notes due 2019, will restrict our ability to, among other things:

  •
  incur, assume or guarantee additional indebtedness;

  •
  pay dividends or distributions or redeem or repurchase capital stock;

  •
  prepay, redeem or repurchase debt other than debt under the revolving credit facility;

  •
  make loans and other types of investments;

  •
  incur liens;

  •
  sell or otherwise dispose of assets, including capital stock of subsidiaries;

  •
  consolidate or merge with or into, or sell substantially all of our assets to, another person;

  •
  enter into transactions with affiliates; and

  •
  enter into new lines of business.

        In addition, Venoco's revolving credit facility contains certain covenants, which, among other things, require the maintenance of a minimum current ratio and a maximum debt to EBITDA ratio (as defined in the agreement). Our ability to meet other covenants and requirements may also be affected by events beyond our control, and we cannot assure you that we will satisfy such covenants and requirements.

        Any default under our debt agreements, including a default under Venoco's revolving credit facility, that is not waived by the required lenders could make us unable to pay amounts due with respect to the notes and substantially decrease the market value of the notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed under the relevant debt agreement to be due and payable, together with accrued and unpaid interest. In addition, the lenders under Venoco's revolving credit facility could elect to terminate their commitments under the facility and cease making further loans. Moreover, each of Venoco's debt agreements and the indenture governing the notes contain cross-default or cross-acceleration provisions that would be triggered by the occurrence of a default or acceleration under other debt agreements. If the payment of our indebtedness is accelerated, there can be no assurance that our assets would be sufficient to repay that indebtedness in full and any other indebtedness that would become due as a result of the acceleration.

        If our operating performance declines, we may in the future need to obtain waivers from the required lenders under Venoco's revolving credit facility to avoid being in default, and we may not be able to obtain those waivers. If this occurs, we would be in default under Venoco's revolving credit facility, the lenders could exercise their rights and the lenders under our indentures could exercise their cross-default or cross-acceleration rights as described above.

The notes will be Denver Parent's senior unsecured obligations. As such, the notes will be effectively subordinated to any future secured debt of Denver Parent.

        The notes will constitute senior unsecured debt and will rank effectively junior in right of payment to any future secured indebtedness of Denver Parent, to the extent of the collateral securing that indebtedness. If Denver Parent issues any secured debt in the future and we are involved in any dissolution, liquidation or reorganization, Denver Parent's secured debt holders would be paid in full before you receive any amounts due under the notes to the extent of the value of the assets securing their debt. In that event, you may not be able to recover any principal or interest you are due under the notes.

We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all of the outstanding notes at 101% of their outstanding principal amount, plus accrued and unpaid interest to the purchase date, unless the notes have been previously called for redemption. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources. The source of funds for any purchase of the notes would be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets or sales of equity. In the event we need to rely on additional financing from third parties to fund any such purchases, we may be unable to obtain financing on satisfactory terms or at all. Additionally, the terms of Venoco's debt agreements may prohibit our subsidiaries from funding a repurchase of the notes upon a change of control. Further, under Venoco's revolving credit facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the facility and terminate their commitments to lend, and upon a change of control we will also be required to offer to purchase Venoco's senior notes at 101% of their outstanding principal amount, which factors may negatively impact our ability to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and the Venoco senior notes and events of default and potential breaches under Venoco's revolving credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

        In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a "change of control" that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings, financial condition or the value of the notes. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of "substantially all" of our assets.

        The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Many of the covenants contained in the indenture will not be applicable during any period in which the notes are rated investment grade by both Standard & Poor's and Moody's and in which no default or event of default has occurred and is continuing.

        Many of the covenants in the indenture governing the notes will not apply to us during any period in which the notes are rated investment grade by both Standard & Poor's and Moody's, and in which no default or event of default has occurred and is continuing. The covenants restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force, and the effects of any such actions that we take while these covenants are not in force will be permitted to remain in place even if the notes are subsequently downgraded below investment grade and the covenants are reinstated. See "Description of the Notes—Covenant Suspension."

If Denver Parent is not permitted to receive sufficient funds to pay cash interest on the notes offered hereby, interest on the notes may be paid in PIK interest rather than cash, which will increase the amount of our indebtedness and would exacerbate the risks associated with our high level of indebtedness.

        We will be required to pay interest on the notes entirely in cash unless the conditions described in this prospectus are satisfied, in which case Denver Parent will be entitled to pay, to the extent described herein, PIK interest. See "Description of the Notes—Principal, Maturity and Interest" beginning on page 116. In addition, our debt agreements and the indenture governing the notes allow our subsidiaries to utilize amounts that would otherwise be available to pay cash dividends to us for purposes such as making restricted investments, capital expenditures and prepaying subordinated indebtedness and, subject to certain limitations, making cash dividends to and other payments in respect of equityholders, and such uses would reduce the amounts available to pay dividends to us in order to pay cash interest on the notes. The indenture governing the notes does not restrict the ability of Denver Parent's subsidiaries to use such dividends payment capacity for such alternative uses. See "Description of the Notes—Principal, Maturity and Interest." As a result, we cannot assure you that we will be required (or able) to make cash interest payments on the notes, and holders of the notes could potentially receive no cash interest on the notes for interest periods other than the initial and final periods. The payment of interest through PIK interest will increase the amount of Denver Parent's indebtedness and would exacerbate the risks associated with our high level of indebtedness.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase.

        Borrowings under Venoco's revolving credit facility bear interest at variable rates and therefore expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

The current notes were, and the new notes will be, issued with original issue discount for U.S. federal income tax purposes, and you will be required to pay U.S. federal income tax on the notes even if we do not pay cash interest.

        The current notes were, and the new notes will be, issued with original issue discount for U.S. federal income tax purposes. As a result, U.S. holders, whether on the cash or accrual method of tax accounting, will be required to include original issue discount on a constant yield to maturity basis for U.S. federal income tax purposes, potentially in advance of the receipt of cash payments to which such income is attributable.

Risks Related to Our Business and the Oil and Natural Gas Industry

Commodity prices are volatile and change for reasons that are beyond our control. Decreases in the price we receive for our production adversely affect our business, financial condition, results of operations and liquidity.

        Declines in the prices we receive for our production adversely affect many aspects of our business, including our financial condition, revenues, results of operations, liquidity, rate of growth and the carrying value of our properties, all of which depend primarily or in part upon those prices. For example, due in significant part to lower commodities prices, our revenues from oil and natural gas sales and cash flow from operations declined 52% and 44%, respectively, in 2009 compared to 2008. Declines in the prices we receive for our oil and natural gas also adversely affect our ability to finance capital expenditures, make acquisitions, raise capital and satisfy our financial obligations. For example, continued depressed natural gas prices caused us to reduce our drilling activity in the Sacramento Basin from 93 wells spud in 2010 to 40 wells in 2011 and four wells in 2012. Although our exposure to natural gas prices is significantly reduced following the completion of the Sacramento Basin asset sale, a future decline in oil prices could have similar consequences. In addition, declines in prices reduce the amount of oil and natural gas that we can produce economically and the estimated value of that production and, as a result, adversely affect our estimated proved reserves. Among other things, a reduction in our reserves can limit the capital available to us, as the maximum amount of available borrowing under Venoco's revolving credit facility is, and the availability of other sources of capital likely will be, based to a significant degree on the estimated quantities and value of those reserves.

        Commodity prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Prices have historically been volatile and are likely to continue to be volatile in the future. The prices of oil and natural gas are affected by a variety of factors that are beyond our control, including changes in global supply and demand for oil and natural gas, domestic and foreign governmental regulations and taxes, the level of global oil and natural gas exploration activity and inventories, the price, availability and consumer acceptance of alternative fuel sources, the availability of refining capacity, technological advances affecting energy consumption, weather conditions, speculative activity, financial and commercial market uncertainty and worldwide economic conditions.

        In addition to factors affecting the price of oil and natural gas generally, the prices we receive for our production is affected by factors specific to us and to the local markets where the production occurs. Pricing can be influenced by, among other things, local or regional supply and demand factors (such as refinery or pipeline capacity issues, trade restrictions and governmental regulations) and the terms of our sales contracts.

        The prices we receive for our production are also affected by the specific characteristics of the production relative to production sold at benchmark prices. For example, our California oil typically has a lower gravity, and a portion has higher sulfur content, than oil sold at certain benchmark prices. Therefore, because our oil requires more complex refining equipment to convert it into high value products, it may sell at a discount to those prices. This discount, or differential, varies over time and can be affected by factors that do not have the same impact on the price of premium grade light oil. We cannot predict how the differential applicable to our production will change in the future, and it is possible that it will increase. The difficulty involved in predicting the differential also makes it more difficult for us to effectively hedge our production. Many of our hedging arrangements are based on benchmark prices and therefore do not protect us from adverse changes in the differential applicable to our production.

Our planned operations will require additional capital that may not be available.

        Our business is capital intensive, and requires substantial expenditures to maintain currently producing wells, to make the acquisitions and/or conduct the exploration, exploitation and development activities necessary to replace our reserves, to pay expenses and to satisfy our other obligations. In recent years, we have chosen to pursue projects that required capital expenditures in excess of cash flow from operations. That fact has made us dependent on external financing to a greater degree than many of our competitors. Our substantial existing indebtedness increases the risk that external financing will not be available to us when needed and requires that we use a significant portion of our cash flows to service our debt. If we reduce our capital spending in an effort to conserve cash, this would likely result in production being lower than anticipated, and could result in reduced revenues, cash flow from operations and income.

It may be difficult or impossible for us to finance our operations through the incurrence of additional indebtedness.

        We have relied on borrowings under Venoco's revolving credit facility to finance our operations in some recent periods. Lenders may not fund borrowings under the facility when we request them to do so. In 2009, a former lender under the facility, Lehman Commercial Paper, Inc., ceased funding amounts under the facility as a result of the bankruptcy of its parent company, Lehman Brothers Holdings Inc. Existing or future lenders under the revolving credit facility may face similar issues. Venoco's ability to borrow under the facility may also be limited if it is unable, or runs a significant risk of becoming unable, to comply with the financial covenants that it is required to satisfy under the facility. In particular, it may be difficult to maintain compliance with the maximum debt to EBITDA (as defined in the agreement) ratio in the future if Venoco borrows a significant portion of the available capacity under the facility and/or its EBITDA is adversely affected by operational problems, counterparties' failure to perform under hedge agreements or other factors. In addition, the borrowing base under the facility is subject to redetermination periodically and from time to time in the lenders' discretion. Borrowing base reductions may occur with respect to the revolving credit facility as a result of unfavorable changes in commodity prices, asset sales, performance issues or other events. In addition to reducing the capital available to finance our operations, a reduction in the borrowing base could cause Venoco to be required to repay amounts outstanding under the facility in excess of the reduced borrowing base, and the funds necessary to do so may not be available at that time.

        Sources of external debt financing other than revolving credit facility borrowings may not be available when needed on acceptable terms or at all, especially during periods in which financial market conditions are unfavorable. Our ability to incur additional indebtedness will be limited under the terms of the revolving credit facility, the indenture governing Venoco's 8.875% senior notes and the indenture governing Denver Parent's 12.25% / 13.00% senior PIK toggle notes, which we refer to collectively as our debt agreements (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources and Requirements"). In addition, if we finance our operations through borrowings under Venoco's revolving credit facility or other additional indebtedness, the risks that we now face relating to our current debt level would intensify, and it may be more difficult to satisfy our existing financial obligations.

Our estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or the relevant underlying assumptions will materially affect the quantity and present value of our reserves.

        The reserve data included in this prospectus represent estimates only. Estimating quantities of proved oil and natural gas reserves is a complex process. It requires interpretations of available technical data and various estimates, including estimates based upon assumptions relating to economic factors, such as future commodity prices, production costs, severance and excise taxes and availability of capital, estimates of required capital expenditures and workover and remedial costs, and the assumed effect of governmental regulation. The assumptions underlying our estimates of our proved reserves could prove to be inaccurate, and any significant inaccuracy could materially affect, among other things, future estimates of our reserves, the economically recoverable quantities of oil and natural gas attributable to our properties, the classifications of reserves based on risk of recovery and estimates of our future net cash flows.

        Additionally, SEC rules require that, subject to limited exceptions, proved undeveloped reserves may only be recorded if they relate to wells scheduled to be drilled within five years after the date of booking. This rule has limited and may continue to limit our ability to record additional proved undeveloped reserves as we pursue our drilling program. Moreover, we may be required to write down our proved undeveloped reserves if we do not drill those wells within the required five-year timeframe.

        At December 31, 2013, 32% of our estimated proved reserves were proved undeveloped and 2% were proved developed non-producing. Estimation of proved undeveloped reserves and proved developed non-producing reserves is almost always based on analogy to existing wells as contrasted with the performance data used to estimate producing reserves. Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. Revenues from estimated proved undeveloped reserves and proved developed non-producing reserves will not be realized until some time in the future, if at all.

        You should not assume that the present values referred to in this prospectus represent the current market value of our estimated oil and natural gas reserves. The timing and success of the production and the expenses related to the development of oil and natural gas properties, each of which is subject to numerous risks and uncertainties, will affect the timing and amount of actual future net cash flows from our proved reserves and their present value. In addition, our PV-10 estimates are based on assumed future prices and costs. Actual future prices and costs may be materially higher or lower than the assumed prices and costs. Further, the effect of derivative instruments is not reflected in these assumed prices. Also, the use of a 10% discount factor to calculate PV-10 may not necessarily represent the most appropriate discount factor given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

Oil and natural gas exploration, exploitation and development activities may not be successful and could result in a complete loss of a significant investment.

        Exploration, exploitation and development activities are subject to many risks. For example, new wells we drill may not be productive and we may not recover all or any portion of our investment in such wells. Similarly, previously producing wells that are returned to production after a period of being shut in may not produce at levels that justify the expenditures made to bring the wells back on line. Drilling for oil and natural gas often involves unprofitable efforts, not only from dry holes but also from wells that are productive but do not produce sufficient oil or natural gas to return a profit at then realized prices after deducting drilling, operating and other costs. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or natural gas is present or that it can be produced economically. In addition, the cost of exploration, exploitation and development activities is subject to numerous uncertainties, and cost factors can adversely affect the economics of a project. Further, our exploration, exploitation and development activities may be curtailed, delayed or canceled as a result of numerous factors, including:

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  title problems;

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  problems in delivery of our oil and natural gas to market;

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  pressure or irregularities in geological formations;

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  equipment failures or accidents;

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  adverse weather conditions;

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  reductions in oil and natural gas prices;

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  compliance with environmental and other governmental requirements, including with respect to permitting issues; and

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  costs of, or shortages or delays in the availability of, drilling rigs, equipment, qualified personnel and services.

        Dry holes and other unsuccessful or uneconomic exploration, exploitation and development activities adversely affect our cash flow, profitability and financial condition, and can adversely affect our reserves.

Drilling results in emerging plays, such as the onshore Monterey shale, are subject to heightened risks.

        Our drilling results in emerging areas are more uncertain than drilling results in areas that are developed and producing. Because emerging plays have limited or no production history, our ability to use past drilling results in those areas to help predict our future drilling results is limited. In addition, part of our drilling strategy to maximize recoveries from the onshore Monterey shale formation may involve drilling and/or completion techniques that have proven to be successful in other shale formations. These drilling and completion strategies and techniques may require greater amounts of capital investment than those used in more established plays. The ultimate success of these drilling and completion strategies and techniques will be better evaluated over time as more wells are drilled and production profiles are better established. If drilling success rates or production are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations or other operational problems, the value of our position in the affected area will decline, our results of operations, financial condition and liquidity will be adversely impacted and we could incur material write-downs of unevaluated properties.

The marketability of our production is dependent upon gathering systems, transportation facilities and processing facilities that we do not control. When these facilities or systems are unavailable, our operations can be interrupted and our revenues reduced.

        The marketability of our oil and natural gas production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems, processing facilities and related infrastructure and services owned by third parties. In general, we do not control these assets or services and our access to them may be limited or denied due to circumstances beyond our control. A significant disruption in the availability of these assets or services could adversely impact our ability to deliver to market the oil and natural gas we produce and thereby cause a significant interruption in our operations. In some cases, our ability to deliver to market our oil and natural gas is dependent upon coordination among third parties who own or provide facilities or services we use, and any inability or unwillingness of those parties to coordinate efficiently could also interrupt our operations. These are risks for which we generally do not maintain insurance.

Our hedging arrangements involve credit risk and may limit future revenues from price increases, result in financial losses or reduce our income.

        To reduce our exposure to commodity price fluctuations, we enter into hedging arrangements with respect to a substantial portion of our production. See "Quantitative and Qualitative Disclosures About Market Risk" for a summary of our hedging activity. Hedging arrangements expose us to risk of financial loss in some circumstances, including when:

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  production is less than expected;

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  a counterparty to a hedging contract fails to perform under the contract; or

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  there is a change in the expected differential between the underlying price in the hedging contract and the actual prices received.

        A significant percentage of our cash flow in some prior periods resulted from payments made to us by our hedge counterparties. If hedge counterparties are unable to make payments to us under our hedging arrangements, our results of operation, financial condition and liquidity would be adversely affected. In addition, the uncertainties associated with our hedging programs are greater than those of many of our competitors because the price of the heavy oil that we produce in California is subject to risks that are in addition to the price risk associated with premium grade light oil. Also, our working capital could be impacted if we enter into derivative arrangements that require cash collateral and commodity prices subsequently change in a manner adverse to us. The obligation to post cash or other collateral could, if imposed, adversely affect our liquidity.

        Moreover, we have experienced, and may continue to experience, substantial realized and unrealized losses relating to our hedging arrangements. Realized commodity derivative gains or losses represent the difference between the strike prices set forth in hedging contracts settled during the relevant period and the ultimate settlement prices. We incur a realized commodity derivative loss when a contract is settled at a price above the strike price. Losses of this type reflect the limit our hedging arrangements impose on the benefits we would otherwise have received from an increase in the price of oil or natural gas during the period. Unrealized commodity derivative gains and losses represent the change in the fair value of our open derivative contracts from period to period. We incur an unrealized commodity derivative loss when the futures price used to estimate the fair value of a contract at the end of the period rises. We may experience more volatility in our commodity derivative gains and losses than many of our competitors because we do not designate our derivatives as cash flow hedges for accounting purposes and because we hedge a larger percentage of our production than some of our competitors.

We are subject to complex laws and regulations, including environmental laws and regulations, that can adversely affect the cost, manner and feasibility of doing business and limit our growth.

        Our operations and facilities are subject to extensive federal, state and local laws and regulations relating to exploration for, and the exploitation, development, production and transportation of, oil and natural gas, as well as environmental, safety and other matters. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, may harm our business, results of operations and financial condition. Laws and regulations applicable to us include those relating to:

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  land use restrictions, which are particularly strict along the coast of southern California where many of our operations are located;

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  drilling bonds and other financial responsibility requirements;

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  spacing of wells;

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  emissions into the air;

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  unitization and pooling of properties;

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  habitat and endangered species protection, reclamation and remediation;

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  the containment and disposal of hazardous substances, oil field waste and other waste materials;

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  the use of underground storage tanks;

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  transportation and drilling permits;

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  the use of underground injection wells, which affects the disposal of water from our wells;

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  safety precautions;

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  hydraulic fracturing (including limitations on the use of this technology);

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  the prevention of oil spills;

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  the closure of production facilities;

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  operational reporting; and

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  taxation and royalties.

        Under these laws and regulations, we could be liable for:

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  personal injuries;

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  property and natural resource damages;

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  releases or discharges of hazardous materials;

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  well reclamation costs;

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  oil spill clean-up costs;

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  other remediation and clean-up costs;

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  plugging and abandonment costs, which may be particularly high in the case of offshore facilities;

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  governmental sanctions, such as fines and penalties; and

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  other environmental damages.

        Any noncompliance with these laws and regulations could subject us to material administrative, civil or criminal penalties or other liabilities, including suspension or termination of operations. We were, until recently, a defendant in a series of lawsuits alleging, among other things, that air, soil and water contamination from the oil and natural gas facility at our Beverly Hills field caused the plaintiffs to develop cancer or other diseases or to sustain related injuries. See "Legal Proceedings—Beverly Hills Litigation." Similar suits and/or related indemnity claims in the future could have a material adverse effect on our financial condition. Moreover, compliance with applicable laws and regulations could require us to delay, curtail or terminate existing or planned operations.

        Some environmental laws and regulations impose strict liability. Strict liability means that in some situations we could be exposed to liability for clean-up costs and other damages as a result of conduct that was lawful at the time it occurred and without negligence on our part or for the conduct of prior operators of properties we have acquired or other third parties, including, in some circumstances, operators of properties in which we have an interest and parties that provide transportation services for us. Similarly, some environmental laws and regulations impose joint and several liability, meaning that we could be held responsible for more than our share of a particular reclamation or other obligation, and potentially the entire obligation, where other parties were involved in the activity giving rise to the liability. In addition, we may be required to make large and unanticipated capital expenditures to comply with applicable laws and regulations, for example by installing and maintaining pollution control devices. Similarly, our plugging and abandonment obligations will be substantial and may be more than our estimates. Compliance costs are relatively high for us because many of our properties are located offshore California and in other environmentally sensitive areas and because California environmental laws and regulations are generally very strict. It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental matters, but they will be material. Environmental risks are generally not fully insurable.

Changes in applicable laws and regulations could increase our costs, reduce demand for our production, impede our ability to conduct operations or have other adverse effects on our business.

        Future changes in the laws and regulations to which we are subject may make it more difficult or expensive to conduct our operations and may have other adverse effects on us. For example, the EPA has issued a notice of finding and determination that emissions of carbon dioxide, methane and other greenhouse gases ("GHG") present an endangerment to human health and the environment, which allows EPA to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act. EPA has begun to implement GHG-related reporting and permitting rules. Similarly, the U.S. Congress has considered and may in the future consider "cap and trade" legislation that would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission "allowances" corresponding to their annual emissions of GHGs. On September 27, 2006, California's governor signed into law Assembly Bill (AB) 32, known as the "California Global Warming Solutions Act of 2006," which established a statewide cap on GHGs designed to reduce the state's GHG emissions to 1990 levels by 2020 and establishes a "cap and trade" program. The California Air Resources Board adopted regulations that went into effect on January 1, 2012. These regulations are not expected to directly impact our operations as the first phase, beginning in 2012, includes major industrial sources and utilities, while the second phase, which starts in 2015, will address distributors of transportation fuels, natural gas, and other fuels. We will continue to monitor the implementation of these regulations through industry trade groups and other organizations in which we are a member. Any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs and could have an adverse effect on demand for our production.

        Additionally, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Reform Act, among other things, imposes restrictions on the use and trading of certain derivatives, including energy derivatives. The nature and scope of those restrictions is in the process of being determined in significant part through implementing regulations adopted by the SEC, the Commodities Futures Trading Commission and other regulators. If, as a result of the Reform Act or its implementing regulations, capital or margin requirements or other limitations relating to our commodity derivative activities are imposed, this could have an adverse effect on our ability to implement our hedging strategy. In particular, a requirement to post cash collateral in connection with our derivative positions, which are currently collateralized on a non-cash basis by our oil and natural gas properties and other assets, would likely make it impracticable to implement our current hedging strategy or to meet the hedging requirements contained in our revolving credit agreement. In addition, requirements and limitations imposed on our derivative counterparties could increase the costs of pursuing our hedging strategy, in part because there may be fewer counterparties participating in the market. We are more vulnerable to the adverse consequences of changes in laws and regulations relating to derivatives than many of our competitors because we hedge a relatively large proportion of our expected production and because our hedging strategy is integral to our overall business strategy.

        Following the Deepwater Horizon well blowout in the Gulf of Mexico, the Secretary of the U.S. Department of Interior imposed a drilling moratorium in May 2010, which delayed a planned redrill of an inactive well from Platform Gail. That moratorium was subsequently lifted for fixed-leg platforms like Platform Gail. However, additional moratoria, or similar rules promulgated by other governmental authorities, could have significant impacts on our operations in the future. In addition, the U.S. Department of Interior has experienced significant delays in processing permit applications for new drilling projects. Delays in the government's permitting process could have significant impacts on the industry as a whole and our future results of operations.

        In addition, we have on occasion in the past engaged in activities involving the use of hydraulic fracturing, and could use hydraulic fracturing to a greater extent in the future. Hydraulic fracturing is a process that creates a fracture extending from the well bore in a rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. Fractures typically are created through the injection of water and chemicals into the rock formation. Several federal entities, including the EPA, also have recently asserted potential regulatory authority over hydraulic fracturing, and the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities, with the results of the study anticipated to be available for review in 2014. Moreover, the EPA also is studying the potential impact of wastewater derived from hydraulic fracturing activities and by 2014 plans to propose standards that such wastewater must meet before being transported to a treatment plant. Other federal agencies have examined and are continuing to examine hydraulic fracturing, including the U.S. Department of Energy, the U.S. Government Accountability Office and the White House Council for Environmental Quality. In May 2013, the BLM published a supplemental notice of proposed rulemaking that would regulate hydraulic fracturing on federal and Indian lands, replacing a prior draft of proposed rulemaking issued by the agency in May 2012. Among other things, the revised proposed rule would continue to require public disclosure of certain chemicals used in hydraulic fracturing on federal and Indian lands, confirmation that wells used in fracturing operations meet appropriate construction standards, and development of appropriate plans for managing flowback water that returns to the surface. In addition, Congress has considered, and may in the future consider, legislation that would amend the SDWA to encompass hydraulic fracturing activities. Past proposed legislation would have required hydraulic fracturing operations to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, including disclosure of chemicals used in the fracturing process, and meet plugging and abandonment requirements. If such legislation is adopted in the future, it would establish an additional level of regulation and impose additional costs on our operations.

        Also, some states have adopted, and other states are considering adopting, requirements that could restrict or impose additional requirements relating to hydraulic fracturing in certain circumstances. For example, in 2011, Texas enacted HB 3328, which requires the well-by-well public disclosure of all the constituent chemicals, compounds and water volume contained in fluids used for hydraulic fracturing. On September 20, 2013, California enacted Senate Bill 4, which requires the DOGGR to promulgate regulations no later than January 1, 2015, regulating well stimulation operations, including hydraulic fracturing and certain acid stimulation treatments. Under the law, the state must complete an environmental impact report (EIR) analyzing the effects of hydraulic fracturing statewide, a process which DOGGR has initiated. Effective January 1, 2014, the DOGGR issued interim regulations implementing many of the requirements of Senate Bill 4, including the requirements that operators notify DOGGR of well stimulation treatments and disclose various types of operational data, including the chemical composition of well stimulation fluids. The interim regulations also require operators to notify neighboring landowners of well stimulation operations and to conduct water well testing if requested by neighboring landowners. Operators also are required to evaluate and test the casing, tubing, and cement lining of the well borehole to ensure that the well's construction is more than adequate to withstand hydraulic fracturing operations. In addition, operators are required to ensure that all potentially productive zones, zones capable of over pressurizing the surface casing annulus, or corrosive zones are isolated and sealed to prevent vertical migration of gases or fluids behind the casing. The interim regulations also require operators to monitor and test the well during and after hydraulic fracturing operations to verify that well failure has not occurred. Our current operations do not fall within the scope of Senate Bill 4 or the interim regulations. However, we will continue to monitor regulatory developments in this area.

        Additionally, effective June 4, 2013, an information gathering rule adopted by the South Coast Air Quality Management District ("SCAQMD"), SCAQMD Rule 1148.2 requires well operators of onshore wells in SCAQMD's jurisdiction to notify SCAQMD before undertaking certain activities at wells, including hydraulic fracturing, and then to report information regarding chemical usage and operational data regarding those well activities. SCAQMD anticipates reviewing the information gathered under SCAQMD Rule 1148.2 and developing regulations if necessary to protect air quality. If SCAQMD develops regulations regarding well activities, including hydraulic fracturing, our operating costs could increase.

        Various counties and municipalities around the country have passed laws restricting or prohibiting hydraulic fracturing. Our operations currently are not impacted by such laws. However, there is a risk that our operations could be adversely impacted by such laws in the future. We will continue to monitor developments in this area.

        We could also be adversely affected by future changes to applicable tax laws and regulations. For example, proposals have been made to amend federal and/or California law to impose "windfall profits," severance or other taxes on oil and natural gas companies. If any of these proposals become law, our costs would increase, possibly materially. Significant financial difficulties currently facing the State of California may increase the likelihood that one or more of these proposals will become law.

        President Obama has made proposals that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could defer or eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition and results of operations.

Our business involves significant operating risks that could adversely affect our production and could be expensive to remedy. We do not have insurance to cover all of the risks that we may face.

        Our operations are subject to all the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including:

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  well blowouts;

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  cratering and explosions;

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  pipe failures and ruptures;

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  pipeline accidents and failures;

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  casing collapses;

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  fires;

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  mechanical and operational problems that affect production;

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  formations with abnormal pressures;

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  uncontrollable flows of oil, natural gas, brine or well fluids; and

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  releases of contaminants into the environment.

        Our offshore operations are further subject to a variety of operating risks specific to the marine environment, including a dependence on a limited number of gas and water injection wells and electrical transmission lines. Moreover, because we operate in California, we are also susceptible to risks posed by natural disasters such as earthquakes, mudslides, fires and floods.

        In addition to lost production and increased costs, these hazards could cause serious injuries, fatalities, contamination or property damage for which we could be held responsible. The potential consequences of these hazards are particularly severe for us because a significant portion of our operations are conducted offshore and in other environmentally sensitive areas, including areas with significant residential populations. We do not maintain insurance in amounts that cover all of the losses to which we may be subject, and the insurance we have may not continue to be available on acceptable terms. Moreover, some risks we face are not insurable. Also, we could in some circumstances have liability for actions taken by third parties over which we have no or limited control, including operators of properties in which we have an interest. The occurrence of an uninsured or underinsured loss could result in significant costs that could have a material adverse effect on our financial condition and liquidity. In addition, maintenance activities undertaken to reduce operational risks can be costly and can require exploration, exploitation and development operations to be curtailed while those activities are being completed.

A failure to complete successful acquisitions would limit our growth.

        Because our oil and natural gas properties are depleting assets, our future reserves, production volumes and cash flows depend on our success in developing and exploiting our current reserves efficiently and finding or acquiring additional recoverable reserves economically. Acquiring additional oil and natural gas properties, or businesses that own or operate such properties, when attractive opportunities arise is an important component of our strategy. Our focus on the California market reduces the pool of suitable acquisition opportunities. Also, our substantial level of indebtedness and the lack of any market for our common stock will limit our ability to make future acquisitions. If we do identify an appropriate acquisition candidate, we may be unable to negotiate mutually acceptable terms with the seller, finance the acquisition or obtain the necessary regulatory approvals. If we are unable to complete suitable acquisitions, it will be more difficult to replace our reserves, and an inability to replace our reserves would have a material adverse effect on our financial condition and results of operations.

Acquisitions involve a number of risks, including the risk that we will discover unanticipated liabilities or other problems associated with the acquired business or property.

        In assessing potential acquisitions, we typically rely to a significant extent on information provided by the seller. We independently review only a portion of that information. In addition, our review of the business or property to be acquired will not be comprehensive enough to uncover all existing or potential problems that could affect us as a result of the acquisition. Accordingly, it is possible that we will discover problems with an acquired business or property that we did not anticipate at the time we completed the transaction. These problems may be material and could include, among other things, unexpected environmental problems, title defects or other liabilities. When we acquire properties on an "as-is" basis, we have limited or no remedies against the seller with respect to these types of problems.

        The success of any acquisition we complete will depend on a variety of factors, including our ability to accurately assess the reserves associated with the acquired properties, future oil and natural gas prices and operating costs, potential environmental and other liabilities and other factors. These assessments are necessarily inexact. As a result, we may not recover the purchase price of a property from the sale of production from the property or recognize an acceptable return from such sales. In addition, we may face greater risks to the extent we acquire properties in areas outside of California, because we may be less familiar with operating, regulatory and other issues specific to those areas.

        Our ability to achieve the benefits we expect from an acquisition will also depend on our ability to efficiently integrate the acquired operations with ours. Our management may be required to dedicate significant time and effort to the integration process, which could divert its attention from other business concerns. The challenges involved in the integration process may include retaining key employees and maintaining key employee morale, addressing differences in business cultures, processes and systems and developing internal expertise regarding the acquired properties.

Competition in the oil and natural gas industry is intense and may adversely affect our results of operations.

        We operate in a competitive environment for acquiring properties, marketing oil and natural gas, integrating new technologies and employing skilled personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be willing and able to pay more for oil and natural gas properties than our financial resources permit, and may be able to define, evaluate, bid for and purchase a greater number of properties. Our competitors may also enjoy technological advantages over us and may be able to implement new technologies more rapidly than we can. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. We may not be able to compete successfully in the future with respect to acquiring prospective reserves, developing reserves, marketing our production, attracting and retaining qualified personnel, implementing new technologies and raising additional capital.

Enhanced recovery techniques may not be successful, which could adversely affect our financial condition or results of operations.

        Certain of our properties may provide opportunities for a CO2 enhanced recovery project, and such a project is currently being pursued at the Hastings Complex by Denbury. Risks associated with enhanced recovery techniques include, but are not limited to, the following:

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  geologic unsuitability of the properties subject to the enhanced recovery project;

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  unavailability of an economic and reliable supply of CO2, or other shortages of equipment;

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  lower than expected production;

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  longer than expected response times;

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  higher operating and capital costs; and

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  lack of technical expertise.

        If any of these risks occur, it could adversely affect the results of the affected project, our financial condition and our results of operations. We may pursue other enhanced recovery activities from time to time as well, and those activities may be subject to the same or similar risks. In addition, as discussed in "Business and Properties—Legal Proceedings," we have been involved in a dispute with Denbury regarding certain aspects of the agreement governing the Hastings Complex project. Any further disputes or disagreements could increase the risks associated with the project or reduce its benefits to us.

Significant portions of our estimated proved reserves and production are attributable to a small number of wells, and adverse events with respect to one or more of these wells could have a material adverse effect on our business, financial condition and results of operations.

        More than 38% of our estimated proved reserves as of December 31, 2013 were concentrated in our five largest wells, and more than 13% of our estimated proved reserves were attributable to a single well in the South Ellwood field. As a result of this concentration of reserves, any significant adverse events with respect to one or more of these wells, including those discussed elsewhere in this section, could materially and adversely affect our reserves, production, financial condition and results of operations.

Our operations are subject to a variety of contractual, regulatory and other constraints that can limit our production and increase our operating costs and thereby adversely affect our results of operations.

        We are subject to a variety of contractual, regulatory and other operating constraints that limit the manner in which we conduct our business. These constraints affect, among other things, the permissible uses of our facilities, the availability of pipeline capacity to transport our production and the manner in which we produce oil and natural gas. These constraints can change to our detriment without our consent. These events, many of which are beyond our control, could have a material adverse effect on our results of operations and financial condition and could reduce estimates of our proved reserves.

The loss of our key personnel could adversely affect our business.

        We believe our continued success depends in part on the collective abilities and efforts of our key personnel, including our executive officers. We do not maintain key man life insurance policies. The loss of the services of key management personnel could have a material adverse effect on our results of operations. Additionally, if we are unable to find, hire and retain needed key personnel in the future, our results of operations could be materially and adversely affected.

Shortages of qualified operational personnel or field equipment and services could affect our ability to execute our plans on a timely basis, increase our costs and adversely affect our results of operations.

        The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. From time to time, there have also been shortages of drilling rigs and other field equipment, as demand for rigs and equipment has increased with the number of wells being drilled. These factors can also result in significant increases in costs for equipment, services and personnel. For example, we have experienced an increase in drilling, completion and other costs associated with certain Monterey shale wells. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. From time to time, we have experienced some difficulty in obtaining drilling rigs, experienced crews and related services and may continue to experience these difficulties in the future. In part, these difficulties arise from the fact that the California market is not as attractive for oil field workers and equipment operators as mid-continent and Gulf Coast areas where drilling activities are more widespread. If shortages persist or prices continue to increase, our profit margin, cash flow and operating results could be adversely affected and our ability to conduct our operations in accordance with current plans and budgets could be restricted.

Because we cannot control activities on properties we do not operate, we cannot control the timing of those projects. If we are unable to fund required capital expenditures with respect to non-operated properties, our interests in those properties may be reduced or forfeited.

        Other companies operated properties representing 25% of our proved reserves as of December 31, 2013. Our ability to exercise influence over operations for these properties and their associated costs is limited. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could prevent the realization of our targeted returns on capital with respect to exploration, exploitation, development or acquisition activities. The success and timing of exploration, exploitation and development activities on properties operated by others depend upon a number of factors that may be outside our control, including:

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  the timing and amount of capital expenditures;

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  the operator's expertise and financial resources;

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  approval of other participants in drilling wells; and

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  selection of technology.

        Where we are not the majority owner or operator of a particular oil and natural gas project, we may have no control over the timing or amount of capital expenditures associated with the project. If we are not willing and able to fund required capital expenditures relating to a project when required by the majority owner or operator, our interests in the project may be reduced or forfeited. Also, we could be responsible for plugging and abandonment and other liabilities in excess of our proportionate interest in the property.

Changes in the financial condition of any of our large oil and natural gas purchasers or other significant counterparties could adversely affect our results of operations and liquidity.

        For the year ended December 31, 2013, approximately 96% of our oil and natural gas revenues were generated from sales to two purchasers: Phillips 66 and Tesoro Refining and Marketing Company. A material adverse change in the financial condition of either of our largest purchasers could adversely impact our future revenues and our ability to collect current accounts receivable from such purchasers. We face similar counterparty risks in connection with other contracts under which we may be entitled to receive cash payments, including insurance policies and commodity derivative agreements. Major counterparties may also seek price or other concessions from us if they perceive us to be dependent on them or to lack viable alternatives.

We have been required to write down the carrying value of our properties in the past and may be required to do so again in the future.

        We use the full cost method of accounting for oil and natural gas exploitation, development and exploration activities. Under full cost accounting rules, we perform a "ceiling test." This test is an impairment test and generally establishes a maximum, or "ceiling," of the book value of our oil and natural gas properties that is equal to the expected after-tax present value of the future net cash flows from proved reserves, calculated using the twelve month arithmetic average of the first of the month prices. If the net book value of our properties (reduced by any related net deferred income tax liability) exceeds the ceiling, we write down the book value of the properties. At December 31, 2008, our net capitalized costs exceeded the ceiling by $641 million, net of income tax effects, and we recorded an impairment of our oil and gas properties in that amount. We could recognize additional impairments in the future. To the extent our acquisition and development costs increase, we will become more susceptible to ceiling test write downs in low price environments.

All of our producing properties are located in one state and adverse developments in that state would negatively affect our financial condition and results of operations.

        Our properties are located primarily in California. Any circumstance or event that negatively impacts the production or marketing of oil and natural gas in California generally, or in Southern California in particular, would adversely affect our results of operations and cash flows. Many of our competitors have operations that are more geographically dispersed than ours, and therefore may be less subject than we are to risks affecting a particular geographic area.

We are controlled by Timothy Marquez, who is able to determine the outcome of matters submitted to a stockholder vote.

        Timothy Marquez, Denver Parent's sole director and Chief Executive Officer and Venoco's Executive Chairman, beneficially owns over 95% of our outstanding common stock, and we own all of the outstanding common stock of Venoco. Through his beneficial ownership, Mr. Marquez is able to control the composition of our and Venoco's board of directors and direct our and Venoco's management and policies. Accordingly, Mr. Marquez generally has the direct or indirect power to:

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  elect all directors of Denver Parent and Venoco and thereby control our policies and operations;

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  amend the bylaws and certificate of incorporation of Denver Parent and Venoco;

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  appoint management of Denver Parent and Venoco;

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  approve future issuances of securities by Denver Parent or Venoco;

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  approve the payments of dividends, if any, on common stock of Denver Parent or Venoco;

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  approve the incurrence of debt by Denver Parent or Venoco; and

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  agree to or prevent mergers, consolidations, sales of all or substantially all assets or other extraordinary transactions involving Denver Parent or Venoco.

        Mr. Marquez's ownership interest could adversely affect investors' perceptions of our corporate governance. In addition, Mr. Marquez may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks to us. For example, Mr. Marquez could cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. Mr. Marquez may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Also, we have engaged, and may continue to engage, in related party transactions involving Mr. Marquez. For example, in July 2011 we entered into a non-exclusive aircraft sublease agreement with TimBer, LLC, a company owned by Mr. Marquez and his wife.

We are an "emerging growth company," and we cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make the notes less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other reporting companies that are not emerging growth companies. See "Prospectus Summary—Implications of Being an Emerging Growth Company." We cannot predict whether investors will find our notes less attractive because we may rely on these exemptions. If some investors find our notes less attractive as a result, there may be a less active trading market for our notes and the trading price of the notes may be more volatile.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis:

	Year Ended December 31,
									Three Months Ended March 31, 2014
	2009		2010	2011	2012		2013
RATIO OF EARNINGS TO FIXED CHARGES		(a)	2.5	2.0		(a)		(a)	1.0

(a)
Earnings for the years ended December 31, 2009, 2012 and 2013 were insufficient to cover fixed charges by $61,698, $49,498 and $28,440, respectively.

        We have computed the ratio by dividing earnings by fixed charges. For this purpose, earnings consist of the sum of the following: income from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest expense on long-term debt and amortization of debt discount and issuance costs, interest capitalized and an estimate of interest within rental expense.

 USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive current notes from you in the same principal amount. The current notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.

        The net proceeds from the offering of the current notes were approximately $241.5 million. We used approximately $83.1 million of those proceeds to redeem all of the $65.0 million outstanding principal amount of Denver Parent's previously-outstanding senior secured notes and approximately $158.4 million to make a capital contribution to Venoco. Venoco used the proceeds of the capital contribution to purchase or redeem its 11.50% senior notes due 2017 as described in "Prospectus Summary—Recent Developments—Debt Tender Offer."

 THE EXCHANGE OFFER

        The following summary of the registration rights agreement and letter of transmittal is not complete and is subject to, and is qualified in its entirety by, all of the provisions of the registration rights agreement and the letter of transmittal. The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is part. The letter of transmittal is included in this prospectus as Annex A. We urge you to read the entire registration rights agreement and the letter of transmittal carefully.

Purpose and Effect of the Exchange Offer

        In connection with the issuance of the current notes, we entered into a registration rights agreement with respect to the notes. Pursuant to the registration rights agreement, we agreed that we will, subject to certain exceptions,

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  within 180 days after the issue date of the current notes, file a registration statement with the SEC with respect to a registered exchange offer to exchange each outstanding current note for a new note having terms substantially identical in all material respects to such outstanding current note (except the new note will not contain terms with respect to transfer restrictions);

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  use commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act within 270 days after the issue date of the current notes;

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  promptly after the effectiveness of the registration statement, offer the new notes in exchange for the current notes; and

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  keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the current notes.

        In the event that:

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  any change in law or in applicable interpretations thereof by the staff of the SEC does not permit us to effect the exchange offer;

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  the effectiveness date of the registration statement is not within 270 days after the issue date of the current notes and the exchange offer has not been completed within 30 days of such effectiveness date; or

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  or any holder notifies us within 20 business days following the completion of the exchange offer that (A) such holder is prohibited by law from participating in the exchange offer, (B) such holder may not resell the new notes without delivering a prospectus and the prospectus contained in the registration statement is not appropriate or available for such resales, or (C) such holder is a broker-dealer and owns notes acquired directly from us or an affiliate of ours and therefore cannot participate in the exchange offer;

then we will file a shelf registration statement with the SEC covering resales of the current notes or the new notes, as applicable, and use commercially reasonable efforts to cause that registration statement to be declared effective under the Securities Act and keep it effective for up to two years.

        We will pay, as liquidated damages, additional interest on the applicable current notes or new notes, subject to certain exceptions, if the foregoing requirements are not satisfied, as described in "Description of the Notes—Registration Rights; Additional Interest."

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus, for each $2,000, and $1,000 integral multiples in excess of $2,000, principal amount of current notes properly tendered and not withdrawn before the expiration date of the exchange offer, we will issue $2,000, and $1,000 integral multiples in excess of $2,000, principal amount of new notes. Holders may tender some or all of their current notes pursuant to the exchange offer in denominations of $2,000 and $1,000 integral multiples in excess of $2,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of current notes being tendered.

        The form and terms of the new notes will be the same as the form and terms of the current notes except that:

  •
  the new notes will have a different CUSIP number from the current notes;

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  the new notes will be registered under the Securities Act and, therefore, the global securities representing the new notes will not bear legends restricting the transfer of interests in the new notes;

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  the new notes will not be subject to the registration rights relating to the current notes, other than with respect to our obligation to file a shelf registration statement in certain circumstances; and

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  the new notes will not contain provisions for payment of additional interest in case of non-registration, other than with respect to our obligation to file a shelf registration statement in certain circumstances.

        The new notes will evidence the same indebtedness as the current notes they replace, and will be issued under, and be entitled to the benefits of, the same indenture governing the issuance of the current notes. As a result, the current notes and the new notes will be treated as a single series of notes under the indenture.

        No interest will be paid in connection with the exchange. The new notes will accrue interest from and including the last interest payment date on which interest has been paid on the current notes. Accordingly, the holders of current notes that are accepted for exchange will not receive accrued but unpaid interest on current notes at the time of tender. Rather, that interest will be payable on the new notes delivered in exchange for the current notes on the first interest payment date after the expiration date.

        Under existing SEC interpretations, the new notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the new notes in the exchange offer in exchange for current notes that were acquired as a result of market-making or other trading activities will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one, including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988); Morgan Stanley & Co. Inc., SEC -No-Action Letter (June 5, 1991) and Sherman & Sterling, SEC No-Action Letter (July 2, 1993). We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, you must meet the following conditions in order to receive freely transferable new notes:

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  you are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act;

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  you are not a broker-dealer that acquired the current notes from us;

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  you are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes to be issued in the exchange offer;

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  you acquired the new notes issued in the exchange offer in the ordinary course of your business;

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  if you are a broker-dealer that acquires new notes pursuant to the exchange offer in exchange for current notes that you acquired as a result of market-making or other trading activities, you will comply with the prospectus delivery requirements of the Securities Act in connection with a resale of the new notes as described below; and

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  you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

        By tendering your current notes as described in "—Procedures for Tendering", you will be representing to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

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  you cannot rely on the position of the SEC set forth in the no-action letters referred to above;

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  you cannot tender your current notes in the exchange offer; and

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  you must comply with the applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

        A broker-dealer that has bought current notes for market-making or other trading activities must comply with the prospectus delivery requirements of the Securities Act in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that such broker-dealers may use this prospectus to fulfill their prospectus delivery requirements with respect to the new notes. We have agreed in the registration rights agreement to send a prospectus to any broker-dealer that requests copies pursuant to the letter of transmittal accompanying the prospectus until the earlier of 180 days from the completion date of this exchange offer or such time as such broker-dealers no longer hold any current notes.

        Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of current notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

        Holders of notes do not have appraisal or dissenters' rights under state law or under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

Expiration Date

        The exchange offer will expire at 11:59 p.m. New York City time on                        , 2014, unless, in our sole discretion, we extend the expiration date. Pursuant to the terms of the registration rights agreement, the expiration date of the exchange offer may not be more than thirty business days following the commencement of the exchange offer. Accordingly, we expect that the maximum period of time that the exchange offer will remain in effect, including any extensions, is thirty business days from the date it commences. If we so extend the expiration date, the term "expiration date" shall mean the latest date and time to which we extend the exchange offer.

Extensions, Delays in Acceptance, Termination or Amendment

        We reserve the right, in our sole discretion to:

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  delay accepting for exchange any current notes in connection with the extension of the exchange offer,

  •
  extend the exchange offer,

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  terminate the exchange offer, or

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  amend the terms of the exchange offer in any way we determine.

        We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of current notes by press release or other public announcement. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of current notes of the amendment or waiver, and extend the offer if required by law, and in any event will extend the offer as necessary such that at least five business days remain in the offer following notice of a material change.

        We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer prior to 9 a.m., Denver time, on the next business day after the previously scheduled expiration date.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or to exchange new notes for, any current notes, and we may terminate the exchange offer as provided in this prospectus at or before the expiration date, if:

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  any law, statute, rule or regulation shall have been proposed, adopted or enacted, or interpreted in a manner, which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

  •
  any action or proceeding is instituted or threatened in any court or by or before the SEC or any other governmental agency with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

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  we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus;

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  any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

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  any other change or development shall have occurred, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on us, the market price of the new notes or the current notes or the value of the exchange offer to us; or

  •
  there shall have occurred (i) any suspension or limitation of trading in securities generally on a national securities exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

        The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

        If we determine in our reasonable judgment that any of the events listed above has occurred, we may, subject to applicable law:

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  refuse to accept any current notes and return all tendered current notes to the tendering holders and terminate the exchange offer;

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  extend the exchange offer and retain all current notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these current notes; or

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  waive unsatisfied conditions relating to the exchange offer and accept all properly tendered current notes which have not been withdrawn. With respect to any such waiver, we would treat all tendering holders alike to the extent similarly situated. If this waiver constitutes a material change to the exchange offer, we will disclose this change by means of a prospectus supplement that will be distributed to the registered holders of the current notes. If the exchange offer would otherwise expire, we will extend the exchange offer for five to ten business days, depending on how significant the waiver is and the manner of disclosure to registered holders.

    Any determination by us concerning the above events will be final and binding.

    In addition, we reserve the right in our sole discretion to:

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  purchase or make offers for any current notes that remain outstanding subsequent to the expiration date; and

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  purchase current notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers may differ from the terms of the exchange offer.

Procedures for Tendering

        We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the current notes are held in book-entry accounts maintained by the exchange agent at DTC, the Euroclear System or Clearstream, Luxembourg, a holder need not submit a letter of transmittal. However, all holders who exchange their current notes for new notes in accordance with the procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the affirmative acknowledgements required by and the representations and warranties contained in the letter of transmittal.

        To tender in the exchange offer, a holder must comply with the following procedures, as applicable:

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  Holders of current notes through DTC:  If you wish to exchange your current notes and either you or your registered holder hold your current notes in book-entry form directly through DTC, you must submit an instruction and follow the procedures for book-entry transfer as provided under "—Book-Entry Transfer."

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  Holders of current notes through Euroclear or Clearstream, Luxembourg:  If you wish to exchange your current notes and either you or your registered holder hold your current notes in book-entry form directly through Euroclear or Clearstream, Luxembourg, you should be aware that pursuant to their internal guidelines, Euroclear and Clearstream, Luxembourg will automatically exchange your current notes for new notes. If you do not wish to participate in the exchange offer, you must instruct Euroclear or Clearstream, Luxembourg, as the case may be, to "Take No Action"; otherwise your current notes will automatically be tendered in the exchange offer, and you will be deemed to have agreed to be bound by the terms of the letter of transmittal.

        Only a registered holder of record of current notes may tender current notes in the exchange offer. If you are a beneficial owner of current notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender current notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your current notes, either make appropriate arrangements to register ownership of the current notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

        The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the current notes held by the holder, the tendering holder should so indicate. The amount of current notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of current notes, the letter of transmittal and all other required documents or transmission of an agent's message, as described under "—Book-Entry Transfer," to the exchange agent is at the election and risk of the holder. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or current notes to us. Delivery of documents to DTC, Euroclear or Clearstream, Luxembourg in accordance with their respective procedures will not constitute delivery to the exchange agent.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date. If the applicable letter of transmittal is signed by the record holder(s) of the current notes tendered, the signature must correspond with the name(s) written on the face of the outstanding note without alteration, enlargement or any change whatsoever. If a letter of transmittal is signed by a participant in DTC or Euroclear or Clearstream, Luxembourg, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the current notes.

        A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or "an eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the current notes tendered pursuant thereto are tendered:

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  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

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  for the account of an eligible institution.

        If a letter of transmittal is signed by a person other than the registered holder of any current notes, the current notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the current notes and an eligible institution must guarantee the signature on the bond power.

        If a letter of transmittal or any current notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. However, we do not expect to treat any holder of outstanding notes differently from other holders to the extent they present the same facts or circumstances.

        Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of outstanding notes will not be deemed made until those defects or irregularities have been cured or waived.

        Outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the current notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of current notes by causing DTC to transfer such current notes into the exchange agent's DTC account in accordance with DTC's electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered current notes will only be made after timely:

  •
  confirmation of book-entry transfer of the current notes into the exchange agent's account; and

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  receipt by the exchange agent of an "agent's message" and all other required documents specified in the letter of transmittal.

        The confirmation, agent's message and any other required documents must be received at the exchange agent's address listed below under "—Exchange Agent" on or before 11:59 p.m., New York City time, on the expiration date of the exchange offer.

        As indicated above, delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

        The term "agent's message" means a message, transmitted from the DTC participant to DTC and forming part of the confirmation of a book-entry transfer from DTC to the exchange agent, which states that DTC has received an express acknowledgment from a participant in DTC tendering current notes and:

  •
  the aggregate principal amount of current notes which has been tendered by the participant;

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  that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

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  that we may enforce such agreement against the participant.

        Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under "Representations on Tendering Current Notes" are true and correct.

Guaranteed Delivery

        If you wish to tender your current notes and time will not permit you to make proper delivery by the DTC's Automated Tender Offer Program ("ATOP") prior to the expiration date of the exchange offer, you may nevertheless tender if an eligible institution indicates in the ATOP system that you would like to use guaranteed delivery, and the exchange agent accepts the guaranteed delivery. You may then deliver your outstanding notes through ATOP within three trading days after the expiration date of the exchange offer. You may not tender by guaranteed delivery by using a letter of transmittal.

Representations on Tendering Current Notes

        To exchange your current notes for transferable new notes in the exchange offer, you will be required to represent to the effect that you:

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  are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act;

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  are not a broker-dealer that acquired the current notes from us;

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  are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes to be issued in the exchange offer;

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  acquired the new notes issued in the exchange offer in the ordinary course of your business;

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  if you are a broker-dealer that acquires new notes pursuant to the exchange offer in exchange for current notes that you acquired as a result of market-making or other trading activities, you will comply with the prospectus delivery requirements of the Securities Act in connection with a resale of the new notes as described below; and

  •
  are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

        If you are a broker-dealer and you will receive new notes for your own account in exchange for current notes that were acquired as a result of market-making activities or other trading activities, you will be required to (i) inform us per the instructions in the letter of transmittal and (ii) represent that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new notes, as set forth in the letter of transmittal. The letter of transmittal states that, by complying with their obligations, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See also "Plan of Distribution."

Withdrawal of Tenders

        Any holder will be entitled to withdraw its election, not later than the close of business on the last day of the exchange offer, by (a) sending to the exchange agent a facsimile transmission or letter setting forth the name of such holder, the principal amount of new notes delivered for exchange and a statement that such holder is withdrawing its election to have such current notes exchanged or (b) effecting such withdrawal in compliance with the applicable procedures of the DTC.

        For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

        Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn current notes and otherwise comply with the procedures of DTC. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any current notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the current notes so withdrawn are validly re-tendered. Any current notes which have been tendered but which are withdrawn or not accepted for exchange will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn current notes may be re-tendered by following the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Exchange Agent

        U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. U.S. Bank National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS2N
St. Paul, MN 55107
Attn: Specialized Finance
Fax: 651-495-8158
Phone: 800-934-6802

        If you deliver the letter of transmittal to us or to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

        We will bear the expenses of soliciting tenders with respect to the exchange offer. The principal solicitation is being made by mail; however, we may make additional solicitation by telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out of pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

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  SEC registration fees;

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  fees and expenses of the exchange agent and trustee;

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  accounting and legal fees and printing costs; and

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  related fees and expenses.

Transfer Taxes

        Holders who tender their current notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of current notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        We will record the new notes in our accounting records at the same carrying value as the current notes. This carrying value is the aggregate principal amount of the current notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Consequences of Failure to Properly Tender Current Notes in the Exchange

        We will issue the new notes in exchange for current notes under the exchange offer only after timely confirmation of book-entry transfer of the current notes into the exchange agent's account and timely receipt by the exchange agent of an agent's message and all other required documents specified in the letter of transmittal. Therefore, holders of the current notes desiring to tender current notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of current notes for exchange or waive any such defects or irregularities. Current notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act. Thus, you may not resell the current notes, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws.

        Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will generally not be required to register the remaining current notes, and therefore holders of current notes will not have any further rights to have their current notes exchanged for new notes registered under the Securities Act. Remaining current notes will continue to be subject to the following restrictions on transfer:

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  holders may resell current notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

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  the remaining current notes will bear a legend restricting transfer in the absence of registration or an exemption.

        To the extent that current notes are tendered and accepted in connection with the exchange offer, any trading market for remaining current notes could be adversely affected.

        Neither we nor our board of directors make any recommendation to holders of current notes as to whether to tender or refrain from tendering all or any portion of their current notes pursuant to the exchange offer. Moreover, no one has been authorized to make any such recommendation. Holders of current notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of current notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

BUSINESS AND PROPERTIES

        We are an independent energy company primarily engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties. Since Venoco's founding in 1992, our core areas of focus have been offshore and onshore California. Our principal producing properties are heavily oil-weighted and are located both onshore and offshore Southern California. These properties are characterized by long reserve lives, predictable production profiles and substantial opportunities for further exploitation and development. We are also pursuing an exploration and development project targeting the onshore Monterey shale formation in Southern California and we hold a 22.45% reversionary interest in certain properties in the Hastings Complex near Houston, Texas, where Denbury Resources, Inc., or Denbury, is currently performing an extensive CO2 flood.

        According to a reserve report prepared by DeGolyer & MacNaughton, we had proved reserves of approximately 53.1 MMBOE as of December 31, 2013, based on adjusted prices of $98.37 per Bbl for oil and $4.41 per Mcf for natural gas. As of that date, 96% of our proved reserves were oil and 68% were proved developed, and the PV-10 of our reserves was approximately $1.5 billion. Our definition of PV-10, and a reconciliation of a standardized measure of discounted future net cash flows to PV-10, is set forth in "Prospectus Summary—Summary Operating and Reserve Information—Non-GAAP Financial Measures and Reconciliations—PV-10." Our average net production in 2013 was 9,499 BOE/d (9,220 BOE/d excluding production from predominantly natural gas producing assets in California's Sacramento Basin that were sold in December 2012).

        The following table summarizes certain information concerning our production in 2013, excluding production from the properties sold in the Sacramento Basin asset sale, and our reserves as of December 31, 2013.

	2013 Net Production			Proved Reserves(1)
	Oil (MBbl)	Gas (MMCF)	(MBOE)	Total (MMBOE)	% Oil	PV-10 ($MM)
Southern California	3,179	1,115	3,365	42.2	95%	$1,277
Texas	—	—	—	10.9	100%	$181

Total	3,179	1,115	3,365	53.1	96%	$1,458

(1)
Unescalated twelve month arithmetic average of the first day of the month posted prices of $96.78 per Bbl for oil and natural gas liquids and $3.67 per MMBtu for natural gas were adjusted for regional price differentials and other factors to arrive at prices of $98.37 per Bbl for oil, $79.04 per Bbl for natural gas liquids and $4.41 per Mcf for natural gas, which were used in the calculation of proved reserves at December 31, 2013.

Our Strengths

        We believe that the following strengths provide us with significant competitive advantages:

        High quality, oil-weighted asset base with a long reserve life and growth potential.    Most of our reserves are located in fields that have large volumes of hydrocarbons in place in multiple geologic horizons. One of our primary objectives is to use our engineering expertise to improve recovery rates from these fields and thereby increase our production and reserves. Our offshore Southern California fields generally have well-established production histories and exhibit relatively moderate production declines.

        Substantial operational flexibility.    We have substantial flexibility in adapting our activities to respond to changes in commodity prices and business conditions generally. We have relatively few medium and long-term drilling commitments and are therefore capable of deferring a large portion of our capital expenditures.

        Reputation for strong environmental, safety and regulatory compliance.    We believe that we have established a reputation among regulators and other oil and natural gas companies as having a commitment to safe environmental practices. We believe that our reputation is an important advantage for us when we are competing to acquire properties, particularly those in environmentally sensitive areas, because sellers are often concerned that they could be held responsible for environmental problems caused by the purchaser.

        Experienced, proven management and operations team.    The members of our management team have an average of over 25 years of experience in the oil and natural gas industry. Our operations team has significant experience in the California oil and natural gas industry across a broad range of disciplines, including geology, drilling and operations, and regulatory and environmental matters.

        Extensive knowledge of the Monterey shale formation.    A substantial portion of our production is from offshore wells targeting the fractured Monterey shale formation. Our technical team has extensive offshore experience with the evaluation and exploitation of this reservoir.

Our Strategy

        We intend to continue to use our competitive strengths to advance our corporate strategy. The following are key elements of that strategy:

        Continue to focus on the California market.    Historically, we have focused primarily on properties onshore and offshore California. We believe the California market will continue to provide us with attractive growth opportunities. Many properties in California are characterized by significant hydrocarbons in place with multiple pay zones and long reserve lives—characteristics that our technical expertise makes us well-suited to exploit.

        Maintain an efficient cost structure and a disciplined capital program.    We have maintained low lease operating expenses due to our continuing efforts to create efficiencies in a variety of operating areas. We will continue to focus on our operating cost structure in order to create additional production and processing efficiencies and reduce operational downtime.

        Make opportunistic acquisitions of underdeveloped properties.    We pursue acquisitions that we believe will add reserves and production on a cost- effective basis. Our primary focus is on operated interests in large, mature fields that are located in our core operating regions and have significant production histories, established proved reserves and potential for further exploitation and development. We intend to continue to pursue acquisition opportunities to selectively expand our portfolio of properties.

Description of Properties

Southern California—Legacy Fields

        South Ellwood Field.    The South Ellwood field is located in state waters approximately two miles offshore California in the Santa Barbara channel. We conduct our operations in the field from platform Holly and own related onshore processing facilities. We acquired our interest in the field from Mobil Oil Corporation in 1997. Since that time, we have made numerous operational enhancements to the field, including redrills, sidetracks and reworks of existing wells and upgrades at the platform and the onshore processing facility. We operate the field and have a 100% working interest.

        The South Ellwood field is approximately seven miles long and is part of a regional east-west trend of similar geologic structures running along the northern flank of the Santa Barbara channel and extending to the Ventura basin. This trend encompasses several fields that, over their respective lifetimes, are each expected to produce over 100 million barrels of oil, according to the California Division of Oil, Gas, and Geothermal Resources. The Monterey shale formation is the primary oil reservoir in the field, producing sour oil with a gravity of approximately 22 degrees. As of December 31, 2013, there were 18 producing wells and five injection wells in the field.

        Our processing and transportation facilities at South Ellwood include a common carrier pipeline, an onshore facility and a pier. We conduct three- phase separation on the platform and oil/water emulsion is transported by pipeline to the onshore facility for further separation. After separation, the oil is transported to a third-party refinery via pipeline, including a common carrier pipeline operated by our subsidiary Ellwood Pipeline, Inc. Natural gas produced at the field is processed at the onshore facility and transported by common carrier pipeline.

        The Coal Oil Point structure is a separate, previously unexplored fault block located on the northeast side of the South Ellwood field. We plan to drill development wells into the Coal Oil Point structure in the future, as a follow up well to a successful well drilled there in the second half of 2013.

        Santa Clara Federal Unit.    The Santa Clara Federal Unit is located in federal waters approximately ten miles offshore in the Santa Barbara channel near Oxnard, California. Our operations in the unit are conducted from two platforms, platform Gail in the Sockeye field and platform Grace in the Santa Clara field. We acquired our interest in the unit and the associated facilities from Chevron in February 1999. Production is transported via pipeline to Los Angeles, California. We operate the unit and have a 100% working interest.

        The Sockeye field structure is a northwest/southeast trending anticline bounded to the north and south by fault systems. The field produces from multiple stacked reservoirs ranging from the Monterey shale, at about 4,000 feet, to the Middle Sespe at approximately 7,000 feet. Other formations include the Upper Topanga, Lower Topanga and Juncal. As of December 31, 2013, there were 21 producing wells and 10 injection wells in the field. The oil produced from the Monterey shale and Upper Topanga is sour with gravities ranging from 13 to 18 degrees. The Lower Topanga and Sespe horizons produce sweet crude with gravities of 27 to 30 degrees. Chevron shut-in production at platform Grace in the Santa Clara field in 1997. We primarily use the platform as a launching and receiving facility for pipeline cleaning devices and as an interconnecting pipeline to transport oil and natural gas produced from platform Gail to our onshore plant. In 2011, however, we returned one well to production at platform Grace.

        West Montalvo Field.    We acquired the West Montalvo field in Ventura County, California in May 2007. We operate the field and have a 100% working interest. The field lies within an eastward plunging anticline and produces from the Sespe formation. The field, which includes an offshore portion that is developed from onshore locations, produces sour oil with a gravity of approximately 16 degrees. As of December 31, 2013, there were 37 producing wells and two injection wells in the field. Since acquiring the field, our primary activities have consisted of returning idle wells to production, redrilling from existing wells to new proved undeveloped locations, working over and recompleting existing wells, and upgrading well lift systems and processing facilities.

        Dos Cuadras Field.    The Dos Cuadras field is located in federal waters approximately five miles offshore California in the Santa Barbara channel. We acquired our 25% non-operated working interest in the western two-thirds of the field from Chevron in February 1999. We have working interests ranging from approximately 17.5% to 25% in the associated onshore facility and pipelines. The field is operated by an unaffiliated third party. Production is transported via pipeline to Los Angeles, California. As of December 31, 2013, there were 92 producing wells and 19 injection wells in the field.

        Beverly Hills West Field.    The Beverly Hills West field is located in Beverly Hills, California. All drilling and production operations at the field are conducted from a 0.6 acre surface location adjacent to the campus of Beverly Hills high school. We acquired our interest in the field in 1995. We operate the field and have a 100% working interest. As of December 31, 2013, there were 15 producing wells and three injection wells in the field, which produce oil with a gravity of approximately 23 degrees. The lease under which we operate the field expires in 2016.

Southern California—Onshore Monterey Shale

        We have developed an extensive knowledge of the Monterey shale formation through our work at the offshore South Ellwood and Sockeye (Santa Clara Unit) fields and believe the formation holds significant exploration opportunities onshore. As of December 31, 2013, our onshore Monterey shale acreage position totaled approximately 34,000 net acres and is located primarily in three basins: Santa Maria, Salinas Valley and San Joaquin. We sold approximately 109,000 net acres in San Joaquin in the Sacramento Basin asset sale in December 2012.

        We have focused a significant amount of our efforts relating to the onshore Monterey on the Sevier field. This field is located in Kern County along the western edge of the San Joaquin Valley up against California's coastal mountain range. The field is a steeply dipping, northwest-southeast trending anticline with complex geology. Our current acreage position at Sevier is approximately 11,000 net acres.

Texas

        In February 2009, we sold certain properties in the Hastings Complex near Houston, Texas to Denbury for approximately $247.7 million (including a $50 million option payment made prior to closing), but we retained an interest in the properties relating to a CO2 enhanced recovery project to be pursued by Denbury. Pursuant to the sale agreement, Denbury committed to a plan to make capital expenditures of at least $178.7 million by the end of 2014 to develop the project. As part of the plan, Denbury is responsible for providing the necessary CO2. We have the right to back-in to a working interest of approximately 22.45% in the Hastings Complex after Denbury recoups (i) its operating costs relating to the project and a portion of the purchase price and (ii) 130% of its capital expenditures made on the project. The agreement also establishes an area of mutual interest with respect to us and Denbury in specified areas adjacent to the properties. The success of the CO2 enhanced recovery project will be subject to numerous risks and uncertainties, including those relating to the geologic suitability of the properties for such a project and the availability of an economic and reliable supply of CO2. Denbury commenced injecting CO2 at the complex in December 2010 and began production in January 2012. Denbury has informed us that production from the complex averaged approximately 5,850 BOE/d for the full year 2013, and 6,220 BOE/d in the fourth quarter of 2013.

Other Exploration

        From time to time, we pursue exploration opportunities outside of our core areas that we believe align with our corporate strengths and strategy. Amounts allocated to these types of projects in 2012 were nominal and are expected to be nominal in 2014 as well.

Oil and Natural Gas Reserves

        The following table sets forth our net proved reserves as of the dates indicated. Our reserves as of December 31, 2012 and 2013 are set forth in reserve reports prepared by DeGolyer & MacNaughton. DeGolyer & MacNaughton reviews production histories and other geologic, economic, ownership and engineering data related to our properties in arriving at their reserve estimates. Proved reserves as of each date indicated reflect all acquisitions and dispositions completed as of that date. A report of

DeGolyer & MacNaughton regarding its estimates of our proved reserves as of December 31, 2013 has been filed as an exhibit to the registration statement of which this prospectus is a part.

	Years Ended December 31,
	2012(1)	2013(2)
Net proved reserves (end of period)
Oil (MBbl)(3)
Developed	35,115	34,508
Undeveloped	15,320	16,266

Total	50,435	50,774

Natural gas (MMcf)
Developed	7,255	10,394
Undeveloped	3,595	3,322

Total	10,850	13,716

Total proved reserves (MBOE)(4)	52,243	53,060

% Oil	97%	96%
% Proved Developed	70%	68%
Proved Reserves to Production Ratio(5)	17 years	16 years
Present Values (thousands):
Discounted estimated future net cash flow before income taxes (PV-10)(6)	$1,509,733	$1,457,902
Standardized measure of discounted estimated future net cash flow after income taxes (Standardized Measure)	$1,157,452	$1,153,717

(1)
Unescalated twelve month arithmetic average of the first day of the month posted prices of $94.71 per Bbl for oil and natural gas liquids and $2.76 per MMBtu for natural gas were adjusted for quality, energy content, transportation fees, regional price differentials and other factors to arrive at prices of $101.39 per Bbl for oil, $55.15 per Bbl for natural gas liquids and $3.41 per Mcf for natural gas, which were used in the determination of proved reserves at December 31, 2012.

(2)
Unescalated twelve month arithmetic average of the first day of the month posted prices of $96.78 per Bbl for oil and natural gas liquids and $3.67 per MMBtu for natural gas were adjusted as described in note (1) above to arrive at prices of $98.37 per Bbl for oil, $79.04 per Bbl for natural gas liquids and $4.41 per Mcf for natural gas, which were used in the determination of proved reserves at December 31, 2013.

(3)
Our natural gas liquids reserves represent a minimal percentage of our total reserves (approximately 2.3% and 3.4% at December 31, 2012 and 2013, respectively), therefore natural gas liquids are not presented separately but rather are included with oil volumes.

(4)
BOE is determined using the ratio of one barrel of oil or natural gas liquids to six Mcf of natural gas.

(5)
Excluding production from the Sacramento Basin assets.

(6)
Our definition of PV-10, and a reconciliation of a standardized measure of discounted future net cash flows to PV-10, is set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operation—PV-10."

Reserves Sensitivity Analysis

        The following table sets forth our net proved reserves at December 31, 2013 based on alternative price scenarios as identified below in the footnotes to the table. The following price scenarios illustrate the sensitivity of our estimated reserve quantities under various price assumptions.

	Price Case
	A (SEC)	B (Strip)	C (SEC -10%)	D (SEC +10%)
Net proved reserves (end of period)
Oil (MBbl)
Developed	34,508	34,195	34,342	34,633
Undeveloped	16,266	16,155	16,235	16,269

Total	50,774	50,350	50,577	50,902

Natural gas (MMcf)
Developed	10,394	10,250	10,301	10,471
Undeveloped	3,322	3,318	3,320	3,323

Total	13,716	13,568	13,621	13,794

Total proved reserves (MBOE)	53,060	52,611	52,847	53,201

  A
  Represents reserves based on pricing prescribed by the SEC. The unescalated twelve month arithmetic average of the first day of the month posted prices were adjusted for quality, energy content, transportation fees and regional price differentials to arrive at prices of $98.37 per Bbl for oil, $79.04 per Bbl for natural gas liquids and $4.41 per Mcf for natural gas. Production costs were held constant for the life of the wells.

  B
  Prices based on the five year NYMEX forward strip at December 31, 2013, were adjusted as described in note (A) above, resulting in prices which averaged $81.00 per Bbl for oil, $61.85 per Bbl for natural gas liquids and $4.92 per Mcf for natural gas. Production costs were held constant with the costs as determined in the year-end SEC case. The five year NYMEX forward strip represents the futures prices for oil and natural gas as reported on the NYMEX as of December 31, 2013.

  C
  Prices based on a 10% reduction of the prices used in the year-end SEC case (Price Case A), resulting in prices, adjusted as described in note (A) above, of $88.52 per Bbl for oil, $71.00 per Bbl for natural gas liquids and $3.97 per Mcf for natural gas. Production costs were held constant with the costs as determined in the year-end SEC case.

  D
  Prices based on a 10% increase of the prices used in the year-end SEC case (Price Case A), resulting in prices, adjusted as described in note (A) above, of $108.22 per Bbl for oil, $86.69 per Bbl for natural gas liquids and $4.86 per Mcf for natural gas. Production costs were held constant with the costs as determined in the year-end SEC case.

Changes in Proved Reserves

        Our net proved reserves of 53.1 MMBOE as of December 31, 2013 increased 2% from 52.2 MMBOE as of December 31, 2012. Our estimated oil and natural gas reserves were principally affected by the following during 2013:

  •
  Extensions and discoveries increased reserves by 5.1 MMBOE, due primarily to the drilling of the Coal Oil Point well at the South Ellwood field;

  •
  Current year production decreased reserves by 3.3 MMBOE; and

  •
  Revisions of previous estimates decreased reserves by 0.9 MMBOE, due primarily to the loss of reserves from proved undeveloped locations not drilled within five years of being recorded at the South Ellwood field, which were partially offset by a new PUD location along the lease line at the South Ellwood field, the addition of six new PUD locations at the West Montalvo field, one new PUD location at the Sockeye field, and upward reserve revisions related to the Hastings Complex CO2 enhanced recovery project.

        Our PUD reserves of 16.8 MMBOE as of December 31, 2013 increased 6% from 15.9 MMBOE as of December 31, 2012. Our estimated PUDs were principally affected by the following during 2013:

  •
  Extensions, discoveries and improved recovery increased PUDs by 4.7 MMBOE due to drilling the Coal Oil Point well in the South Ellwood field;

  •
  Revisions of previous estimates decreased PUD reserves by 2.2 MMBOE, due primarily to the loss of reserves from PUD locations not drilled within five years of being recorded at the South Ellwood field, which were partially offset by a new PUD location along the lease line at the South Ellwood field, and the addition of six new PUD locations at the West Montalvo field and one new PUD location at the Sockeye field;

  •
  0.4 MMBOE of reserves classified as proved undeveloped at December 31, 2012 were drilled during the year at the West Montalvo field—capital expenditures related to PUD drilling during 2013 were approximately $15.6 million;

  •
  Additionally, 1.2 MMBOE of PUD reserves at the Hastings Complex were transferred to proved developed producing reserves at December 31, 2013.

        At December 31, 2013, we have no PUDs that are scheduled for development five years or more beyond the date the reserves were initially recorded. All PUD locations are within one spacing offset of proved locations.

        Uncertainties with respect to future acquisition and development of reserves include (i) the success of our development programs, including potential changes to our drilling schedule based on ongoing operational results, (ii) our ability to obtain permits from relevant regulatory bodies to pursue development projects, (iii) changes in commodity prices, and (iv) the availability of sufficient cash flow from operations or external financing to fund our capital expenditure program. In addition, the proved reserves related to our reversionary interest in the Hastings Complex CO2 project will be subject to a significant degree of variability until Denbury has recovered all of its costs as defined in the agreement and we are able to back-in to our 22.45% working interest. The amount of reserves and resulting production necessary for Denbury to recover its costs will be determined in large part by such factors as the commodity price and operating cost environment.

Controls Over Reserve Report Preparation, Technical Qualifications and Technologies Used

        Our year-end reserve report is prepared by DeGolyer & MacNaughton in accordance with guidelines established by the SEC. Reserve definitions comply with the definitions provided by Regulation S-X of the SEC. DeGolyer & MacNaughton prepares the reserve report based upon a review of property interests being appraised, production from such properties, current costs of operation and development, current prices for production, agreements relating to current and future operations and sale of production, geoscience and engineering data, and other information we provide to them. This information is reviewed by knowledgeable members of our company for accuracy and completeness prior to submission to DeGolyer & MacNaughton. Upon analysis and evaluation of the data, DeGolyer & MacNaughton issues a preliminary appraisal report of our reserves. The preliminary appraisal report and changes in our reserves are reviewed by our Reserves Manager, relevant Reservoir Engineers and Mark DePuy, our Interim President and Chief Operating Officer, for completeness of the data presented, reasonableness of the results obtained and compliance with the reserves definitions in Regulation S-X. Once all questions have been addressed, DeGolyer & MacNaughton issues the final appraisal report, reflecting its conclusions.

        A letter which identifies the professional qualifications of the individual at DeGolyer & MacNaughton who was responsible for overseeing the preparation of our reserve estimates as of December 31, 2013 has been filed as an addendum to Exhibit 99.1 to this report and is incorporated by reference herein.

        Internally, Mr. DePuy is responsible for overseeing our reserves process. He initially joined Venoco in 2005 as Vice President of Northern Assets and was named its Chief Operating Officer the following year. He resigned as Venoco's COO in October 2008, but rejoined it in December 2011. Mr. DePuy has over 30 years of experience in the oil and natural gas industry and holds a B.S. in Petroleum Engineering from the Colorado School of Mines and an M.B.A from the University of California, Los Angeles.

        A variety of methodologies are used to determine our proved reserve estimates. The principal methodologies employed are reservoir simulation, decline curve analysis, volumetrics, material balance, advance production type curve matching, petrophysics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates in substantially all of our fields.

Production, Prices, Costs and Balance Sheet Information

        The following table sets forth certain information regarding our net production volumes, average sales prices realized, and certain expenses associated with sales of oil and natural gas for the periods indicated. We urge you to read this information in conjunction with the information contained in our financial statements and related notes included elsewhere in this prospectus. No pro forma adjustments have been made for acquisitions and divestitures of oil and natural gas properties, which will affect the comparability of the data below. The information set forth below is not necessarily indicative of future results.

	Years Ended December 31,
	2011	2012	2013
Production Volume(1):
Oil (MBbls)(2)	2,441	2,940	3,180
Natural gas (MMcf)	23,923	20,430	1,724
MBOE(3)	6,428	6,345	3,467
Daily Average Production Volume:
Oil (Bbls/d)	6,688	8,033	8,712
Natural gas (Mcf/d)	65,542	55,820	4,723
BOE/d(3)	17,612	17,336	9,499
Oil Price per Bbl Produced (in dollars):
Realized price	$91.00	$97.28	$95.79
Realized commodity derivative gain (loss)	(2.48)	(10.32)	(7.66)

Net realized price	$88.52	$86.96	$88.13

Natural Gas Price per Mcf Produced (in dollars):
Realized price	$4.02	$2.88	$4.06
Realized commodity derivative gain (loss)	1.03	0.25	—

Net realized price	$5.05	$3.13	$4.06

Expense per BOE:
Lease operating expenses	$14.64	$14.48	$22.44
Production and property taxes	$0.99	$1.53	$1.02
Transportation expenses	$1.45	$0.81	$0.05
Depletion, depreciation and amortization	$13.35	$13.68	$14.09
General and administrative expense, net(4)	$6.10	$8.70	$14.61
Interest expense	$9.51	$11.67	$24.99

(1)
The following table summarizes proved reserves and production for fields that exceed 15% of our total proved reserves as of December 31, 2013:

	Years Ended December 31,
	2011(a)	2012(b)	2013(c)
Proved Reserves(MBOE):
South Ellwood	29,583	23,876	23,896
Sockeye	9,179	7,758	8,119
West Montalvo	7,465	6,944	7,302
Hastings(d)	617	10,564	10,907
Sacramento Basin(e)	44,894	—	—
Other	4,146	3,101	2,836

Total proved reserves	95,884	52,243	53,060

Production Volume Oil and NGL (MBbls):
South Ellwood	714	1,023	1,512
Sockeye	943	977	850
West Montalvo	422	615	553
Hastings(d)	—	—	—
Sacramento Basin(e)	3	2	—
Other	359	323	265

Total Oil and NGL production volumes	2,441	2,940	3,180

	Years Ended December 31,
	2011(a)	2012(b)	2013(c)
Production Volume Natural Gas (MMcf):
South Ellwood	288	200	430
Sockeye	214	82	170
West Montalvo	206	247	220
Hastings(d)	—	—	—
Sacramento Basin(e)	22,857	19,586	612
Other	358	315	292

Total natural gas production volumes	23,923	20,430	1,724

Total production volumes (MBOE):	6,428	6,345	3,467

  (a)
  Unescalated twelve month arithmetic average of the first day of the month posted prices of $96.19 per Bbl for oil and natural gas liquids and $4.12 per MMBtu for natural gas were adjusted for quality, energy content, transportation fees and regional price differentials to arrive at realized prices of $99.62 per Bbl for oil, $68.40 per Bbl for natural gas liquids and $4.05 per Mcf for natural gas, which were used in the determination of proved reserves at December 31, 2011.

  (b)
  Unescalated twelve month arithmetic average of the first day of the month posted prices of $94.71 per Bbl for oil and natural gas liquids and $2.76 per MMBtu for natural gas were adjusted as in note (1) above to arrive at realized prices of $101.39 per Bbl for oil, $55.15 per Bbl for natural gas liquids and $3.41 per Mcf for natural gas, which were used in the determination of proved reserves at December 31, 2012.

  (c)
  Unescalated twelve month arithmetic average of the first day of the month posted prices of $96.78 per Bbl for oil and natural gas liquids and $3.67 per MMBtu for natural gas were adjusted for regional price differentials and other factors to arrive at prices of $98.37 per Bbl for oil, $79.04 per Bbl for natural gas liquids and $4.41 per Mcf for natural gas, which were used in the calculation of proved reserves at December 31, 2013.

  (d)
  We do not have production related to the Hastings field, but we own a reversionary interest in the field allowing us to back-in to a working interest of approximately 22.45% in the Hastings Complex after Denbury recoups (i) its operating costs relating to the project and a portion of the purchase price and (ii) 130% of its capital expenditures made on the project.

  (e)
  In December 2012, we completed the sale of certain properties in the Sacramento Basin and San Joaquin Valley areas of California to an unrelated third party for $250 million, subject to certain closing adjustments.

(2)
Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal). Revenue accruals for offshore properties are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on pipeline inventories, oil pipeline sales nominations, and prior to February 2012, the timing of barge deliveries and oil in tanks.

(3)
BOE is determined using the ratio of one barrel of oil or natural gas liquids to six Mcf of natural gas.

(4)
Net of amounts capitalized.

Drilling Activity

        The following table sets forth information with respect to development and exploration wells we completed from January 1, 2011 through December 31, 2013. The number of gross wells is the total number of wells we participated in, regardless of our ownership interest in the wells. Fluid injection wells for waterflood and other enhanced recovery projects are not included as gross or net wells.

	Development Wells Drilled
	2011	2012	2013
Productive(1)
Gross	13.0	12.0	2.0
Net	11.4	11.5	2.0
Dry(2)
Gross	5.0	0.0	0.0
Net	4.8	0.0	0.0

	Exploration(3) Wells Drilled
	2011	2012	2013
Productive(1)
Gross	39.0	8.0	3.0
Net	34.3	7.9	3.0
Dry(2)
Gross	6.0	1.0	0.0
Net	5.9	1.0	0.0

(1)
A productive well is not a dry well, as described below, but a well for which we have set casing. Wells classified as productive do not always provide economic levels of production.

(2)
A dry well is a well that proves to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

(3)
In 2013 we drilled three wells to unproved locations, one of which was into the Coal Oil Point structure. From an operational perspective, we view the other two wells as development wells, although they are within the definition of exploration wells under applicable SEC rules.

        The information above should not be considered indicative of future drilling performance, nor should it be assumed that there is any correlation between the number of productive wells drilled and the amount of oil and natural gas that may ultimately be recovered.

Present Activities

        As of March 31, 2014, there was 1.0 gross (1.0 net) well waiting on completion. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Overview—Capital Expenditures" for additional discussion of our present development activities.

Oil and Natural Gas Wells

        The following table details our working interests in producing wells as of December 31, 2013. A well with multiple completions in the same bore hole is considered one well. Wells are classified as oil or natural gas wells according to the predominant production stream, except that a well with multiple completions is considered an oil well if one or more is an oil completion.

	Gross Producing Wells	Net Producing Wells	Average Working Interest
Oil	187.0	118.8	63.6%
Natural gas	2.0	1.8	89.0%

Total(1)	189.0	120.6	63.8%

(1)
Amounts shown include 16 oil wells with multiple completions.

Acreage

        The following table summarizes our estimated developed and undeveloped leasehold acreage as of December 31, 2013. We have excluded acreage in which our interest is limited to a royalty or overriding royalty interest.

	Developed		Undeveloped(1)		Total
Area	Gross	Net	Gross	Net	Gross	Net
Southern California
South Ellwood	7,682	7,682	—	—	7,682	7,682
Santa Clara Federal Unit	36,000	27,360	—	—	36,000	27,360
Dos Cuadras	5,400	1,350	—	—	5,400	1,350
West Montalvo	3,453	3,453	5,477	5,295	8,930	8,748
Onshore Monterey Shale	3,075	2,656	44,333	31,758	47,408	34,414
Other Southern California	165	165	4,177	4,148	4,342	4,313

Total Southern California	55,775	42,666	53,987	41,201	109,762	83,867
Sacramento Basin(2)	3,342	3,342	8,812	5,672	12,154	9,014
Texas	6,967	6,328	891	15	7,858	6,343
Other	67	39	109	109	176	148

Total	66,151	52,375	63,799	46,997	129,950	99,372

(1)
The percentage of undeveloped acreage held under leases due to expire in 2014, 2015 and 2016, unless extended by exploration or production activities or extension of lease terms, is approximately 5%, 13% and 9%, respectively.

(2)
Information relating to the Sacramento Basin reflects properties that were not included in the Sacramento Basin asset sale.

Risk and Insurance Program

        Our operations are subject to all the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including the risk of well blowouts, oil spills and other adverse events. We could be held responsible for injuries suffered by third parties, contamination, property damage or other losses resulting from these types of events. In addition, we have generally agreed to indemnify our drilling rig contractors against certain of these types of losses. Because of these risks, we maintain insurance against some, but not all, of the potential risks affecting our operations and in coverage amounts and deductible levels that we believe to be economic. Our insurance program is designed to provide us with what we believe to be an economically appropriate level of financial protection from significant unfavorable losses resulting from damages to, or the loss of, physical assets or loss of human life or liability claims of third parties, attributed to certain assets and including such occurrences as well blowouts and resulting oil spills. We regularly review our risks of loss and the cost and availability of insurance and consider the need to revise our insurance program accordingly. Our insurance coverage includes deductibles which must be met prior to recovery. Additionally, our insurance is subject to exclusions and limitations and there is no assurance that such coverage will adequately protect us against liability from all potential consequences and damages.

        In general, our current insurance policies covering a blowout or other insurable incident resulting in damage to one of our offshore oil and gas wells provide up to $50 million of well control, pollution cleanup and consequential damages coverage and $250 million of third party liability coverage for additional pollution cleanup and consequential damages, which also covers personal injury and death.

        If a well blowout, spill or similar event occurs that is not covered by insurance, it could have a material adverse impact on our financial condition, results of operations and cash flows. See "Risk Factors—Our business involves significant operating risks that could adversely affect our production and could be expensive to remedy. We do not have insurance to cover all of the risks that we may face".

Remediation Plans and Procedures

        As required by regulations imposed by the Bureau of Ocean Energy Management, Regulation and Enforcement, or BOEMRE, we annually update our existing company oil-spill response plan as required by regulations, we continue to maintain oil spill response equipment on the platforms, including oil spill containment boom and a boat for boom deployment, and have maintained oil-spill financial assurance in connection with our offshore operations. Our oil-spill response plan details procedures for rapid response to spill events that may occur as a result of our operations. The plan calls for training personnel in spill response. Drills are conducted annually to measure and maintain the effectiveness of the plan, and plan or equipment improvements are made accordingly.

        Also pursuant to BOEMRE regulations and similar regulations adopted by the California Department of Fish and Game's Office of Oil Spill Prevention and Response, we continue to be a member of Clean Seas, LLC, or Clean Seas, a cooperative entity operated with other offshore operators to effectively respond to oil spills in the offshore region in which we operate. The purpose of Clean Seas is to act as a resource to its member companies by providing an inventory of state-of-the-art oil spill response equipment, trained personnel, and expertise in the planning and execution of response techniques. Clean Seas' Oil Spill Response Organization (OSRO) primarily consists of four oil spill response vessels and one oil spill response barge including all associated manpower, equipment and materials to satisfy federal, state, and local spill response requirements. Clean Seas also recruits and trains local fishermen to assist in oil recovery and the recovery of impacted wildlife. Clean Seas' designated area of response, which encompasses all of our offshore operations, comprises the open oceans and coastline of the South Central Coast of California including Ventura, Santa Barbara, and San Luis Obispo Counties, and the Santa Barbara Channel Islands.

Title to Properties

        We believe that we have satisfactory title to all of our material assets. Title to our properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with the acquisition of real property, customary royalty interests and contract terms and restrictions, liens under operating agreements, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens, easements, restrictions and minor encumbrances customary in the oil and natural gas industry. However, we believe that none of these liens, restrictions, easements, burdens and encumbrances materially detract from the value of our properties or from our interest in those properties or materially interfere with our use of those properties, in each case in the operation of our business as currently conducted. We believe that we have obtained sufficient right-of-way grants and permits from public authorities and private parties for us to operate our current business in all material respects as described in this prospectus. As is customary in the oil and natural gas industry, we typically make minimal investigation of title at the time we acquire undeveloped properties. We make title investigations and receive title opinions of local counsel only before we commence drilling operations.

        Indebtedness under Venoco's revolving credit facility is secured by liens on substantially all of its oil and natural gas properties and other assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Capital Resources and Requirements."

Marketing, Major Customers and Delivery Commitments

        Markets for oil and natural gas are volatile and are subject to wide fluctuations depending on numerous factors beyond our control, including seasonality, economic conditions, foreign imports, political conditions in other energy producing countries, OPEC market actions, and domestic government regulations and policies. All of our production is sold to competing buyers, including large oil refining companies and independent marketers. In the year ended December 31, 2013, approximately 96% of our revenues were generated from sales to two purchasers: Phillips 66 (60%) and Tesoro Refining and Marketing Company (36%). Substantially all of our production is sold pursuant to agreements with pricing based on prevailing commodity prices, subject to adjustment for regional differentials and similar factors. We had no material delivery commitments as of March 31, 2014.

Competition

        The oil and natural gas business is highly competitive with respect to the search for and acquisition of additional reserves and in the sale of oil and natural gas. Our competitors principally consist of major and intermediate sized integrated oil and natural gas companies, independent oil and natural gas companies and individual producers and operators. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop our properties. These competitors may be able to pay more for properties and may be able to define, evaluate, bid for and purchase a greater number of properties than we can. Ultimately, our future success will depend on our ability to develop or acquire additional reserves at costs that allow us to remain competitive.

Offices

        We currently lease approximately 29,000 net square feet of office space in Denver, Colorado, where our principal office is located. The lease for the Denver office expires in 2024. We lease an additional 51,000 net square feet of office space in Carpinteria, California from 6267 Carpinteria Avenue, LLC. The lease for the Carpinteria office will expire in 2023. We also have leases for certain field offices which are insignificant on a quantitative basis. We believe that our office facilities are adequate for our current needs and that additional office space can be obtained if necessary.

Employees

        As of March 31, 2014, we had approximately 214 full-time employees, none of whom were party to collective bargaining arrangements.

Regulatory Environment

        Our oil and natural gas exploration, production and transportation activities are subject to extensive regulation at the federal, state and local levels. These regulations relate to, among other things, environmental and land-use matters, conservation, safety, pipeline use, drilling and spacing of wells, well stimulation, transportation, and forced pooling and protection of correlative rights among interest owners. The following is a summary of some key statutory and regulatory programs that affect our operations.

Environmental and Land Use Regulation

        A wide variety of environmental and land use regulations apply to companies engaged in the production and sale of oil and natural gas. These regulations have been changed frequently in the past and, in general, these changes have imposed more stringent requirements that increase operating costs and/or require capital expenditures to remain in compliance. Failure to comply with these requirements can result in civil and/or criminal penalties and liability for non-compliance, clean-up costs and other environmental damages. It also is possible that unanticipated developments or changes in the law could require us to make environmental expenditures significantly greater than those we currently expect.

        California Environmental Quality Act ("CEQA").    CEQA is a California statute that requires consideration of the environmental impacts of proposed actions that may have a significant effect on the environment. CEQA requires the responsible governmental agency to prepare an environmental impact report that is made available for public comment. The responsible agency also is required to consider mitigation measures. The party requesting agency action bears the expense of the report.

        Discharges to Waters.    The Federal Water Pollution Control Act of 1972, as amended (the "Clean Water Act"), and comparable state statutes impose restrictions and controls on the discharge of produced waters and other oil and natural gas wastes into regulated waters and wetlands. These controls generally have become more stringent over time, and it is possible that additional restrictions will be imposed in the future. These laws prohibit the discharge of produced water and sand, drilling fluids, drill cuttings and other substances related to the oil and natural gas industry into onshore, coastal and offshore waters without appropriate permits. Violation of the Clean Water Act and similar state regulatory programs can result in civil, criminal and administrative penalties for unauthorized discharges of oil, hazardous substances and other pollutants. They also can impose substantial liability for the costs of removal or remediation associated with discharges of oil, hazardous substances, or other pollutants.

        The Clean Water Act also regulates stormwater discharges from industrial properties and construction sites, and requires separate permits and implementation of a Stormwater Pollution Prevention Plan ("SWPPP") establishing best management practices, training, and periodic monitoring of covered activities. Certain operations also are required to develop and implement Spill Prevention, Control, and Countermeasure ("SPCC") plans or facility response plans to address potential oil spills.

        Oil Spill Regulation.    The Oil Pollution Act of 1990, as amended ("OPA"), amends and augments the Clean Water Act as it relates to oil spills. It imposes potentially unlimited liability on responsible parties without regard to fault for the costs of cleanup and other damages resulting from an oil spill in federal waters. Responsible parties include (i) owners and operators of onshore facilities and pipelines and (ii) lessees or permittees of offshore facilities. In addition, OPA requires parties responsible for offshore facilities to provide financial assurance to cover potential OPA liabilities in the amount of $35.0 million, which can be increased to $150.0 million in some circumstances.

        Regulations imposed by BOEMRE also require oil-spill response plans and oil-spill financial assurance from offshore oil and natural gas operations, whether operating in state or federal offshore waters. These regulations were designed to be consistent with OPA and other similar requirements.

        Under BOEMRE regulations, operators must join a cooperative that makes oil-spill response equipment available to its members. The California Department of Fish and Wildlife's Office of Oil Spill Prevention and Response ("OSPR") has adopted oil-spill prevention regulations that overlap with federal regulations. We have complied with these OPA, BOEMRE and OSPR requirements by adopting an offshore oil spill contingency plan and becoming a member of Clean Seas, LLC, a cooperative entity operated with other offshore operators to prevent and respond to oil spills in the offshore region in which we operate. See "—Remediation Plans and Procedures".

        Air Emissions.    Our operations are subject to local, state and federal regulations governing emissions of air pollutants. Local air-quality districts are responsible for much of the regulation of air-pollutant sources in California. California requires new and modified stationary sources of air pollutants to obtain permits prior to commencing construction. Major sources of air pollutants are subject to more stringent, federally based permitting requirements. Because of the severity of ozone levels in portions of California, the state has the most severe restrictions on emissions of volatile organic compounds ("VOCs") and nitrogen oxides ("NOX") of any state. Producing wells, natural gas plants and electric generating facilities all generate VOCs and NOX. Some of our producing wells are in counties that are designated as non-attainment for ozone and, therefore, potentially are subject to restrictive emission limitations and permitting requirements. California also operates a stringent program to control hazardous (toxic) air pollutants, and this program could require the installation of additional controls. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits generally are resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require us to forego construction, modification or operation of certain air-emission sources. Air emissions from oil and natural gas operations also are regulated by oil and natural gas permitting agencies, including BOEMRE, the California State Lands Commission ("CSLC"), and other local agencies.

        Waste Disposal.    We currently own or lease a number of properties that have been used for production of oil and natural gas for many years. Although we believe the prior owners and/or operators of those properties generally utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties we currently own or lease. State and federal laws applicable to oil and natural gas wastes have become more stringent. Under new laws, we could be required to remediate property, including groundwater, containing or impacted by previously disposed wastes (including wastes disposed of or released by prior owners or operators) or to perform remedial well-plugging operations to prevent future, or mitigate existing, contamination.

        We may generate wastes, including "solid" wastes and "hazardous" wastes that are subject to the federal Resource Conservation and Recovery Act, as amended ("RCRA"), and comparable state statutes, although certain oil and natural gas exploration and production wastes currently are exempt from regulation as hazardous wastes under RCRA. The federal Environmental Protection Agency ("EPA") has limited the disposal options for certain wastes designated as hazardous wastes under RCRA. Furthermore, it is possible that certain wastes generated by our oil and natural gas operations that currently are exempt from regulation as hazardous wastes may in the future be designated as hazardous wastes, and may therefore become subject to more rigorous and costly management, disposal and clean-up requirements. State and federal oil and natural gas regulations also provide guidelines for the storage and disposal of solid wastes resulting from the production of oil and natural gas, both onshore and offshore.

        Superfund.    Under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, also known as CERCLA or the Superfund law, and similar state laws, responsibility for the entire cost of cleanup of a contaminated site, as well as natural resource damages, can be imposed upon current or former site owners or operators, or upon any party who released one or more designated "hazardous substances" at the site, regardless of the lawfulness of the original activities that led to the contamination. CERCLA also authorizes EPA and, in some cases, third parties to take actions in response to threats to public health or the environment and to seek to recover from the potentially responsible parties the costs of such action. Although CERCLA generally excludes petroleum from the definition of hazardous substances, in the course of our operations we may have generated and may generate wastes that fall within CERCLA's definition of hazardous substances. We may also be an owner or operator of facilities at which hazardous substances have been released by previous owners or operators. We may be responsible under CERCLA for all or part of the costs of cleaning up facilities at which such substances have been released and for natural resource damages. We have not, to our knowledge, been identified as a potentially responsible party under CERCLA, nor are we aware of any prior owners or operators of our properties that have been so identified with respect to their ownership or operation of those properties.

        Abandonment, Decommissioning and Remediation Requirements.    Federal, state and local regulations provide detailed requirements for the abandonment of wells, closure or decommissioning of production and transportation facilities and the environmental restoration of operations sites. BOEMRE regulations, coupled with applicable lease and permit requirements and each property's specific development and production plan, prescribe the requirements for decommissioning our federally leased offshore facilities. CSLC and the California Department of Conservation, Division of Oil, Gas and Geothermal Resources ("DOGGR") are the principal state agencies responsible for regulating the drilling, operation, maintenance and abandonment of all oil and natural gas wells in the state, whether onshore or offshore. BOEMRE regulations require federal leaseholders to post performance bonds. See "—Potentially Material Costs Associated with Environmental Regulation of Our Oil and Natural Gas Operations—Plugging and Abandonment Costs" for a discussion of our principal obligations relating to the abandonment and decommissioning of our facilities.

        California Coastal Act.    The California Coastal Act regulates the conservation and development of California's coastal resources. The California Coastal Commission (the "Coastal Commission") works with local governments to make permit decisions for new developments in certain coastal areas and reviews local coastal programs, such as land-use restrictions. The Coastal Commission also works with the OSPR to protect against and respond to coastal oil spills. The Coastal Commission has direct regulatory authority over offshore oil and natural gas development within the state's three mile jurisdiction and has authority, through the Federal Coastal Zone Management Act, over federally permitted projects that affect the state's coastal zone resources. We conduct activities that may be subject to the California Coastal Act and the jurisdiction of the Coastal Commission.

        Marine Protected Areas ("MPAs").    In 2000, President Clinton issued Executive Order 13158, which directs federal agencies to strengthen management, protection and conservation of existing MPAs and to establish new MPAs. The executive order requires federal agencies to avoid causing harm to MPAs through federally conducted, approved, or funded activities. The order also directs EPA to propose new regulations under its Clean Water Act authority to ensure protection of the marine environment. This order and related Clean Water Act regulations have the potential to adversely affect our operations by restricting areas in which we may engage in future exploration, development, and production operations and by causing us to incur increased expenses.

        Naturally Occurring Radioactive Materials ("NORM").    Our operations my generate wastes containing NORM. Certain oil and natural gas exploration and production activities can enhance the radioactivity of NORM. NORM primarily is regulated by state radiation control regulations. The Occupational Safety and Health Administration also has promulgated regulations addressing the handling and management of NORM. These regulations impose certain requirements regarding worker protection, the treatment, storage, and disposal of NORM waste, the management of NORM containers, tanks, and waste piles, and certain restrictions on the uses of land with NORM contamination.

        Other Environmental Regulation.    Our leases in federal waters on the Outer Continental Shelf are administered by BOEMRE and require compliance with detailed BOEMRE regulations and orders. Under certain circumstances, BOEMRE may require any of our operations on federal leases to be suspended or terminated. Any such suspension or termination could materially and adversely affect our financial condition and operations.

        Our offshore leases in state waters or "tidelands" (within three miles of the coastline) are administered by the state of California and require compliance with certain CSLC and DOGGR regulations. CSLC serves as the lessor of our state offshore leases and is charged with overseeing leasing, exploration, development and environmental protection of the state tidelands.

        Commencing with the Cunningham Shell Act of 1955, California has enacted several pieces of legislation that withhold state tidelands from oil and natural gas leasing. The Cunningham Shell Act protects an area of tidelands offshore Santa Barbara County that stretches west from Summerland Bay to Coal Oil Point, and includes waters offshore the unincorporated area of Montecito, the City of Santa Barbara and the University of California at Santa Barbara. It also protects the state tidelands around the islands of Anacapa, Santa Cruz, Santa Rosa and San Miguel. In 1994, California enacted the California Sanctuary Act which, with three exceptions, prohibits leasing of any state tidelands for oil and natural gas development. Oil and natural gas leases in effect as of January 1, 1995 are unaffected by this legislation until such leases revert back to the state, at which time they will become part of the California Coastal Sanctuary. This legislation does not restrict our existing state offshore leases or our current or planned future operations.

        Recent and future environmental regulations, including additional federal and state restrictions on greenhouse gas ("GHG") emissions that have been or may be passed in response to climate change concerns, may increase our operating costs and also reduce the demand for the oil and natural gas we produce. EPA has issued a notice of finding and determination that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment, which allows EPA to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act. EPA has begun to implement GHG-related reporting and permitting rules, with which we are complying. Similarly, the U.S. Congress has considered and may in the future consider "cap and trade" legislation that would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission "allowances" corresponding to their annual emissions of GHGs. On September 27, 2006, California's governor signed into law Assembly Bill (AB) 32, known as the "California Global Warming Solutions Act of 2006," which established a statewide cap on GHGs designed to reduce the state's GHG emissions to 1990 levels by 2020 and establishes a "cap and trade" program. On March 28, 2014, the Obama administration announced that in the spring of 2014, EPA will assess several sources of methane and other emissions from the oil and gas sector. In the fall of 2014, EPA is expected to determine how to pursue further methane reductions from these sources. If EPA decides to develop additional regulations, it plans to complete those regulations by the end of 2016. The Administration also announced that it will identify "downstream" methane reduction opportunities at some point in the future. Later this year, the BLM will propose updated standards to reduce venting and flaring from oil and gas production on public lands. The California Air Resources Board adopted regulations that went into effect on January 1, 2012. Our current operations are subject to the reporting requirements of these regulations; however, no operations are subject to current California "cap and trade" regulations.

        On August 16, 2012, EPA published final rules that established new air emission controls for oil and natural gas production and natural gas processing operations. Specifically, the rules included New Source Performance Standards to address emissions of sulfur dioxide and volatile organic compounds ("VOCs"), and a separate set of emission standards to address hazardous air pollutants frequently associated with oil and natural gas production and processing activities. The rules established specific new requirements for emissions from compressors, dehydrators, storage tanks and other production equipment, as well as more stringent leak detection requirements for natural gas processing plants. EPA received numerous requests for reconsideration of these rules from both industry and the environmental community, as well as court challenges to the rules. In September 2013, EPA issued revised rules that were responsive to some industry concerns.

        Other environmental protection statutes that may impact our operations include the Marine Mammal Protection Act, the Marine Life Protection Act, the Marine Protection, Research, and Sanctuaries Act of 1972, the Endangered Species Act, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act.

Potentially Material Costs Associated with Environmental Regulation of Our Oil and Natural Gas Operations

        Significant potential costs relating to environmental and land-use regulations associated with our existing properties and operations include those relating to (i) plugging and abandonment of facilities, (ii) clean-up costs and damages due to spills or other releases, and (iii) penalties imposed for spills, releases or non-compliance with applicable laws and regulations. As is customary in the oil and natural gas industry, we typically have contractually assumed, and may assume in the future, obligations relating to plugging and abandonment, clean-up and other environmental costs in connection with our acquisition of operating interests in fields, and these costs can be significant.

        Plugging and Abandonment Costs.    Our operations, and in particular our offshore platforms and related facilities, are subject to stringent abandonment and closure requirements imposed by BOEMRE and the state of California. With respect to the Santa Clara Federal Unit, Chevron retained most of the abandonment obligations relating to the platforms and facilities when it sold the fields to us in 1999. We are responsible for abandonment costs relating to the wells and to any expansions or modifications we made following our acquisition of the fields. We also agreed to assume from Chevron all abandonment obligations associated with its 25% interest in the infrastructure (but not the wells) in the Dos Cuadras field. We agreed to assume all of the abandonment costs relating to the operations, including platform Holly, in the South Ellwood field when we purchased it from Mobil Oil Corporation in 1997.

        As described in the notes to our financial statements, we have estimated the present value of our aggregate asset retirement obligations to be $38.3 million as of March 31, 2014. This figure reflects the expected future costs associated with site reclamation, facilities dismantlement and plugging and abandonment of wells. The discount rates used to calculate the present value varied depending on the estimated timing of the obligation, but typically ranged between 4% and 9%. Actual costs may differ from our estimates. Our financial statements do not reflect any liabilities relating to other environmental obligations.

        Under a variety of applicable laws and regulations, including CERCLA, RCRA and BOEMRE regulations, we could in some circumstances be held responsible for abandonment and clean-up costs relating to our operations, both onshore and offshore, notwithstanding contractual arrangements that assign responsibility for those costs to other parties.

        Clean-up Costs.    Certain of our facilities have known environmental contamination for which we will be responsible for the associated clean-up efforts, subject to our right to be indemnified by third parties in some cases. The regulators have generally not yet determined the applicable clean-up requirements associated with the facilities. However, we expect that we will be permitted to defer remedial actions until we cease operations at the relevant facilities. As the clean-up is expected to be performed at the end of the useful life of the relevant facilities, we have included estimates for the cost of the clean-up in our asset retirement obligations reflected in our financial statements.

        Penalties for Non-Compliance.    We believe that our operations are in material compliance with all applicable oil and natural gas, safety, environmental and land-use laws and regulations. However, from time to time we receive notices of noncompliance with Clean Air Act and other requirements from relevant regulatory agencies. We received a number of minor notices of violation ("NOVs") from regulatory agencies in 2013. We do not expect to incur significant penalties with respect to any outstanding NOV. See "—Legal Proceedings."

Other Regulation

        The pipelines we use to gather and transport our oil and natural gas are subject to regulation by the U.S. Department of Transportation ("DOT") under the Hazardous Liquids Pipeline Safety Act of 1979, as amended ("HLPSA"), and the Pipeline Safety Act of 1992, which relate to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. Under the Pipeline Safety Act, the Research and Special Programs Administration of DOT is authorized to require certain pipeline modifications as well as operational and maintenance changes. We believe our pipelines are in substantial compliance with HLPSA and the Pipeline Safety Act. Nonetheless, we could incur significant expenses if new or additional safety requirements are implemented.

        The rates, terms and conditions applicable to the interstate transportation of natural gas by pipelines are regulated by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act and the Natural Gas Policy Act. Since 1985, FERC has implemented regulations intended to increase competition within the natural gas industry by making natural gas transportation more accessible to natural gas buyers and sellers on an open-access, non-discriminatory basis.

        The rates, terms, and conditions applicable to the interstate and intrastate transportation of oil by pipelines is regulated by, respectively, the FERC under the Interstate Commerce Act and the California Public Utilities Commission under the California Public Resources Code.

        The safety of our operations primarily is regulated by the BOEMRE, the CSLC, the Coast Guard and the Occupational Safety and Health Administration. We believe our facilities and operations are in substantial compliance with the applicable requirements of those agencies. In the event different or additional safety measures are required in the future, we could incur significant expenditures to meet those requirements.

Legal Proceedings

        In the ordinary course of our business we are named from time to time as a defendant in various legal proceedings. We maintain liability insurance and believe that our coverage is reasonable in view of the legal risks to which our business is subject.

        Beverly Hills Litigation—Between June 2003 and April 2005, six lawsuits were filed against Venoco, certain other energy companies, the City of Beverly Hills (the "City") and the Beverly Hills Unified School District in Los Angeles County Superior Court by persons who attended Beverly Hills High School or who were or are citizens of Beverly Hills/Century City or visitors to that area during the time period running from the 1930s to 2005 (the "Beverly Hills Lawsuits"). Plaintiffs alleged that exposure to substances in the air, soil and water that originated from either oil-field or other operations in the area were the cause of their cancers and other maladies. In July 2012 Venoco entered into a settlement agreement, for an immaterial amount, pursuant to which all pending cases against it were dismissed with prejudice.

        The City and its insurance companies have made claims for indemnity against Venoco and others related to costs incurred by the City in defending itself against the Beverly Hills Lawsuits, which Venoco and the other defendants are disputing. Venoco believes that these claims for indemnity are without merit. Based on information known to Venoco, it does not believe that it is probable that the indemnity claims will result in a material judgment against it. Therefore, no liability has been accrued.

        Delaware Litigation—In August 2011 Timothy Marquez, the then- Chairman and CEO of Venoco, submitted a nonbinding proposal to the board of directors of Venoco to acquire all of the shares of Venoco he did not beneficially own for $12.50 per share in cash (the "Marquez Proposal"). As a result of that proposal, three lawsuits were filed in the Delaware Court of Chancery in September 2011 against Venoco and each of its directors by shareholders alleging that Venoco and its directors had breached their fiduciary duties to the shareholders in connection with the Marquez Proposal. On January 16, 2012, Venoco entered into a Merger Agreement with Mr. Marquez and certain of his affiliates pursuant to which Venoco, Mr. Marquez and his affiliates would effect the going private transaction. Following announcement of the Merger Agreement, five additional suits were filed in Delaware (three in January and two in February) and three suits were filed in federal court in Colorado (two in January and one in February) naming as defendants Venoco and each of its directors. In March 2013 the plaintiffs in Delaware filed a consolidated amended class action complaint in which they requested that the court determine among other things that (i) the merger consideration is inadequate and the Merger Agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable and (ii) the merger should be rescinded or in the alternative, the class should be awarded damages to compensate them for the loss as a result of the breach of fiduciary duties by the defendants. The Colorado actions have been administratively closed pending resolution of the Delaware case. Venoco has reviewed the allegations contained in the amended complaint and believe they are without merit. Trial in this matter is expected to occur in 2015.

        Denbury Arbitration—In January 2013 Venoco and its wholly owned subsidiary, TexCal Energy South Texas, L.P. ("TexCal"), notified Denbury through its subsidiary Denbury Onshore, LLC that it was invoking the arbitration provisions contained in contracts between TexCal and Denbury pursuant to which TexCal conveyed its interest in the Hastings Complex to Denbury and retained a reversionary interest. Denbury is obligated to convey the reversionary interest to TexCal at "payout," as defined in the contracts. The dispute involves the calculation of the cost of CO2 delivered to the Hastings Complex which is used in Denbury's enhanced oil recovery operations. Venoco believes that Denbury has materially overcharged the payout account for the cost of CO2 and the cost of transporting it to the Hastings Complex. In December 2013 a three member arbitration panel ruled unanimously that Venoco's interpretation of the contracts was correct. In January 2014, Denbury requested that the arbitration panel modify its decision in a way that could increase the cost of CO2 delivered to the Hastings Complex. In March 2014, the arbitration panel affirmed its decision consistent with Venoco's position. In late March 2014, Denbury filed a petition in Harris County Texas District Court to modify and vacate the arbitration award. In May 2014 Venoco filed an opposition to Denbury's petition and requested that the Texas District Court confirm the arbitration award. A hearing on the matter is set for June 2014. Venoco believes that the court will uphold the arbitration award.

        Other—In addition, Venoco is a party from time to time to other claims and legal actions that arise in the ordinary course of business. We believe that the ultimate impact, if any, of these other claims and legal actions will not have a material effect on our consolidated financial position, results of operations or liquidity.

 SELECTED FINANCIAL DATA

        The table below contains selected consolidated financial data. The statement of operations, cash flow, balance sheet and other financial data for each year has been derived from our consolidated financial statements. As a result of the going private transaction on October 3, 2012, Denver Parent and Venoco are entities under the common control of Mr. Marquez and his affiliates. The consolidated financial data for Denver Parent prior to 2012 is identical to Venoco. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our consolidated financial statements and the related notes included elsewhere in this prospectus. No pro forma adjustments have been made for the acquisitions and divestitures of oil and natural gas properties, which will affect the comparability of the data below.

        Amounts are in thousands.

	Years Ended December 31,				Three Months Ended March 31,
	2010	2011	2012	2013	2013	2014
	(in thousands)
					(unaudited)
Statement of Operations Data:
Oil and natural gas sales	$290,608	$323,423	$350,426	$313,373	$85,959	$62,538
Other	4,684	5,355	6,090	4,129	1,304	459

Total revenues	295,292	328,778	356,516	317,502	87,263	62,997
Lease operating expense	84,255	94,100	91,888	77,786	18,531	19,468
Production and property taxes	6,701	6,376	9,688	3,521	1,127	1,736
Transportation expense	9,102	9,348	5,169	181	38	57
Depletion, depreciation and amortization	78,504	85,817	86,780	48,840	11,572	11,176
Accretion of asset retirement obligations	6,241	6,423	5,768	2,477	656	667
General and administrative, net of amounts capitalized	37,554	39,186	55,186	50,664	14,975	8,916

Total expenses	222,357	241,250	254,479	183,469	46,899	42,020

Income (loss) from operations	72,935	87,528	102,037	134,033	40,364	20,977
Interest expense, net	40,584	61,113	74,069	86,640	23,804	21,123
Amortization of deferred loan costs	2,362	2,310	2,997	4,754	1,365	1,077
Interest rate derivative losses (gains), net	31,818	1,083	—	—	—	—
Loss on extinguishment of debt	—	1,357	1,520	58,472	21,297	—
Commodity derivative losses (gains), net	(68,049)	(40,649)	72,949	12,607	3,343	(2,095)

Total financing costs and other	6,715	25,214	151,535	162,473	49,809	20,105

Income (loss) before income taxes	66,220	62,314	(49,498)	(28,440)	(9,445)	872
Income tax provision (benefit)	(1,300)	—	—	—	—	—

Net income (loss)	$67,520	$62,314	$(49,498)	$(28,440)	$(9,445)	$872

Cash Flow Data:
Cash provided (used) by:
Operating activities	$160,673	$125,496	$161,137	$84,834	$(6,767)	$(11,524)
Investing activities	(108,296)	(246,481)	(56,630)	(3,453)	61,141	(26,375)
Financing activities	(47,772)	124,126	(58,354)	(118,363)	(107,549)	41,983
Other Financial Data:
Capital expenditures	$211,621	$246,228	$228,054	$104,485	$28,574	$26,182
Balance Sheet Data (end of period):
Cash and cash equivalents	$5,024	$8,165	$54,318	$17,336	$1,143	$21,420
Property, plant and equipment, net	648,044	810,465	648,602	662,629	640,647	667,386
Total assets	750,923	929,744	849,903	736,719	707,920	747,807
Long-term debt, excluding current portion	633,592	686,958	909,190	953,501	927,881	998,827
Total stockholders' equity (deficit)	(84,237)	73,028	(351,836)	(376,423)	(361,290)	(373,951)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with our financial statements and related notes and the other financial information appearing in this prospectus. Because Denver Parent is a holding company that owns all of the outstanding stock of Venoco and no other assets, and has no liabilities other than the notes (and, prior to the issuance of the notes, certain senior secured notes that are no longer outstanding), the following discussion reflects the results of operations and financial condition of Venoco and its subsidiaries, adjusted where appropriate to reflect the interest expense and other matters related to Denver Parent's notes. As noted in "Prospectus Summary," in this prospectus (i) references to "Denver Parent" and "DPC" refer only to Denver Parent, (ii) references to the "Company," "we," "our" and "us" refer, for periods following the going private transaction, to Denver Parent and its subsidiaries, including Venoco and its subsidiaries, and for periods prior to the going private transaction, to Venoco and its subsidiaries and (iii) references to "Venoco" refer to Venoco and its subsidiaries.

Overview

        We are an independent energy company primarily engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties. Our strategy is to grow through exploration, exploitation and development projects we believe to have the potential to add significant reserves on a cost-effective basis and through selective acquisitions of underdeveloped properties. In the execution of our strategy, our management is principally focused on economically developing additional reserves and on maximizing production levels through exploration, exploitation and development activities in a manner consistent with preserving adequate liquidity and financial flexibility.

Capital Expenditures

        Our 2014 development, exploitation and exploration capital expenditure budget is $88 million, of which approximately $84 million is expected to be devoted to our legacy Southern California assets and approximately $4 million to onshore Monterey shale activities. In the first quarter of 2014 our development, exploitation and exploration capital expenditures were $26 million, with approximately $25 million incurred for Southern California legacy projects and $1 million for onshore Monterey projects.

        The aggregate levels of capital expenditures for the remainder of 2014, and the allocation of those expenditures, are dependent on a variety of factors, including changes in commodity prices, permitting issues, the availability of capital resources to fund the expenditures and changes in our business assessments as to where our capital can be most profitably employed. Accordingly, the actual levels of capital expenditures and the allocation of those expenditures may vary materially from our estimates. The following summarizes certain significant aspects of our 2014 capital spending program.

Southern California—Exploitation and Development

        In the first quarter of 2014, as a result of a prolonged shutdown of the third party pipeline that delivers our South Ellwood oil, platform Holly was shut in for approximately 20 days. In order to minimize full-year 2014 downtime, we moved our annual South Ellwood maintenance shutdown from October up to March to coincide with the pipeline shutdown. We continue to analyze wellbore communication in the field, and while data shows that certain wells are in communication, production rates from these wells appear to be stabilizing.

        The Coal Oil Point structure is located on the north east side of the South Ellwood field and contains a geologic structure that is separate from the main portion of the field. We successfully completed a well drilled to a probable location in the Coal Oil Point structure in the second half of

2013 and we are currently drilling a development well in the structure, which we plan to complete in the second quarter of 2014.

        In addition, during 2013, we replaced the existing de-rated power cable to Platform Holly. The new power cable will provide us with the ability to place additional wells on electric submersible pumps (in lieu of gas lift), which is expected to improve our recovery capabilities. One well was converted to electric submersible pump on Platform Holly in the first quarter of 2014.

        In the West Montalvo field, we have pursued an active workover, recompletion and return to production program that has resulted in significant production gains since we acquired the field in May 2007. Beginning in 2011, we began an active drilling program in the field and we continue to evaluate our drilling results and refine our development program for the coming years. During the first quarter of 2014, we spud one proved undeveloped location in the field and completed two wells spud in 2013. The field has not been fully delineated offshore or fully developed onshore. We plan to drill one additional proved undeveloped location and two probable locations at the field in the remainder of 2014. After wells in this field are drilled and completed, they must be allowed to produce without artificial lift until production diminishes to a low level, a process that may require several months. Production typically increases significantly once the well is placed on artificial lift. Of the four wells completed in the field since the beginning of 2013, three are currently on artificial lift. In the first quarter of 2014, we completed a 3D seismic shoot over the field and are now processing the data, which should advance our understanding of the area for future drilling efforts.

        During the first quarter of 2014 we performed one recompletion at Sockeye, and plan to drill two development wells in the M-2 zone from Platform Gail during the remainder of 2014. We currently produce from the Sockeye M-2 zone, and we plan to drill infill development wells in the M-2 because we believe it is an underdeveloped zone.

Southern California—Onshore Monterey Shale

        In 2006, we began actively leasing onshore acreage in Southern California targeting the Monterey shale. Our onshore Monterey shale acreage position currently totals approximately 42,000 gross and 30,000 net acres and is located primarily in three basins: Santa Maria, Salinas Valley and San Joaquin.

        Since 2010, we have pursued an active drilling program targeting the onshore Monterey shale formation. From that time through March 31, 2014, we have spud 29 wells and have set casing on 26 of those wells. To date, we have not seen material levels of production or reserves from the program and have, following the completion of the going private transaction, reduced our capital expenditures related to the project.

Trends Affecting our Results of Operations

        Oil and Natural Gas Prices.    Historically, prices received for our production have been volatile and unpredictable, and that volatility is expected to continue. Changes in the market prices for oil directly impact many aspects of our business, including our financial condition, revenues, results of operations, liquidity, rate of growth, carrying value of our properties, value of our proved reserves and borrowing capacity under Venoco's revolving credit facility, all of which depend in part upon those prices. We expect to have minimal exposure to changes in natural gas prices for the foreseeable future.

        We employ a hedging strategy designed to reduce the variability in cash flows resulting from changes in oil prices. As of May 13, 2014, we had hedge contract floors covering 6,175 barrels of oil per day and 2,000 mcf per day of natural gas for the remainder of 2014. We have also secured hedge contracts for portions of our 2015 and 2016 production. See "Quantitative and Qualitative Disclosures About Market Risk—Commodity Derivative Transactions" for further details concerning our hedging activities.

        Our sales contracts are based on certain Southern California crude price indexes, which have in recent periods correlated more closely with Brent prices than with NYMEX WTI prices.

        Expected Production.    Our 2014 capital spending has been allocated approximately 95% to our legacy Southern California fields and 5% to our onshore Monterey shale program. As discussed above, first quarter production was adversely affected by a prolonged shutdown of the pipeline that transports our South Ellwood field oil. However, with our continued focus on development of our oil producing Southern California assets, we expect production for 2014 as a whole to be similar to 2013. Our expectations in this regard are subject to, among other things, the success of the Coal Oil Point well we are currently drilling. In addition, we have been informed by the operator of the pipeline that transports our South Ellwood oil that it is currently considering an additional five to seven day shutdown of the pipeline. We would expect any such shutdown to occur in the fourth quarter of 2014. We will work with the operator to minimize the impact of any such shutdown. Our current forecast assumes that any additional shutdown will have a minimal impact on our production for the year; however, this assumption could prove to be incorrect.

        The extended shutdown at our South Ellwood field had a significant negative impact on our per BOE expense metrics for the first quarter 2014.

        Lease Operating Expenses.    Lease operating expenses ("LOE") of $27.81 per BOE for the first quarter of 2014 were higher than our full year 2013 results of $22.44 per BOE. However, we expect that our LOE per BOE for the full year 2014 will be generally consistent with 2013.

        Property and Production Taxes.    Property and production taxes of $2.48 per BOE for the first quarter of 2014 were higher than our full year 2013 results of $1.02 per BOE. We expect our 2014 property and production taxes to be higher on a per BOE basis than they were in 2013. Our ad valorem tax expense is highly sensitive to drilling results and the estimated present value of future net cash flows from new wells, and may be volatile in the future.

        General and Administrative Expenses.    General and administrative expenses were $11.76 per BOE (excluding non-cash share-based compensation charges of $0.98 per BOE) for the first quarter of 2014 compared to $11.82 per BOE for the full year 2013 (excluding non-cash share-based compensation charges of $2.79 per BOE). Excluding share-based compensation charges, we expect our 2014 G&A costs to be less than they were in 2013 on an aggregate and per BOE basis. In connection with the going private transaction, our equity based awards were converted into cash settlement (or liability) awards. We measure liability awards based on the award's fair value remeasured at each reporting date until the date of settlement. Compensation costs for each period until settlement is based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date). As a result of these changes, our share-based compensation expense will likely fluctuate more than when these awards were equity based. DPC incurs only nominal general and administrative expenses.

        Depreciation, Depletion and Amortization (DD&A).    DD&A for the first quarter of 2014 was $15.97 per BOE compared to $14.09 per BOE for the full year 2013. We expect our 2014 DD&A to be similar on a per BOE basis compared to our 2013 results.

        Commodity Derivative Gains and Losses.    We do not account for commodity derivative contracts as cash flow hedges. Commodity derivative gains and losses include settlements of commodity derivative contracts, changes in fair value of open commodity derivative contracts and amortization of derivative premiums. The fair value of the open commodity derivative instruments will continue to change in value until the transactions are settled. Therefore, we expect our net income to reflect the volatility of commodity price forward markets. Our cash flows will only be affected upon settlement of the transactions at the current market prices at that time. Cash settlement of derivative instruments represents the difference between the strike prices in contracts settled during the period and the ultimate settlement prices. Payments actually due to or from counterparties on these derivatives will typically be offset by corresponding changes in prices ultimately received from the sale of our production. We have incurred significant commodity derivative gains and losses in recent periods and may continue to incur these types of gains and losses in the future.

        Income Tax Provision (Benefit).    We incurred losses before income taxes in 2008, 2009, 2012 and 2013 as well as taxable losses in each of the tax years from 2007 through 2013. These losses and expected future taxable losses were key considerations that led us to conclude that we should maintain a full valuation allowance against our net deferred tax assets at December 31, 2013 and March 31, 2014 since we could not conclude that it is more likely than not that the net deferred tax assets will be fully realized. As long as we continue to conclude that we have a need for a full valuation allowance against our net deferred tax assets, we likely will not have any income tax expense or benefit other than for federal alternative minimum tax expense or for state income taxes. Future events or new evidence which may lead us to conclude that it is more likely than not that our net deferred tax assets will be realized include, but are not limited to, cumulative historical pre-tax earnings; consistent and sustained pre-tax earnings; sustained or continued improvements in oil prices; meaningful incremental oil production and proved reserves from development efforts at our Southern California legacy properties; consistent, meaningful production and proved reserves from our onshore Monterey shale project; meaningful production and proved reserves from the CO2 project at the Hastings Complex; and taxable events resulting from one or more deleveraging transactions. We will continue to evaluate whether the valuation allowance is needed in future reporting periods.

        Our expectations with respect to future production rates, expenses and the other matters discussed above are subject to a number of uncertainties, including those discussed and referenced in "Risk Factors." For example, with respect to future production rates, uncertainties include those associated with third party services, limitations on capital expenditures resulting from the terms of our debt agreements, the availability of drilling rigs, oil prices, events resulting in unexpected downtime, permitting issues and drilling success rates.

Results of Operations

        The following table reflects the components of our oil and natural gas production and sales prices, and our operating revenues, costs and expenses, for the periods indicated. No pro forma adjustments have been made for the acquisitions and divestitures of oil and natural gas properties, which will affect the comparability of the data below. The information set forth below is not necessarily indicative of future results.

	Years Ended December 31,			Three Months Ended March 31,
	2011	2012	2013	2013	2014
Production Volume(1):
Oil (MBbls)	2,441	2,940	3,180	811	655
Natural gas (MMcf)	23,923	20,430	1,724	873	269
MBOE(2)	6,428	6,345	3,467	957	700
Daily Average Production Volume:
Oil (Bbls/d)	6,688	8,033	8,712	9,011	7,278
Natural gas (Mcf/d)	65,542	55,820	4,723	9,700	2,989
BOE/d(2)	17,612	17,336	9,499	10,628	7,776
Oil Price per Bbl Produced (in dollars):
Realized price	$91.00	$97.28	$95.79	$99.71	$94.55
Realized commodity derivative gain (loss)	(2.48)	(10.32)	(7.66)	(10.79)	(5.38)

Net realized price	$88.52	$86.96	$88.13	$88.92	$89.17

Natural Gas Price per Mcf Produced (in dollars):
Realized price	$4.02	$2.88	$4.06	$3.71	$6.06
Realized commodity derivative gain (loss)	1.03	0.25	—	—	—

Net realized price	$5.05	$3.13	$4.06	$3.71	$6.06

Expense per BOE:
Lease operating expense	$14.64	$14.48	$22.44	$19.36	$27.81
Production and property taxes	$0.99	$1.53	$1.02	$1.18	$2.48
Transportation expenses	$1.45	$0.81	$0.05	$0.04	$0.08
Depletion, depreciation and amortization	$13.35	$13.68	$14.09	$12.09	$15.97
General and administrative expense, net(3)	$6.10	$8.70	$14.61	$15.65	$12.74
Interest expense	$9.51	$11.67	$24.99	$24.87	$30.18

(1)
Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal). Revenue accruals are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on pipeline inventories, oil pipeline sales nominations, and prior to February 2012, the timing of barge deliveries and oil in tanks.

(2)
BOE is determined using the ratio of one barrel of oil or natural gas liquids to six Mcf of natural gas.

(3)
Net of amounts capitalized.

        See "Business and Properties—Production, Prices, Costs and Balance Sheet Information" beginning on page 57 for a presentation of reserves and production on a field-by-field basis for the periods shown above.

Comparison of Quarter Ended March 31, 2014 to Quarter Ended March 31, 2013

        Oil and Natural Gas Sales.    Oil and natural gas sales decreased $23.5 million (27%) to $62.5 million in the first quarter of 2014 compared to $86.0 million in the first quarter of 2013. The decrease was due to lower oil and natural gas production, and lower oil prices, as described below.

        Oil sales decreased by $21.8 million (26%) in the first quarter of 2014 to $60.9 million compared to $82.7 million in the first quarter of 2013. Oil production decreased by 19%, with production of 655 MBbls in the first quarter of 2014 compared to 811 MBbls in the first quarter of 2013. The decrease is primarily due to lower production at our South Ellwood field, resulting from a prolonged shutdown of the third party pipeline that delivers our South Ellwood oil. Our average realized price for oil decreased $5.16 per Bbl (5%) from $99.71 per Bbl in the first quarter of 2013 to $94.55 per Bbl for the first quarter of 2014.

        Natural gas sales decreased $1.6 million (50%) in the first quarter of 2014 to $1.6 million compared to $3.2 million in the first quarter of 2013. Natural gas production decreased by 69% in the first quarter of 2014, with production of 269 MMcf compared to 873 MMcf in the first quarter of 2013. The decrease is primarily due to the sale of Sacramento Basin assets. Our average realized price for natural gas increased $2.35 per Mcf (63%) from $3.71 per Mcf in the first quarter of 2013 to $6.06 per Mcf in the first quarter of 2014.

        Other Revenues.    Other revenues decreased $0.8 million in the first quarter of 2014 to $0.5 million compared to $1.3 million in the first quarter of 2013. The decrease is primarily due to lower pipeline revenue in the first quarter of 2014.

        Lease Operating Expenses.    Lease operating expenses ("LOE") increased $1.0 million (5%) in the first quarter of 2014 to $19.5 million compared to $18.5 million in the first quarter of 2013. The increase was primarily due to the annual maintenance shutdown at our South Ellwood field and higher significant repairs at Sockeye in the first quarter of 2014. The expenses incurred as a result of the annual maintenance shutdown occurred concurrently with a period of reduced production, which resulted in an increase in the per unit costs. On a per unit basis, LOE increased by $8.45 per BOE from $19.36 in the first quarter of 2013 to $27.81 in the first quarter of 2014.

        Property and Production Taxes.    Property and production taxes increased $0.6 million (54%) in the first quarter of 2014 to $1.7 million compared to $1.1 million in the first quarter of 2013. The increase is primarily due to higher property taxes from prior drilling results at our South Ellwood and West Montalvo fields. On a per BOE basis, property and production taxes increased $1.30 per BOE to $2.48 in the first quarter of 2014 from $1.18 in the first quarter of 2013.

        Depletion, Depreciation and Amortization (DD&A).    DD&A expense decreased $0.4 million (3%) to $11.2 million in the first quarter of 2014 compared to $11.6 million in the first quarter of 2013. The decrease was primarily due to lower production in the first quarter of 2014. DD&A expense on a per unit basis increased $3.88 per BOE to $15.97 per BOE for the first quarter of 2014 compared to $12.09 per BOE for the first quarter of 2013.

        Accretion of Abandonment Liability.    Accretion expense remained relatively constant at $0.7 million in the first quarter of 2014 and 2013.

        General and Administrative (G&A).    The following table summarizes the components of Venoco's general and administrative expense incurred during the periods indicated (in thousands):

	Three Months Ended March 31,
	2013	2014
General and administrative costs	$13,623	$10,605
Share-based compensation costs	7,645	2,645
General and administrative costs capitalized	(6,293)	(4,588)

General and administrative expense, net of amounts capitalized	$14,975	$8,662

        Venoco G&A expenses decreased $6.3 million (42%) to $8.7 million in the first quarter of 2014 compared to $15.0 million in the first quarter of 2013. The decrease is due to lower employee related

G&A costs and lower share-based compensation expense of $1.8 million (net of amount capitalized) charged to G&A in the first quarter of 2014 compared to $5.8 million (net of amount capitalized) in the first quarter of 2013. In connection with the going private transaction, our equity based awards were converted into cash settlement (or liability) awards. As a result of these changes, we expect that our share-based compensation expense will likely fluctuate more than when these awards were equity based. Excluding the effect of the non-cash share-based compensation expense, G&A expense decreased to $11.40 per BOE in the first quarter of 2014 from $13.14 per BOE in the first quarter of 2013.

        DPC incurred nominal G&A expenses during the first quarter of 2014 of $0.2 million.

        Interest Expense.    For Venoco, interest expense decreased $6.0 million (31%) to $12.9 million in the first quarter of 2014 compared to $18.9 million in the first quarter of 2013. The decrease was primarily the result of the repayment of Venoco's 11.50% senior notes in the third quarter of 2013. For DPC, interest expense decreased $2.7 million (11%) to $21.1 million in the first quarter of 2014 compared to $23.8 million in the first quarter of 2013. The incremental difference of $8.2 million from Venoco's total interest expense to DPC's total consolidated interest expense was due to interest on DPC's 12.25% / 13.00% senior PIK toggle notes.

        Amortization of Deferred Loan Costs.    For Venoco, amortization of deferred loan costs decreased $0.3 million (25%) to $0.8 million in the first quarter of 2014 compared to $1.1 million in the first quarter of 2013. For DPC, amortization of deferred loan costs decreased $0.3 million (21%) to $1.1 million in the first quarter of 2014 compared to $1.4 million in the first quarter of 2013. The costs incurred relate to our loan agreements and are amortized over the estimated lives of the agreements.

        Commodity Derivative Losses (Gains), Net.    The following table sets forth the components of commodity derivative losses (gains), net in our condensed consolidated statements of operations for the periods indicated (in thousands):

	Three Months Ended March 31,
	2013	2014
Realized commodity derivative losses (gains)	$14,617	$3,525
Amortization of commodity derivative premiums	949	1,204
Unrealized commodity derivative losses (gains) for changes in fair value	(12,223)	(6,824)

Commodity derivative losses (gains), net	$3,343	$(2,095)

        Realized commodity derivative gains or losses represent the difference between the strike prices in the contracts settled during the period and the ultimate settlement prices. The realized commodity derivative losses in the first quarter of 2013 and 2014 reflect the settlement of contracts at prices above the relevant strike prices. In addition, in the first quarter of 2013, we unwound all outstanding natural gas derivative contracts as a result of the sale of our Sacramento Basin assets at a cost of $3.8 million, and partially unwound certain oil basis swaps at a cost of $2.1 million, realizing total losses of $5.9 million. Unrealized commodity derivative (gains) losses represent the change in the fair value of our open derivative contracts from period to period. Derivative premiums are amortized over the term of the underlying derivative contracts.

        Income Tax Expense (Benefit).    Due to our valuation allowance, there was no income tax expense (benefit) recorded for the quarters ended March 31, 2014 or 2013. As long as we continue to conclude that we have a need for a full valuation allowance against our net deferred tax assets, we likely will not have any income tax expense or benefit other than for federal alternative minimum tax expense or for state income taxes.

        Net Income (Loss).    For Venoco, net income for the first quarter of 2014 was $9.6 million compared to the net loss of $4.2 million for the same period in 2013. For DPC, net income for the first quarter of 2014 was $0.9 million compared to the net loss of $9.5 million for the same period in 2013. The changes between periods is the result of the items discussed above.

Comparison of Year Ended December 31, 2013 to Year Ended December 31, 2012

        Oil and Natural Gas Sales.    Oil and natural gas sales decreased $37.0 million (11%) to $313.4 million in 2013 from $350.4 million in 2012. The decrease was due to lower natural gas production, partially offset by higher oil production, as described below.

        Oil sales increased by $14.9 million (5%) in 2013 to $306.4 million compared to $291.5 million in 2012. Oil production increased by 8%, with production of 3,180 MBbl in 2013 compared to 2,940 MBbl in 2012. The increase is primarily due to higher production at our South Ellwood field, resulting from successful drilling activity. Our average realized price for oil decreased $1.49 (2%) from $97.28 per Bbl in 2012 to $95.79 per Bbl in 2013.

        Natural gas sales decreased $51.9 million (88%) in 2013 to $7.0 million compared to $58.9 million in 2012. Natural gas production decreased by 18,706 MMcf (92%), with production of 1,724 MMcf in 2013 compared to 20,430 MMcf in 2012. The decrease is primarily due to the sale of Sacramento Basin assets. Our average realized price for natural gas increased $1.18 (41%) from $2.88 per Mcf for 2012 to $4.06 per Mcf for 2013.

        Other Revenues.    Other revenues decreased by $2.0 million (32%) to $4.1 million in 2013 from $6.1 million in 2012. During part of 2012 we received revenues related to sub-charter activity of the barge previously used to transport oil production from our South Ellwood field. Our contract related to the barge was terminated effective in mid-May 2012; therefore, we did not realize any sub-charter revenue in 2013.

        Lease Operating Expenses.    Lease operating expenses ("LOE") decreased by $14.1 million (15%) to $77.8 million in 2013 from $91.9 million in 2012. The decrease was primarily due to the sale of Sacramento Basin assets. Excluding the Sacramento Basin assets sold, LOE remained relatively consistent at $77.3 million in 2013 and $76.4 million in 2012. On a per unit basis, LOE increased by $7.96 per BOE from $14.48 in 2012 to $22.44 in 2013. Excluding Sacramento Basin assets sold, on a per unit basis, LOE decreased by $2.07 per BOE from $24.85 in 2012 to $22.95 in 2013.

        Production and Property Taxes.    Production and property taxes decreased $6.2 million (64%) to $3.5 million in 2013 from $9.7 million in 2012. The decrease is primarily the result of revised estimates for supplemental property taxes at our South Ellwood and West Montalvo fields. On a per BOE basis, property and production taxes decreased $0.51 per BOE to $1.02 per BOE in 2013 from $1.53 per BOE in 2012.

        Transportation Expenses.    Transportation expenses decreased $5.0 million (96%) to $0.2 million in 2013 from $5.2 million in 2012. The decrease was due to elimination, in mid-May 2012, of the South Ellwood barge operation, which was replaced by an onshore pipeline.

        Depletion, Depreciation and Amortization (DD&A).    DD&A expense decreased $38.0 million (44%) to $48.8 million in 2013 from $86.8 million in 2012. The decrease was primarily due to the sale of the Sacramento Basin assets. Excluding the Sacramento Basin assets sold, DD&A remained relatively constant at $45.5 million in 2013 compared to $45.9 million in 2012. DD&A expense on a per unit basis increased $0.41 per BOE to $14.09 per BOE for 2013 compared to $13.68 per BOE for 2012.

        Accretion of Abandonment Liability.    Accretion expense decreased $3.3 million (57%) to $2.5 million in 2013 compared to $5.8 million in 2012. The decrease is primarily the result of the Sacramento Basin asset sale.

        General and Administrative (G&A).    The following table summarizes the components of Denver Parent's general and administrative expense incurred during the periods indicated (in thousands):

	Years Ended December 31,
	2012	2013
General and administrative costs	$57,310	$48,418
Share-based compensation costs	14,199	25,206
Going-private related costs	9,997	—
Sacramento Basin asset sale exit and disposal costs	1,200	—
General and administrative costs capitalized	(27,520)	(22,960)
General and administrative expense	$55,186	$50,664

        Our G&A expenses decreased $8.9 million (16%) to $48.4 million in 2013 compared to $57.3 million in 2012. The decrease is primarily due to lower employee related G&A costs in 2013 due to the Sacramento Basin asset sale, offset by higher legal fees and higher share-based compensation expense of $19.3 million (net of amount capitalized) charged to G&A in 2013 compared to $10.0 million (net of amount capitalized) in 2012. In connection with the going private transaction, our equity based awards were converted into cash settlement (or liability) awards. As a result of these changes, we expect that our share-based compensation expense will likely fluctuate more than when these awards were equity based. Excluding the effect of the non-cash share-based compensation expense and going private related costs, G&A expense increased to $11.82 per BOE in 2013 from $6.13 per BOE in 2012. With the exception of $0.3 million incurred directly by Denver Parent in 2013, all G&A expenses were incurred through Venoco.

        Interest Expense, Net.    Interest expense, net of interest income, increased $12.6 million (17%) to $86.6 million in 2013 compared to $74.1 million in 2012. The decrease was primarily the result of higher interest expense resulting from the additional borrowings on Venoco's revolver incurred to repay the second lien term loan, as well as on interest on Denver Parent's 12.25% / 13.00% senior PIK toggle notes and, prior to their redemption, Denver Parent's senior secured notes, partially offset by the repayment of Venoco's second lien term loan and 11.50% senior notes.

        Amortization of Deferred Loan Costs.    Amortization of deferred loan costs increased $1.8 million (59%) to $4.8 million in 2013 compared to $3.0 million in 2012. The costs incurred relate to our loan agreements and are amortized over the estimated lives of the agreements.

        Loss on Extinguishment of Debt.    Loss on extinguishment of debt was $58.5 million in 2013, which includes Venoco's $38.5 million loss on extinguishment of debt resulting from a write-off of unamortized deferred loan costs, unamortized original issue discount and a premium paid for early repayment of Venoco's second lien term loan and 11.50% senior notes, and an additional $20.0 million loss on extinguishment of debt due to a write-off of unamortized deferred loan costs and a premium paid for early repayment of Denver Parent's secured notes in August.

        Commodity Derivative (Gains) Losses, Net.    The following table sets forth the components of commodity derivative (gains) losses, net in our consolidated statements of operations for the periods indicated (in thousands):

	Years Ended December 31,
	2012	2013
Realized commodity derivative (gains) losses	$(26,989)	$28,128
Amortization of commodity derivative premiums	12,424	4,002
Unrealized commodity derivative (gains) losses for changes in fair value	87,514	(19,523)

Commodity derivative (gains) losses	$72,949	$12,607

        Realized commodity derivative gains or losses represent the difference between the strike prices in the contracts settled during the period and the ultimate settlement prices. The realized commodity derivative losses in 2013 reflect the settlement of contracts at prices above the relevant strike prices. In 2013 we unwound all outstanding natural gas derivative contracts at a cost of $3.8 million as a result of the Sacramento Basin asset sale, and unwound all of our oil basis swaps at a cost of $5.7 million, realizing total losses of $9.5 million. Additionally, we unwound certain oil and natural gas contracts in 2012 and realized a gain of $52.2 million which is reflected in realized commodity derivative (gains) losses. We recognized derivative premium amortization expense of $7.6 million related to the contracts that were unwound during 2012. There was no premium associated with the contracts that were unwound in 2013. Unrealized commodity derivative (gains) losses represent the change in the fair value of our open derivative contracts from period to period. Derivative premiums are amortized over the term of the underlying derivative contracts.

        Income Tax Provision (Benefit).    Due to our valuation allowance, there was no income tax expense (benefit) recorded for 2013 or 2012. As long as we continue to conclude that we have a need for a full valuation allowance against our net deferred tax assets, we likely will not have any income tax expense or benefit other than for federal alternative minimum tax expense, a release of a portion of the valuation allowance for net operating loss carryback claims, or for state income taxes.

        Net Income (Loss).    Our net loss for 2013 was $28.4 million compared to the net loss of $49.5 million for 2012. The changes between periods is the result of the items discussed above.

  Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

        Oil and Natural Gas Sales.    Oil and natural gas sales increased $27.0 million (8%) to $350.4 million in 2012 from $323.4 million in 2011. The increase was due to higher realized oil prices and production, partially offset by lower realized natural gas prices and production, as described below.

        Oil sales increased by $64.3 million (28%) in 2012 to $291.5 million compared to $227.2 million in 2011. Oil production increased by 20%, with production of 2,940 MBbl in 2012 compared to 2,441 MBbl in 2011. The increase is primarily due to higher production at our South Ellwood and West Montalvo fields, resulting from successful drilling activity. Our average realized price for oil increased $6.28 (7%) from $91.00 per Bbl in 2011 to $97.28 per Bbl in 2012. Our new sales contracts, which are tied to Southern California indices and became effective April 1, 2012, contributed to the higher average sales prices.

        Natural gas sales decreased $37.3 million (39%) in 2012 to $58.9 million compared to $96.2 million in 2011. Natural gas production decreased by 3,493 MMcf (15%), with production of 20,430 MMcf in 2012 compared to 23,923 MMcf in 2011. The production decrease is primarily the result of (i) the natural production decline of wells in the Sacramento Basin and (ii) the limited number of new wells drilled during the latter part of 2011 and 2012 resulting from our reduced focus on natural gas projects due to the depressed natural gas price environment. Our average realized price for natural gas decreased $1.14 (28%) from $4.02 per Mcf for 2011 to $2.88 per Mcf for 2012.

        Other Revenues.    Other revenues increased by $0.7 million (14%) to $6.1 million in 2012 from $5.4 million in 2011. The increase in other revenues is primarily due to tariff revenue received from third party usage of our onshore pipelines in 2012. Our contract related to the barge that formerly transported oil produced from the South Ellwood field was terminated effective in mid-May 2012; therefore, we did not realize any sub-charter revenue after May 2012.

        Lease Operating Expenses.    Lease operating expenses ("LOE") was relatively consistent between periods at $91.9 million in 2012 and $94.1 million in 2011. LOE on a per unit basis also remained relatively consistent at $14.48 per BOE in 2012 and $14.64 per BOE in 2011.

        Production and Property Taxes.    Production and property taxes increased $3.3 million (52%) to $9.7 million in 2012 from $6.4 million in 2011. The increase is primarily due to supplemental ad valorem taxes related to successful oil wells drilled during the second quarter of 2012. On a per BOE basis, property and production taxes increased $0.54 per BOE to $1.53 per BOE in 2012 from $0.99 per BOE in 2011.

        Transportation Expenses.    Transportation expenses decreased $4.1 million (45%) to $5.2 million in 2012 from $9.3 million in 2011. The decrease was due to elimination, in mid-May 2012, of the South Ellwood barge operation as a result of the completion of the onshore pipeline during the first quarter of 2012.

        Depletion, Depreciation and Amortization (DD&A).    DD&A expense was relatively consistent at $86.8 million in 2012 compared to $85.8 million in 2011. DD&A expense on a per unit basis also remained relatively consistent at $13.35 per BOE for 2011 and $13.68 per BOE for 2012.

        Accretion of Abandonment Liability.    Accretion expense remained relatively constant at $5.8 million in 2012 compared to $6.4 million in 2011.

        General and Administrative (G&A).    The following table summarizes the components of general and administrative expense incurred during the periods indicated (in thousands):

	Years Ended December 31,
	2011	2012
General and administrative costs	$54,852	$57,310
Share-based compensation costs	9,720	14,199
Going-private related costs	1,642	9,997
Sacramento Basin asset sale exit and disposal costs	—	1,200
General and administrative costs capitalized	(27,028)	(27,520)

General and administrative expense	$39,186	$55,186

        G&A expense increased $16.0 million (41%) to $55.2 million in 2012 compared to $39.2 million in 2011. The overall increase in G&A costs was primarily due to higher share-based compensation expense of $10.0 million (net of amount capitalized) charged to G&A in 2012 compared to $5.7 million (net of amount capitalized) in 2011, going-private related costs of $10.0 million in 2012 compared to $1.6 million in 2011 and exit and disposal costs of $1.2 million related to the Sacramento Basin asset sale. We incurred additional share-based compensation expense in the fourth quarter of 2012 as a result of converting our share-based payment plans from the equity method to the liability method in connection with the completion of the going private transaction. Excluding the effect of the non-cash share-based compensation expense and going private-related costs, G&A expense increased to $6.13 per BOE in 2012 from $4.96 per BOE in 2011.

        Interest Expense, Net.    Interest expense increased $13.0 million (21%) to $74.1 million in 2012 compared to $61.1 million in 2011. The increase was primarily the result of the refinancing of Venoco's prior second lien term loan in February 2011 with the issuance of its 8.875% senior notes and the issuance of the $315 million second lien term loan in connection with the going private transaction. The increase is also due to a higher outstanding debt balance related to Venoco's revolving credit facility during 2012 compared to 2011, and interest on Denver Parent's senior secured notes.

        Amortization of Deferred Loan Costs.    Amortization of deferred loan costs increased $0.7 million (30%) to $3.0 million in 2012 compared to $2.3 million in 2011. The costs incurred relate to our loan agreements and are amortized over the estimated lives of the agreements.

        Interest Rate Derivative (Gains) Losses, Net.    In conjunction with the retirement of Venoco's second lien term loan in February 2011, we settled our outstanding interest rate swap contracts for $38.1 million. The result of settlement of the contracts and other activity in 2011 was an unrealized interest rate derivative gain of $40.1 million and a realized interest rate derivative loss of $41.1 million. No comparable transaction occurred in 2012.

        Loss on Extinguishment of Debt.    Loss on extinguishment of debt was $1.5 million in 2012 compared to $1.4 million in 2011. The loss in 2012 resulted from a write-off of unamortized deferred loan costs on the revolving credit facility due to a reduction in the borrowing base. The loss in 2011 resulted from the repayment of Venoco's second lien term loan then in place. The loss related primarily to the write off of unamortized deferred financing costs associated with that second lien term loan.

        Commodity Derivative (Gains) Losses, Net.    The following table sets forth the components of commodity derivative (gains) losses, net in our consolidated statements of operations for the periods indicated (in thousands):

	Years Ended December 31,
	2011	2012
Realized commodity derivative (gains) losses	$(30,656)	$(26,989)
Amortization of commodity derivative premiums	10,058	12,424
Unrealized commodity derivative (gains) losses for changes in fair value	(20,051)	87,514

Commodity derivative (gains) losses	$(40,649)	$72,949

        Realized commodity derivative gains or losses represent the difference between the strike prices in the contracts settled during the period and the ultimate settlement prices. The realized commodity derivative gains in both 2012 and 2011 reflect the settlement of contracts at prices below the relevant strike prices. Additionally, we unwound certain oil and natural gas contracts in 2012 and realized a gain of $52.2 million which is reflected in realized commodity derivative (gains) losses. We also unwound certain oil swaps in the second quarter of 2011 and realized a gain of $2.0 million which is reflected in realized commodity derivative (gains) losses. Unrealized commodity derivative (gains) losses represent the change in the fair value of our open derivative contracts from period to period. Derivative premiums are amortized over the term of the underlying derivative contracts. We recognized derivative premium amortization expense of $7.6 million related to the contracts that were unwound during 2012. There was no premium associated with the contracts that were unwound in 2011.

        Income Tax Provision (Benefit).    Due to our valuation allowance, there was no income tax expense (benefit) recorded for 2012 or 2011. As long as we continue to conclude that we have a need for a full valuation allowance against our net deferred tax assets, we likely will not have any income tax expense or benefit other than for federal alternative minimum tax expense, a release of a portion of the valuation allowance for net operating loss carryback claims, or for state income taxes.

        Net Income (Loss).    Our net loss for 2012 was $49.5 million compared to net income of $62.3 million for 2011. The change between years is the result of the items discussed above.

Liquidity and Capital Resources

        Our primary sources of liquidity are cash generated from our operations and amounts available under our revolving credit facility.

Cash Flows

	Years Ended December 31,			Three Months Ended March 31,
	2011	2012	2013	2013	2014
	(in thousands)
				(unaudited)
Cash provided by (used in) operating activities	$125,496	$161,137	$84,834	$(6,767)	$(11,524)
Cash provided by (used in) investing activities	(246,481)	(56,630)	(3,453)	61,141	(26,375)
Cash provided by (used in) financing activities	124,126	(58,354)	(118,363)	(107,549)	41,983

Operating Activities

        Net cash used in operating activities was $11.5 million in the first three months of 2014 compared to net cash used in operating activities of $6.8 million in the 2013 period. Cash flows used in operating activities in the first three months of 2014 as compared to the 2013 period were impacted by higher interest expense in the first quarter of 2014.

        Net cash provided by operating activities for was $84.8 million in 2013 compared with $161.1 million in 2012 and $125.5 million in 2011. The decrease in 2013 relative to 2012 resulted primarily from decreased cash flows from lower production as a result of the Sacramento Basin asset sale and cash outflows of $28.1 million for realized commodity derivative losses, and higher interest expense related to our 12.25%/13.00% Senior PIK toggle notes. The increase in 2012 relative to 2011 was primarily due to the realized gain of $52.2 million from the early settlement of oil and natural gas derivative contracts, higher realized oil prices and higher oil production, partially offset by lower natural gas prices and lower natural gas production.

Investing Activities

        Net cash used in investing activities was $26.4 million in the first three months of 2014 compared to net cash provided by investing activities of $61.1 million in the 2013 period. The primary investing activities in the first three months of 2014 were $26.2 million in capital expenditures in oil properties related to our capital expenditure program. The primary investing activities in the first three months of 2013 were sales proceeds of $91.4 million received as a result of the Sacramento Basin asset sale, partially offset by $28.6 million in capital expenditures on oil properties related to our capital expenditure program.

        Net cash used in investing activities was $3.5 million in 2013 compared to $56.6 million in 2012 and $246.5 million in 2011. The primary investing activities in 2013 were $102.0 million in capital expenditures on oil properties related to our capital expenditure program, partially offset by net sales proceeds of $101.1 million received as a result of the Sacramento Basin asset sale. The primary investing activities in 2012 were $223.8 million in capital expenditures on oil and natural gas properties related to our capital expenditure program, partially offset by net sales proceeds of $171.6 million received as a result of the Sacramento Basin and Santa Clara Avenue field asset sales. The primary investing activities in 2011 were $244.6 million in capital expenditures on oil and natural gas properties related to our capital expenditure program.

Financing Activities

        Net cash provided by financing activities was $42.0 million in the first three months of 2014 compared to net cash used in financing activities of $107.5 million during the first three months of 2013. The primary financing activities in the first three months of 2014 were net borrowings of $42.0 million on the revolving credit facility. The primary financing activities in the first three months of 2013 were repayment of $315.0 million on Venoco's second lien term loan with a combination of Sacramento Basin asset sale proceeds of $208.0 million and additional borrowings on the revolving credit facility of $107.0 million, and net borrowings of $218.0 million on the revolving credit facility.

        Net cash used in financing activities was $118.4 million in 2013 compared to $58.4 million in 2012 and net cash provided by financing activities of $124.1 million in 2011. Our primary financing activities in 2013 were (i) repayment of $315 million on Venoco's second lien term loan with a combination of Sacramento Basin asset sale proceeds of $208 million and borrowings on its revolving credit facility of $107 million, (ii) repayment of Venoco's 11.50% senior notes funded by a capital contribution from Denver Parent to Venoco of $158 million, (iii) net additional borrowings of $98 million on Venoco's revolving credit facility, (iv) prepayment premiums of $20.4 million incurred for the repayment of Venoco's second lien term loan and the 11.50% senior notes, (v) the repayment of our secured notes for $81.7 million, including $16.7 million of redemption premium, and (vi) new borrowings under our 12.25% / 13.00% senior PIK toggle notes of $248.2 million. Our primary financing activities in 2012 were (i) net proceeds of $308.7 million, net of the $6.3 million original issue discount, from entering into its second lien term loan, (ii) net repayments of $43.0 million on its revolving credit facility, and (iii) the repurchase of common shares for $308.3 million in the going private transaction. Venoco's primary financing activities in 2011 were a common stock offering from which Venoco received proceeds of $82.2 million and an offering of Venoco's 8.875% senior notes from which it received proceeds of $490.3 million. In conjunction with these transactions, we repaid (i) the outstanding principal of $455.3 million related to Venoco's second lien term loan then in place and (ii) the outstanding balance of $45.0 million on its revolving credit facility. Additionally, subsequent to the completion of those transactions in 2011, Venoco incurred net borrowings on its revolving credit facility of $43.0 million.

Capital Resources and Requirements

        We plan to make substantial capital expenditures in the future for the acquisition, exploration, exploitation and development of oil and natural gas properties. Our 2014 exploration, exploitation and development capital expenditures budget is currently $88 million. We expect to fund these expenditures with cash flow from operations. Although we may borrow funds under Venoco's revolving credit facility from time to time, for the year as a whole we expect that our capital expenditures will approximate our cash flow from operations. In addition, we have significant flexibility to reduce capital expenditures if warranted by business conditions or limits on our capital resources. We are also pursuing various deleveraging transactions and are considering others. Deleveraging transactions may include the formation of a master limited partnership, debt refinancings, asset sales, joint ventures or other transactions. Venoco has submitted to the SEC a draft registration statement relating to a master limited partnership that would own a portion of its producing properties in Southern California. There can be no assurance that any offering of master limited partnership securities or other deleveraging transaction can be completed on the terms we expect or at all.

        Uncertainties relating to our capital resources and requirements include the possibility that one or more of the counterparties to our hedging arrangements may fail to perform under the contracts, the effects of changes in commodity prices and differentials, results from our drilling and other development activities, and the possibility that we will pursue one or more significant acquisitions that would require additional debt or equity financing. As described below, the terms of our debt agreements contain certain financial covenants, including financial covenants that limit certain capital expenditures in some circumstances. The amount and nature of our future capital expenditures will be affected by these covenants.

        In addition, Venoco is subject to various legal and contractual limitations on its ability to pay dividends or otherwise make distributions to Denver Parent, and Denver Parent will be able to pay interest on its 12.25% / 13.00% senior PIK toggle notes in cash only if it receives cash dividends or distributions from Venoco. The principal contractual limits on Venoco's ability to pay dividends or make distributions to Denver Parent are the covenants regarding restricted payments in the indenture governing Venoco's 8.875% senior notes and the agreement governing its revolving credit facility. As of March 31, 2014, Venoco would have been permitted to pay aggregate cash dividends to Denver Parent of approximately $179 million under the indenture governing the 8.875% senior notes, without violating the restricted payment covenant in the indenture. This amount is only an estimate and the actual amount payable by Venoco from time to time pursuant to the indenture, if any, may be substantially different. Under the current terms of the revolving credit agreement, Venoco is permitted to pay dividends in certain circumstances up to a maximum amount of $35 million in a four- quarter period on a rolling basis. The amount of dividends permitted under Venoco's debt agreements will vary over time, in part due to factors such as our operating performance, commodity prices and general economic factors, many of which are outside of our control, and they may vary further as a result of amendments to the agreements that we enter into or the terms of new agreements. Therefore, we cannot assure you that Denver Parent will be able to pay interest on the notes in cash. In September 2013, Venoco paid a dividend of $15.8 million to Denver Parent; Denver Parent used these funds to make the first interest payment on its notes in February 2014. In February 2014, Venoco paid a dividend of $3.9 million to Denver Parent; Denver Parent will use these funds to make the cash portion of the second interest payment on its notes in August 2014.

Summary of Debt Agreements

        The following is a summary of the terms of our significant debt agreements as of March 31, 2014 other than Denver Parent's 12.25% / 13.00% senior PIK toggle notes, which are described in "Description of Notes."

        Revolving Credit Facility.    In October 2012, Venoco entered into a fifth amended and restated credit agreement governing its revolving credit facility, which has a maturity date of March 31, 2016. The agreement contains customary representations, warranties, events of default, indemnities and covenants, including covenants that restrict Venoco's ability to incur indebtedness and require it to maintain specified ratios of current assets to current liabilities, debt to EBITDA and interest coverage. The agreement also limits the amount of exploratory capital spending we can incur on our onshore Monterey program if Venoco's debt to EBITDA ratio exceeds 3.75 to 1.00. The minimum ratio of current assets to current liabilities (as those terms are defined in the agreement) is 1.00 to 1.00 and the minimum interest coverage ratio (as defined in the agreement) is 1.75 to 1.00. The agreement also requires that Venoco's ratio of secured debt (as defined) to EBITDA not exceed 2.00 to 1.00 if the ratio of total debt to EBITDA exceeds 3.75 to 1.00. In April 2014, Venoco entered into an amendment to the revolving credit agreement pursuant to which, among other things, the maximum ratio of debt to EBITDA was changed to 5.25 to 1.00 through March 31, 2014, 5.50 to 1.00 through June 30, 2014, 5.25 to 1.00 through September 30, 2014, and 4.75 to 1.00 through December 31, 2014, stepping down by .25 per quarter to 4.00 to 1.00 by September 30, 2015. In addition, the amendment increased the borrowing base under the facility from $270 million to $280 million. The agreement requires us to reduce amounts outstanding under the facility with the proceeds of certain transactions or events, including sales of assets, in certain circumstances. The revolving credit facility is secured by a first priority lien on substantially all of our assets.

        The revolving credit facility generally permits Venoco, subject to certain conditions, to pay cash dividends to DPC up to a maximum amount of $35 million in a four-quarter period on a rolling basis.

        Loans under the revolving credit facility designated as "Base Rate Loans" bear interest at a floating rate equal to (i) the greater of (x) the administrative agent's announced base rate, (y) the federal funds rate plus 0.50% and (z) the one-month LIBOR plus 1.0%, plus (ii) an applicable margin ranging from 1.25% to 2.00%, based upon utilization. Loans designated as "LIBO Rate Loans" under the revolving credit facility bear interest at (i) LIBOR plus (ii) an applicable margin ranging from 2.25% to 3.00%, based upon utilization. The applicable margin for both Base Rate Loans and LIBO Rate Loans will be increased by 0.50% in the event that Venoco's debt to EBITDA ratio exceeds 3.75 to 1.00 on the last day of each of the two fiscal quarters most recently ended. A commitment fee of 0.50% per annum is payable with respect to unused borrowing availability under the facility.

        The revolving credit facility has a total capacity of $500.0 million, but is limited by the lesser of commitments from participating lenders and the borrowing base, both of which are currently $280 million. The borrowing base is subject to redetermination twice each year, and may be redetermined at other times at our request or at the request of the lenders. Lending commitments under the facility have been allocated at various percentages to a syndicate of eleven banks. A failure of any members of the syndicate to fund under the facility, or a reduction in the borrowing base, would adversely affect our liquidity. As of May 13, 2014, we had $252 million outstanding under the facility at an average interest rate of 3.7% and $24.4 million in available borrowing capacity, net of the outstanding balance and $3.6 million of outstanding letters of credit.

        As a result of the additional debt incurred in connection with the going private transaction and the associated financial covenants that become more restrictive over time, Venoco has increased debt-related risks. These include risks that we may default on our obligations under our debt agreements, that our ability to replace reserves and maintain production may be adversely affected by capital constraints and the financial covenants under our debt agreements and that we may be more vulnerable to adverse changes in commodity prices, operational risks and economic conditions. Due to various operational and commodity pricing risks, there can be no assurances that Venoco will remain in compliance with its debt to EBITDA covenant or other financial covenants in its debt agreements. If we are unable to comply with the covenants in our debt agreements, our creditors could elect to declare some or all of our debt to be immediately due and payable and the lenders under the revolving credit facility could elect to terminate their commitments and cease making further loans.

        Further, in late April 2014, Venoco experienced a failure of an electric submersible pump at one of its producing wells in the Sockeye field. This well produces approximately 250 BOE per day. In order to repair the well, we had to utilize personnel from Platform Holly in the South Ellwood field, who are part of the crew assigned to drill our Coal Oil Point well. As a result, we were forced to suspend drilling the Coal Oil Point well. The Sockeye well was repaired and returned to production on May 9th, and drilling operations resumed on the Coal Oil Point well on May 11 after an approximately 10 day suspension. As a result of these operational matters, Venoco's projected compliance with the debt to EBITDA covenant in its revolving credit facility is narrow, particularly at the end of the third quarter of 2014. See also Note 1 to the accompanying financial statements as of and for the three months ended March 31, 2014.

        Venoco 8.875% Senior Notes.    In February 2011, Venoco issued $500 million in 8.875% senior unsecured notes due in February 2019 at par. Concurrently with the sale of the 8.875% senior notes, Venoco repaid in full the outstanding principal balance of $455.3 million on its second lien term loan then in place. The 8.875% senior notes pay interest semi-annually in arrears on February 15 and August 15 of each year. Venoco may redeem the notes prior to February 15, 2015 at a "make whole premium" defined in the indenture. Beginning February 15, 2015, Venoco may redeem the notes at a redemption price of 104.438% of the principal amount and declining to 100% by February 15, 2017. The 8.875% senior notes are senior unsecured obligations and contain operational covenants that, among other things, limit Venoco's ability to make investments, incur additional indebtedness or create liens on its assets.

        Because we must dedicate a substantial portion of our cash flow from operations to the payment of amounts due under our debt agreements, that portion of our cash flow is not available for other purposes. Our ability to make scheduled interest payments on our indebtedness, maintain compliance with the covenants in our debt agreements and pursue our capital expenditure plan will depend to a significant extent on our financial and operating performance, which is subject to prevailing economic conditions, commodity prices and a variety of other factors. If our cash flow and other capital resources are insufficient to fund our debt service obligations and our capital expenditure budget while also allowing us to maintain compliance with our debt agreements, we may be forced to reduce or delay scheduled capital projects, sell material assets or operations and/or seek additional capital. Needed capital may not be available on acceptable terms or at all. Our ability to raise funds through the incurrence of additional indebtedness and certain other means is limited by covenants in our debt agreements. In addition, pursuant to mandatory prepayment provisions in our debt agreements, our ability to respond to a shortfall in our expected liquidity by selling assets or incurring additional indebtedness would be limited by provisions in the agreements that require us to use some or all of the proceeds of such transactions to reduce amounts outstanding under the agreements in some circumstances. If we are unable to obtain funds when needed and on acceptable terms, we may not be able to complete acquisitions that may be favorable to us, meet our debt obligations or finance the capital expenditures necessary to replace our reserves. The additional indebtedness we incurred in connection with the going private transaction has increased the debt-related risks we face, including the risks that we may default on our obligations under our debt agreements, that our ability to replace our reserves and maintain our production may be adversely affected by capital constraints and the financial covenants under our debt agreements and that we may be more vulnerable to adverse changes in commodity prices and other economic conditions.

Commitments and Contingencies

        As of December 31, 2013, the aggregate amounts of contractually obligated payment commitments for the next five years were as follows (in thousands):

	Less than One Year	1 to 3 Years	3 to 5 Years	After 5 years	Total(1)
Venoco long-term debt(2)	$—	$205,000	$—	$500,000	$705,000
Venoco interest on senior notes	44,375	88,750	88,750	49,846	271,721
Venoco office, property and equipment leases	1,943	4,437	4,966	11,350	22,696

Venoco Total	46,318	298,187	93,716	561,196	999,417

Denver Parent long-term debt	$—	$—	$267,431	$—	$267,431
Denver Parent interest on 12.25%/13.00% PIK toggle notes(3)	32,760	65,520	54,600	—	152,880

Denver Parent Total	32,760	65,520	322,031	—	420,311

Total	$79,078	$363,707	$415,747	$561,196	$1,419,728

(1)
Total contractually obligated payment commitments do not include the anticipated settlement of derivative contracts, obligations to taxing authorities or amounts relating to our asset retirement obligations, which include plugging and abandonment obligations, due to the uncertainty surrounding the ultimate settlement amounts and timing of these obligations. Our total asset retirement obligations were $38.2 million at December 31, 2013.

(2)
Amounts related to interest expense on our revolving credit facility is not included in the table above because the interest rate is variable. See "Capital Resources and Requirements" for a discussion of the terms related to the revolving credit facility. During the years ended December 31, 2011, 2012 and 2013, we incurred interest expense on the revolving credit facility of $0.5 million, $1.8 million and $6.1 million, respectively.

(3)
Amounts related to interest expense on our Denver Parent 12.25%/13.00% PIK Toggle notes were calculated in the above table at the 12.25% interest rate. Interest expense at the 13.00% interest rate would be $34.8 million in less than one year, $69.5 million in one to three years, $57.9 million in three to five years and zero, thereafter.

Off-Balance Sheet Arrangements

        At March 31, 2014, we had no existing off-balance sheet arrangements, as defined under SEC rules, that have or are reasonably likely to have a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based upon financial statements that have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We have identified certain accounting policies as being of particular importance to the presentation of our financial position and results of operations and which require the application of significant judgment by our management. We analyze our estimates, including those related to oil and natural gas revenues, oil and natural gas properties, fair value of derivative instruments, income taxes and contingencies and litigation, and base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies and estimates affect our more significant judgments and estimates used in the preparation of our financial statements.

  Reserve Estimates

        Our estimates of oil and natural gas reserves are, by necessity, projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as in the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulation by governmental agencies and assumptions governing future oil and natural gas prices, future operating costs, severance, ad valorem and excise taxes, development costs and workover and remedial costs, and timing for when reversionary interests achieve payout, all of which may vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on the likelihood of recovery and estimates of the future net cash flows expected from them may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves, which could affect the carrying value and the rate of depletion of the oil and natural gas properties. For example, oil and natural gas price changes affect the estimated economic lives of oil and natural gas properties and therefore cause reserve revisions. Our December 31, 2013 estimate of net proved oil and natural gas reserves totaled 53.1 MMBOE. Had oil and natural gas prices been 10% lower as of the date of the estimate, our total oil and natural gas reserves would have been approximately 0.4% lower. In addition, our proved reserves are concentrated in a relatively small number of wells. At December 31, 2013, 65% of our proved reserves were concentrated in our 20 largest wells. As a result, any changes in proved reserves attributable to such individual wells could have a significant effect on our total reserves. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

  Oil and Natural Gas Properties, Depletion and Full Cost Ceiling Test

        We follow the full cost method of accounting for oil and natural gas properties. Under this method, all productive and nonproductive costs incurred in connection with the acquisition of, exploration for and exploitation and development of oil and natural gas reserves are capitalized. Such capitalized costs include costs associated with lease acquisition, geological and geophysical work, delay rentals, drilling, completing and equipping oil and natural gas wells, and salaries, benefits and other internal salary related costs directly attributable to these activities. Proceeds from the disposition of oil and natural gas properties are generally accounted for as a reduction in capitalized costs, with no gain or loss recognized. Depletion of the capitalized costs of oil and natural gas properties, including estimated future development and capitalized asset retirement costs, is provided for using the equivalent unit-of-production method based upon estimates of proved oil and natural gas reserves on a quarterly basis. The capitalized costs are amortized over the life of the reserves associated with the assets, with the amortization being expensed as depletion in the period that the reserves are produced. This depletion expense is calculated by dividing the period's production volumes by the estimated volume of reserves associated with the investment and multiplying the calculated percentage by the sum of the capitalized investment and estimated future development costs associated with the investment. Changes in our reserve estimates will therefore result in changes in our depletion expense per unit. For example, a 10% reduction in our estimated reserves as of December 31, 2013 would have resulted in an increase of approximately $1.63 per BOE in our average 2013 depletion expense rate. Costs associated with production and general corporate activities are expensed in the period incurred. Unproved property costs not subject to amortization consist primarily of leasehold and seismic costs related to unproved areas. Costs are transferred into the amortization base on an ongoing basis as the properties are evaluated and proved reserves are established or impairment is determined. We will continue to evaluate these properties and costs will be transferred into the amortization base as undeveloped areas are tested. Unproved oil and natural gas properties are not amortized, but are assessed, at least annually, for impairment either individually or on an aggregated basis to determine whether we are still actively pursuing the project and whether the project has been proven, either to have economic quantities of reserves or that economic quantities of reserves do not exist.

        Under full cost accounting rules, capitalized costs of oil and natural gas properties, excluding costs associated with unproved properties, may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10% net of tax considerations, plus the lower of cost or estimated fair value of unproved properties. Application of the ceiling test generally requires pricing future revenue at the unescalated twelve month arithmetic average of the prices in effect on the first day of each month of the relevant period and requires a write down for accounting purposes if the ceiling is exceeded.

        Although we did not have ceiling test write downs during 2011, 2012 or 2013, we could be required to recognize impairments of oil and gas properties in future periods if, among other things, market prices of oil and natural gas decline.

  Asset Retirement Obligations

        The accounting standards set forth by the Financial Accounting Standards Board ("FASB") with respect to accounting for asset retirement obligations provide that, if the fair value for asset retirement obligations can be reasonably estimated, the liability should be recognized in the period when it is incurred. Oil and natural gas producing companies incur this liability upon acquiring or drilling a well. Under this method, the retirement obligation is recorded as a liability at its estimated present value at the asset's inception, with the offsetting charge to property cost. Periodic accretion of discount of the estimated liability is recorded in the income statement. Our asset retirement obligation primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our properties at the end of their productive lives, in accordance with applicable laws. We have determined our asset retirement obligation by calculating the present value of estimated cash flows related to each liability. The discount rates used to calculate the present value varied depending on the estimated timing of the relevant obligation, but typically ranged between 4% and 9%. We periodically review the estimate of costs to plug, abandon and remediate our properties at the end of their productive lives. This includes a review of both the estimated costs and the expected timing to incur such costs. We believe most of these costs can be estimated with reasonable certainty based upon existing laws and regulatory requirements and based upon wells and facilities currently in place. Any changes in regulatory requirements, which changes cannot be predicted with reasonable certainty, could result in material changes in such costs. Changes in reserve estimates and the economic life of oil and natural gas properties could affect the timing of such costs and accordingly the present value of such costs.

  Derivative Instruments

        We reflect the fair market value of our derivative instruments on our balance sheet. Our estimates of fair value are determined by obtaining independent market quotes, as well as utilizing a valuation model that is based upon underlying forward price curve data, risk-free interest rates, credit adjusted discount rates and estimated volatility factors. Changes in commodity prices will result in substantially similar changes in the fair value of our commodity derivative agreements, and in substantially similar changes in the fair value of our commodity collars to the extent the changes are outside the floor or cap of our collars. We do not apply hedge accounting to any of our derivative contracts, therefore we recognize mark-to-market gains and losses in earnings currently.

  Share-Based Compensation

        For equity based awards, we measure share-based compensation at the estimated grant date fair value of an award and recognize its compensation cost over the requisite service period (usually the vesting period). We estimate forfeitures in calculating the cost related to share-based compensation as opposed to recognizing these forfeitures and the corresponding reduction in expense as they occur. We then adjust compensation expense based on the actual number of awards for which the requisite service period is rendered. We do not consider a market condition to be a vesting condition with respect to compensation expense. Therefore, we do not deem an award to be forfeited solely because a market condition is not satisfied.

        We measure liability awards based on the award's fair value, remeasured at each reporting date until the date of settlement. Compensation cost for each period until settlement is based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date). Changes in the fair value of a liability that occur after the end of the requisite service period are considered compensation cost of the period in which the changes occur. Any difference between the amount for which a liability award is settled and its fair value at the settlement date is an adjustment of compensation cost in the period of settlement.

        Our share-based compensation liability includes a liability for restricted share unit awards (RSUs), rights to receive (RTRs), employee stock ownership plan units (ESOP) and stock appreciation rights (SARs). The fair value of Denver Parent common stock is a significant input for determining the share-based compensation amounts and the liability amounts for cash settled awards. Denver Parent is a privately held entity for which there is no available market price or principal market for Denver Parent common shares. There are inputs for determining the fair market value of this instrument that are unobservable. We utilize various valuation methods for determining the fair market value of Denver Parent shares including a net asset value approach, a comparable company approach, a discounted cash flow approach and a transaction approach. Our estimate of the value of Denver Parent shares is highly dependent on commodity prices, cost assumptions, discount rates, oil and natural gas proved reserves, overall market conditions and the identification of companies and transactions that are comparable to our operations and reserve characteristics. While some inputs to our calculation of fair value of the Denver Parent shares are from published sources, others, such as the discount rate and the expected future cash flows, are derived from our own calculations and estimates. There are numerous inputs and significant judgments that are utilized in determining the fair value of Denver Parent common stock. Significant changes in the unobservable inputs, summarized above, could result in a significantly different fair value estimate.

        We estimate the fair value of each SAR using the Black-Scholes valuation model. The fair market value of Denver Parent common shares is a significant input into the Black-Scholes valuation model. Valuation models require the input of highly subjective assumptions, including the expected volatility of the price of the underlying stock. Denver Parent shares have characteristics significantly different from those of traded shares, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is our opinion that the valuations afforded by existing models are different from the value that the shares would realize if traded in the market.

  Income Tax Expense

        Income taxes reflect the tax effects of transactions reported in the financial statements and consist of taxes currently payable plus deferred income taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred income tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when assets are recovered or settled. Deferred income taxes are also recognized for tax credits that are available to offset future income taxes. Deferred income taxes are measured by applying current tax rates to the differences between financial statement and income tax reporting. We have recognized a valuation allowance against our net deferred taxes because we cannot conclude that it is more likely than not that the net deferred tax assets will be realized as a result of estimates of our future operating income based on current oil and natural gas commodity pricing. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. At each reporting period, we consider the scheduled reversal of deferred tax liabilities, available taxes in carryback periods, tax planning strategies and projected future taxable income in making this assessment. Future events or new evidence which may lead us to conclude that it is more likely than not that our net deferred tax assets will be realized include, but are not limited to, cumulative historical pre-tax earnings; consistent and sustained pre-tax earnings; sustained or continued improvements in oil and natural gas commodity prices; meaningful incremental oil production and proved reserves from development efforts at our Southern California legacy properties; consistent, meaningful production and proved reserves from our onshore Monterey shale project; meaningful production and proved reserves from the CO2 project at the Hastings Complex; and taxable events resulting from one or more deleveraging transactions. We will continue to evaluate whether the valuation allowance is needed in future reporting periods.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        This section provides information about derivative financial instruments we use to manage commodity price volatility. Due to the historical volatility of crude oil and natural gas prices, we have implemented a hedging strategy aimed at reducing the variability of the prices we receive for our production and providing a minimum revenue stream. Currently, we purchase puts and enter into other derivative transactions such as collars and fixed price swaps in order to hedge our exposure to changes in commodity prices. All contracts are settled with cash and do not require the delivery of a physical quantity to satisfy settlement. While this hedging strategy may result in us having lower revenues than we would have if we were unhedged in times of higher oil and natural gas prices, management believes that the stabilization of prices and protection afforded us by providing a revenue floor on a portion of our production is beneficial. We may, from time to time, opportunistically restructure existing derivative contracts or enter into new transactions to effectively modify the terms of current contracts in order to improve the pricing parameters in existing contracts or realize the current value of our existing positions. We may use the proceeds from such transactions to secure additional contracts for periods in which we believe there is additional unmitigated commodity price risk or for other corporate purposes.

        This section also provides information about our interest rate risk. See "—Interest Rate Risk."

  Commodity Derivative Transactions

        As of March 31, 2014, we had entered into various swap, collar and option agreements related to our oil and natural gas production. The aggregate economic effects of those agreements are summarized below. Location and quality differentials attributable to our properties are not included in the following prices. The agreements provide for monthly settlement based on the differential between the agreement price and the price per the applicable index, Inter-Continental Exchange Brent ("Brent") (oil) or Henry Hub (natural gas).

	Oil (Brent)		Natural Gas (Henry Hub)
	Barrels/day	Weighted Avg. Prices per Bbl	MMBtu/day	Weighted Avg. Prices per MMBtu
April 1 - December 31, 2014:
Swaps	1,500	$107.00
Collars	4,100	$90.00/$98.59	2,000	$4.35/$5.01
Puts	575	$90.00
January 1 - December 31, 2015:
Swaps	460	$100.40
Collars	4,135	$90.00/$100.00
Puts		—
January 1 - December 31, 2016:
Swap	1,715	$96.00
Collars	1,715	$90.00/$101.75

        From time to time we have also entered into certain oil basis swaps. The swaps fix the differential between the WTI crude price index and Brent. Historically, the two price indexes had demonstrated a close correlation with each other and with the Southern California indexes on which we sell a significant percentage of our oil. However, the Southern California indexes most relevant to us have in recent periods correlated more closely with Brent prices than with WTI.

  Portfolio of Derivative Transactions

        Our portfolio of commodity derivative transactions as of March 31, 2014 is summarized below:

Oil

Type of Contract	Counterparty	Basis	Quantity (Bbl/d)	Strike Price ($/Bbl)	Term
Collar	Key Bank	Brent	225	$90.00/$97.00	Jan 1, 14 - Dec 31, 14
Collar	Key Bank	Brent	200	$90.00/$93.75	Jan 1, 14 - Dec 31, 14
Put	Citibank N.A.	Brent	575	$90.00	Jan 1, 14 - Dec 31, 14
Swap	Bank of America	Brent	1,000	$106.00	Jan 1, 14 - Dec 31, 14
Swap	Bank of Nova Scotia	Brent	500	$109.00	Jan 1, 14 - Dec 31, 14
Collar	Credit Suisse	Brent	1,000	$90.00/$98.00	Jan 1, 14 - Dec 31, 15
Collar	Bank of America	Brent	1,000	$90.00/$101.25	Jan 1, 14 - Dec 31, 15
Collar	Bank of Nova Scotia	Brent	1,675	$90.00/$98.15	Jan 1, 14 - Dec 31, 15
Collar	Bank of Nova Scotia	Brent	460	$90.00/$108.40	Jan 1, 15 - Dec 31, 15
Swap	Bank of America	Brent	460	$100.40	Jan 1, 15 - Dec 31, 15
Collar	ABN AMRO Bank	Brent	1,715	$90.00/$101.75	Jan 1, 16 - Dec 31, 16
Swap	Bank of Nova Scotia	Brent	1,715	$96.00	Jan 1, 16 - Dec 31, 16

Natural Gas

Type of Contract	Counterparty	Basis	Quantity (MMBtu/d)	Strike Price ($/MMBtu)	Term
Collar	Bank of Nova Scotia	NYMEX	2,000	$4.35/$5.01	Mar 1 - Dec 31, 14

        We enter into derivative contracts, primarily collars, swaps and option contracts, in an effort to mitigate the risk of market price fluctuations. The objective of our hedging activities and the use of derivative financial instruments is to achieve more predictable cash flows. Our hedging activities seek to mitigate our exposure to price declines and allow us more flexibility to continue to execute our capital expenditure plan even if market prices decline. Our collar and swap contracts, however, prevent us from receiving the full advantage of increases in oil or natural gas prices above the maximum fixed amount specified in the hedge agreement. We do not enter into hedge positions for amounts greater than our expected production levels; however, if actual production is less than the amount we have hedged and the price of oil or natural gas exceeds a fixed price in a hedge contract, we will be required to make payments against which there are no offsetting sales of production. This could impact our liquidity and our ability to fund future capital expenditures. If we were unable to satisfy such a payment obligation, that default could result in a cross-default under Venoco's revolving credit agreement.

        In addition, the use of derivatives involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts. Our derivative contracts are with multiple counterparties to minimize our exposure to any individual counterparty. We generally have netting arrangements with our counterparties that provide for the offset of payables against receivables from separate derivative arrangements with that counterparty in the event of contract termination. The derivative contracts may be terminated by a non-defaulting party in the event of default by one of the parties to the agreement. All of the counterparties to our derivative contracts are also lenders, or affiliates of lenders, under Venoco's revolving credit facility. Collateral under the revolving credit facility supports our collateral obligations under our derivative contracts. Therefore, we are not required to post additional collateral when we are in a derivative liability position. Venoco's revolving credit facility and derivative contracts contain provisions that provide for cross defaults and acceleration of those debt and derivative instruments in certain situations.

        We have elected not to apply cash flow hedge accounting to any of our derivative transactions and we therefore recognize mark-to-market gains and losses in earnings currently, rather than deferring such amounts in accumulated other comprehensive income for those commodity derivatives that would qualify as cash flow hedges.

        All derivative instruments are recorded on the balance sheet at fair value. Fair value is generally determined based on the difference between the fixed contract price and the underlying market price at the determination date. Changes in the fair value of derivatives are recorded in commodity derivative (gains) losses on the consolidated statement of operations. As of March 31, 2014, the fair value of our commodity derivatives was a net liability of $18.1 million.

  Interest Rate Risk

        We are subject to interest rate risk with respect to amounts borrowed from time to time under Venoco's revolving credit facility because those amounts bear interest at variable rates. The interest rates associated with our senior notes are fixed for the term of the notes. A 1.0% increase in interest rates would have resulted in additional annualized interest expense of $2.5 million on our variable rate borrowings of $247.0 million as of March 31, 2014.

        See notes to our consolidated financial statements for a discussion of our long-term debt as of March 31, 2014.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information with respect to our executive officers and our sole director as of May 19, 2014.

Name	Age	Position
Timothy Marquez	55	Chief Executive Officer and Director
Mark DePuy	58	Interim President and Chief Operating Officer
Timothy A. Ficker	46	Chief Financial Officer and Treasurer
Terry L. Anderson	66	General Counsel and Secretary

        Timothy Marquez is our sole director and Chief Executive Officer and has served in those roles since our formation in January 2012. He co-founded Venoco in September 1992 and served as its CEO from our formation until June 2002. He founded Marquez Energy in 2002 and served as its CEO until we acquired it in March 2005. Mr. Marquez returned as Venoco's Chairman, CEO and President in June 2004. He became Venoco's Executive Chairman in August 2012. Mr. Marquez has a B.S. in petroleum engineering from the Colorado School of Mines. Mr. Marquez began his career with Unocal Corporation, where he worked for 13 years managing assets offshore California and in the North Sea and performing other managerial and engineering functions.

        Mark DePuy is the Interim President and Chief Operating Officer of both Venoco and Denver Parent. Mr. DePuy initially joined Venoco in 2005 as Vice President of Northern Assets. The following year, he was named COO and oversaw our assets in Northern and Southern California, as well as numerous field operations in Texas. Mr. DePuy resigned as Venoco's COO in October 2008, after which he provided consulting services for us on coastal development projects in California. From March 2010 through November 2011, he served as CEO and President of Great Western Oil and Gas, a private oil and gas company with operations focused primarily in Colorado and North Dakota. Mr. DePuy rejoined Venoco as a Vice President in December 2011 and was appointed to his current titles in May 2014. He has 27 years of experience in various operational, management and business planning functions with Unocal/Chevron in both the domestic and international operations. He has an M.B.A. from the University of California, Los Angeles and a B.S. in petroleum engineering from the Colorado School of Mines.

        Timothy A. Ficker has served as our Chief Financial Officer and Treasurer since our formation in January 2012. He became Venoco's CFO in April 2007. Prior to joining Venoco, Mr. Ficker was Vice President, CFO and Secretary of Infinity Energy Resources, Inc., a NASDAQ-listed energy company, having been appointed to those positions in May 2005. From October 2003 through April 2005, Mr. Ficker served as an audit partner in KPMG LLP's Denver office, and from June 2002 through September 2003, he served as an audit director for KPMG LLP. From September 1989 through June 2002, he worked for Arthur Andersen LLP, including as an audit partner after September 2001, where he served clients primarily in the energy industry. Mr. Ficker is a certified public accountant and received a B.B.A. in accounting from Texas A&M University.

        Terry L. Anderson has served as our General Counsel and Secretary since our formation in January 2012. He is also Venoco's General Counsel and Secretary. Mr. Anderson joined Venoco in March 1998 and served as General Counsel until June 2002. From July 2002 to August 2004, Mr. Anderson was in private practice in Santa Barbara, California. He returned in his current capacities with Venoco in August 2004. Mr. Anderson holds a B.S. in petroleum engineering and a J.D. from the University of Southern California. Mr. Anderson was Vice President and General Counsel of Monterey Resources, Inc., a NYSE-listed company, from August 1996 to January 1998. Prior to that, he was chief transactional attorney for Santa Fe Energy Resources in Houston, Texas. Mr. Anderson is licensed to practice law in Texas and California.

Corporate Governance

General

        In connection with its oversight of our operations and governance, Venoco's Board Directors (the "Venoco Board") has adopted, among other things, the following:

  •
  Corporate Governance Guidelines to implement certain policies regarding the governance of Venoco;

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  Code of Business Conduct and Ethics to provide guidance to Venoco's directors, officers and employees with regard to certain ethical and compliance issues;

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  Categorical Standards of Director Independence (the "Categorical Standards") to assist the Venoco Board in assessing directors' independence (see "—Director Independence and Categorical Standards"); and

  •
  Charters of the Audit Committee and the Compensation Committee of the Venoco Board.

        The Corporate Governance Guidelines, Code of Business Conduct and Ethics and Categorical Standards can be viewed on Venoco's website at www.venocoinc.com under the heading "Investor Relations" and the subheading "Corporate Governance." Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Venoco, Inc., Attn: Secretary, 370 17th Street, Suite 3900, Denver, Colorado 80202-1370.

        The Venoco Board meets regularly to review significant developments affecting us and to act on matters requiring its approval. Directors are requested to make attendance at meetings of the Board and Board committees a priority, to come to meetings prepared, having read any materials provided to them prior to the meetings and to participate actively in the meetings. Directors are expected to attend the annual stockholders' meeting if one is held.

Board Committees

        The composition and primary responsibilities of Venoco's Audit Committee and Compensation Committee are described below.

        Venoco's Audit Committee currently consists of Messrs. Reed and Walker, with Mr. Walker acting as Chairman. The primary function of the Audit Committee is to assist the Venoco Board in its oversight of our financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices. The Venoco Board has determined that each member of the committee qualifies as an "audit committee financial expert" as defined in Item 407(d)(5) of SEC Regulation S-K and that both members of the committee are independent under the Categorical Standards. See "—Directors" for a summary of the business experience of each member of the committee.

        Venoco's Compensation Committee currently consists of Messrs. Walker and Reed with Mr. Reed acting as Chairman. The Compensation Committee's primary function is to discharge the Venoco Board's responsibilities relating to the compensation of Venoco's Executive Chairman, CEO and other executive officers. Among other things, the committee reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the performance of the CEO in light of those goals and objectives and sets the compensation of the CEO. See "Executive Compensation—Compensation Discussion and Analysis" for discussion of Venoco's processes and procedures for considering and determining executive and director compensation. The Venoco Board has determined that each member of the committee is (i) independent under the Categorical Standards, (ii) a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and (iii) an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986 (the "Code").

        Venoco no longer has a standing nominating committee, primarily because following the completion of the going private transaction, the current composition and size of the board of directors permits candid and open discussion regarding potential new members of the Venoco Board and because Venoco has only one stockholder, which is an affiliate of Mr. Marquez. The entire Venoco Board currently operates as the nominating committee, and recommends to Venoco's shareholder nominees for election to the Venoco Board. Because Mr. Marquez is the sole director of DPC, it has no standing committees. Venoco no longer has a formal policy regarding security holder nominations of candidates for the Venoco Board, but the board will consider any proposed nomination brought to its attention. Proposals may be directed by mail to the following address: Venoco, Inc., Attn: Secretary, 370 17th Street, Suite 3900, Denver, Colorado 80202-1370.

Director Independence and Categorical Standards

        As discussed under "—Board Committees," the Venoco Board has determined that, other than Mr. Marquez, each member of the Venoco Board is independent under the Categorical Standards. The Categorical Standards are similar to the director independence standards set forth in the rules of the New York Stock Exchange (the "NYSE") except that they are more stringent in some respects. Accordingly, a director who qualifies as independent under the Categorical Standards would also be considered independent under the rules of the NYSE. Pursuant to the Categorical Standards, a director may not be considered independent if he or she:

  •
  is an employee, or has an immediate family member who is an executive officer, of the Company, until three years after the end of such employment relationship, provided that employment as an interim Chairman of the Board or interim executive officer shall not disqualify a director from being considered independent following service in either capacity;

  •
  has received, or has an immediate family member who has received, more than $100,000 in direct compensation from the Company in any 12-month period within the past three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), provided that compensation received by a director for prior service as an interim Chairman of the Board or interim executive officer, and compensation received by an immediate family member for service as a non-executive employee of the company, need not be considered in determining independence under this test;

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  is affiliated with or employed by, or has an immediate family member who is affiliated with or employed in a professional capacity by, a current or former internal or external auditor of the Company, until three years after the end of the affiliation or the employment or auditing relationship;

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  is employed, or has an immediate family member who is employed, as an executive officer of another company where any of the Company's current executive officers serve on the other company's compensation committee, until three years after the end of such service or the employment relationship; or

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  is an employee, or an immediate family member is an executive officer, of a company that has made payments to, or has received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of (i) $1 million or (ii) 2% of such other company's consolidated gross revenues.

Code of Business Conduct

        Venoco has adopted a Code of Business Conduct and Ethics to provide guidance to directors, officers, including its Executive Chairman, CEO, COO, CFO and Chief Accounting Officer, and employees, with regard to certain ethical and compliance issues, which complies with the requirements of the Sarbanes-Oxley Act of 2002. Venoco's Code of Business Conduct and Ethics is available on its website at venocoinc.com. To access the Code of Business Conduct and Ethics and Venoco's other corporate governance materials, click on "Investor Relations" and then click on "Corporate Governance." Venoco will disclose on its website any amendment or waiver of the Code of Business Conduct and Ethics in the manner required by SEC rules.

EXECUTIVE COMPENSATION

Overview

        Each of Denver Parent's executive officers is also an executive officer of Venoco. Denver Parent is a holding company that has no employees and pays no compensation directly. Instead, all compensation paid to Denver Parent's executive officers is paid to such officers by Venoco, in amounts approved by the Compensation Committee of Venoco's Board of Directors. The executive officers of Denver Parent are not separately compensated for their services as such. Accordingly, this section provides disclosure regarding compensation paid by Venoco to the executive officers, and all contracts, awards and other agreements or arrangements referred to in this section are between Venoco and the relevant officer except where specified otherwise.

        Venoco's Compensation Committee believes that:

  •
  Executive interests should be aligned with stockholder interests;

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  Executive compensation should be structured to provide appropriate incentives and reasonable rewards for the contributions made and performance achieved; and

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  A competitive compensation package must be provided to attract, motivate and retain experienced and talented executives.

        Venoco's executive compensation program is designed to align pay with short-term and long-term company performance. The intent of the program is to put a substantial portion of compensation at risk and tied to performance, and to reward unique or exceptional contributions to overall sustainable value creation for stockholders. The Compensation Committee's intent is to maintain an executive compensation program that:

  •
  Encourages growth in Venoco's oil and gas reserves and cash flow, balance sheet discipline, cost containment and achievement of production targets;

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  Aligns executive and stockholder interests through substantial ongoing equity-based incentive awards for executives;

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  Attracts, motivates and retains superior executive talent over the long-term; and

  •
  Provides compensation opportunities for high-performing executives.

        The components of Venoco's executive compensation are presented below and discussed in more detail later in this report:

  •
  a base salary that is between the 50th and 75th percentile of base salary offered by other oil and natural gas exploration and production enterprises similar to Venoco, the actual positioning of which is determined by individual performance, experience and personal competencies, and with the 75th percentile reserved for only exceptional performers;

  •
  annual cash incentive compensation generally targeted at the 50th percentile for achieving expected performance levels; and

  •
  long-term equity-based incentive compensation generally targeted at the 50th percentile, with upside approaching the 75th percentile (to reward achievement of company objectives, individual responsibility and productivity, and high quality work).

        While the Compensation Committee believes the total compensation of Venoco's executive officers should be targeted between the 50th and 75th percentile of the comparative industry peer group, it does not mechanically apply the above compensation components. Rather, careful consideration is given to the appropriate percentage mix of such components so that each of Venoco's executive officers is individually and appropriately incentivized. In addition, the Compensation Committee approves case-specific compensation plans to accommodate individual circumstances or non-recurring situations, as appropriate. The competitive market is determined by reference to the compensation practices of an industry peer group as set forth below.

Industry Peer Group

        The companies selected by Venoco's Compensation Committee for the peer group represent independent exploration and production companies that focus on the acquisition, exploration, exploitation and development of oil and natural gas properties. The composition of Venoco's peer group is reviewed annually by the Compensation Committee to ensure that the companies continue to remain relevant for comparative purposes. Venoco's peer group for 2013 is as follows:

• Bonzana Creek	• Resolute Energy Corporation
• Breitburn Energy Partners LP	• SM Energy
• Clayton Williams Energy	• Swift Energy Company
• Memorial Production Partners	• Vanguard Natural Resources
• PDC Energy, Inc.	• Warren Resources
• QEP Resources	• Whiting Petroleum Corporation
• QR Energy

        Venoco's Compensation Committee also considers competitive market practices from sources such as Equilar Insight Benchmarking Surveys and HR Roundtable Organizations, which present synthesized, general data from a broad cross- section of companies in various industries.

Setting Compensation

        Venoco's management provides the Compensation Committee with summary compensation information to assist it in understanding the totality of Venoco's executive compensation and benefit programs. This information shows the total dollar value of an executive officer's accumulated compensation and benefits. These summaries provide the Compensation Committee with important information useful in analyzing and understanding the design, operation and effectiveness of Venoco's executive compensation programs.

        The Compensation Committee approves the compensation of Venoco's executive officers. In making its determinations, the Compensation Committee reviews the summary compensation information for each executive officer and considers the executive officer's base salary, potential payments under selected performance scenarios and termination of employment and change-in-control scenarios, as well as accumulated equity and equity-based incentives in DPC, all in light of peer group practices. The purpose of this process is to analyze the total amount of actual and projected compensation of Venoco's executive officers and to determine whether any one component of compensation should be changed. The Compensation Committee then considers whether the actual and projected compensation is aligned with its compensation philosophy and competitive market practices. Venoco's CEO and Executive Chairman each also provide the Compensation Committee with recommendations regarding the compensation levels for the other executive officers based on a review of Venoco's peer group companies and the individual performance of each executive.

        According to its charter, the Compensation Committee may, subject to limits imposed by applicable law, delegate some or all of its authority to a subcommittee consisting of one or more of its members.

        The Compensation Committee has determined that the compensation of Venoco's executive officers, both the total and its components, is generally consistent with the Compensation Committee's expectations, philosophy and current market practices.

Elements of Compensation

        There are three primary components of Venoco's executive compensation program: base salary, annual cash bonuses and long-term incentive awards. Perquisites are a minor element of Venoco's executive compensation program. Each element is described below.

        Base Salary.    The Compensation Committee believes that base salary is a critical element of executive compensation for attracting and retaining outstanding employees at all levels. The base salaries of Venoco's executive officers are reviewed by the Compensation Committee on an annual basis and adjusted from time to time to realign salaries with market levels, after taking into account individual responsibilities, performance and experience. Base salary is targeted for all executive officers between the 50th and 75th percentile of base salary offered by companies in Venoco's peer group, with the 75th percentile reserved for exceptional performers. Individual salaries take into account the individual's performance, experience and personal competencies. Base salaries were increased for Venoco's named executive officers from 2012 to 2013 by an average of 5%.

Name	2012 Base Salary	2013 Base Salary
Timothy M. Marquez	$750,000	$787,500
Edward J. O'Donnell	$675,000	$708,750
Timothy A. Ficker	$427,275	$448,640
Terry L. Anderson	$339,200	$356,160
Mark A. DePuy	$325,000	$341,250

        Base salary increases in 2013 reflect the Compensation Committee's review of updated salary levels of comparable positions in Venoco's peer group companies. The Compensation Committee views 2013 salary levels as consistent with its compensation philosophy.

        Effective May 9, 2014, Mr. O'Donnell retired from his positions as Chief Executive Officer of Venoco and President of Denver Parent. Also effective May 9, 2014, Mark DePuy, previously Venoco's Senior Vice President—Business Development and Acquisitions, was named to the positions of Interim President and Chief Operating Officer of both Venoco and Denver Parent. In connection with his new positions, Mr. DePuy's base salary under his employment contract with Venoco will be increased to $708,750 per year. Mr. DePuy will not be separately compensated for his roles with Denver Parent.

        Annual Cash Bonuses.    The Compensation Committee may award or recommend cash bonuses to Venoco's executive officers pursuant to Venoco's 2007 Senior Executive Bonus Plan (the "Senior Executive Bonus Plan"). Under the Senior Executive Bonus Plan, the Compensation Committee sets a target award, which may be expressed as a percentage of an executive officer's base salary, and the related performance criteria. The Senior Executive Bonus Plan allows the Compensation Committee to eliminate or reduce the actual award payable to any participant that would otherwise be payable under the plan, based on the individual performance of the participant. In addition, the Compensation Committee may award or recommend discretionary annual bonuses to Venoco's executive officers for outstanding performance, which are awarded outside the Senior Executive Bonus Plan. The Senior Executive Bonus Plan is a performance-based plan designed to be compliant with the requirements of Section 162(m) of the Code, which, when Venoco had publicly traded equity, could have otherwise limited the deductibility of bonuses paid to certain of its named executive officers.

        The Senior Executive Bonus Plan provides that if Venoco is required to restate its financial results due to material noncompliance with financial reporting requirements under applicable securities laws, the Compensation Committee has the discretion to recover incentive compensation from any participants who benefitted from prior actions or decisions that necessitated such financial restatements.

        The bonus opportunity under the Senior Executive Bonus Plan is stated as a percentage of base salary and is set using the Compensation Committee's philosophy to target bonus levels (as a percentage of base salary) consistent with the competitive market for executives in similar positions. For 2013, the bonus opportunity at a 100% of target level payout for Venoco's named executive officers was as follows:

Name	Percentage of Salary	Total
Timothy M. Marquez	170%	$1,338,750
Edward J. O'Donnell	170%	$1,204,875
Timothy A. Ficker	120%	$538,367
Terry L. Anderson	80%	$284,927
Mark A. DePuy	80%	$273,000

        Under the Senior Executive Bonus Plan, seven performance criteria were selected for 2013, each comprising 14.3% of the target bonus: (i) average daily net production, (ii) reserve replacement, (iii) finding and development costs, (iv) debt covenant compliance, (v) lease operating expenses plus general and administrative expenses, (vi) acquisition reserve growth and (vii) minimum quarterly distributions paid by a master limited partnership ("MLP") to be formed by Venoco. For each of the seven metrics, the bonus payout targets for 2013 are summarized as follows:

	Minimum Bonus Level Performance	Target Performance	Maximum Bonus Level Performance
Average Daily Net Production (BOE/d)	9,250	10,000	10,750
Reserve Replacement (% increase)	2.5%	7.5%	12.5%
Finding and Development Costs, per BOE	$30.00	$25.00	$15.00
Debt Compliance	Fail	—	Pass
Lease Operating Expenses plus G&A Expenses, per BOE	$33.00	$31.00	$29.00
Acquisition Reserve Growth	5.0	7.5	10.0
MLP Minimum Quarterly Distributions	100%	100%	105%

        Under the Senior Executive Bonus Plan, actual results for the year are compared to each of the seven individual performance criteria in order to determine payout multiples, which can range from 0 to 2. The payout multiples determined for each performance criterion are multiplied by 14.3% to reflect the weighting assigned to each of the seven criteria. The weighted multiples are aggregated to determine the appropriate payout percentage achieved for the year. Based on the Company's performance relative to the 2013 performance criteria as adjusted, the Compensation Committee determined the appropriate payout multiples and payout percentages to be as follows:

Performance Criteria	Payout Multiple Achieved	Payout Percentage Achieved
Average Daily Net Production	—	—%
Reserve Replacement	1.21	17%
Finding and Development Costs	1.21	17%
Debt Compliance	2.00	29%
Lease Operating Expenses plus G&A Expenses	—	—%
Acquisition Reserve Growth	—	—%
MLP Minimum Quarterly Distributions	—	—%
Discretionary Adjustment(1)	—	7%

Performance Factor		70%

(1)
A discretionary adjustment, outside of the Senior Executive Bonus Plan, was made for successful completion of certain key projects during 2013.

        Actual 2013 awards were as follows:

	2013 Annual Incentive Awards
	Target Award (% of Base Salary)	Actual Award (% of Base Salary)	Actual Award Including Discretionary Adjustment($)
Timothy M. Marquez	170%	119%	$937,125
Edward J. O'Donnell	170%	119%	$843,413
Timothy A. Ficker	120%	84%	$376,857
Terry L. Anderson	80%	56%	$199,449
Mark A. DePuy	80%	56%	$191,100

        Long-Term Incentive Compensation.    We believe the use of long-term incentive compensation based on the value of the equity of Venoco or DPC creates an ownership culture that encourages the long-term performance of Venoco's executive officers.

        2012 Plan.    Certain changes in our long-term incentive programs occurred as a result of the going-private transaction, but the Compensation Committee has generally attempted to replicate the economic effects of the programs in place prior to the transaction to the extent feasible. As part of the terms and conditions of the going private transaction, all then-existing stock options (whether vested or unvested) were extinguished upon the transaction for a cash payment equal to then-existing "spread" inherent in the option (i.e., the excess, if any, of the merger consideration of $12.50 per share and the option exercise price, multiplied by the number of shares subject to the option). All shares of restricted stock were converted into the right to receive cash equal to the merger consideration of $12.50 per share at the time such restricted share otherwise vests according to its terms; however, in the case of an award subject to one or more market-based vesting conditions, it is assumed that those conditions are satisfied at the target level (such rights referred to hereafter as "Rights to Receive" or "RTR units").

        In November 2012, the Venoco Board adopted a new cash-settled long-term incentive plan, known as the Venoco, Inc. 2012 Stock-Based Cash Incentive Plan (the "2012 Plan") to replace the plans that were in place prior to the going private transaction. Under the 2012 Plan, Venoco is authorized to issue cash-settled share appreciation rights ("SARs"), cash-settled restricted share units ("RSUs"), and other cash-settled awards to Venoco's employees, directors and other service providers. Although the awards are issued and settled by Venoco, the awards are measured based on the value of DPC's stock, which the Venoco Board believes is a more appropriate vehicle for measuring and driving long-term stockholder value creation.

        Because Venoco is no longer publicly traded, it is not practical to use total shareholder return as the performance metric on which these awards vest. Instead, the Compensation Committee decided to have such RSU awards vest based on the achievement of the performance measures used to determine the annual cash bonus payout. Vesting of the RSU awards is subject to a four-year graded vesting schedule (the "Grant Period") such that twenty-five percent (25%) of a long term incentive grant ("LTI Grant") will be eligible for vesting each calendar year on a cumulative basis (i.e., 25% in the first year, 50% in the second year, 75% in the third year, and 100% in the fourth year).

        On each anniversary date of the date of a RSU grant, the officers will vest in and be entitled to receive a cash payment equal to the fair market value of a number of shares of DPC stock equal to the number of restricted share units vesting on such date. The number of restricted share units vesting on any such date is equal to the product of the "Earned Percentage" for that year's grant (defined below) multiplied by the cumulative graded vesting percentage (i.e., 25% on the first anniversary, 50% on the second anniversary, 75% on the third anniversary, and 100% on the fourth anniversary) of such grant, less any amounts previously vested for such grant. The Earned Percentage for any grant is generally the level of attainment of the performance measures used to determine the annual bonuses for the year in which the grant is made. For example, if the performance measures used to determine the annual bonuses for the year in which the grant is made are achieved at 75%, then the Earned Percentage for each year in the Grant Period would equal 75% and, therefore, 75% of the grant eligible for vesting in each year will have been earned and will be paid to the individual on or shortly following each anniversary date (subject to the individual's continued employment through that date). The actual amount payable shall be equal to the number of units vested multiplied by the share price of DPC shares as determined by the most recent independent valuation preceding the vesting date.

        If the performance measures used to determine the annual bonuses for a particular year are greater than 100%, and the Earned Percentage for any prior LTI Grant was less than 100%, then the excess of the current year performance over 100% will be "carried back" to increase the prior LTI Grant's Earned Percentage(s). The excess will be applied first to the LTI Grants in the earliest year in the Grant Period until the Earned Percentage for that year's LTI Grant has been increased to a maximum of 100%; any excess after increasing the Earned Percentage for the LTI Grant for the earliest year will be applied to the LTI Grant for the second earliest year until the Earned Percentage for that year's grant has been increased to a maximum of 100%; any excess after increasing the Earned Percentage for the LTI Grant for the second earliest year will be applied to the LTI Grant for the most recent prior year until the Earned Percentage for that year's LTI Grant has been increased to a maximum of 100%. For example (continuing the first example above), if in Year 2 the performance measures are achieved at 115%, then the excess over 100% (i.e., 15%) will be carried back to increase the Earned Percentage for the prior year's LTI Grant to 90%.

        If the performance measure for a year is attained at a level greater than 100%, and after "carrying back" the excess over 100% to increase the Earned Percentage(s) for prior years' LTI Grants to 100%, there continues to be excess, then an amount equal to 50% of the remaining excess will be applied to the current year's LTI Grant and may yield an Earned Percentage for the current year's grant of up to 120%. For example (continuing the example above), if in Year 2 the performance measure is attained at 175%, then the excess of the Year 2 performance over 100% will be carried back to increase the Earned Percentage for the first year's LTI Grant to 100%, and one-half of the remaining excess of 50% will be applied to increase the Earned Percentage for the current year's grant up to a maximum of 120%. Refer to "Grants of Plan-Based Awards" for LTI Grants made to executive officers in 2013.

        The amount of the 2013 LTI Grants was based on broad based survey information which was evaluated against Venoco's peer group practices with respect to similar awards, after giving consideration to the number of long-term incentive awards already granted to each of Venoco's executives. The number of units granted in 2013 related to performance in 2012, and the Compensation Committee determined that it was appropriate to base the number on an above market deemed value of $20.00 per share.

        As discussed above, the Compensation Committee determined that Venoco achieved its 2013 annual performance metrics at a level of 70% of target. Accordingly, the Earned Percentage for the 2013 RSU LTI Grants is 70%. The tranche of the 2013 LTI RSU Grant that was eligible to vest in 2013 (i.e. 25% of the 2013 LTI Grants) vested at 70% and will be paid in April 2014. For purposes of determining the amount payable per unit, the Compensation Committee had DPC's stock independently valued as of December 31, 2013 and based on such determination will pay out $12.24 per unit.

        As previously disclosed in our 2012 Form 10-K/A, the 2012 Earned Percentage for the LTI Grants made in 2012 is 104.5%.

        Deferral of Restricted Stock Conversion Payout Amounts.    In early 2013, the Company and each of the named executive officers entered into deferral agreements pursuant to which certain amounts payable in regards to RTR units would not be paid as and when vesting occurred as required by the merger agreement governing the going private transaction, but would instead be paid in early 2014. The deferral agreements were entered into to ease short-term cash flow concerns, and as a result, provide that each executive shall be entitled to receive on the ultimate payment date an additional amount equal to 25% of the amount deferred.

        Venoco made the following deferred payouts in January 2014 to its named executive officers:

Deferred Payouts ($)
Timothy M. Marquez	$7,273,560
Edward J. O'Donnell	$397,094
Timothy A. Ficker	$989,031
Terry L. Anderson	$709,664
Mark A. DePuy	$—

        Employee Stock Ownership Plan.    On December 31, 2012, Venoco and DPC adopted an employee stock ownership plan, a tax-qualified retirement plan pursuant to which all employees of Venoco (including Venoco's executive officers) will generally have the ability to receive contributions that are invested primarily in DPC stock.

Perquisites and Other Compensation

        We have provided, and intend to continue to maintain, relatively modest executive benefits and perquisites for our executive officers. However, the Compensation Committee in its discretion may revise, amend or add to our executive officers' benefits and perquisites if it deems such action advisable.

Tax and Accounting Implications

        Deductibility of Executive Compensation.    As part of its role, the Compensation Committee historically reviewed and considered the deductibility of executive compensation under Section 162(m) of the Code, which, prior to the going private transaction, made it such that we could not deduct compensation of more than $1.0 million in any tax year that was paid to certain individuals unless certain requirements were satisfied. Effective as of the going private transaction, Section 162(m) should no longer apply to us.

        Accounting for Stock-Based Compensation.    We account for stock-based payments in accordance with the requirements of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718.

Employment and Other Agreements

        We have employment agreements with each of our executive officers pursuant to which the executive officer will receive benefits if his employment is terminated (other than for misconduct) by our company, by the executive officer's death or disability or in certain circumstances following a change in control. These arrangements reinforce and encourage our executive officers' continued attention and dedication to their duties without the distraction arising from the possibility of a change in control of our company and are intended to facilitate a smooth transition in the event of a change in control of our company. In addition, these arrangements provide our executive officers with severance to help ease their financial transition from our company. The details and amounts of these benefits are described in "—Executive Officer Compensation in 2013—Potential Payments Upon Termination or Change in Control."

Risk Considerations

        The Compensation Committee and management have reviewed our compensation policies and practices and believe they encourage prudent business decisions and do not create or encourage excessive risks or risk taking that is reasonably likely to result in a material adverse impact on the Company.

Consideration of Shareholder Advisory Vote on Executive Compensation

        Following the going private transaction, we have not held a shareholder advisory vote on executive compensation.

Executive Officer Compensation in 2013

Summary Compensation Table

        The following table summarizes the total compensation paid or earned by Venoco's principal executive officer, Venoco's principal financial officer and Venoco's other executive officers other than the principal executive officer and principal financial officer who were serving as executive officers as of December 31, 2013 (the "named executive officers").

			Bonus
Name and Principal Position	Year	Salary ($)	Discretionary Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(4)	Total ($)
Timothy M. Marquez	2013	$787,500	$93,712	$843,413	$1,388,085	$30,435	$3,143,145
Executive Chairman	2012	$750,000	$150,000	$1,389,750	$2,918,199	$29,900	$5,237,849
	2011	$745,000	$—	$1,279,000	$4,679,448	$28,802	$6,732,250
Edward J. O'Donnell	2013	$708,750	$84,342	$759,071	$827,889	$41,828	$2,421,880
CEO	2012	$520,433	$67,500	$1,250,775	$273,191	$188,917	$2,300,816
	2011	$320,000	$7,240	$277,760	$418,613	$61,557	$1,085,170
Timothy A. Ficker	2013	$448,640	$37,686	$339,171	$423,941	$44,554	$1,293,992
CFO	2012	$427,275	$158,129	$558,876	$552,321	$43,904	$1,704,505
	2011	$405,000	$13,900	$251,100	$874,169	$42,260	$1,586,429
Terry L. Anderson	2013	$356,160	$19,945	$179,504	$212,990	$29,572	$798,171
General Counsel and	2012	$339,200	$141,904	$258,810	$372,418	$31,644	$1,143,976
Secretary	2011	$320,000	$13,600	$198,400	$591,403	$31,580	$1,154,983
Mark A. DePuy	2013	$341,250	$19,110	$171,990	$183,689	$25,609	$741,648
Sr. Vice President Business	2012	$325,000	$—	$283,400	$—	$28,236	$636,636
Development and Acquisitions(3)	2011	$14,792	$—	$—	$173,000	$100,260	$288,052

(1)
Amounts shown represent annual incentive bonus awards under the Senior Executive Bonus Plan and related discretionary adjustment, which are discussed in "—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonuses." Amounts for 2013 reflect cash compensation earned in 2013 but not paid until 2014.

(2)
Amounts shown reflect the awards described in "—Compensation Discussion and Analysis—Elements of Compensation—Long Term Incentive Compensation." Amounts shown do not reflect compensation actually received by Venoco's executive officers or the actual value that may be recognized by the executive officers with respect to these awards in the future. Instead, the amounts shown are the grant date fair values determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in the notes to Venoco's audited financial statements included in the Original Filing.

(3)
Mr. DePuy's employment commenced effective December 15, 2011. Mr. DePuy was appointed Interim President and Chief Operating Officer effective May 9, 2014.

(4)
The amounts for 2013 entitled "All Other Compensation" are detailed in the following table:

Name	Qualified Retirement Plan Employer Match ($)	Premium Towards Health Insurance Plans ($)	Premium Towards Life Insurance Plans ($)	Secured Parking Fees ($)	Health Club Dues ($)	Other ($)
Timothy M. Marquez	$—	$23,254	$659	$3,300	$3,222	—(a	)
Edward J. O'Donnell	$14,875	$23,254	$659	$3,040	$—	—
Timothy A. Ficker	$14,875	$23,254	$659	$3,300	$2,466	—
Terry L. Anderson	$14,875	$13,185	$428	$—	$—	1,084
Mark A. DePuy	$—	$17,660	$659	$3,300	$2,725	1,265

(a)
In addition, Venoco currently provides office space it was not using in its Denver, Colorado office to Mr. Marquez's wife and four other persons. Mrs. Marquez, on a volunteer basis, assisted with the coordination of Venoco's charitable giving programs for 2013. Other activities conducted by those persons in that office space include performing services for other charitable institutions and conducting personal business for Mr. and Mrs. Marquez. Because such office space would otherwise be vacant, we believe that the aggregate incremental cost to our company is de minimis.

  Grants of Plan-Based Awards

          The following table summarizes grants of plan-based awards under the Senior Executive Bonus Plan and the 2012 Plan to Venoco's named executive officers during 2013 and possible future payouts pursuant to those awards.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Incentive Plan Awards(2)						Grant Date Fair Value of Stock and SAR Awards ($)
								ESOP Awards: Number of Shares (#)(3)	SARs: Number of Units (#)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)			Base Price of SARs ($)
Timothy M. Marquez	3/31/2013	—	$1,338,750	$2,677,500	—	4,687	5,624	2,253	398,287	$20.00	$1,388,085
Edward J. O'Donnell	3/31/2013	—	$1,204,875	$2,409,750	—	4,125	4,950	2,191	232,119	$20.00	$827,889
Timothy A. Ficker	3/31/2013	—	$538,367	$1,076,734	—	2,292	2,750	2,191	115,748	$20.00	$423,941
Terry L. Anderson	3/31/2013	—	$284,927	$569,854	—	1,613	1,936	2,236	54,171	$20.00	$212,990
Mark A. DePuy	3/31/2013	—	$273,000	$546,000	—	1,499	1,799	2,253	45,639	$20.00	$183,689

(1)
Non-equity incentive awards consist of annual bonuses payable under the Senior Executive Bonus Plan. Amounts reported in the table represent estimates at the beginning of 2013 expected to be paid under performance guidelines established by the Compensation Committee. See "—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonuses" for a discussion of payment criteria and actual awards paid.

(2)
Amounts shown reflect the RSU awards described in "—Compensation Discussion and Analysis—Elements of Compensation—Long Term Incentive Compensation—2013 Long Term Incentive Grants." The awards are subject to vesting requirements as described in that section.

(3)
ESOP units granted to executive officers in 2013 at a grant date fair value of $8.33 per unit.

(4)
SARs granted to executive officers in 2013 at a grant date fair value of $3.34 per unit.

Outstanding Equity Awards at Fiscal Year End

        The following table summarizes the holdings of all equity-based awards held by Venoco's named executive officers as of December 31, 2013. Each equity-based grant is shown separately for each named executive officer.

	Option Awards(1)				Stock Awards(2)
Name	Number of Units Underlying Options (#) Exercisable	Number of Units Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested($)
Timothy M. Marquez	99,572	298,715	$20.00	3/31/2023	532,877	$5,136,135
	728,102	—	$12.50	11/13/2022	—	—
	196,836	65,612	$12.50	11/13/2022	—	—
Edward J. O'Donnell	58,030	174,089	$20.00	3/31/2023	52,374	$567,231
	17,609	5,869	$12.50	11/13/2022	—	—
	57,452	—	$12.50	11/13/2022	—	—
	5,000	—	$12.50	3/26/2019	—	—
Timothy A. Ficker	28,937	86,811	$20.00	3/31/2023	132,557	$1,445,061
	36,771	12,257	$12.50	11/13/2022	—	—
	176,313	—	$12.50	11/13/2022	—	—
	100,000	—	$14.97	3/19/2017	—	—
Terry L. Anderson	13,543	40,628	$20.00	3/31/2023	70,087	$724,456
	24,877	8,292	$12.50	11/13/2022	—	—
	90,375	—	$12.50	11/13/2022	—	—
	77,500	—	$12.50	3/1/2015	—	—
Mark A. DePuy	11,410	34,229	$20.00	3/31/2023	16,252	$202,175
	12,500	12,500	$12.50	12/15/2021	—	—

(1)
Option awards include SARs granted under the 2012 Plan.

(2)
Stock awards include (i) rights-to-receive awards (RTR) issued at $12.50 per unit in replacement of unvested restricted stock outstanding as of the closing of the going private transaction, (ii) 2012 and 2013 LTI Grants in the form of restricted share units, and (iii) ESOP units granted under the ESOP. The RTRs are subject to the original service conditions attached to the unvested restricted stock they replaced. The RTRs will be cash settled upon vesting at $12.50 per unit, and the restricted stock units are cash settled at the fair value of DPC shares.

Option Exercises and Stock Vested

        The following table sets forth SAR exercises that occurred during 2013 as well as RTRs and RSUs held by our named executive officers that vested during fiscal 2013.

	SAR Awards		Stock Awards
Name	Number of Units Exercised	Value Realized on Exercise	Number of Units Vested	Value Realized on Vesting
Timothy M. Marquez	—	$—	814,937	$11,308,617
Edward J. O'Donnell	—	$—	59,028	$786,100
Timothy A. Ficker	—	$—	143,172	$1,924,470
Terry L. Anderson	—	$—	102,153	$1,375,778
Mark A. DePuy	—	$—	6,250	$78,125

Pension Benefits

        We did not have any tax-qualified defined benefit plans or supplemental executive retirement plans in 2013 that provided for payments or other benefits to our executive officers in connection with their retirement.

Non-Qualified Defined Contribution and Other Deferred Compensation Plans

        We did not have any non-qualified defined contribution plan or other deferred compensation plans in 2013 that provided for payments or other benefits to our executive officers.

Potential Payments Upon Termination or Change in Control/Golden Parachute Compensation

        The table below reflects estimated amounts of compensation payable by Venoco to each of its named executive officers upon their termination of employment with Venoco. The amounts shown assume that such termination was effective as of December 31, 2013, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to Venoco's executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive officer's termination.

        Regardless of the manner in which an executive officer terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

  •
  non-equity incentive compensation earned during the fiscal year, to the extent vested;

  •
  long-term incentive awards, to the extent vested (if an executive officer is terminated for misconduct, SARs, whether vested or unvested, are generally cancelled at the date of termination);

  •
  amounts contributed and vested under our qualified retirement plans; and

  •
  unused vacation pay.

        If we terminate an executive officer's employment for a reason other than change in control, death, disability or such executive officer's misconduct, then we will pay him a lump sum in cash equal to two times the sum of (i) his base compensation and (ii) an amount equal to the greater of a specified dollar amount or the highest incentive award paid or payable during the three years preceding his termination of employment.

        However, if we terminate an executive officer's employment for a reason relating to a change in control of our company, his death or disability, or if he terminates employment for good reason in conjunction with a change in control, then such executive officer will receive:

  •
  a cash lump-sum payment equal to three times the sum of:

  •
  the executive officer's base salary;

  •
  an amount equal to the highest incentive award paid or payable to the executive officer under our incentive compensation plans during the current year and the three years prior to termination; and

  •
  an amount equal to the maximum contribution allowed under our qualified retirement plan; and

  •
  life, disability, accident and group health insurance benefits for the 36-month period following the executive officer's termination, except that such premiums charged to the executive officer cannot exceed the premiums he paid while an active employee of our company, and if any benefit is taxable to him, we will make him whole on a net after-tax basis; and

  •
  the opportunity to cancel all of his outstanding share-based awards then held by him for a lump sum in cash equal to the sum of the value of all such awards, calculated as though all required goals had been achieved.

        A "change in control" of our company is generally deemed to occur under the employment agreements if (i) any person or group other than Timothy Marquez (or a member of his family) becomes a beneficial owner of more than 50% of our voting stock, (ii) our stockholders approve a plan to liquidate us or to sell all or substantially all of our assets or (iii) Mr. Marquez (together with members of his family) is no longer the largest beneficial owner of our voting securities and is no longer our CEO or Chairman. The completion of the going private transaction was not deemed a change in control for purposes of the employment agreements.

Name	Event	Cash Severance Payment ($)	Cashout of Stock-Based Awards/ Accelerated Vesting ($)(1)	Continuation of Medical/Welfare Benefits (present value) ($)	Total ($)
Timothy M. Marquez	Voluntary Termination and Termination For Misconduct:	$—	$—	$—	$—
	Involuntary Termination Not For Misconduct:	$4,354,500	$—	$—	$4,354,500
	Involuntary or Good Reason Termination (Change-in-Control)(2), Disability, or Death:	$6,584,250	$11,336,467	$72,756	$17,993,473
Edward J. O'Donnell	Voluntary Termination and Termination For Misconduct:	$—	$—	$—	$—
	Involuntary Termination Not For Misconduct:	$3,954,050	$—	$—	$3,954,050
	Involuntary or Good Reason Termination (Change-in-Control)(2), Disability, or Death:	$5,931,075	$825,204	$72,756	$6,829,035
Timothy A. Ficker	Voluntary Termination and Termination For Misconduct:	$—	$—	$—	$—
	Involuntary Termination Not For Misconduct:	$2,105,918	$—	$—	$2,105,918
	Involuntary or Good Reason Termination (Change-in-Control)(2), Disability, or Death:	$3,158,877	$2,203,873	$72,756	$5,435,506
Terry L. Anderson	Voluntary Termination and Termination For Misconduct:	$—	$—	$—	$—
	Involuntary Termination Not For Misconduct:	$1,390,818	$—	$—	$1,390,818
	Involuntary or Good Reason Termination (Change-in-Control)(2), Disability, or Death:	$2,086,227	$1,269,338	$41,393	$3,396,958
Mark A. DePuy	Voluntary Termination and Termination For Misconduct:	$—	$—	$—	$—
	Involuntary Termination Not For Misconduct:	$1,284,300	$—	$—	$1,284,300
	Involuntary or Good Reason Termination (Change-in-Control)(2), Disability, or Death:	$1,926,450	$168,737	$55,703	$2,150,890

(1)
Under the applicable employment agreements with Venoco's executive officers, each has a right in certain instances relating to termination of employment to require us to cancel all his outstanding stock based awards in exchange for a lump sum amount of cash equal to the "spread" inherent in each SAR and the value of each RSU outstanding, calculated as though all required goals had been achieved. The amounts shown also reflect where applicable the assumed value of awards vested following an involuntary termination not for misconduct.

(2)
The employment agreements do not specify a particular period in which a termination, or resignation for good reason, must occur following a change in control for the amounts shown to be payable, but we believe that such termination or resignation would have to occur within a reasonable time following the change in control. A termination or resignation in the six month period preceding a change in control event can also result in the amounts shown becoming payable in certain circumstances.

Director Compensation

        Venoco uses a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the Venoco Board. Cash payments to Venoco's directors for service during 2012 and 2013 are summarized in the following table. Mr. Marquez is DPC's sole director and receives no compensation for his services in that capacity, or for his service on Venoco's Board.

	2012	2013
Annual Retainer	$45,000	$55,000
Board Meeting Fees	$2,000	$1,500
Committee Meeting Fees	$1,500	$1,000
Lead Director	$10,000	$10,000
Audit Committee Chair	$15,000	$17,500
Audit Committee Members	$5,000	$5,000
Compensation Committee Chair	$12,000	$15,000
Compensation Committee Members	$2,500	$4,000
Special Committee Chair (per month)	$20,000	$—
Special Committee Members (per month)	$10,000	$—

        In some circumstances committee members may be compensated for time directly spent on committee matters other than attendance at meetings, in amounts not to exceed $3,000 per quarter. Directors who are Venoco's employees receive no compensation for their services as director.

Director Summary Compensation Table

        The following table summarizes the compensation earned by Venoco's non- employee directors during 2013.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards Grant Date Fair Value ($)(2)	SARs Grant Date Fair Value ($)(3)	Total ($)
Joel L. Reed	$107,000	$10,154	$47,318	$164,472
Richard Walker	$98,000	$10,154	$47,318	$155,472

(1)
Mr. Marquez is not included in this table because he is an employee and therefore receives no compensation for his services as a director. The compensation received by Mr. Marquez as an employee is shown in "—Executive Officer Compensation in 2013—Summary Compensation Table."

(2)
Non-employee directors were granted 1,219 performance based RSUs in 2013 at a grant date fair value of $8.33 per unit.

(3)
Non-employee directors were granted 14,167 SARs in 2013 at a grant date fair value of $3.34 per unit.

Compensation Committee Interlocks and Insider Participation

        We had no compensation committee interlocks with any entity in 2013.

Related Party Transactions

Policy Regarding Related Person Transactions

        The Audit Committee of Venoco's Board of Directors has adopted a written policy regarding the review and approval of transactions between us and any "related person." Under the policy, related persons include our directors and executive officers, holders of five percent or more of our common stock, immediate family members of any of those persons and any entities in which any of the foregoing persons hold a significant interest. The policy applies to any "related person transaction," which is generally defined as any transaction involving us and a related person where the amount involved exceeds $20,000, subject to some exceptions, including for (i) transactions in which the interest of the related person arises solely from his or her ownership of our common stock and all stockholders participate in the transaction on a pro rata basis and (ii) compensation-related transactions that are approved or recommended by the Compensation Committee of Venoco's Board of Directors.

        The policy provides that when a related person transaction is proposed, the Audit Committee will consider all material information relating to the transaction and the related person's relationship with us, and will approve the transaction only if it is in, or not inconsistent with, the best interests of us and our stockholders to do so. In circumstances where it is not practicable or desirable to wait until the next Audit Committee meeting, the Chairman of the committee may review the transaction, applying the same standard. In the event our CEO, CFO or General Counsel becomes aware of a related person transaction that was not previously approved or ratified under the policy, the Audit Committee (or the Chairman) will review the transactions and evaluate all available options, including ratification, amendment, termination or rescission of the transaction. Except as otherwise indicated, each of the transactions described in "—Related Transactions" were reviewed and approved pursuant to the policy.

Related Transactions

        Office Building Lease.    Venoco previously leased an office building from 6267 Carpinteria Avenue, LLC, an entity owned by the Marquez Trust, for a term through 2019. In addition to rent payments, we are also responsible for reimbursing 6267 Carpinteria Avenue, LLC for certain building operating expenses. We paid approximately $0.2 million to 6267 Carpinteria Avenue, LLC in rent payments pursuant to the lease in 2013. The Audit Committee reviewed and approved the 2013 payments pursuant to the policy. In March 2013, the building was sold to an independent third party and the lease terms were modified at closing under similar terms through 2023.

        Aircraft Lease Agreement.    In 2011, Venoco entered into a non- exclusive aircraft sublease agreement with TimBer, LLC, a company owned by Mr. Marquez and his wife. We incurred approximately $0.7 million of costs related to the agreement in both 2012 and 2013.

DESCRIPTION OF THE NOTES

        We issued the current notes, and will issue the new notes, under an indenture (the "indenture"), between us and U.S. Bank National Association, as trustee (the "trustee"). The current notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The indenture is governed by the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. For purposes of this description, unless the context otherwise requires, references to the "notes" includes the new notes, the current notes, and any additional notes (as described below). This description of the notes is qualified by the indenture which is filed as an exhibit to the registration statement of which this prospectus is part.

        You can find the definitions of certain terms used in this description under "—Certain Definitions." In this description, references to Denver Parent refer only to Denver Parent Corporation and not to any of its subsidiaries, and references to Venoco refer only to Venoco, Inc. and not to any of its subsidiaries.

Brief Description Of the Notes and Future Note Guarantees

  The Notes

        The notes are:

  •
  general unsecured obligations of Denver Parent;

  •
  senior in right of payment to any future subordinated Indebtedness of Denver Parent;

  •
  pari passu in right of payment with any future senior unsecured Indebtedness of Denver Parent that is not by its terms subordinated to the notes;

  •
  effectively junior in right of payment to any future secured Indebtedness of Denver Parent to the extent of the collateral securing that Indebtedness; and

  •
  structurally subordinated and effectively junior to the Indebtedness and other liabilities of Venoco and its subsidiaries, including Indebtedness under the Credit Agreement and the Venoco 8.875% Notes.

  Future Note Guarantees

        Initially the notes will not be guaranteed by any Subsidiaries of Denver Parent, including Venoco and its Subsidiaries. However, covenants described below may require a Subsidiary in the future to guarantee the payment obligations under the notes simultaneously with its guarantee of our other Indebtedness (except Indebtedness under the Credit Agreement and the Venoco 8.875% Notes Indenture). See "—Certain Covenants—Future Note Guarantees."

        Each guarantee of the notes, if any, will be:

  •
  a general unsecured obligation of the Guarantor;

  •
  equal in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor;

  •
  effectively subordinated to any secured Indebtedness of that Guarantor, to the extent of the value of the assets of that Guarantor securing such Indebtedness;

  •
  effectively subordinated to all Indebtedness and other liabilities of any Subsidiaries of that Guarantor that do not guarantee the notes (other than Indebtedness owed to that Guarantor); and

  •
  senior in right of payment to any future subordinated Indebtedness of that Guarantor.

Holding Company Structure

        Denver Parent is a holding company and does not have any operations or any material assets other than the ownership of the capital stock of Venoco. The operations of Denver Parent are conducted entirely through Venoco and its Subsidiaries, and, therefore, Denver Parent depends on the cash flow of Venoco and its Subsidiaries to meet its obligations, including its obligations under the notes. Denver Parent's ability to make any cash payments to the Holders of the notes is limited by the Credit Agreement and the Venoco 8.875% Notes Indenture, each of which limits the ability of Venoco to pay dividends or make other distributions to Denver Parent. There can be no assurance that sufficient funds will be available when necessary to make any required cash payments under the notes. See "Risk Factors—Risks Related to Our Indebtedness and the Notes—Denver Parent is a holding company and will be dependent on distributions from Venoco to pay its obligations on the notes."

        In addition, claims of creditors of Venoco and its Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of Venoco or its Subsidiaries generally will have priority with respect to the assets and earnings of Venoco and its Subsidiaries over the claims of creditors of Denver Parent, including the Holders of the notes. The notes, therefore, are structurally subordinated to claims of holders of Indebtedness, including the lenders under the Credit Agreement and the holders of the Venoco 8.875% Notes, and other creditors (including trade creditors) and preferred stockholders (if any) of Venoco and its Subsidiaries. See "Risk Factors—Risks Related to Notes and Our Indebtedness—Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries."

        Although the indenture contains limitations on the amount of additional Indebtedness that Denver Parent and its Restricted Subsidiaries may incur, these limitations are subject to significant exceptions and qualifications. See "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        As of the date of the indenture, all of Denver Parent's Subsidiaries, including Venoco, were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," Denver Parent is permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Denver Parent's Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

        Denver Parent issued $255.0 million in aggregate principal amount of notes in the offering of the current notes. The notes will mature on August 15, 2018. In addition, in connection with the payment of PIK Interest (as defined below) in respect of the notes, Denver Parent is entitled to, without the consent of the Holders of the notes (and without regard to any restrictions or limitations set forth under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"), increase the outstanding principal amount of the notes or issue additional notes (the "PIK Notes") under the indenture on the same terms and conditions as the notes offered hereby (in each case, a "PIK Payment"). Denver Parent may also issue additional notes (which term excludes, for the avoidance of doubt, PIK Notes issued in a PIK Payment) under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The current notes, the new notes offered hereby, the PIK Notes, if any, and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that if any such additional notes are not fungible with the notes (including any outstanding PIK Notes), such additional notes shall have a different CUSIP number (or other applicable identifying number). Unless expressly stated or the context requires otherwise, (1) references to "notes" for all purposes of the indenture and this "Description of the Notes" section include any additional notes and PIK Notes actually issued and (2) references to "principal amount" of notes for all purposes of the indenture and this "Description of the Notes" section include any increase in the principal amount of outstanding notes (including PIK Notes) as a result of a PIK Payment. Subject to the issuance of PIK Notes as described herein, the notes will be issued in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof. PIK Payments on the notes will be made in denominations of $1.00 and any integral multiples of $1.00 in excess thereof.

        Interest on the notes will accrue at the rate of 12.25% per annum with respect to Cash Interest (as defined below) and 13.00% per annum with respect to any PIK Interest. Interest on the notes will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2014. Denver Parent will make each interest payment to the holders of record of the notes on the immediately preceding February 1 and August 1. Interest on the notes will accrue from the most recent date to which interest has been paid with respect to such notes, or if no interest has been paid with respect to such notes, from the date of original issuance thereof. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Additional Interest may accrue on the notes as liquidated damages in certain circumstances described below under "—Registration Rights; Additional Interest" and all references to "interest" in this description include any Additional Interest that may be payable on the notes.

        Except as provided in the immediately succeeding sentence and the definition of "Applicable Amount," interest on the notes shall be payable entirely in cash ("Cash Interest"). For any Interest Period after the initial Interest Period (other than the final Interest Period ending at Stated Maturity of the notes), if the Applicable Amount (as defined below) as determined on the Determination Date (as defined below) for such Interest Period:

          (1)   is equal to or exceeds 75%, but is less than 100%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Denver Parent may, at its option, elect to pay interest on up to 25% of the then outstanding principal amount of the notes by increasing the principal amount of the outstanding notes or by issuing PIK Notes in a principal amount equal to such interest ("PIK Interest"), with the remainder paid in cash;

          (2)   is equal to or exceeds 50%, but is less than 75%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Denver Parent may, at its option, elect to pay interest on up to 50% of the then outstanding principal amount of the notes as PIK Interest, with the remainder paid in cash;

          (3)   is equal to or exceeds 25%, but is less than 50%, of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Denver Parent may, at its option, elect to pay interest on up to 75% of the then outstanding principal amount of the notes as PIK Interest, with the remainder paid in cash; or

          (4)   is less than 25% of the aggregate amount of Cash Interest that would otherwise be due on the relevant interest payment date, then Denver Parent may, at its option, elect to pay interest on up to 100% of the then outstanding principal amount of the notes as PIK Interest with any remainder paid in cash.

        The insufficiency or lack of funds available to Denver Parent to pay Cash Interest as required by the immediately preceding paragraph shall not permit Denver Parent to pay PIK Interest in respect of any Interest Period and the sole right of Denver Parent to elect to pay PIK Interest shall be as (and to the extent) provided in the immediately preceding paragraph.

        As used herein,

        "Applicable Amount" shall be the amount equal to the sum (without duplication) of,

            (i)  (a) the maximum amount of all dividends and distributions by all Restricted Subsidiaries that, as of the applicable Determination Date, would be permitted to be paid in cash to Denver Parent for the purpose of paying Cash Interest after giving (i) pro forma effect to the payment of amounts reserved to be paid or distributed to Denver Parent to pay Cash Interest on the Interest Payment Date immediately following such Determination Date and (ii) effect to all corporate, shareholder or other comparable actions required in order to make such payment, requirements of applicable law and all restrictions on the ability to make such dividends or distributions (to the extent such restrictions are permitted by the covenant described under "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries") (including, without limitation, any restrictions and limitations in the Credit Agreement and the Venoco 8.875% Notes Indenture), net of all taxes attributable solely to such dividend or distribution, if any, and, in each case, without regard to whether any such Restricted Subsidiary shall have any funds available to make any such dividends or distributions, less (b) $10.0 million; and

           (ii)  (a) all cash and Cash Equivalents on hand at Denver Parent as of such Determination Date (other than any cash and Cash Equivalents on hand at Denver Parent that has been distributed to Denver Parent and the distribution of which is conditioned upon such cash and Cash Equivalents being utilized for a purpose other than paying Cash Interest (including, without limitation, amounts permitted to be distributed to Denver Parent solely for the purpose of paying taxes attributable to Denver Parent's consolidated Subsidiaries) as the result of restrictions on the ability to make such dividends or distributions provided such restrictions are otherwise permitted by the covenant described under "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries" (including, without limitation, any restrictions and limitations in the Credit Agreement and the Venoco 8.875% Notes Indenture, all Indebtedness of Denver Parent and its Subsidiaries (other than Indebtedness under the Credit Agreement or the Venoco 8.875% Notes Indenture) in existence on the Issue Date or any agreement that amends, modifies, renews, increases, supplements, refunds, replaces or refinances such Indebtedness)) less (b) $10.0 million (which shall in no event be less than $0); provided that there shall be excluded from this clause (ii) any net proceeds from the notes issued on the Issue Date pending the final application of such proceeds in connection with the Refinancing Transaction and any cash and Cash Equivalents on hand to be used for payment of Cash Interest on the interest payment date next succeeding such Determination Date.

If interest on the notes with respect to an Interest Period will not be paid entirely as Cash Interest, the Applicable Amount shall be calculated by Denver Parent and shall be set forth in an Officer's Certificate delivered to the trustee five Business Days prior to the commencement of the relevant Interest Period in which it is to be applied, which Officer's Certificate shall set forth in reasonable detail Denver Parent's determination of each component of this definition and in the case of clause (i)(a) identifying in reasonable detail the applicable restriction(s) and the maximum amount of funds that may be paid after giving effect to such restriction. To the extent Denver Parent is required pursuant to the second preceding paragraph and the definition of Applicable Amount to pay Cash Interest for all or any portion of the interest due on any interest payment date, Denver Parent shall and shall cause each of the Restricted Subsidiaries to take all such shareholder, corporate and other actions necessary or appropriate to permit the making of any such dividends or distribution (or loans or advances), provided that any such shareholder, corporate and other actions would not violate applicable law or cause a breach of any applicable contract; and

        "Determination Date" shall mean, with respect to each Interest Period, the 15th calendar day immediately prior to the first day of the relevant Interest Period.

        In the event that Denver Parent shall be entitled to pay PIK Interest for any Interest Period, then Denver Parent shall deliver a notice to the trustee following the Determination Date but not less than five Business Days prior to the commencement of the relevant Interest Period, which notice shall state the total amount of interest to be paid on such interest payment date and the amount of such interest to be paid as PIK Interest. The trustee shall promptly deliver a corresponding notice to the Holders. Interest for the first Interest Period commencing on the Issue Date shall be payable entirely in Cash Interest. Interest for the final Interest Period ending at Stated Maturity of the notes shall be payable entirely in Cash Interest.

        Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption or repurchase of the notes as described under "—Optional Redemption," and "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales," will be made solely in cash.

        If Denver Parent pays a portion of the interest on the notes as Cash Interest and as PIK Interest, such Cash Interest and PIK Interest shall be paid to Holders pro rata in accordance with their interests.

        Principal of, premium, if any, and Cash Interest on the notes will be payable at the office or agency of Denver Parent maintained for such purpose or, at the option of Denver Parent, payment of Cash Interest may be made through the paying agent by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and Cash Interest with respect to the notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made through the paying agent by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by Denver Parent, Denver Parent's office or agency will be the office of the trustee maintained for such purpose. PIK Interest on the notes will be payable (1) with respect to notes represented by one or more global notes registered in the name of or held by DTC or its nominee, by increasing the principal amount of the outstanding global note by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) as provided in writing by Denver Parent to the trustee and (2) with respect to notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the trustee will, at the written order of Denver Parent, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding global notes as a result of a PIK Payment, the notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date.

        All notes issued pursuant to a PIK Payment will mature on August 15, 2018 and will be governed by, and subject to the terms, provisions and conditions of, the indenture and will have the same rights and benefits of the notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description "PIK" on the face of such PIK Notes.

        We cannot assure you that Venoco will have the ability to dividend funds to Denver Parent to allow Denver Parent to make Cash Interest payments. The ability of Venoco and its Subsidiaries to make dividends or distributions to Denver Parent pursuant to the baskets in their debt instruments is subject to important exceptions. See "Risk Factors—Risks Related to Our Indebtedness and the Notes—Denver Parent is a holding company and will be dependent on distributions from Venoco to pay its obligations on the notes."

Methods of Receiving Payments on the Notes

        Principal of and premium, if any, and interest on the notes will be payable, and the notes will be transferable, at the office or agency of Denver Parent maintained for such purposes, which, initially, will be the corporate trust office of the trustee or an agent thereof; provided, however, that payment of

Cash Interest may be made at the option of Denver Parent by check mailed to the Person entitled thereto as shown on the security register. Subject to the issuance of PIK Notes as described herein, the notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. PIK Payments will be made in PIK Note denominations of $1.00 and any integral multiple in excess of $1.00 thereof. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. Denver Parent may change the paying agent or registrar without prior notice to the Holders of the notes, and Denver Parent or any of its Domestic Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by Denver Parent, the trustee or the registrar for any registration of transfer or exchange of notes, but Holders will be required to pay all taxes due on transfer. Denver Parent is not required to transfer or exchange any note selected for redemption. Also, Denver Parent is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or between a record date and the next succeeding interest payment date.

Future Note Guarantees

        The notes were not guaranteed by any of our Subsidiaries as of the Issue Date. Under the circumstances described under "—Certain Covenants—Future Note Guarantees," our payment obligations under the notes may in the future be jointly and severally guaranteed by certain or all of our existing or future Subsidiaries as Guarantors. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law, although this limitation may not be effective to prevent the Note Guarantee from being voidable as a fraudulent conveyance.

        A Guarantor may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Denver Parent or another Guarantor, unless:

          (1)   immediately after giving effect to such transaction, or series of related transactions, no Default or Event of Default exists; and

          (2)   either:

            (a)   the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture satisfactory to the trustee, all the obligations of that Guarantor under its Note Guarantee and the Indenture; or

            (b)   the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sales" provisions of the Indenture.

See "—Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

        Except as described below, the notes will not be redeemable at Denver Parent's option prior to August 15, 2015.

        On and after August 15, 2015, Denver Parent may redeem all or any part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Percentage
2015	106.125%
2016	103.063%
2017 and thereafter	100.000%

        Prior to August 15, 2015, Denver Parent may redeem all or part of the notes at a redemption price equal to the sum of:

          (1)   the principal amount thereof; and

          (2)   the Make Whole Premium at the redemption date,

        plus accrued and unpaid interest on the notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

        The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. Denver Parent will notify the trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the trustee shall not be responsible for such calculation.

        At any time prior to August 15, 2015, Denver Parent may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 112.25% of the principal amount, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings, provided that:

          (1)   at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Denver Parent and its Subsidiaries); and

          (2)   such redemption occurs within 90 days of the date of the closing of such Equity Offering.

Selection and Notice

        If fewer than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1)   if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2)   if the notes are not listed on any national securities exchange, on a pro rata basis (or, in the case of notes in global form, the trustee will select notes for redemption based on DTC's method that most nearly approximates a pro rata selection).

        No notes of $2,000 or less (or if a PIK payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof) can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        Except as set forth below under "—Repurchase at the Option of Holders," Denver Parent is not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders. However, under certain circumstances, Denver Parent may be required to offer to purchase notes as described under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales." In addition, Denver Parent may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each Holder of notes will have the right to require Denver Parent to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000, or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof in respect of PIK Notes) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Denver Parent will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of settlement (the "Change of Control Settlement Date"), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control, Denver Parent will mail a notice to each Holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes as of the Change of Control Purchase Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

        Denver Parent will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Denver Parent will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Purchase Date, Denver Parent will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date Denver Parent will:

          (1)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (2)   deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Denver Parent.

        The paying agent will promptly thereafter mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000 (or, if a PIK Payment has been made, in minimum denominations of $1.00 or an integral multiple of $1.00 in excess thereof in respect of PIK Notes). Denver Parent will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making the Change of Control Offer.

        The provisions described above that require Denver Parent to make a Change of Control Offer in connection with a Change of Control may deter certain mergers, tender offers and other takeover attempts involving Denver Parent by increasing the capital required to effect such transactions. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Denver Parent repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Denver Parent will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Denver Parent and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption of all outstanding notes has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, Denver Parent has made an offer to purchase (an "Alternate Offer") any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of the Alternate Offer. Notwithstanding anything to the contrary contained in the indenture, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made.

        The Credit Agreement and the Venoco 8.875% Notes Indenture limit, and future credit agreements or other agreements relating to Indebtedness to which Denver Parent or its Subsidiaries become a party may prohibit or limit, the ability of Venoco to make dividends or other distributions to Denver Parent to enable Denver Parent to purchase any notes as a result of a Change of Control. In the event a Change of Control occurs at a time when Venoco is prohibited from dividending or distributing funds to Denver Parent to enable Denver Parent to purchase the notes, Venoco could seek the consent of its lenders and the holders of the Venoco 8.875% Notes to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If Venoco does not obtain such consent or repay such borrowings, Denver Parent may be unable to obtain the funds to purchase the notes. In such case, Denver Parent's failure to purchase tendered notes would constitute an Event of Default under the indenture. The Credit Agreement will, and future credit agreements or other agreements relating to Indebtedness to which Denver Parent or its Subsidiaries become a party may, provide that certain change of control events with respect to Denver Parent or Venoco (including a Change of Control under the indenture) would constitute a default thereunder. If we experience a change of control that triggers a default under the Credit Agreement or such other Indebtedness, we could seek a waiver of such defaults or seek to refinance the Credit Agreement or such other Indebtedness. In the event we do not obtain such a waiver or refinance the Credit Agreement or such other Indebtedness, such default could result in amounts outstanding under such Indebtedness being declared due and payable. Additionally, the occurrence of a Change of Control likely would require Venoco to offer to purchase the Venoco 8.875% Notes. Accordingly, Denver Parent's ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by its then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See "Risk Factors—Risks Relating to Our Indebtedness and the Notes—We may not be able to repurchase the notes upon a change of control."

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Denver Parent and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Denver Parent to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Denver Parent and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        Denver Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   Denver Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2)   at least 75% of the aggregate consideration received by Denver Parent or such Restricted Subsidiary in the Asset Sale and all other Asset Sales since the date of the indenture is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any Indebtedness, as shown on Denver Parent's or such Restricted Subsidiary's most recent balance sheet, of Denver Parent or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that is assumed by the transferee of any such assets if and only if Denver Parent or such Subsidiary is released from any further liability pursuant to a novation or indemnity agreement; and

            (b)   any securities, notes or other obligations received by Denver Parent or any such Restricted Subsidiary from such transferee that within 90 days after the Asset Sale are converted by Denver Parent or such Subsidiary into cash, to the extent of the cash received in that conversion; and

            (c)   any Designated Non-cash Consideration received by Denver Parent or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (c) less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration is less than 10.0% of Adjusted Consolidated Net Tangible Assets determined as of such date; and

          (3)   on the date such Asset Sale is consummated, after giving pro forma effect thereto and to the application of the Net Proceeds therefrom, Denver Parent would be permitted to incur at least $1.00 of Indebtedness under the Debt to Assets Ratio test in clause (a) of the first paragraph of the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Denver Parent or any such Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

          (1)   to repay Senior Debt; provided, however, that if such Senior Debt includes Senior Debt of Denver Parent other than the notes, Denver Parent shall redeem notes, repurchase notes through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to repurchase notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, in each case, on an equal and ratable basis with such other Senior Debt;

          (2)   to acquire all or substantially all of the properties or assets, or any Capital Stock, of one or more other Persons primarily engaged in the Oil and Gas Business, and, for this purpose, a division or line of business of a Person shall be treated as a separate Person;

          (3)   to acquire a majority of the Voting Stock of one or more other Persons primarily engaged in the Oil and Gas Business if, after giving effect to any such acquisition of Capital Stock, such Person becomes a Restricted Subsidiary of Denver Parent;

          (4)   to make one or more capital expenditures; or

          (5)   to acquire other assets that are not classified as current assets under GAAP and that are used or useful in the Oil and Gas Business.

        Pending the final application of any Net Proceeds, Denver Parent or any such Restricted Subsidiary may invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds."

        On the 361st day after the receipt of Net Proceeds from an Asset Sale (or, at Denver Parent's option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $20.0 million, Denver Parent will make an offer (an "Asset Sale Offer") to all Holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of settlement, and will be payable in cash. If the Asset Sale Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender notes pursuant to the Asset Sale Offer. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Denver Parent may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis (except that any notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law), based on the amounts tendered (with such adjustments as may be deemed appropriate by Denver Parent so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Asset Sale Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period").

        No later than five Business Days after the termination of the Asset Sale Offer Period (the "Asset Sale Payment Date"), Denver Parent will purchase the principal amount of notes and other pari passu Indebtedness required to be purchased pursuant to this covenant (the "Asset Sale Offer Amount") or, if less than the Asset Sale Offer Amount has been so validly tendered, all notes and other pari passu Indebtedness validly tendered in response to the Asset Sale Offer. On or before the Asset Sale Payment Date, Denver Parent will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of notes and other pari passu Indebtedness or portions thereof so validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all notes and other pari passu Indebtedness so validly tendered and not properly withdrawn. Denver Parent will deliver to the trustee an officers' certificate stating that such notes or portions thereof were accepted for payment by Denver Parent in accordance with the terms of this covenant; and, in addition, Denver Parent will make such deliveries of all certificates and notes as are required by the agreements governing the other pari passu Indebtedness. Denver Parent or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Sale Offer Period) mail or deliver to each tendering Holder of notes, an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder and accepted by Denver Parent for purchase, and Denver Parent will promptly issue a new note, and the trustee, upon delivery of an officers' certificate from Denver Parent will authenticate and mail or deliver such new note to such Holder, in a principal amount equal to any unpurchased portion of the note surrendered. In addition, Denver Parent will take any and all other actions required by the agreements governing the other pari passu Indebtedness. Any note not so accepted will be promptly mailed or delivered by Denver Parent to the Holder thereof. Denver Parent will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Asset Sale Payment Date.

        Denver Parent will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Denver Parent will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

        The Credit Agreement and the Venoco 8.875% Notes Indenture limit, and future credit agreements or other agreements relating to Indebtedness to which Denver Parent or its Subsidiaries become a party may prohibit or limit, the ability of Venoco to make dividends or other distributions to Denver Parent to enable Denver Parent to purchase notes pursuant to an Asset Sale Offer. Additionally, the Credit Agreement provides that certain asset sale events with respect to Venoco are prohibited, or if permitted require in certain circumstances a reduction in the borrowing base and repayment of borrowings under the Credit Agreement to the extent of any outstanding borrowings in excess of the adjusted borrowing base. Any future credit agreements or other agreements relating to Indebtedness to which Denver Parent or its subsidiaries becomes a party may contain similar restrictions and provisions. In the event Denver Parent is not able to purchase the notes, Denver Parent could seek the consent of its lenders and the holders of the Venoco 8.875% Notes to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If Denver Parent does not obtain such consent or repay such borrowings, it may remain unable to purchase the notes. In such case, Denver Parent's failure to purchase tendered notes would constitute an Event of Default under the indenture.

Certain Covenants

  Restricted Payments

        Denver Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of Denver Parent's or any of its Restricted Subsidiaries' Equity Interests (including any payment in connection with any merger or consolidation involving Denver Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of Denver Parent's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Denver Parent or payable to Denver Parent or a Restricted Subsidiary of Denver Parent);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Denver Parent) any Equity Interests of Denver Parent or any direct or indirect parent of Denver Parent;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated in right of payment to the notes or the Note Guarantees (excluding any intercompany Indebtedness between or among Denver Parent and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

          (4)   make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

        unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2)   at the time of such Restricted Payment and after giving pro forma effect thereto, Denver Parent's Consolidated Leverage Ratio would have been less than 4.00 to 1.00; and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Denver Parent and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (6), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of (the "Restricted Payments Basket"):

            (a)   50% of the Consolidated Net Income of Denver Parent for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Denver Parent's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

            (b)   100% of the aggregate Net Cash Proceeds received by Denver Parent (including the Fair Market Value of any Additional Assets to the extent acquired in consideration of Equity Interests of Denver Parent (other than Disqualified Stock)) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Denver Parent (other than Disqualified Stock) (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of Denver Parent or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by Denver Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); plus

            (c)   the amount by which Indebtedness of Denver Parent is reduced on Denver Parent's balance sheet upon the conversion or exchange (other than by a Subsidiary of Denver Parent) subsequent to the Issue Date of any Indebtedness of Denver Parent convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Denver Parent (less the amount of any cash, or other property, distributed by Denver Parent upon such conversion or exchange); plus

            (d)   the amount equal to the net reduction in Restricted Investments made by Denver Parent or any of its Restricted Subsidiaries in any Person resulting from:

                (i)  repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser other than Denver Parent or a Subsidiary, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to Denver Parent or any Restricted Subsidiary of Denver Parent; or

               (ii)  the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Denver Parent or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (d) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (d) to the extent it is already included in Consolidated Net Income.

        So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1)   the payment of any dividend or distribution within 60 days after the date of declaration of the dividend or distribution, or the consummation of any redemption after the giving of an irrevocable notice of redemption, if at the date of declaration of the dividend or distribution or the date of the notice of redemption the dividend or distribution payment or redemption payment would have complied with the provisions of the indenture;

          (2)   the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligations of Denver Parent or any Guarantor or of any Equity Interests of Denver Parent in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of Denver Parent) of, Equity Interests of Denver Parent (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by Denver Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

  provided, however, that (a) such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale will be excluded from clause (3)(b) of the preceding paragraph;

          (3)   any defeasance, retirement, purchase, redemption or other acquisition of Subordinated Obligations of Denver Parent or any Guarantor, as the case may be, made by exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Denver Parent) of, Subordinated Obligations of Denver Parent or any Guarantor, as the case may be, that qualify as Permitted Refinancing Indebtedness, provided that the obligors on such new Subordinated Obligations shall not include obligors that were not obligors on the Subordinated Obligations being defeased, retired, repurchased, redeemed or acquired; provided, however, that such defeasance, retirement, purchase, redemption or acquisition will be excluded in subsequent calculations of the amount of Restricted Payments;

          (4)   in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of Denver Parent or any Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest therein; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, Denver Parent (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such repurchase and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

          (5)   in the event of an Asset Sale that requires Denver Parent to offer to repurchase notes pursuant to the covenant described under "—Repurchase of the Option of Holders—Asset Sales," and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of Denver Parent or any Guarantor, in each case, at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 100% of the accreted value) of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, Denver Parent has made an Asset Sale Offer with respect to the notes pursuant to the provisions of the covenant described under "—Repurchase of the Option of Holders—Asset Sales"; provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments);

          (6)   the payment of any dividend or distribution by a Restricted Subsidiary of Denver Parent to the holders of its Equity Interests on a pro rata basis;

          (7)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Denver Parent or any Restricted Subsidiary of Denver Parent held by any current or former director or employee of Denver Parent or any of its Restricted Subsidiaries pursuant to any director or employee equity subscription agreement or plan, employee stock ownership plan, stock option agreement or similar agreement or plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period; provided, that such payments will be excluded from any subsequent calculation of the amounts of Restricted Payments; provided further that such amount in any twelve-month period may be increased in an amount not to exceed (a) the cash proceeds from the issue or sale of Equity Interests (other than Disqualified Stock) to any such officers, directors, employees or consultants that occurs after the Issue Date to the extent proceeds from the issue or sale of such Equity Interests have not otherwise been applied to make Restricted Payments plus (b) the cash proceeds of key man life insurance received by Denver Parent or its Restricted Subsidiaries after the Issue Date;

          (8)   the acquisition of Equity Interests by Denver Parent deemed to occur upon the exercise of stock options or stock appreciation rights by way of cashless exercise or made in lieu of withholding taxes;

          (9)   the payment of cash in lieu of the issuance of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant; and

          (10) other Restricted Payments in an aggregate amount since the date of the indenture not to exceed $25.0 million.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Denver Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        Denver Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), Denver Parent will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock, and Denver Parent will not permit any of its Restricted Subsidiaries to issue any other shares of preferred stock; provided, however, that Denver Parent may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or other shares of preferred stock, if (a) in the case of the incurrence of Indebtedness or issuance of Disqualified Stock by Denver Parent or any Restricted Subsidiary of Denver Parent, as of the date of such incurrence or issuance and after giving effect thereto and to the application of proceeds therefrom, Denver Parent's Debt to Assets Ratio would not exceed 0.8 to 1.0, (b) in the case of the incurrence of Indebtedness or issuance of Disqualified Stock by Venoco or any Restricted Subsidiary of Venoco, in addition to compliance with clause (a) above, as of the date of such incurrence or issuance and after giving effect thereto and to the application of proceeds therefrom, Venoco's Debt to Assets Ratio would not exceed 0.6 to 1.0, and (c) in the case of the issuance of shares of preferred stock (other than Disqualified Stock) by any Restricted Subsidiary of Denver Parent, Denver Parent's Fixed Charge Coverage Ratio for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such shares of preferred stock are issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the shares of preferred stock had been issued at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of the items of Indebtedness described in any of the following clauses (collectively, "Permitted Debt"); provided that compliance with the Debt to Assets Ratio test in clause (b) of the first paragraph of this covenant shall be required for the incurrence by Venoco or any of its Restricted Subsidiaries of Indebtedness described under clauses (4) and (14):

          (1)   the incurrence by Denver Parent or any of its Restricted Subsidiaries of Indebtedness (including letters of credit) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Denver Parent and its Restricted Subsidiaries thereunder) not to exceed an amount equal to the greater of (a) $250.0 million or (b) 30% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness;

          (2)   the incurrence by Denver Parent or any of its Restricted Subsidiaries of the Existing Indebtedness;

          (3)   the incurrence by Denver Parent of Indebtedness represented by the current notes issued and sold on the Issue Date, the new notes offered hereby or any PIK Notes issued from time to time in respect of any PIK Payment in accordance with the terms of the indenture;

          (4)   the incurrence by Denver Parent or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Denver Parent or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding;

          (5)   the incurrence by Denver Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4) or (14) of this paragraph or this clause (5);

          (6)   the incurrence by Denver Parent or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Denver Parent and any of its Restricted Subsidiaries; provided, however, that:

            (a)   if Denver Parent is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither Denver Parent nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Note Guarantee of such Guarantor; and

            (b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Denver Parent or a Restricted Subsidiary of Denver Parent and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Denver Parent nor a Restricted Subsidiary of Denver Parent will be deemed, in each case, to constitute an incurrence of such Indebtedness by Denver Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the incurrence by Denver Parent or any of its Restricted Subsidiaries of Hedging Obligations;

          (8)   the guarantee by Denver Parent or any of the Restricted Subsidiaries of Indebtedness of Denver Parent or any Guarantor that was permitted to be incurred pursuant to the first paragraph of this covenant or pursuant to clause (1), (3), (4), (6), (7), (9), (11), (12), (13) or (14) or pursuant to clause (5) to the extent that the Permitted Refinancing Indebtedness incurred thereunder directly or indirectly refinances Indebtedness incurred pursuant to the first paragraph of this covenant or pursuant to clause (2) or (3);

          (9)   the incurrence by Denver Parent or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

          (10) the incurrence by Denver Parent's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an

  Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Denver Parent that was not permitted by this clause (10);

          (11) the incurrence by Denver Parent or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of Denver Parent and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of Denver Parent and any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case, other than an obligation for money borrowed);

          (12) the incurrence by Denver Parent or any of its Restricted Subsidiaries of Indebtedness arising from agreements of Denver Parent or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Denver Parent and its Restricted Subsidiaries in connection with such disposition;

          (13) the incurrence by Denver Parent or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed the greater of $20.0 million and 5% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness; and

          (14) the incurrence by Denver Parent or any of its Restricted Subsidiaries of Permitted Acquired Debt.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Denver Parent will be permitted to divide and classify (or later divide, classify, re-divide or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed incurred under clause (1) of the second paragraph of this covenant and not under the first paragraph or clause (2) of the second paragraph.

        The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness (including any PIK Payment) with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        In addition, Denver Parent will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Denver Parent as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, Denver Parent shall be in Default of this covenant).

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued interest on the Indebtedness being refinanced and the amount of all expenses and premiums incurred in connection therewith).

        Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Denver Parent or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

  Liens

        Denver Parent will not, and will not permit any Guarantor to, directly or indirectly, create, incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (whether now owned or hereafter acquired), unless:

          (1)   in the case of any Lien securing Subordinated Obligations of Denver Parent or a Guarantor, the notes or Note Guarantee, as applicable, are secured by a Lien on such property or assets on a senior basis to the Subordinated Obligations so secured until such time as such Subordinated Obligations are no longer so secured by that Lien; and

          (2)   in the case of any other Lien (other than a Permitted Lien) securing Indebtedness, the notes or Note Guarantees, as applicable, are secured by a Lien on such property or assets on an equal and ratable basis with the Senior Debt so secured until such time as such Senior Debt is no longer so secured by that Lien.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        Denver Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to Denver Parent or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to Denver Parent or any of its Restricted Subsidiaries;

          (2)   make loans or advances to Denver Parent or any of its Restricted Subsidiaries; or

          (3)   transfer any of its properties or assets to Denver Parent or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          (2)   the indenture, the notes and the Note Guarantees;

          (3)   applicable law, rule, regulation or order;

          (4)   any instrument governing Indebtedness or Capital Stock of a Person acquired by Denver Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5)   any restriction that restricts in a customary manner the subletting, assignment or transfer of any property, right or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other similar contract;

          (6)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (7)   any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

          (8)   Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9)   encumbrances or restrictions in instruments evidencing Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary was acquired by Denver Parent; provided, however, that such encumbrances or restrictions are not created, incurred or assumed in connection with, or in contemplation of, such acquisition;

          (10) Indebtedness permitted under the indenture containing encumbrances or restrictions that taken as a whole are not materially more restrictive (as determined in good faith by the Board of Directors of Denver Parent) than the encumbrances and restrictions otherwise contained in the indenture;

          (11) Encumbrances or restrictions contained in Hedging Obligations permitted from time to time under the indenture;

          (12) Encumbrances securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described under "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (13) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, agreements respecting Permitted Business Investments and other similar agreements entered into in the ordinary course of business; and

          (14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

        Denver Parent may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Denver Parent is the surviving corporation) or continue in another jurisdiction; or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Denver Parent, in one or more related transactions, to another Person, unless:

          (1)   either: (a) Denver Parent is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than Denver Parent) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, a corporation wholly owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall promptly thereafter become a co-issuer of the notes pursuant to a supplemental indenture;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than Denver Parent) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of Denver Parent under the notes, the indenture and the registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee;

          (3)   immediately after such transaction no Default or Event of Default exists;

          (4)   either:

            (a)   Denver Parent or the Person formed by or surviving any such consolidation or merger (if other than Denver Parent), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Assets Ratio test set forth in clause (a) of the first paragraph of the covenant described above under "—Incurrence of Indebtedness and Issuance of Preferred Stock;" or

            (b)   immediately after giving effect to such transaction and any related financing transactions on a pro forma basis, the Debt to Assets Ratio of Denver Parent or the Person formed by or surviving any such consolidation or merger (if other than Denver Parent), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or less than the Debt to Assets Ratio of Denver Parent immediately before such transactions; and

          (5)   Denver Parent shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Denver Parent, which properties and assets, if held by Denver Parent instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Denver Parent on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of Denver Parent.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the properties or assets of a Person.

        Notwithstanding the preceding clauses (3) and (4), (x) any Restricted Subsidiary of Denver Parent may consolidate with, merge into or transfer all or part of its properties and assets to Denver Parent or any Guarantor, and (y) Denver Parent may merge with an Affiliate solely for the purpose of reincorporating or reorganizing Denver Parent in another jurisdiction to realize tax or other benefits.

  Transactions with Affiliates

        Denver Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms that are no less favorable to Denver Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Denver Parent or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Board of Directors of Denver Parent, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Denver Parent or the relevant Restricted Subsidiary from a financial point of view; and

          (2)   Denver Parent delivers to the trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but no greater than $25.0 million, an officers' certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million (but excluding any Affiliate Transaction or series of related Affiliate Transactions between or among Denver Parent, Venoco or any of its Restricted Subsidiaries and any Person with a class of Capital Stock listed or admitted to trading on any national securities exchange or quoted on the NASDAQ Stock Market), a written opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing..

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any Restricted Payment permitted to be made pursuant to the covenant described under "—Restricted Payments";

          (2)   any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, benefits and indemnities paid or entered into by Denver Parent or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of Denver Parent and its Restricted Subsidiaries;

          (3)   loans or advances to employees in the ordinary course of business of Denver Parent or any of its Restricted Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed $2.0 million;

          (4)   any transaction between Denver Parent and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries;

          (5)   the payment of reasonable and customary fees, or compensation paid for and indemnity or liability insurance provided on behalf of, officers, directors or employees of Denver Parent or any Restricted Subsidiary of Denver Parent;

          (6)   any reasonable employment or severance agreement or other employee compensation agreement, arrangement or plan, or any amendment thereto, entered into by Denver Parent or any of its Restricted Subsidiaries in the ordinary course of business;

          (7)   the performance of obligations of Denver Parent or any of its Restricted Subsidiaries under the terms of any written agreement to which Denver Parent or any of its Restricted Subsidiaries is a party on the Issue Date, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not materially and adversely affect the rights of any Holders of the notes (as determined in good faith by the Board of Directors of Denver Parent) as compared to the terms of the agreements in effect on the Issue Date;

          (8)   any issuance or sale of Equity Interests (other than Disqualified Stock) of Denver Parent for cash or Cash Equivalents to, or receipt of capital contribution in the form of cash or Cash Equivalents from, Affiliates (or a Person that thereby becomes an Affiliate) of Denver Parent;

          (9)   transactions between Denver Parent and any Person, a director of which is also a director of Denver Parent, and such common director is the sole cause for such other Person to be deemed an Affiliate of Denver Parent; provided, however, that such director abstains from voting as a director of Denver Parent on any matter involving such other Person; and

          (10) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of Denver Parent may designate any Restricted Subsidiary of Denver Parent to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of Denver Parent is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Denver Parent and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under "—Restricted Payments" or represent Permitted Investments, as determined by Denver Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

        Any designation of a Subsidiary of Denver Parent as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Denver Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Denver Parent will be in default of such covenant.

        The Board of Directors of Denver Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Denver Parent; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Denver Parent of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

  Future Note Guarantees

        Denver Parent will not permit any of its existing or future Restricted Subsidiaries (other than any Foreign Subsidiary and other than Ellwood Pipeline, Inc. (if and so long as Ellwood Pipeline, Inc. constitutes a crude oil common carrier prohibited from guaranteeing an affiliate shipper's debt)), to guarantee the payment of or otherwise become obligated with respect to any other Indebtedness (other than Indebtedness and letters of credit under the Credit Agreement and the Venoco 8.875% Notes Indenture) of Denver Parent or any Guarantor unless such Restricted Subsidiary executes a supplemental indenture providing for the guarantee of the payment of the notes by such Restricted Subsidiary, which Note Guarantee will be senior to or pari passu with such Restricted Subsidiary's guarantee of such other Indebtedness and delivers such supplemental indenture and an opinion of counsel satisfactory to the trustee within 30 days after the date on which such Restricted Subsidiary guaranteed such other Indebtedness.

        Each future Note Guarantee by a Guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        A Note Guarantee by a Guarantor will be automatically released upon:

          (1)   (a) the sale, disposition or other transfer (including through merger or consolidation) of (x) the Capital Stock of such Guarantor following which such Guarantor is no longer a Subsidiary of Denver Parent or (y) all or substantially all the assets of the applicable Guarantor, in each case, to a Person that is not a Subsidiary of Denver Parent if such sale, disposition or other transfer is made in compliance with the indenture; or (b) the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of Denver Parent or a Guarantor that resulted in the obligation to guarantee the notes;

          (2)   the designation by Denver Parent of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; and

          (3)   the payment in full of the Obligations under the notes and the indenture or the legal defeasance, covenant defeasance or satisfaction and discharge of the indenture in accordance with the provisions of the indenture described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge."

  Business Activities

        Denver Parent will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to Denver Parent and its Restricted Subsidiaries taken as a whole.

  Reports

        Whether or not required by the Commission, so long as any notes are outstanding, Denver Parent will file with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing), and the Company will furnish to the trustee and, upon its request, to any of the Holders of notes, within five Business Days of filing, or attempting to file, the same with the Commission:

          (1)   beginning with the quarter ending September 30, 2013, all quarterly and annual financial and other information with respect to Denver Parent and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Denver Parent were required to file such Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Denver Parent's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if Denver Parent were required to file such reports;

provided, however, that if Denver Parent ceases to be subject to the reporting requirements under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, such information and reports may exclude any certifications, reports or other information required to be a part of, or filed with, such reports pursuant to the provisions of the Sarbanes Oxley Act of 2002 or the rules and regulations of the Commission thereunder. The availability of any of the foregoing information or reports on the SEC's website will be deemed to satisfy the foregoing delivery requirements.

        The quarterly and annual financial information required by the preceding paragraph will include or be accompanied by a disclosure of Adjusted Consolidated Net Tangible Assets determined as of the last day of the applicable quarter or year. If Denver Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include or be accompanied by a reasonably detailed presentation of the financial condition and results of operations of Denver Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Denver Parent.

        Any and all Defaults or Events of Default arising from a failure to file with the Commission or furnish in a timely manner any information required by this covenant shall be deemed cured (and Denver Parent shall be deemed to be in compliance with this covenant) upon filing or furnishing such information as contemplated by this covenant (but without regard to the date on which such information is so filed or furnished); provided that such cure shall not otherwise affect the rights of the Holders under "—Events of Defaults and Remedies" if the principal of, premium, if any, on, and interest on, the notes have been accelerated in accordance with the terms of the indenture and such acceleration has not been rescinded or cancelled prior to such cure.

        In addition, Denver Parent will make available all of the information and reports referred to in the second preceding paragraph and make such information available to securities analysts and prospective investors upon request. Denver Parent will also furnish to Holders, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

  Covenant Suspension

        If on any date following the Issue Date:

          (1)   the notes are assigned an Investment Grade Rating by both Rating Agencies and

          (2)   no Default or Event of Default has occurred and is continuing under the indenture,

then, upon Denver Parent's delivery of notice of such events to the trustee, the covenants specifically listed under the following captions in this prospectus will be suspended:

  •
  "—Repurchase at the Option of Holders—Asset Sales";

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  "—Certain Covenants—Restricted Payments";

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  "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

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  "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries";

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  "—Certain Covenants—Transactions with Affiliates";

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  "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries";

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  "—Certain Covenants—Business Activities"; and

  •
  Clause (4) of the covenant described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets."

        During any period that the foregoing covenants have been suspended, Denver Parent may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of Unrestricted Subsidiary.

        Notwithstanding the foregoing, if either of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the Investment Grade Ratings so that the notes do not have an Investment Grade Rating from both Rating Agencies, Denver Parent and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the Indenture (each such date of reinstatement being the "Reinstatement Date"). Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under "—Restricted Payments" as though such covenants had been in effect during the entire period of time from which the notes are issued. As a result, during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants, the notes will be entitled to substantially reduced covenant protection.

        There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)   default in any payment of interest on any note under the indenture when due, continued for 30 days;

          (2)   default in the payment of principal of or premium, if any, on any note under the indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

          (3)   failure by Denver Parent to comply for 30 days with the provisions described under "—Certain Covenants—Restricted Payments," or "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (4)   failure by Denver Parent to comply with the provisions described under "—Repurchase at the Option of Holders—Asset Sales," "—Repurchase at the Option of Holders—Change of Control" or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

          (5)   (a) failure by Denver Parent to comply with "—Certain Covenants—Reports" for 180 days; or (b) failure by Denver Parent for 60 days after notice to comply with any of the other agreements in the indenture;

          (6)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Denver Parent or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Denver Parent or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

            (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided, however, that if, prior to any acceleration of the notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 10 business day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as the case may be, any Default or Event of Default (but not any acceleration of the notes) caused by such Payment Default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

          (7)   failure by Denver Parent or any of its Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any amounts with respect to which a reputable creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed (including a stay pending appeal) for a period of 60 days after the date of such final judgment (or, if later, the date when payment is due pursuant to such judgment);

          (8)   except as permitted by the indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

          (9)   certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to Denver Parent or any of its Significant Subsidiaries or any group of Subsidiaries of Denver Parent that, taken as a whole, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to Denver Parent, any Subsidiary of Denver Parent that is a Significant Subsidiary or any group of Subsidiaries of Denver Parent that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture except as expressly provided in the indenture. The Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders unless such Holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, and interest when due, no Holder may pursue any remedy with respect to the indenture or the notes unless:

          (1)   such Holder has previously given the trustee notice that an Event of Default is continuing;

          (2)   Holders of at least 25% in principal amount of the outstanding notes under the indenture have requested the trustee to pursue the remedy;

          (3)   such Holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   the Holders of a majority in principal amount of the outstanding notes under the indenture have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

        The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, Denver Parent is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that existed at the end of such fiscal year and is continuing. Denver Parent also is required to deliver to the trustee, within 5 Business Days after becoming aware of the occurrence thereof, written notice of any events which would constitute Defaults, their status and what action Denver Parent is taking or proposes to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder or other owner of Capital Stock of Denver Parent or any Guarantor, as such, will have any liability for any obligations of Denver Parent or any Guarantor under the notes, the indenture or the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        Denver Parent may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

          (1)   the rights of Holders of outstanding notes to receive payments in respect of the principal of, and interest or premium, if any, on such notes when such payments are due from the trust referred to below;

          (2)   Denver Parent's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and Denver Parent's obligations in connection therewith;

          (4)   the optional redemption provisions of the indenture; and

          (5)   the Legal Defeasance provisions of the indenture.

        In addition, Denver Parent may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   Denver Parent must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and Denver Parent must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, Denver Parent has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

            (a)   Denver Parent has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, Denver Parent has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy, insolvency or reorganization events are concerned, at any time in the period ending on the 91st day after the day of deposit;

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Denver Parent or any of its Subsidiaries is a party or by which Denver Parent or any of its Subsidiaries is bound;

          (6)   Denver Parent must deliver to the trustee an officers' certificate stating that the deposit was not made by Denver Parent with the intent of preferring the Holders of notes over the other creditors of Denver Parent with the intent of defeating, hindering, delaying or defrauding creditors of Denver Parent or others; and

          (7)   Denver Parent must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes;

          (3)   reduce the rate of or change the time for payment of interest on any note;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any note payable in currency other than that stated in the notes;

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

          (7)   make any change in the covenants and definitions used therein described above under "—Optional Redemption," "—Repurchase at the Option of Holders—Change of Control," and "—Repurchase of the Option of Holders—Asset Sales";

          (8)   impair the right of any Holder to receive payment of, premium, if any, principal of and interest on such Holder's notes issued thereunder on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes;

          (9)   release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (10) make any change in the preceding amendment, supplement and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of notes, Denver Parent, the Guarantors and the trustee may amend or supplement the indenture or the notes:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of Denver Parent's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Denver Parent's properties or assets;

          (4)   to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any Holder, provided that any change to conform the indenture to the offering memorandum relating to the current notes will not be deemed to adversely affect the legal rights under the indenture of any Holder;

          (5)   to secure the notes or the Note Guarantees pursuant to the requirements of the covenant described above under the subheading "—Certain Covenants—Liens" or otherwise;

          (6)   to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

          (7)   to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in the indenture;

          (8)   to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

          (9)   to evidence or provide for the acceptance of appointment under the indenture of a successor trustee; or

          (10) in the event that PIK Notes are issued in certificated form, to make appropriate amendments to the indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes.

        The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, Denver Parent is required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all the Holders, or any defect therein, will not impair or affect the validity of the amendment.

        Neither Denver Parent nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of any notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or agreed to be paid to all Beneficial Owners and Holders of the notes which so consent in the time frame set forth in solicitation documents relating to such consent.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

          (1)   either:

            (a)   all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Denver Parent, have been delivered to the trustee for cancellation; or

            (b)   all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and Denver Parent or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Denver Parent or any of its Subsidiaries is a party or by which Denver Parent or any of its Subsidiaries is bound;

          (3)   Denver Parent or any Guarantor has paid or caused to be paid all sums payable by it under the indenture;

          (4)   Denver Parent has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be; and

          (5)   Denver Parent has delivered to the trustee an officers' certificate and an opinion of counsel, which, taken together, state that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Concerning the Trustee

        If the trustee becomes a creditor of Denver Parent or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with Denver Parent or its Restricted Subsidiaries; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

Governing Law

        The indenture, the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery And Form

        The new notes initially will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the "Global Notes").

        The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC's nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System ("Euroclear") and Clearstream Banking ("Clearstream") (as indirect participants in DTC).

        Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Certificated Notes except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Denver Parent and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Denver Parent, the trustee nor any agent of Denver Parent or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Denver Parent. Neither Denver Parent nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Denver Parent and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for definitive notes in registered certificated form ("Certificated Notes"), and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Denver Parent, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

          (1)   DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event Denver Parent fails to appoint a successor depositary within 90 days; or

          (2)   there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

        Beneficial interests in a Global Note also may be exchanged for Certificated Notes in the limited other circumstances permitted by the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        Denver Parent will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Denver Parent will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Denver Parent expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Registration Rights; Additional Interest

        Denver Parent and the Initial Purchasers entered into a registration rights agreement in connection with the offering of the current notes. The following description is a summary of the material provisions of the registration rights agreement.

        Pursuant to the registration rights agreement, Denver Parent agreed that it will, subject to certain exceptions,

          (1)   within 180 days after the Issue Date, file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered exchange offer to exchange each outstanding note for a new note having terms substantially identical in all material respects to such outstanding note (except the new note will not contain terms with respect to transfer restrictions);

          (2)   use its commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 270 days after the Issue Date;

          (3)   promptly after the effectiveness of the Exchange Offer Registration Statement (the "Effectiveness Date"), offer the new notes in exchange for the current notes; and

          (4)   keep the exchange offer open for not less than 20 Business Days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the Holders of the notes.

        In the event that:

          (1)   any change in law or in applicable interpretations thereof by the staff of the SEC does not permit Denver Parent to effect the exchange offer;

          (2)   the Effectiveness Date is not within 270 days after the Issue Date and the exchange offer has not been completed within 30 days of the Effectiveness Date; or

          (3)   or any Holder notifies Denver Parent within 20 Business Days following the completion of the exchange offer that (A) such Holder is prohibited by law from participating in the exchange offer, (B) such Holder may not resell the new notes without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales, or (C) such Holder is a broker-dealer and owns notes acquired directly from Denver Parent or an affiliate of Denver Parent, then, Denver Parent will, in lieu of conducting the exchange offer, (1) within 90 days after the occurrence of such event, file a shelf registration statement (the "Shelf Registration Statement") with the SEC covering resales of the current notes or the new notes, as the case may be; (2) use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 180th day after the Shelf Registration Statement filing obligation arises; and (3) use its commercially reasonable efforts to keep the Shelf Registration Statement effective until the earlier of (A) two years from the effective date of the Shelf Registration Statement and (B) such time as there are no longer any notes outstanding.

        Denver Parent will, in the event a Shelf Registration Statement is filed, among other things, upon the request of any Holder, use commercially reasonable efforts to enable such Holder to use the prospectus forming a part of the Shelf Registration Statement. A Person selling notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

        Denver Parent may require each Person requesting to be named as a selling security holder to furnish to it such information regarding the Person and the distribution of the notes or new notes by the Person as Denver Parent may from time to time reasonably require for the inclusion of the Person in the Shelf Registration Statement, including requiring the Person to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as Denver Parent may reasonably deem necessary or appropriate. Denver Parent may refuse to name any Person as a selling security holder that fails to provide it with such information.

        Denver Parent will pay, as liquidated damages, additional interest ("Additional Interest") on the applicable notes and new notes, subject to certain exceptions, (1) if Denver Parent has not filed the Exchange Offer Registration Statement on or before the 180th day after the Issue Date, or the Shelf Registration Statement within 30 days after the occurrence of an event described above, (2) if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 270th day after the Issue Date or, if Denver Parent is obligated to file a Shelf Registration Statement, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 180th day after the Shelf Registration Statement filing obligation arises, (3) if the exchange offer is not consummated within 30 Business Days after the Effectiveness Date, or (4) if, after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (4) being called a "Registration Default" and each period during which a Registration Default has occurred and is continuing, a "Registration Default Period").

        The Additional Interest will accrue at a per annum rate of 0.25% for the first 90 days of the Registration Default Period, at a per annum rate of 0.50% for the second 90 days of the Registration Default Period, at a per annum rate of 0.75% for the third 90 days of the Registration Default Period and at a per annum rate of 1.0% thereafter for the remaining portion of the Registration Default Period. Denver Parent will pay such Additional Interest on regular interest payment dates in the manner specified under "—Principal, Maturity and Interest" for the applicable Interest Period. Such Additional Interest will be in addition to any other interest payable from time to time with respect to the notes and the new notes.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Additional Assets" means:

          (1)   any assets used or useful in the Oil and Gas Business;

          (2)   the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Denver Parent or another Restricted Subsidiary; or

          (3)   Capital Stock constituting a minority in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

        "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, the remainder of:

          (a)   the sum of:

              (i)  discounted future net revenues from proved oil and gas reserves of Denver Parent and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by Denver Parent in a reserve report prepared as of the first day of the fiscal year following the fiscal year for which audited financial statements are available and giving effect to applicable commodity Hedging Obligations, as increased by, as of the date of determination, the estimated discounted future net revenues from

              (A)  estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

              (B)  estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve reports), and decreased by, as of the date of determination, the estimated discounted future net revenue attributable to:

              (C)  estimated proved oil and gas reserves produced or disposed of since such year end, and

              (D)  estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with Commission guidelines, in each case as estimated by Denver Parent's petroleum engineers or any independent petroleum engineers engaged by Denver Parent for that purpose; provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by Denver Parent's engineers;

             (ii)  the capitalized costs that are attributable to oil and gas properties of Denver Parent and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on Denver Parent's books and records as of a date no earlier than the date of Denver Parent's latest available annual or quarterly financial statements;

            (iii)  the Net Working Capital on a date no earlier than the date of Denver Parent's latest annual or quarterly financial statements; and

            (iv)  the greater of:

              (A)  the net book value of other tangible assets of Denver Parent and its Restricted Subsidiaries, as of a date no earlier than the date of Denver Parent's latest annual or quarterly financial statement, and

              (B)  the appraised value, as estimated by independent appraisers, of other tangible assets of Denver Parent and its Restricted Subsidiaries, as of a date no earlier than the date of Denver Parent's latest audited financial statements (provided that Denver Parent shall not be required to obtain such appraisal solely for the purpose of determining this value); minus

          (b)   the sum of:

              (i)  Minority Interests;

             (ii)  any net gas balancing liabilities of Denver Parent and its Restricted Subsidiaries reflected in Denver Parent's latest audited financial statements;

            (iii)  to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in Denver Parent's year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of Denver Parent and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

            (iv)  the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of Denver Parent and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

          If Denver Parent changes its method of accounting from the full cost method to the successful efforts or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if Denver Parent were still using the full cost method of accounting.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.

        For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment or a sale and leaseback transaction); provided that the disposition of all or substantially all of the properties or assets of Denver Parent and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under

  "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2)   the issuance of Equity Interests in any of Denver Parent's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

        Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          (3)   any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than $10.0 million;

          (4)   a transfer of assets between or among any of Denver Parent and its Restricted Subsidiaries,

          (5)   an issuance or sale of Equity Interests by a Restricted Subsidiary to Denver Parent or to another Restricted Subsidiary;

          (6)   a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

          (7)   a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of Denver Parent and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

          (8)   dispositions of past due accounts and notes receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

          (9)   the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of Denver Parent and its Restricted Subsidiaries;

          (10) [RESERVED];

          (11) the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by Denver Parent or such Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

          (12) the sale or other disposition of cash or Cash Equivalents;

          (13) a Restricted Payment that is permitted by the covenant described above under "—Certain Covenants—Restricted Payments" or a Permitted Investment;

          (14) any trade or exchange by Denver Parent or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person, provided that the Fair Market Value of the properties or assets traded or exchanged by Denver Parent or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by Denver Parent or such Restricted Subsidiary; and provided further that any net cash received must be applied in accordance with the provisions described above under "—Repurchase at the Option of Holders—Asset Sales"; and provided further that, after giving pro forma effect to such trade or exchange and the application of any net cash received, Denver Parent would be permitted to incur at least $1.00 of Indebtedness under the Debt to Assets Ratio test in clause (a) of the first paragraph of the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

          (15) the creation or perfection of a Lien (but not the sale or other disposition of the properties or assets subject to such Lien); and

          (16) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 12(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have correlative meanings.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect at the Issue Date, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP as in effect at the Issue Date, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          (3)   certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

          (6)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Denver Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to Beneficially Own any Voting Stock of Denver Parent held by an entity, if such person or group "Beneficially Owns" , directly or indirectly, more than 50% of the voting power of the Voting Stock of such entity);

          (2)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Denver Parent and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than an entity the majority of the Voting Stock of which is owned by a Permitted Holder;

          (3)   the adoption of a plan or proposal for the liquidation or dissolution of Denver Parent; or

          (4)   Denver Parent ceases to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) directly 100% of the issued and outstanding Capital Stock of Venoco other than as a result of a transaction that complies with the provisions described under "—Certain Covenants—Merger, Consolidation or Sale of Assets."

        "Commission" or "SEC" means the Securities and Exchange Commission.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1)   an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4)   depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

          (5)   unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus

          (6)   non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business (to the extent included in determining Consolidated Net Income); and minus

          (7)   the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar- Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Leverage Ratio" means, with respect to any specified Person at any time of determination, the ratio of the Consolidated Total Debt of such Person at such time to the Consolidated Cash Flow of such Person for the most recently ended four consecutive fiscal quarters for which internal financial statements are available.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2)   the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

          (3)   the cumulative effect of a change in accounting principles will be excluded;

          (4)   income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;

          (5)   any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale and leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

          (6)   any extraordinary gain or loss will be excluded;

          (7)   any asset impairment writedowns on Oil and Gas Properties under GAAP or Commission guidelines will be excluded; and

          (8)   any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815) will be excluded.

        In addition, notwithstanding the preceding, for the purposes of the covenant described under "—Certain Covenants—Restricted Payments" only, there shall be excluded from Consolidated Net Income any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity.

        "Consolidated Total Debt" means, with respect to any Person, as of any date, the consolidated Indebtedness of such Person and its Restricted Subsidiaries.

        "continuing" means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

        "Credit Agreement" means that certain Fifth Amended and Restated Credit Agreement, dated as of October 3, 2012, among Venoco, the guarantors parties thereto, the lenders parties thereto, Citibank, N.A., as Administrative Agent, Citigroup Global Markets, Inc., as Arranger, The Bank of Nova Scotia, as Syndication Agent, and KeyBank National Association, as Documentation Agent, providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (including through capital markets transactions) from time to time.

        "Credit Facilities" means, (i) the Credit Agreement and (ii) one or more other debt facilities or commercial paper facilities, in case of clause (ii) with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, capital market financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, as provided for in one or more agreements or instruments, in each case as amended, restated, modified, supplemented, increased, renewed, refunded, replaced (including replacement after the termination of such credit facility), supplemented, restructured or refinanced (including through capital markets transactions) in whole or in part from time to time in one or more agreements or instruments.

        "Customary Recourse Exceptions" means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse

Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

        "Debt to Assets Ratio" means, with respect to any specified Person as of any date, the ratio of (a) the sum of (i) the aggregate principal amount of all Specified Indebtedness of such Person and its Restricted Subsidiaries outstanding as of such date and (ii) the aggregate amount of all Disqualified Stock (determined as provided in the last sentence of the definition of "Disqualified Stock" below) of such Person and its Restricted Subsidiaries outstanding as of such date, to (b) Adjusted Consolidated Net Tangible Assets determined as of such date.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by Denver Parent or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as "Designated Non-cash Consideration" pursuant to an Officer's Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Denver Parent to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Denver Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Denver Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends other than accrued dividends that are more than 30 days past due.

        "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

        "Domestic Subsidiary" means any Restricted Subsidiary of Denver Parent other than a Foreign Subsidiary.

        "DTC" means The Depository Trust Company.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale of Capital Stock (other than Disqualified Stock and the sale of Capital Stock upon the exercise of options and other rights under Denver Parent's equity incentive plans) made for cash on a primary basis by Denver Parent after the date of the indenture.

        "Existing Indebtedness" means the aggregate principal amount of Indebtedness of Denver Parent and its Restricted Subsidiaries (other than Indebtedness incurred under clauses (1), (3) and (6) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock") in existence on the date of the indenture, until such amounts are repaid.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Denver Parent in the case of amounts of $10.0 million or more and otherwise by an officer of Denver Parent (unless otherwise provided in the indenture)

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period; provided, however, that:

          (1)   if the specified Person or any of its Restricted Subsidiaries:

            (a)   has incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an incurrence of Indebtedness, Consolidated Cash Flow and Fixed Charges (taking into account any interest rate agreements applicable to such Indebtedness) for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

            (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated Cash Flow and Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

          (2)   if since the beginning of such period the specified Person or any of its Restricted Subsidiaries will have made any Asset Sale or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an Asset Sale:

            (a)   the Consolidated Cash Flow for such period will be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for such period; and

            (b)   Fixed Charges for such period will be reduced by an amount equal to the Fixed Charges directly attributable to any Indebtedness of the specified Person or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the specified Person and its continuing Restricted Subsidiaries in connection with such Asset

    Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the specified Person and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (3)   if since the beginning of such period the specified Person or any of its Restricted Subsidiaries (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the specified Person) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, including a single asset or all or substantially all of an operating unit, division or line of business, Consolidated Cash Flow and Fixed Charges for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

          (4)   if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the specified Person or was merged with or into the specified Person or any of its Restricted Subsidiaries since the beginning of such period) will have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the specified Person or any of its Restricted Subsidiaries during such period, Consolidated Cash Flow and Fixed Charges for such period will be calculated after giving pro forma effect thereto as if such Asset Sale or Investment or acquisition of assets occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in the reasonable judgment of a responsible financial or accounting officer of Denver Parent (including pro forma expense and cost reductions and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of Denver Parent (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the Commission related thereto)). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of 12 months).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding any interest attributable to Dollar- Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2)   the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3)   any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

          (4)   all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Denver Parent (other than Disqualified Stock) or to Denver Parent or a Restricted Subsidiary of Denver Parent; plus

          (5)   the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Denver Parent) in connection with Indebtedness incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not guaranteed or paid by Denver Parent or any Restricted Subsidiary; in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means any Restricted Subsidiary of Denver Parent that was not formed under the laws of the United States or any state of the United States or the District of Columbia and that conducts substantially all of its operations outside the United States.

        "GAAP" means generally accepted accounting principles in the United States, which are in effect from time to time (except as otherwise specified), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

        The term "guarantee" means a guarantee, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. When used as a verb, "guarantee" has a correlative meaning.

        "Guarantors" means any Restricted Subsidiary of Denver Parent that becomes a Guarantor in accordance with the provisions of the indenture, and its respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

          (1)   interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

          (2)   foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;

          (3)   any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of oil, natural gas or other commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

          (4)   other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

        "Holder" means a Person in whose name a note is registered.

        "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of bankers' acceptances;

          (4)   representing Capital Lease Obligations and all Attributable Debt;

          (5)   representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6)   representing any Hedging Obligations,

        if and to the extent any of the preceding items (other than Attributable Debt, letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment). Subject to the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2)   in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date; and

          (3)   the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

        The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

        In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

          (1)   such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

          (2)   such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

          (3)   there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

            (a)   the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

            (b)   if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Fixed Charges to the extent actually paid by such Person or its Restricted Subsidiaries.

        Notwithstanding the preceding, "Indebtedness" of a Person shall not include:

          (1)   any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens;

          (2)   any obligation of such Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property; and

          (3)   any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person's or such Restricted Subsidiary's direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

        "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include the day immediately preceding the first scheduled interest payment date.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of Denver Parent, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act selected by Denver Parent as a replacement agency).

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that endorsements of negotiable instruments and documents in the ordinary course of business shall in each case not be deemed to be an Investment.

        For purposes of "—Certain Covenants—Restricted Payments":

          (1)   "Investment" will include the portion (proportionate to Denver Parent's Equity Interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary of Denver Parent at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Denver Parent will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Denver Parent's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Denver Parent's Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

          (2)   any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

        If Denver Parent or any Restricted Subsidiary of Denver Parent sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of Denver Parent such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of Denver Parent, Denver Parent shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

        "Issue Date" means the date of original issuance of the notes.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

        "Make Whole Premium" means, with respect to a note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at August 15, 2015 as set forth in the table under the caption "—Optional Redemption," expressed in dollars, plus (ii) any required interest payments due on such note through August 15, 2015 (except for accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such note.

        "Minority Interest" means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary of Denver Parent that are not owned by Denver Parent or a Restricted Subsidiary of Denver Parent.

        "Moody's" means Moody's Investors Service, Inc., or any successor to the rating agency business thereof.

        "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credits or deductions and any tax sharing arrangements).

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1)   any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

          (2)   any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by Denver Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

          (1)   all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

          (2)   all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

          (3)   all distributions and other payments required to be made to holders of Minority Interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

          (4)   the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by Denver Parent or any Restricted Subsidiary after such Asset Sale.

        "Net Working Capital" means (a) all current assets of Denver Parent and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of Denver Parent and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from commodity price risk management activities arising in the ordinary course of business, in each case as set forth in the consolidated financial statements of Denver Parent prepared in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither Denver Parent nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions;

          (2)   no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Denver Parent or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

          (3)   as to which the lenders will not have any recourse to the stock or assets of Denver Parent or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary, except for Customary Recourse Exceptions).

        "Note Guarantee" means any guarantee by a Guarantor of Denver Parent's payment Obligations under the indenture and on the notes.

        "Obligations" means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

        "Oil and Gas Business" means:

          (1)   the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other hydrocarbon properties;

          (2)   the gathering, marketing, treating, processing (but not refining), storage, selling and transporting (including the ownership and operation of common carrier pipelines) of any production from those interests; and

          (3)   any activity necessary, appropriate or incidental to the activities described above.

        "Permitted Acquired Debt" means Indebtedness constituting Acquired Debt that was not incurred in connection with, or in contemplation of, the transaction that resulted in such Indebtedness becoming Acquired Debt; provided that, at the time of such transaction, after giving pro forma effect thereto, either:

          (1)   Denver Parent would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Assets Ratio test set forth in clause (a) of the first paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock," or

          (2)   the Debt to Assets Ratio of Denver Parent would be equal to or less than the Debt to Assets Ratio of Denver Parent immediately before such transaction.

        "Permitted Business Investments" means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

          (1)   direct or indirect ownership of crude oil, natural gas, other related Hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and

          (2)   the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly traded limited partnerships.

        "Permitted Holders" means:

          (1)   Timothy M. Marquez and Bernadette B. Marquez, individually or as Trustees of the Marquez Trust dated February 26, 2002;

          (2)   any beneficiary of the Marquez Trust dated February 26, 2002 or any person who is of lineal or collateral consanguinity to Timothy M. Marquez or Bernadette B. Marquez; and

          (3)   entities 80% or more of the Voting Stock of which is directly or indirectly owned by any of the preceding persons, but only for so long as such persons directly or indirectly own 80% or more of the Voting Stock of such entities.

        "Permitted Investment" means an Investment by Denver Parent or any Restricted Subsidiary in:

          (1)   a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary;

          (2)   another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Denver Parent or a Restricted Subsidiary;

          (3)   cash and Cash Equivalents;

          (4)   receivables owing to Denver Parent or any Restricted Subsidiary created or acquired in the ordinary course of business;

          (5)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6)   stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Denver Parent or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

          (7)   any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of Denver Parent;

          (8)   Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with "—Repurchase at the Option of Holders—Asset Sales";

          (9)   Investments in existence on the Issue Date and any renewal or replacement thereof on terms and conditions not materially less favorable than that being renewed or replaced;

          (10) Hedging Obligations permitted to be incurred in compliance with "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

          (11) any Investment by Denver Parent or any of its Restricted Subsidiaries, together with all other outstanding Investments pursuant to this clause (11), having an aggregate Fair Market Value on the date such Investment was made and without giving effect to any subsequent change in value, in an amount not to exceed as of the date of such incurrence, the greater of (i) $10.0 million and (ii) 2 1/2% of Adjusted Consolidated Net Tangible Assets;

          (12) Guarantees issued in accordance with "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

          (13) prepaid expenses, surety and performance bonds and lease, tax, utilities, workers' compensation, performance and similar deposits made in the ordinary course of business;

          (14) Investments owned by a Person if and when it is acquired by Denver Parent and becomes a Restricted Subsidiary; provided, however, that such Investments are not made in contemplation of such acquisition;

          (15) Permitted Business Investments;

          (16) Investments in any units of any oil and gas royalty trust;

          (17) advances by Denver Parent or any Restricted Subsidiary to any of its full-time employees for housing loans and for the payment of relocation expenses which do not exceed $2.0 million at any time outstanding in the aggregate to all employees of Denver Parent and its Restricted Subsidiaries; and

          (18) Investments made as a result of the receipt of non-cash consideration from a sale of assets that was made pursuant to and in compliance with clause (12) of the proviso of the definition of "Asset Sale."

        "Permitted Liens" means, with respect to any Person:

          (1)   Liens securing Indebtedness incurred under clause (1) and (13) of the second paragraph of the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and other related obligations of Denver Parent and the Restricted Subsidiaries under Credit Facilities;

          (2)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (3)   Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

          (4)   Liens for taxes, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

          (5)   Liens in favor of the issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business except to the extent that such letters of credit relate to trade payables and such obligations are not satisfied within five (5) Business Days of such incurrence;

          (6)   encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership or lease of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (7)   Liens securing Hedging Obligations of Denver Parent and its Restricted Subsidiaries;

          (8)   leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Denver Parent or any of its Restricted Subsidiaries;

          (9)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, or the repair, improvement or construction cost of, assets or property acquired or repaired, improved or constructed in the ordinary course of business; provided that:

            (a)   the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the cost of the assets or property so acquired or repaired, improved or constructed plus fees and expenses in connection therewith; and

            (b)   such Liens are created within 180 days of repair, improvement, construction or acquisition of such assets or property and do not encumber any other assets or property of Denver Parent or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto (including improvements);

          (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:

            (a)   such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Denver Parent in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

            (b)   such deposit account is not intended by Denver Parent or any Restricted Subsidiary to provide collateral to the depositary institution;

          (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Denver Parent and its Restricted Subsidiaries in the ordinary course of business;

          (13) Liens not otherwise described in clause (1) of this definition existing on the Issue Date;

          (14) Liens on property at the time Denver Parent acquired the property, including any acquisition by means of a merger or consolidation with or into Denver Parent; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by Denver Parent or any Restricted Subsidiary;

          (15) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that such Liens may not extend to any other property owned by Denver Parent or any Restricted Subsidiary;

          (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Denver Parent or a Guarantor;

          (17) Liens securing the notes, the Note Guarantees and other Obligations arising under the indenture;

          (18) Liens securing Permitted Refinancing Indebtedness of Denver Parent or a Restricted Subsidiary incurred to refinance Indebtedness of Denver Parent or a Restricted Subsidiary that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

          (19) Liens in respect of Production Payments and Reserve Sales;

          (20) Liens on pipelines and pipeline facilities that arise by operation of law;

          (21) farmout, carried working interest, joint operating, unitization, royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into in the ordinary course of business;

          (22) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

          (23) Liens encumbering assets under construction arising from progress or partial payments by a customer of Denver Parent or its Restricted Subsidiaries relating to such assets;

          (24) Liens arising under the indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness; and

          (25) additional Liens incurred in the ordinary course of business of Denver Parent or any Restricted Subsidiary of Denver Parent with respect to obligations that do not exceed $10.0 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Denver Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Denver Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the

  Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Note Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4)   such Indebtedness is not incurred by a Restricted Subsidiary of Denver Parent if Denver Parent is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by Denver Parent, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to the covenant "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

        "Production Payments and Reserve Sales" means the grant or transfer by Denver Parent or a Restricted Subsidiary of Denver Parent to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to Denver Parent or a Subsidiary of Denver Parent.

        "Rating Agencies" means Moody's and S&P.

        "Refinancing Transaction" means the redemption or repurchase by Denver Parent of up to all of its outstanding senior secured notes and by Venoco of up to all of the Venoco 11.50% Notes.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

        "Senior Debt" means

          (1)   all Indebtedness of Denver Parent or any Restricted Subsidiary outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

          (2)   any other Indebtedness of Denver Parent or any Restricted Subsidiary permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Note Guarantee; and

          (3)   all Obligations with respect to the items listed in the preceding clauses (1) and (2).

        Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

            (a)   any intercompany Indebtedness of Denver Parent or any of its Subsidiaries to Denver Parent or any of its Affiliates; or

            (b)   any Indebtedness that is incurred in violation of the indenture.

        For the avoidance of doubt, "Senior Debt" will not include any trade payables or taxes owed or owing by Denver Parent or any Guarantor.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Specified Indebtedness" means, with respect to any Person, all Indebtedness of such Person and its Restricted Subsidiaries other than Indebtedness incurred pursuant to any of clauses (6) through (12) (inclusive) of the second paragraph under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date scheduled for the payment thereof.

        "Subordinated Obligation" means any Indebtedness of Denver Parent (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement or any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Note Guarantee pursuant to a written agreement, as the case may be.

        "Subsidiary" of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Denver Parent.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2015; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, Denver Parent shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. Denver Parent will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers' certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of Denver Parent that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Denver Parent in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of Denver Parent may designate any Subsidiary of Denver Parent (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

          (1)   such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of Denver Parent which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

          (2)   all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

          (3)   such designation and the Investment of Denver Parent in such Subsidiary complies with "Certain Covenants—Restricted Payments";

          (4)   such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of Denver Parent and its Subsidiaries taken as a whole;

          (5)   such Subsidiary is a Person with respect to which neither Denver Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation:

            (a)   to subscribe for additional Capital Stock of such Person; or

            (b)   to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (6)   on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with Denver Parent or any Restricted Subsidiary with terms substantially less favorable to Denver Parent than those that might have been obtained from Persons who are not Affiliates of Denver Parent.

        Any such designation by the Board of Directors of Denver Parent shall be evidenced to the trustee by filing with the trustee a resolution of the Board of Directors of Denver Parent giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

        The Board of Directors of Denver Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and

Denver Parent could incur at least $1.00 of additional Indebtedness under the first paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant on a pro forma basis taking into account such designation.

        "Venoco 8.875% Notes" means $500 million principal amount of Venoco's 8.875% Senior Notes due 2019 outstanding on the Issue Date.

        "Venoco 8.875% Notes Indenture" means that certain indenture, dated as of February 15, 2011, with respect to the Venoco 8.875% Notes.

        "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax considerations that may be relevant to the exchange of current notes for new notes and to the ownership and disposition of new notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative rulings, and judicial decisions all as in effect or in existence as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis, or to different interpretations. This summary applies only to holders who purchased current notes at a price equal to the issue price of the current notes (i.e., the first price at which a substantial amount of the current notes were sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), participate in the exchange described herein, and held the current notes and will hold the new notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address tax considerations applicable to holders that may be subject to special tax rules, including: persons subject to the alternative minimum tax; certain former citizens or long-term residents of the U.S.; financial institutions; tax-exempt entities (including retirement plans, individual retirement accounts, and tax-deferred accounts); insurance companies; dealers in securities or currencies; traders in securities; persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security; regulated investment companies and their shareholders; real estate investment trusts; pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities; and U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar. Moreover, this summary does not address U.S. federal estate, gift, or generation-skipping tax consequences, if any, or any state, local, or foreign tax consequences, if any, to holders of the notes. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

        HOLDERS WHO EXCHANGE CURRENT NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Certain Contingent Payments

        In certain circumstances (see "Description of the Notes—Optional Redemption" and "Description of the Notes—Repurchase at the Option of Holders—Change of Control") we may be obligated to pay amounts in excess of the stated interest and principal payable on the new notes. In addition, as described more fully below (see "—U.S. Holders—Interest and Original Issue Discount on the New Notes") in certain circumstances we are entitled to pay PIK interest in lieu of cash interest payments on the new notes. Although not free from doubt, we intend to take the position that the possibility of such payments does not result in the new notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. Our position is not binding on the IRS, and if the IRS were to take a contrary position, holders may be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, holders would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the new notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. Holders are encouraged to consult their tax advisors regarding the tax consequences of the new notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the new notes will not be treated as contingent payment debt instruments.

Exchange of Current Notes for New Notes

        The exchange of current notes for new notes should not constitute a material modification of the terms of the current notes and therefore should not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, a holder should not recognize gain or loss upon receipt of a new note in exchange for a current note in the exchange. The holding period in a new note should include the holder's holding period in the current note exchanged for the new note, and a holder's basis in a new note immediately after the exchange should be the adjusted tax basis in the current note exchanged for the new note immediately before the exchange.

U.S. Holders

        The following discussion applies to you if you are a "U.S. Holder" (as defined below).

Definition of U.S. Holder

        You are a "U.S. Holder" for purposes of this discussion if you are a beneficial owner of notes and you are, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation, regardless of its source; or

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  a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        If an entity treated as a partnership for U.S. federal income tax purposes (a "Partnership") holds our notes, the tax treatment of a partner or member thereof will generally depend upon the status of the partner or member and the activities of the Partnership. If you are a partner or member of a Partnership that holds our notes, you should consult your tax advisor regarding the U.S. federal income tax consequences of the exchange of current notes for new notes and the ownership and disposition of new notes.

Interest and Original Issue Discount on the New Notes

        The new notes will be issued with original issue discount ("OID") for U.S. federal income tax purposes. The amount of OID generally will be equal to the excess of "stated redemption price at maturity" of the new notes over the issue price of the current notes. The "stated redemption price at maturity" is defined as the sum of all payments provided by the new note other than "qualified stated interest," which generally is stated interest that is unconditionally payable at least annually in cash or property (other than notes of the issuer) at a single fixed rate over the entire term of the new note. Because interest accruing on the new notes may be paid in additional notes, none of the interest on the new notes (including any cash interest) will be qualified stated interest, and thus, all interest on the new notes will be included in the new notes' stated redemption price at maturity. For U.S. federal income tax purposes, the payment of PIK interest by increasing the principal amount of a new note or by the issuance of additional notes will not be treated as a payment of interest on the new note for

U.S. federal income tax purposes. Instead, the additional note and the new note will be treated as a single note for U.S. federal income tax purposes.

        Because the new notes will be issued with OID, a U.S. holder (whether a cash or accrual method taxpayer) generally must include OID in gross income (as ordinary income) as it accrues on a constant yield to maturity basis, without regard to the receipt of cash payments attributable to this income. Thus, a U.S. holder of a new note will be required to include amounts in income in advance of the receipt of cash payment to which income is attributable. The amount of OID includible in gross income by a U.S. holder of a new note for a taxable year will be the sum of the daily portions of OID with respect to the new note for each day during that taxable year on which the U.S. holder holds the new note. The daily portion is determined by allocating to each day in an "accrual period" a pro rata portion of the OID allocable to that accrual period. An accrual period for a new note may be of any length and may vary in length of time over the term of the new note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of any accrual period.

        The OID allocable to any accrual period will, subject to the adjustment discussed below, generally equal the product of the adjusted issue price of the new note as of the beginning of such period and the new note's yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusting for the length of the accrual period. The "adjusted issue price" of a new note as of the beginning of any accrual period will generally equal issue price of the current note exchanged therefor, increased by the amount of OID accrued for each prior accrual period (including any OID accrued on the current note), and decreased by the amount of any payments made on the new note or on the current note exchanged therefor. OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price of the new note at the beginning of the final accrual period. A U.S. holder's tax basis in a new note will be increased by the amount of OID that is included in the holder's gross income and reduced by the amount of any cash payments received by the U.S. holder with respect to the new note. The "yield to maturity" on the new notes is the discount rate that, when used in computing the present value of all payments to be made under the new notes as of the issue date of the current notes, produces an amount equal to the issue price of the current notes.

        As described above, the new notes provide that, if certain conditions are satisfied, we may, at our option, pay all or a portion of the interest on the new notes by increasing the principal amount of the outstanding new notes or issuing additional notes. For purposes of computing the yield to maturity, we will be assumed to pay interest by issuing additional notes if issuing additional notes decreases the yield to maturity of the new notes. If, contrary to such assumption, we pay interest in cash rather than by issuing additional notes for any accrual period, such cash payment will be treated as a pro rata prepayment that retires a portion of the new notes. A U.S. holder receiving such a pro rata prepayment will be required to treat the new notes as consisting of two debt instruments, one that is retired and one that remains outstanding, and must allocate the adjusted issue price, adjusted basis and accrued but unpaid OID on the new notes immediately prior to the cash payment proportionally between these two debt instruments. A U.S. holder will recognize gain or loss (which will be treated as described below under "—Sale of Other Taxable Disposition of the New Notes") on the portion of the new notes treated as retired.

        However, if paying interest by issuing additional notes does not decrease the yield to maturity of the new notes, the company will be assumed, for purposes of computing the yield to maturity, to pay interest in cash. In such case, each interest payment made in cash will be treated first as a payment of any accrued but unpaid OID and second as a payment of principal. A U.S. holder will generally not be required to include separately in income cash payments to the extent such payments constitute payments of previously accrued OID. If, contrary to such assumption, we actually pay interest by issuing additional notes rather than by paying cash, the OID calculation will be redetermined for future periods by treating the new notes as if they had been retired and reissued for an amount equal to their adjusted issue price, and to redetermine the yield to maturity of the new notes taking into account the change in circumstances. If we pay interest on the new notes through a mix of cash and additional notes, the U.S. federal income tax consequences will be the same as those described above with respect to each such portion according to the applicable payment assumption. These assumptions described above are made solely for U.S. federal income tax purposes with respect to calculation of the yield to maturity and OID accrual and do not constitute a representation by us regarding the elections we will make regarding the payment of interest.

        A U.S. holder will not be required to recognize any additional income upon the receipt of any payment on the new notes that represent accrued OID, but will be required to reduce its tax basis in the new notes by the amount of such payment. The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, U.S. holders are encouraged to consult their tax advisors regarding their application.

Sale or Other Taxable Disposition of the New Notes

        U.S. holders must recognize taxable gain or loss on the sale, redemption, retirement or other taxable disposition of a new note. The amount of a U.S. holder's gain or loss will generally equal the difference between the amount such holder receives for the new note in cash or other property valued at fair market value, and such holder's adjusted tax basis in the new note. A U.S. holder's adjusted tax basis in a new note generally will be equal to the adjusted tax basis in the current note exchanged for the new note immediately before the exchange as discussed above under "—Exchange of Current Notes for New Notes", increased by the amount of OID previously included in income by the U.S. holder with respect to the new note, and reduced by the amount of any cash payments received by the U.S. holder with respect to the new note. Any such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition a U.S. holder has held such new note for more than one year. The deductibility of capital loss is subject to certain limitations. For non-corporate U.S. holders long-term capital gains are generally taxed at lower rates than ordinary income under current law.

        Although not free from doubt, a U.S. holder's adjusted tax basis in a new note should be allocated between the new note and any additional note issued as PIK interest with respect to such new note in proportion to their relative principal amounts. A U.S. holder's holding period in any such additional note would likely be identical to its holding period for the new note with respect to which the additional note was received. Holders of new notes are encouraged to consult their tax advisors as to the U.S. federal income tax consequences of disposing of, in separate transactions, the new notes and any additional notes issued as PIK interest with respect to such new notes.

Additional Tax Relating to Net Investment Income

        An additional 3.8% tax generally will be imposed on the "net investment income" of certain U.S. citizens and resident aliens, and on the undistributed "net investment income" of certain estates and trusts, in each case, in excess of a certain threshold. Among other items, "net investment income" generally includes gross income from interest and net gain from the disposition of property, such as the new notes, less certain deductions. Holders should consult their tax advisor with respect to the tax consequences of this additional tax.

Information Reporting and Backup Withholding Tax

        U.S. holders of new notes may be subject, under certain circumstances, to information reporting regarding interest (including accrued OID) and other information and to backup withholding on cash payments of principal and premium, if any, and on the gross proceeds from dispositions of new notes. Backup withholding applies only if the U.S. holder is not otherwise exempt and such holder:

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  fails to furnish its taxpayer identification number, which for an individual is ordinarily his or her social security number;

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  furnishes an incorrect taxpayer identification number;

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  has been notified by the IRS that it is subject to backup withholding because it did not report all of its reportable interest or dividends on its tax returns; or

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  otherwise fails to comply with applicable certification requirements.

        Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit, and may entitle such holder to a refund, against such U.S. holder's U.S. federal income tax liability, provided that required information is timely furnished to the IRS. Certain persons are exempt from backup withholding. U.S. holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure to obtain such exemption.

Non-U.S. Holders

        The following discussion applies to you if you are a "Non-U.S. Holder" (as defined below).

Definition of Non-U.S. Holder

        You are a "Non-U.S. Holder" for purposes of this discussion if you are a beneficial owner of a note and you are an individual, corporation, estate or trust that is not a U.S. Holder.

Interest and OID on the New Notes

        Generally, payments of interest (including OID) on a new note will qualify for the "portfolio interest" exemption and, therefore, will not be subject to U.S. federal income tax or withholding tax, provided that this interest income is not effectively connected with a United States trade or business conducted by a non-U.S. holder and provided that:

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  the non-U.S. holder does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote;

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  the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related to us through stock ownership;

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  the non-U.S. holder is not a bank receiving interest on a loan entered into in the ordinary course of business within the meaning of Section 881(c)(3)(A) of the Code; and

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  we or our paying agent receives: (a) from the non-U.S. holder, a properly completed Form W-8BEN (or the appropriate successor form), which provides the non-U.S. holder's name and address and certifies that the non-U.S. holder is a non-U.S. person; or (b) from a security clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the new notes on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) is furnished to the payor, or the non-U.S. holder holds its new notes directly through a "qualified intermediary" and certain conditions are satisfied.

        If a non-U.S. holder cannot satisfy the foregoing requirements, payments of interest (including accrued OID) made to such a non-U.S. holder generally will be subject to 30% withholding tax unless such non-U.S. holder provides us or our agent with a properly executed (i) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the non-U.S. holder's country of residence, or (ii) IRS Form W-8ECI stating that interest (including accrued OID) paid on a new note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States, and satisfies any other applicable requirements.

Sale or Other Taxable Disposition of a New Note

        Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale, exchange, redemption, retirement or other disposition of a new note generally will not be subject to U.S. federal income tax, unless: (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States, in which case such gain will be treated as discussed below under "—Non-U.S. Holders—United States Trade or Business;" or (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case such non-U.S. holder may have to pay U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain. Any amounts attributable to accrued and unpaid interest (including OID) will generally be taxable as interest and may be subject to the rules set forth above under "—Interest on the New Notes" or below under "—U.S. Trade or Business."

U.S. Trade or Business

        If interest (including accrued OID) or gain from a disposition of the new notes is effectively connected with a non-U.S. holder's conduct of a U.S. trade or business, and if an income tax treaty applies and the non-U.S. holder maintains a U.S. "permanent establishment" to which the interest or gain is attributable, the non-U.S. holder generally will be subject to U.S. federal income tax on the interest (including accrued OID) and gain on a net basis in the same manner as if it were a U.S. holder. If interest (including accrued OID) received with respect to the new notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). In addition, a foreign corporation that is a holder of a new note also may be subject to a branch profits tax equal to 30% of its effectively connected earning and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest (including accrued OID) on a new note or gain recognized on the disposition of a new note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States. Non-U.S. holders should consult their own tax advisors about any applicable income tax treaties, which may provide for rules different from those described above.

Information Reporting and Backup Withholding

        In general, payments we make to a non-U.S. holder in respect of the new notes, and the amount of U.S. federal income tax, if any, withheld with respect to those payments, will be reported annually to the IRS. Copies of these information returns also may be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Treasury Regulations provide that the U.S. federal backup withholding tax and certain information reporting will not apply to payments of interest (including accrued OID) with respect to which either (i) the requisite certification that a non-U.S. holder is not a U.S. person, as described above, has been received or (ii) an exemption otherwise has been established, in each case provided that neither we nor our paying agent have actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person or that the conditions of any other claimed exemption are not, in fact, satisfied. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments.

        The payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition of the new notes to or through the U.S. office of any broker, U.S. or foreign, is generally subject to information reporting and backup withholding unless a non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person or that the conditions of any other claimed exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption, retirement or other disposition of the new notes to or through a non-U.S. office of a broker will generally not be subject to information reporting or backup withholding except that information reporting (but generally not backup withholding) may apply if the non-U.S. broker has certain types of relationships with the United States or if the broker is a U.S. person unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge, or reason to know, to the contrary.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, provided that the requisite information is timely provided to the IRS. Non-U.S. holders are encouraged to consult with their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedures for obtaining an exemption from backup withholding under current Treasury Regulations.

Additional Withholding Requirements

        The Foreign Account Tax Compliance Act ("FATCA") generally imposes a 30% withholding tax on "withholdable payments," which include interest and the gross proceeds from the disposition of debt instruments paid to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) the foreign financial institution (for which purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements, (ii) the non-financial foreign entity that is a beneficial owner of the payment certifies that it does not have any substantial U.S. owners or provides identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial entity otherwise qualifies for an exemption from these rules.

        The Treasury Department recently issued final regulations and subsequent administrative guidance providing that FATCA withholding generally will only apply to payments of interest made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of such debt obligations after January 1, 2017. Additionally, under the revised definition of "grandfathered obligation" in the subsequent administrative guidance, payments made on debt securities issued on or before July 1, 2014 (and not materially modified after July 1, 2014) are not subject to these rules. Based on the final regulations and the subsequent administrative guidance, withholding under FATCA would not be required on the new notes. Holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on an investment in the new notes.

        THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF CURRENT NOTES FOR NEW NOTES AND TO THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

        If you want to participate in the exchange offer, you must represent, among other things, that you:

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  are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act;

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  are not a broker-dealer that acquired the current notes from us;

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  are not engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes to be issued in the exchange offer;

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  acquired the new notes issued in the exchange offer in the ordinary course of your business;

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  if you are a broker-dealer that acquires new notes pursuant to the exchange offer in exchange for current notes that you acquired as a result of market-making or other trading activities, you will comply with the prospectus delivery requirements of the Securities Act in connection with a resale of the new notes; and

  •
  are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

        If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above under "The Exchange Offer—Terms of the Exchange Offer" and you must comply with the applicable registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer where such current notes were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for current notes where such current notes were acquired as a result of market-making activities or other trading activities.

        The SEC considers broker-dealers that acquired current notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes, and may not participate in the exchange offer.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Until the earlier of 180 days from the completion date of this exchange offer or such time as such broker-dealers no longer hold any current notes, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Any such requests should be directed to General Counsel, Denver Parent Corporation, 370 17th Street, Suite 3900 Denver, Colorado 80202; telephone: 303-626-8300.

        We have agreed in the registration rights agreement to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Mr. Marquez and his wife Bernadette Marquez own, through a family trust (the "Marquez Trust"), approximately 94% of the outstanding shares of Denver Parent. A foundation controlled by Mr. and Mrs. Marquez (the "Marquez Foundation") owns an additional 2% of such common stock. Venoco's sole stockholder of record is Denver Parent. Because Mr. and Mrs. Marquez control Denver Parent, they may be deemed to beneficially own all of Venoco's outstanding common stock under applicable SEC rules. The business address of Mr. and Mrs. Marquez is c/o Venoco, Inc., 370 17th Street, Suite 3900, Denver, Colorado 80202- 1370.

 LEGAL MATTERS

        The validity of the new notes has been passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of Denver Parent Corporation and subsidiaries at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Venoco, Inc. and subsidiaries at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEPENDENT PETROLEUM ENGINEERS

        Certain estimates of our oil and natural gas reserves and related information as of December 31, 2012 and 2013, included in this prospectus, have been derived from engineering reports prepared by DeGolyer & MacNaughton, an independent petroleum engineering firm and are included in reliance upon such reports given on the authority of such firm as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act, with respect to the notes offered hereby. This prospectus does not contain all the information included in the registration statement nor all the exhibits. Additional information about us is included in the registration statement and the exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits filed may be inspected without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained upon the payment of the fees prescribed by the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this website is http://www.sec.gov.

        Upon the effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will file information with the SEC, including annual, quarterly and current reports. Additionally, under the indenture under which the new notes will be issued (and the current notes were issued), we have agreed that, whether or not required by the SEC, so long as any of the notes remain outstanding, we will file certain information with the SEC. See "Description of the Notes—Certain Covenants—Reports." You may read and copy any document we file with the SEC in the manner described above with respect to the registration statement.

        Our principal executive offices are located at 370 17th Street, Suite 3900 Denver, CO 80202-1370, and our telephone number at that address is 303-626-8300. You may request a copy of the indenture or the registration rights agreement described under "Description of the Notes" by writing or calling our Corporate Secretary at that address and telephone number. Venoco files annual, quarterly and current reports and proxy statements and other information with the SEC. You may read and copy any document Venoco files with the SEC in the manner described above with respect to the registration statement of which this prospectus is a part.

 GLOSSARY OF OIL AND GAS TERMS

Anticline	An arch shaped fold in rock in which rock layers are upwardly convex.
Bbl	One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbon.
BOE	One stock tank barrel of oil equivalent, using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.
Completion	The installation of permanent equipment for the production of oil or natural gas or, in the case of a dry well, reporting to the appropriate authority that the well has been abandoned.
Condensate
This term is defined in Rule 4-10 of SEC Regulation S-X and refers to a mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.
/d	Per day.
Development drilling or development wells	Drilling or wells drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.
Enhanced recovery project	A project involving injected fluid support to facilitate increased hydrocarbon recovery, including through the use of water, CO2 or steam.
Exploitation and development activities	Drilling, facilities and/or production-related activities performed with respect to proved and probable reserves.
Exploration activities	The initial phase of oil and natural gas operations that includes the generation of a prospect and/or play and the drilling of an exploration well.
Exploration well
Means "exploratory well" as defined in Rule 4-10 of SEC Regulation S-X and refers to a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir.
Gross acres or gross wells	The total acres or wells, as applicable, in which a working interest is owned.
Infill drilling	Drilling of an additional well or wells at less than existing spacing to more adequately drain a reservoir.

Injection well	A well in which water is injected, the primary objective typically being to maintain reservoir pressure.
MBbl	One thousand barrels.
MBOE	One thousand BOEs.
Mcf
One thousand cubic feet of natural gas. For the purposes of this prospectus, this volume is stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit.
MMcf
One million cubic feet of natural gas. For the purposes of this prospectus, this volume is stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit.
MMBOE	One million BOEs.
MMBtu	One million British thermal units. A British thermal unit is the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.
Natural gas liquids	Hydrocarbons found in natural gas which may be extracted as liquefied petroleum gas and natural gasoline.
Net acres or net wells	The gross acres or wells, as applicable, multiplied by the working interests owned.
NYMEX	The New York Mercantile Exchange.
Oil	Crude oil, condensate and natural gas liquids.
Pay zone	A geological deposit in which oil and natural gas is found in commercial quantities.
Proved developed non-producing reserves
Proved developed reserves that do not qualify as proved developed producing reserves, including reserves that are expected to be recovered from (i) completion intervals that are open at the time of the estimate, but have not started producing, (ii) wells that are shut in because pipeline connections are unavailable or (iii) wells not capable of production for mechanical reasons.
Proved developed reserves
Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods, or for which the cost of the required equipment is relatively minor compared to the cost of a new well.

Proved developed producing reserves	Reserves that are being recovered through existing wells with existing equipment and operating methods.
Proved reserves or proved oil and gas reserves
This term means "proved oil and gas reserves" as defined in Rule 4-10 of SEC Regulation S-X and refers to the quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.
Proved reserves to production ratio	The ratio of total proved reserves to total net production for the fourth quarter of the relevant year or other specified period.
Proved undeveloped reserves or PUDs	Undeveloped reserves that qualify as proved reserves.
PV-10
The PV-10 of reserves is the present value of estimated future revenues to be generated from the production of the reserves net of estimated production and future development costs and future plugging and abandonment costs, using the twelve-month arithmetic average of the first of the month prices, without giving effect to hedging activities or future escalation, costs as of the date of estimate without future escalation, without non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion, amortization and impairment and income taxes, and discounted using an annual discount rate of 10%.
Recompletion	The completion for production of an existing wellbore in a different formation or producing horizon, either deeper or shallower, from that in which the well was previously completed.

Reserves	This term is defined in Rule 4-10 of SEC Regulation S-X and refers to estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.
Secondary recovery
The second stage of hydrocarbon production during which an external fluid such as water or gas is injected into the reservoir through injection wells located in rock that has fluid communication with production wells. The purpose of secondary recovery is to maintain reservoir pressure and to displace hydrocarbons toward the wellbore.
Shut in	A well suspended from production or injection but not abandoned.
Spacing	The number of wells which can be drilled on a given area of land under applicable regulations.
Undeveloped acreage
Acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil and natural gas regardless of whether the acreage contains proved oil and natural gas reserves.
Undeveloped reserves
Means "undeveloped oil and gas reserves" as defined in Rule 4-10 of SEC Regulation S-X and refers to reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.
Waterflood	A method of secondary recovery in which water is injected into the reservoir formation to displace residual oil.
Working interest
The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and to receive a share of production, subject to all royalties, overriding royalties and other burdens, all costs of exploration, development and operations and all risks in connection therewith.

Workover	Remedial operations on a well conducted with the intention of restoring or increasing production from the same zone, including by plugging back, squeeze cementing, reperforating, cleanout and acidizing.

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Denver Parent Corporation and subsidiaries

        We have audited the accompanying consolidated balance sheets of Denver Parent Corporation and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Denver Parent Corporation and subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Denver, Colorado
April 9, 2014

 REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Venoco, Inc. and subsidiaries

        We have audited the accompanying consolidated balance sheets of Venoco, Inc. and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Venoco, Inc. and subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Denver, Colorado
April 9, 2014

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	Venoco, Inc.		Denver Parent Corporation
	December 31,		December 31,
	2012	2013	2012	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$53,818	$828	$54,318	$17,336
Accounts receivable	108,356	23,737	108,356	23,780
Inventories	5,101	5,166	5,101	5,166
Other current assets	4,448	4,587	4,519	4,595
Commodity derivatives	153	340	153	340

Total current assets	171,876	34,658	172,447	51,217

PROPERTY, PLANT AND EQUIPMENT, AT COST:
Oil and gas properties, full cost method of accounting
Proved	1,927,259	1,991,644	1,927,259	1,991,644
Unproved	16,165	12,939	16,165	12,939
Accumulated depletion	(1,311,898)	(1,357,927)	(1,311,898)	(1,357,927)

Net oil and gas properties	631,526	646,656	631,526	646,656
Other property and equipment, net of accumulated depreciation and amortization of $15,176 and $14,859 at December 31, 2012 and December 2013, respectively	17,076	15,973	17,076	15,973

Net property, plant and equipment	648,602	662,629	648,602	662,629

OTHER ASSETS:
Deferred loan costs	21,569	11,742	24,820	17,046
Other	4,034	5,827	4,034	5,827

Total other assets	25,603	17,569	28,854	22,873

TOTAL ASSETS	$846,081	$714,856	$849,903	$736,719

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$104,494	$—	$104,494	$—
Accounts payable and accrued liabilities	57,315	32,966	57,315	33,017
Interest payable	27,862	17,408	27,862	29,133
Commodity and interest derivatives	20,607	13,464	20,607	13,464
Share-based compensation	10,424	20,723	10,424	20,723

Total current liabilities	220,702	84,561	220,702	96,337

LONG-TERM DEBT	849,190	705,000	909,190	953,501
COMMODITY AND INTEREST DERIVATIVES	20,287	10,601	20,287	10,601
ASSET RETIREMENT OBLIGATIONS	41,119	35,982	41,119	35,982
SHARE-BASED COMPENSATION	10,441	16,721	10,441	16,721

Total liabilities	1,141,739	852,865	1,201,739	1,113,142

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value (200,000,000 shares authorized for Venoco and DPC; 29,936,378 Venoco shares issued and outstanding at December 31, 2012 and 2013; 29,936,378 and 30,150,933 DPC shares issued and outstanding at December 31, 2012 and 2013)	299	299	299	301
Additional paid-in capital	124,358	283,488	68,421	72,272
Retained earnings (accumulated deficit)	(420,315)	(421,796)	(420,556)	(448,996)

Total stockholders' equity	(295,658)	(138,009)	(351,836)	(376,423)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$846,081	$714,856	$849,903	$736,719

See notes to consolidated financial statements.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Venoco, Inc.			Denver Parent Corporation
	Years Ended December 31,			Years Ended December 31,
	2011	2012	2013	2011	2012	2013
REVENUES:
Oil and natural gas sales	$323,423	$350,426	$313,373	$323,423	$350,426	$313,373
Other	5,355	6,090	4,129	5,355	6,090	4,129

Total revenues	328,778	356,516	317,502	328,778	356,516	317,502

EXPENSES:
Lease operating expense	94,100	91,888	77,786	94,100	91,888	77,786
Production and property taxes	6,376	9,688	3,521	6,376	9,688	3,521
Transportation expense	9,348	5,169	181	9,348	5,169	181
Depletion, depreciation and amortization	85,817	86,780	48,840	85,817	86,780	48,840
Accretion of asset retirement obligations	6,423	5,768	2,477	6,423	5,768	2,477
General and administrative, net of amounts capitalized	39,186	55,186	50,403	39,186	55,186	50,664

Total expenses	241,250	254,479	183,208	241,250	254,479	183,469

Income (loss) from operations	87,528	102,037	134,294	87,528	102,037	134,033
FINANCING COSTS AND OTHER:
Interest expense, net	61,113	71,399	65,114	61,113	74,069	86,640
Amortization of deferred loan costs	2,310	2,756	3,705	2,310	2,997	4,754
Interest rate derivative losses (gains), net	1,083	—	—	1,083	—	—
Loss on extinguishment of debt	1,357	1,520	38,549	1,357	1,520	58,472
Commodity derivative losses (gains), net	(40,649)	72,949	12,607	(40,649)	72,949	12,607

Total financing costs and other	25,214	148,624	119,975	25,214	151,535	162,473

Income (loss) before income taxes	62,314	(46,587)	14,319	62,314	(49,498)	(28,440)
INCOME TAX PROVISION (BENEFIT)	—	—	—	—	—	—

Net income (loss)	$62,314	$(46,587)	14,319	$62,314	$(49,498)	$(28,440)

See notes to consolidated financial statements.

VENOCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(In thousands)

VENOCO, INC. AND SUBSIDIARIES

	Common Stock			Retained Earnings (Accumulated Deficit)
			Additional Paid-in Capital
	Shares	Amount			Total
BALANCE AT DECEMBER 31, 2010	56,242	$562	$348,573	$(433,372)	$(84,237)
Issuance of stock for cash upon exercise of options	186	2	1,654	—	1,656
Issuance of restricted shares, net of cancellations	542	5	(5)	—	—
Share-based compensation	—	—	10,800	—	10,800
Issuance of common stock pursuant to Employee Stock Purchase Plan	26	1	323	—	324
Issuance of stock, net of underwriters discounts	4,600	46	82,754	—	82,800
Stock issuance costs	—	—	(629)	—	(629)
Net income (loss)	—	—	—	62,314	62,314

BALANCE AT DECEMBER 31, 2011	61,596	616	443,470	(371,058)	73,028
Issuance of restricted shares, net of cancellations	(155)	(2)	2	—	—
Share-based compensation	—	—	6,520	—	6,520
Issuance of common stock pursuant to Employee Stock Purchase Plan	13	—	133	—	133
Shares purchased in connection with going private transaction	(29,187)	(292)	(310,615)	—	(310,907)
Cancellation of unvested restricted shares in connection with going private transaction	(2,331)	(23)	23	—	—
Going private transaction share repurchase costs	—	—	(1,366)	—	(1,366)
Payout of vested restricted shares and in-the-money stock options after going private transaction	—	—	(1,972)	—	(1,972)
Share-based modification adjustment in connection with going private transaction	—	—	(11,837)	—	(11,837)
Dividend paid to Denver Parent Corporation	—	—	—	(2,670)	(2,670)
Net income (loss)	—	—	—	(46,587)	(46,587)

BALANCE AT DECEMBER 31, 2012	29,936	299	124,358	(420,315)	(295,658)
Going private transaction share repurchase costs	—	—	(9)	—	(9)
Excess of share-based compensation expense recognized over payments made	—	—	754	—	754
DPC capital contribution to Venoco	—	—	158,385	—	158,385
Dividend to DPC	—	—	—	(15,800)	(15,800)
Net income (loss)	—	—	—	14,319	14,319

BALANCE AT DECEMBER 31, 2013	29,936	$299	$283,488	$(421,796)	$(138,009)

See notes to consolidated financial statements.

DENVER PARENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(In thousands)

DENVER PARENT CORPORATION AND SUBSIDIARIES

	Common Stock			Retained Earnings (Accumulated Deficit)
			Additional Paid-in Capital
	Shares	Amount			Total
BALANCE AT DECEMBER 31, 2010	56,242	$562	$348,573	$(433,372)	$(84,237)
Issuance of stock for cash upon exercise of options	186	2	1,654	—	1,656
Issuance of restricted shares, net of cancellations	542	5	(5)	—	—
Share-based compensation	—	—	10,800	—	10,800
Issuance of common stock pursuant to Employee Stock Purchase Plan	26	1	323	—	324
Issuance of stock, net of underwriters discounts	4,600	46	82,754	—	82,800
Stock issuance costs	—	—	(629)	—	(629)
Net income (loss)	—	—	—	62,314	62,314

BALANCE AT DECEMBER 31, 2011	61,596	616	443,470	(371,058)	73,028
Issuance of restricted shares, net of cancellations	(155)	(2)	2	—	—
Share-based compensation	—	—	6,520	—	6,520
Issuance of common stock pursuant to Employee Stock Purchase Plan	13	—	133	—	133
Shares purchased in connection with going private transaction	(29,187)	(292)	(364,552)	—	(364,844)
Cancellation of unvested restricted shares in connection with going private transaction	(2,331)	(23)	23	—	—
Going private transaction share repurchase costs	—	—	(1,366)	—	(1,366)
Payout of vested restricted shares and in-the-money stock options after going private transaction	—	—	(1,972)	—	(1,972)
Share-based modification adjustment in connection with going private transaction	—	—	(11,837)	—	(11,837)
Legal formation costs	—	—	(2,000)	—	(2,000)
Net income (loss)	—	—	—	(49,498)	(49,498)

BALANCE AT DECEMBER 31, 2012	29,936	299	68,421	(420,556)	(351,836)
Going private transaction share repurchase costs	—	—	(9)	—	(9)
Excess of share-based compensation expense recognized over payments made	—	—	754	—	754
Capital contribution	—	—	3,108	—	3,108
Issuance of ESOP	215	2	(2)	—	—
Net income (loss)	—	—	—	(28,440)	(28,440)

BALANCE AT DECEMBER 31, 2013	30,151	$301	$72,272	$(448,996)	$(376,423)

See notes to consolidated financial statements.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Venoco, Inc.			Denver Parent Corporation
	Years Ended December 31,			Years Ended December 31,
	2011	2012	2013	2011	2012	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$62,314	$(46,587)	$14,319	$62,314	$(49,498)	$(28,440)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	85,817	86,780	48,840	85,817	86,780	48,840
Accretion of asset retirement obligations	6,423	5,768	2,477	6,423	5,768	2,477
Share-based compensation	6,747	4,245	754	6,747	4,245	754
Interest paid-in-kind	—	—	—	—	—	5,005
Amortization of deferred loan costs	2,310	2,756	3,705	2,310	2,997	4,754
Loss on extinguishment of debt	1,357	1,520	38,549	1,357	1,520	58,472
Amortization of bond discounts and other	677	1,026	698	677	1,026	1,074
Unrealized interest rate swap derivative (gains) losses	(40,064)	—	—	(40,064)	—	—
Unrealized commodity derivative (gains) losses and amortization of premiums	(9,993)	99,938	(15,521)	(9,993)	99,938	(15,521)
Changes in operating assets and liabilities:
Accounts receivable	(415)	(5,522)	11,802	(415)	(5,522)	11,759
Inventories	(1,182)	2,310	(65)	(1,182)	2,310	(65)
Other current assets	112	(210)	(318)	112	(210)	(328)
Income tax receivable	931	—	—	931	—	—
Other assets	(517)	(974)	(1,793)	(517)	(974)	(1,793)
Accounts payable and accrued liabilities	18,178	14,714	(29,014)	18,178	14,714	(17,238)
Share-based compensation liabilities	—	9,028	16,579	—	9,028	16,579
Net premiums paid on derivative contracts	(7,199)	(10,985)	(1,495)	(7,199)	(10,985)	(1,495)

Net cash provided by operating activities	125,496	163,807	89,517	125,496	161,137	84,834

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for oil and natural gas properties	(244,557)	(223,836)	(101,995)	(244,557)	(223,836)	(101,995)
Acquisitions of oil and natural gas properties	(253)	(179)	(45)	(253)	(179)	(45)
Expenditures for other property and equipment	(1,671)	(4,218)	(2,490)	(1,671)	(4,218)	(2,490)
Proceeds from sale of oil and natural gas properties	—	171,603	101,077	—	171,603	101,077

Net cash (used in) investing activities	(246,481)	(56,630)	(3,453)	(246,481)	(56,630)	(3,453)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	588,000	609,700	456,900	588,000	669,700	705,025
Principal payments on long-term debt	(535,311)	(344,000)	(716,900)	(535,311)	(344,000)	(781,905)
Payments for deferred loan costs	(12,669)	(10,442)	(1,260)	(12,669)	(14,005)	(7,491)
Premium for early retirement of debt	—	—	(20,370)	—	—	(37,091)
Proceeds from issuance of common stock	82,800	—	—	82,800	—	—
Stock issuance costs	(629)	—	—	(629)	—	—
Proceeds from stock incentive plans and other	1,935	133	—	1,935	133	—
Shares purchased in connection with going private transaction	—	(310,907)	—	—	(364,844)	—
Going private share repurchase costs	—	(1,366)	(9)	—	(1,366)	(9)
Payout of vested restricted shares and in-the-money stock options after going private transaction	—	(1,972)	—	—	(1,972)	—
Legal formation costs	—	—	—	—	(2,000)	—
Dividend to Denver Parent Corporation	—	(2,670)	(15,800)	—	—	—
Denver Parent Corporation capital contribution	—	—	158,385	—	—	3,108

Net cash provided by (used in) financing activities	124,126	(61,524)	(139,054)	124,126	(58,354)	(118,363)

Net (decrease) increase in cash and cash equivalents	3,141	45,653	(52,990)	3,141	46,153	(36,982)
Cash and cash equivalents, beginning of period	5,024	8,165	53,818	5,024	8,165	54,318

Cash and cash equivalents, end of period	$8,165	$53,818	$828	$8,165	$54,318	$17,336

Supplemental Disclosure of Cash Flow Information—
Cash paid for interest	$44,130	$64,366	$74,880	$44,130	$67,036	$79,300
Cash paid (received) for income taxes	$(931)	$—	$—	$(931)	$—	$—
Supplemental Disclosure of Noncash Activities—
(Decrease) increase in accrued capital expenditures	$5,840	$(6,214)	$(5,789)	$5,840	$(6,214)	$(5,789)
Write off of deferred loan costs related to refinancing of notes	$1,312	$1,495	$7,561	$1,312	$1,495	$10,763
Excess of share-based compensation expense recognized over payments made	$—	$—	$754	$—	$—	$754

See notes to consolidated financial statements.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Description of Operations    Denver Parent Corporation, a Delaware corporation ("DPC"), was formed in January 2012 for the purpose of acquiring all of the outstanding common stock of Venoco, Inc., a Delaware corporation ("Venoco"), in a transaction referred to as the "going private transaction". The going private transaction was completed in October 2012. DPC has no operations and no material assets other than 100% of the common stock of Venoco. Venoco is engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties with a focus on properties offshore and onshore in California.

        Basis of Presentation    In 2011, Venoco's board of directors received a proposal from its then-chairman and chief executive officer, Timothy Marquez, to acquire all of the outstanding shares of common stock of Venoco of which he was not the beneficial owner for $12.50 per share in cash. On October 3, 2012, Mr. Marquez and certain of his affiliates, including DPC, completed the going private transaction and acquired all of the outstanding stock of Venoco. As a result, Venoco's common stock is no longer publicly traded and Venoco is a wholly owned subsidiary of DPC. DPC is majority-owned and controlled by Mr. Marquez and his affiliates.

        Because Venoco and DPC are entities under the common control of Mr. Marquez and his affiliates, the DPC financial statements presented include the historical cost-basis consolidated financial statements of Venoco and subsidiaries for 2011 and the consolidated financial statements of Venoco and subsidiaries as consolidated with DPC for 2012 and 2013. DPC was formed in 2012 and, therefore, had no activity in 2011. The consolidated financial statements for Venoco and its consolidated subsidiaries are presented on a separate, stand-alone company basis. DPC has engaged in no transactions other than the going private transaction and certain debt transactions, and has incurred no expenses other than interest expenses, deferred loan costs and nominal general and administrative expenses. There are no intercompany sales or expenses between DPC and Venoco.

        This Annual Report on Form 10-K is a combined report being filed by DPC and Venoco. Unless otherwise indicated or the context otherwise requires, (i) references to "DPC" refer only to DPC, (ii) references to the "Company," "we," "our" and "us" refer, for periods following the going private transaction, to DPC and its subsidiaries, including Venoco and its subsidiaries, and for periods prior to the going private transaction, to Venoco and its subsidiaries and (iii) references to "Venoco" refer to Venoco and its subsidiaries. Each registrant included herein is filing on its own behalf all of the information contained in this report that pertains to such registrant. When appropriate, disclosures specific to DPC and Venoco are identified as such. Each registrant included herein is not filing any information that does not relate to such registrant, and therefore makes no representation as to any such information. Where the information provided is substantially the same for both companies, such information has been combined. Where information is not substantially the same for both companies, we have provided separate information. In addition, separate financial statements for each company are included in this report.

        Liquidity    The Company was in compliance with all debt covenants at December 31, 2013. However, the additional indebtedness that the Company incurred in connection with the going private transaction and the associated financial covenants in Venoco's revolving credit facility, which become more restrictive over time, has increased debt-related risks. These include risks that the Company may

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

default on its obligations under its debt agreements, that its ability to replace reserves and maintain its production may be adversely affected by capital constraints and the financial covenants under its debt agreements and that the Company may be more vulnerable to adverse changes in commodity prices and other operational risks and economic conditions. Venoco recently amended its revolving credit facility to include more favorable financial covenant requirements in future periods. However, we currently project that the margin by which Venoco will be in compliance with certain covenants, particularly the debt-to-EBITDA covenant in its revolving credit agreement, will narrow after June 30, 2014. Due to various operational risks and commodity pricing risks, there can be no assurances that Venoco will remain in compliance with this covenant or other covenants in its debt agreements. If we are unable to comply with the covenants in our debt agreements, our creditors could elect to declare some or all of our debt to be immediately due and payable and the lenders under the revolving credit facility could elect to terminate their commitments and cease making further loans.

        Principles of Consolidation    The consolidated financial statements for DPC include the accounts of DPC and its subsidiaries, all of which are wholly owned. The consolidated financial statements for Venoco include the accounts of Venoco and its subsidiaries, all of which are wholly owned. All intercompany balances and transactions have been eliminated in consolidation.

        Use of Estimates    In the course of preparing the condensed consolidated financial statements, management makes various assumptions, judgments and estimates to determine the reported amount of assets, liabilities, revenue and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts initially established. Significant areas requiring the use of assumptions, judgments and estimates include (1) oil and gas reserves; (2) cash flow estimates used in ceiling tests of oil and natural gas properties; (3) depreciation, depletion and amortization; (4) asset retirement obligations; (5) assigning fair value and allocating purchase price in connection with business combinations; (6) accrued revenue and related receivables; (7) valuation of commodity derivative instruments; (8) accrued liabilities; (9) valuation of share-based payments and (10) income taxes. Although management believes these estimates are reasonable, actual results could differ from these estimates. The Company has evaluated subsequent events and transactions for matters that may require recognition or disclosure in these financial statements.

        Business Segment Information    The Company has evaluated how it is organized and managed and has identified only one operating segment, which is the exploration and production of crude oil, natural gas and natural gas liquids. The Company considers its gathering, processing and marketing functions as ancillary to its oil and gas producing activities. All of the Company's operations and assets are located in the United States, and all of its revenues are attributable to United States customers.

        Revenue Recognition and Gas Imbalances    Revenues from the sale of natural gas and crude oil are recognized when the product is delivered at a fixed or determinable price, title has transferred, collectability is reasonably assured and evidenced by a contract. This generally occurs when a barge completes delivery, oil or natural gas has been delivered to a refinery or a pipeline, or has otherwise been transferred to a customer's facilities or possession.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company uses the entitlement method of accounting for natural gas revenues. Under this method, revenues are recognized based on actual production of natural gas. The Company incurs production gas volume imbalances in the ordinary course of business. Net deliveries in excess of entitled amounts are recorded as liabilities, while net under-deliveries are reflected as assets. Imbalances are reduced either by subsequent recoupment of over- and under- deliveries or by cash settlement, as required by applicable contracts. The Company's production imbalances were not material at December 31, 2012 and 2013.

        Other revenues primarily include pipeline revenues, barge sub-charter revenues (prior to May 2012) and other miscellaneous revenues.

        Cash and Cash Equivalents    Cash and cash equivalents consist of cash and liquid investments with an original maturity of three months or less.

        Accounts Receivable    The components of accounts receivable include the following (in thousands):

	December 31,
	2012	2013
Venoco:
Oil and natural gas sales related	$32,763	$23,498
Joint interest billings related	1,140	362
Sacramento Basin asset sale proceeds	72,817	—
Other	1,736	(23)
Allowance for doubtful accounts	(100)	(100)

Venoco total accounts receivable, net	$108,356	$23,737

DPC:
Other	—	43

DPC total accounts receivable, net	$108,356	$23,780

        The Company's accounts receivable result primarily from (i) oil and natural gas sales to oil and intrastate gas pipeline companies and (ii) billings to joint working interest partners in properties operated by the Company. The Company's trade and accrued production receivables are dispersed among various customers and purchasers and most of the Company's significant purchasers are large companies with solid credit ratings. If customers are considered a credit risk, letters of credit are the primary security obtained to support the extension of credit. For most joint working interest partners, the Company may have the right of offset against related oil and natural gas revenues. As of December 31, 2013, 96% of the oil and natural gas sales related accounts receivable balance was receivable from the Company's two major customers.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following table provides the percentage of revenue derived from oil and natural gas sales to customers who comprise 10% or more of the Company's annual revenue (the customers in each year are not necessarily the same from year to year):

	Years Ended December 31,
	2011	2012	2013
Customer A	66%	55%	60%
Customer B	18%	25%	36%
Customer C	—	13%	—

        Inventories    Included in inventories are oil field materials and supplies, stated at the lower of cost or market, cost being determined by the first-in, first-out method.

        Oil and Natural Gas Properties    The Company's oil and natural gas producing activities are accounted for using the full cost method of accounting. Accordingly, the Company capitalizes all costs incurred in connection with the acquisition of oil and natural gas properties and with the exploration for and development of oil and natural gas reserves. Proceeds from the disposition of oil and natural gas properties are accounted for as adjustments to the full cost pool, with no gain or loss recognized unless the adjustment would significantly alter the relationship between capitalized costs and proved reserves.

        Depletion of the capitalized costs of oil and natural gas properties, including estimated future development and abandonment costs, is provided for using the equivalent unit-of-production method based upon estimates of proved oil and natural gas reserves. Depletion expense for the years ended December 31, 2011, 2012 and 2013 was $81.6 million, $82.6 million and $46.0 million, respectively.

        Unproved property costs not subject to amortization consist primarily of leasehold and seismic costs related to unproved areas. Costs are transferred into the amortization base on an ongoing basis as the properties are evaluated and proved reserves are established or impairment is determined. Costs of dry holes are transferred to the amortization base immediately upon determination that the well is unsuccessful. The Company will continue to evaluate these properties and costs which will be transferred into the amortization base as the undeveloped areas are tested. The Company transferred $10.4 million and $4.0 million of unproved costs into the amortization base in 2011 and 2013, respectively, due to impairment, development of acreage or placement of assets into service. The Company transferred $44.6 million of unproved costs out of the amortization base in 2012 due to the sale of Sacramento Basin and San Joaquin properties. No interest costs were capitalized in 2011, 2012 or 2013 because the Company did not have any unusually significant investments in unproved properties that qualify for interest capitalization.

        In accordance with the full cost method of accounting, the net capitalized costs of oil and natural gas properties are subject to a ceiling based upon the related estimated future net revenues, discounted at 10 percent, net of tax considerations, plus the lower of cost or estimated fair value of unproved properties. The Company did not record an impairment of oil and natural gas properties in 2011, 2012

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

or 2013; however, the Company could be required to recognize impairments of oil and natural gas properties in future periods if, among other things, market prices of oil and natural gas decline.

        General and Administrative Expenses    Under the full cost method of accounting, the Company capitalizes a portion of general and administrative expenses that are directly identified with exploration, exploitation and development activities. These capitalized costs include salaries, employee benefits, costs of consulting services and other specifically identifiable costs and do not include costs related to production operations, general corporate overhead or similar activities. The Company capitalized general and administrative costs of $27.0 million, $27.5 million and $23.0 million directly related to its exploration, exploitation and development activities during 2011, 2012 and 2013, respectively.

        Other Property and Equipment    Other property and equipment, which includes buildings, drilling equipment, leasehold improvements, office and other equipment, are stated at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the related assets, ranging from 3 to 25 years. Depreciation and amortization expense for the years ended December 31, 2011, 2012 and 2013 was $4.2 million, $4.2 million and $2.8 million, respectively.

        Derivative Financial Instruments    The Company enters into derivative contracts, primarily collars, swaps and option contracts, to hedge future crude oil and natural gas production in order to mitigate the risk of market price fluctuations. All derivative instruments are recorded on the balance sheet at fair value. All of the Company's derivative counterparties are commercial banks that are parties to Venoco's revolving credit facility. The Company has elected not to apply hedge accounting to any of its derivative transactions and, consequently, the Company recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts in other comprehensive income for those commodity derivatives that qualify as cash flow hedges.

        Deferred Loan Costs    Deferred loan costs, included in other assets, are amortized over the estimated lives of the related obligations using the effective interest method.

        Asset Retirement Obligations    The Company recognizes estimated liabilities for future costs associated with the abandonment of its oil and natural gas properties. A liability for the fair value of an asset retirement obligation and corresponding increase to the carrying value of the related long-lived asset are recorded at the time the well is spud or acquired.

        Environmental    The Company is subject to extensive federal, state and local environmental laws and regulations. These laws and regulations, which regularly change, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. Such liabilities are generally recorded at their undiscounted amounts unless the amount and timing of payments is fixed or reliably determinable. The Company believes that it is in material compliance with existing laws and regulations.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Share-Based Compensation    Share-based compensation for equity awards is measured at the estimated grant date fair value of the awards and is recognized over the requisite service period (usually the vesting period). The Company estimates forfeitures in calculating the cost related to share-based compensation as opposed to recognizing these forfeitures and the corresponding reduction in expense as they occur. Compensation expense is then adjusted based on the actual number of awards for which the requisite service period is rendered. A market condition is not considered to be a vesting condition with respect to compensation expense. Therefore, an award is not deemed to be forfeited solely because a market condition is not satisfied.

        The Company measures its liability awards based on the award's fair value remeasured at each reporting date until the date of settlement. Compensation cost for each period until settlement is based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date). Changes in the fair value of a liability that occur after the end of the requisite service period are compensation cost of the period in which the changes occur. Any difference between the amount for which a liability award is settled and its fair value at the settlement date is an adjustment of compensation cost in the period of settlement.

        Income Taxes    Deferred income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance if management believes that it is more likely than not that some portion or all of the net deferred tax assets will not be fully realized on future income tax returns. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, available taxes in carryback periods, tax planning strategies and projected future taxable income in making this assessment.

        The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company's policy is to recognize interest and/or penalties related to uncertain tax positions in interest expense.

        Consolidated Statements of Comprehensive Income (Loss)    No statement is presented because the Company had no comprehensive income or loss activity during the years ended December 31, 2011, 2012, or 2013.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Recently Issued Accounting Standards    In December 2011, the FASB issued Accounting Standards Update No. 2011-11, Balance Sheet (Topic 210) Disclosures about Offsetting Assets and Liabilities ("ASU 2011-11"), which requires that an entity disclose both gross and net information about instruments and transactions that are either eligible for offset in the balance sheet or subject to an agreement similar to a master netting agreement, including derivative instruments. ASU 2011-11 was issued to facilitate comparison between U.S. GAAP and IFRS financial statements by requiring enhanced disclosures, but does not change existing U.S. GAAP that permits balance sheet offsetting. This authoritative guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this authoritative guidance did not have an impact on the Company's financial position or results of operations, other than enhanced disclosures regarding its derivative instruments.

        In February 2013, the FASB issued Accounting Standards Update No. 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date ("ASU 2013-04"). The objective of ASU 2013-04 is to provide guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date. ASU 2013-04 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this standard will not have a significant impact on the Company's consolidated financial statements.

2. SALES OF PROPERTIES

        Sale of Sacramento Basin and San Joaquin Valley Assets.    On December 31, 2012, the Company completed the sale of certain properties in the Sacramento Basin and San Joaquin Valley areas of California to an unrelated third party pursuant to a purchase and sale agreement executed on December 21, 2012. The total purchase price for the properties was $250 million, subject to certain closing adjustments, of which $100.6 million was placed into escrow pending the receipt of consents to assign and the expiration or waiver of preferential purchase rights relating to certain of the properties. After all closing adjustments in 2012 and 2013, the net purchase price was $249.7 million. All of the $100.6 million placed into escrow was released to the Company as of June 30, 2013. The Company applied proceeds from the sale to pay down $214.7 million of the principal balance outstanding on Venoco's second lien term loan facility and to pay $6.4 million in prepayment penalties. No gain or loss was recognized on the sale as the Company recorded the net proceeds as a reduction to the capitalized costs of its oil and natural gas properties.

        Sale of Santa Clara Avenue.    In May 2012, the Company sold its interests in the Santa Clara Avenue field in Southern California for $23.4 million (after closing adjustments). The Company applied $20 million of the proceeds to pay down the existing balance on Venoco's revolving credit facility. No gain or loss was recognized on the sale as the Company recorded the net proceeds as a reduction to the capitalized costs of its oil and natural gas properties.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

3. LONG-TERM DEBT

        As of the dates indicated, the Company's long-term debt consisted of the following (in thousands):

	Venoco, Inc.		Denver Parent Corporation
	December 31, 2012	December 31, 2013	December 31, 2012	December 31, 2013
Venoco Revolving credit agreement due March 2016	$—	$205,000	$—	$205,000
Venoco Second lien term loan due June 2017 (face value $315,000)	308,960	—	308,960	—
Venoco 11.50% senior notes due October 2017 (face value $150,000)	144,724	—	144,724	—
Venoco 8.875% senior notes due February 2019 (face value $500,000)	500,000	500,000	500,000	500,000
DPC Secured notes due October 2015	—	—	60,000	—
DPC 12.25% / 13.00% senior PIK toggle notes due 2018 (face value $255,000)	—	—	—	248,501

Total long-term debt	953,684	705,000	1,013,684	953,501
Less: current portion of long-term debt	(104,494)	—	(104,494)	—

Long-term debt, net of current portion	$849,190	$705,000	$909,190	$953,501

        The following summarizes the terms of the agreements governing the Company's debt outstanding as of December 31, 2013.

        Venoco Revolving Credit Facility.    Venoco is party to a fifth amended and restated credit agreement which governs its revolving credit facility. The credit facility has a maximum size of $500 million and a maturity date of March 31, 2016. The borrowing base, which is subject to redetermination twice each year, and may be redetermined at other times at Venoco's request or at the request of the lenders, is currently $280 million. The credit facility is secured by a first priority lien on substantially all of Venoco's oil and natural gas properties and other assets, including the equity interests in all of its subsidiaries, and is unconditionally guaranteed by each of those subsidiaries other than Ellwood Pipeline, Inc. The collateral also secures Venoco's obligations to hedging counterparties that are also lenders, or affiliates of lenders, under the facility. Loans made under the revolving credit facility are designated, at our option, as either "Base Rate Loans" or "LIBO Rate Loans." Loans designated as Base Rate Loans under the facility bear interest at a floating rate equal to (i) the greater of (x) the administrative agent's announced prime rate, (y) the federal funds rate plus 0.50% and (z) the one-month LIBOR plus 1.0%, plus (ii) an applicable margin ranging from 1.25% to 2.00%, based on utilization. Loans designated as LIBO Rate Loans under the facility bear interest at (i) LIBOR plus (ii) an applicable margin ranging from 2.25% to 3.00%, based upon utilization. The applicable margin for both Base Rate Loans and LIBO Rate Loans will be increased by 0.50% in the event that Venoco's debt to adjusted EBITDA ratio exceeds 3.75 to 1.00 on the last day of each of the two fiscal quarters most recently ended. A commitment fee of 0.50% per annum is payable with respect to unused borrowing availability under the facility. The agreement governing the facility contains customary representations, warranties, events of default, indemnities and covenants, including operational

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

3. LONG-TERM DEBT (Continued)

covenants that restrict Venoco's ability to incur indebtedness and financial covenants that require Venoco to maintain specified ratios of current assets to current liabilities, debt to EBITDA, secured debt to EBITDA and interest coverage. The agreement also restricts the amount of exploratory capital expenditures Venoco can incur related to the onshore Monterey when the debt to EBITDA ratio exceeds 3.75 to 1.00.

        The borrowing base under the revolving credit facility has been allocated at various percentages to a syndicate of banks. As of March 31, 2014, Venoco had $247.0 million outstanding on the facility and had available borrowing capacity of $17.4 million under the facility, net of the outstanding balance and $3.6 million in outstanding letters of credit.

        The revolving credit facility generally permits Venoco, subject to certain conditions, to pay cash dividends to DPC up to a maximum amount of $35 million in a four-quarter period on a rolling basis. In September 2013, Venoco paid a cash dividend of $15.8 million to DPC. In April 2014, the Company entered into an amendment to the revolving credit agreement pursuant to which, among other things, certain financial covenants were changed and the borrowing base under the facility increased from $270 million to $280 million.

        Venoco 8.875% Senior Notes.    In February 2011, Venoco issued $500 million in 8.875% senior notes due in February 2019 at par. The notes pay interest semi-annually in arrears on February 15 and August 15 of each year. Venoco may redeem the notes prior to February 15, 2015 at a "make whole premium" defined in the indenture. Beginning February 15, 2015, Venoco may redeem the notes at a redemption price of 104.438% of the principal amount and declining to 100% by February 15, 2017. The notes are senior unsecured obligations and contain operational covenants that, among other things, limit Venoco's ability to make investments, incur additional indebtedness, issue preferred stock, pay dividends, repurchase its stock, create liens or sell assets.

        DPC 12.25% / 13.00% Senior PIK Toggle Notes.    In August 2013, DPC issued $255 million principal amount of 12.25% / 13.00% senior PIK toggle notes due 2018 at 97.304% of par. Interest on the notes is payable on February 15 and August 15 of each year, commencing February 15, 2014. The initial interest payment on the notes was required to be paid in cash. DPC is a holding company that owns no material assets other than stock of Venoco; accordingly, it will be able to pay cash interest on its notes only to the extent that it receives cash dividends or distributions from Venoco. For each interest period after the initial interest period (other than for the final interest period ending at the stated maturity, which will be paid in cash), DPC will, in certain circumstances, be permitted to pay interest on the notes by increasing the principal amount of the notes or issuing new notes (collectively, "PIK interest"). Cash interest on the notes accrues at the rate of 12.25% per annum. PIK interest on the notes accrues at the rate of 13.00% per annum until the next payment of cash interest. The notes are not currently guaranteed by any of DPC's subsidiaries. DPC may redeem the notes, in whole or in part, at any time prior to August 15, 2015, at a "make-whole" redemption price described in the indenture. DPC may also redeem all or any part of the notes on and after August 15, 2015 at a redemption price of 106.125% of the principal amount and declining to 100% by August 15, 2017. The notes are senior unsecured obligations and contain operational covenants that, among other things,

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

3. LONG-TERM DEBT (Continued)

limit our ability to make investments, incur additional indebtedness, issue preferred stock, pay dividends, repurchase stock, create liens or sell assets.

        The following summarizes the terms of the agreements governing the Company's debt that (i) was outstanding as of December 31, 2012 but (ii) all of which had been repaid as of December 31, 2013.

        Venoco Second Lien Term Loan Facility.    Venoco entered into a $315.0 million senior secured second lien term loan facility in October 2012 (the "second lien term loan facility"), which was issued at 98% of the principal amount of the facility. Venoco repaid $214.7 million of the outstanding principal amount under the facility, and $6.4 million in prepayment penalties, in the first quarter of 2013 with proceeds from the Sacramento Basin asset sale. In March 2013, it used $107 million of additional borrowings under the revolving credit facility to repay all remaining amounts outstanding under the facility and $3.0 million in prepayment penalties. Loans made under the second lien term loan facility were designated, at the Company's option, as either "Base Rate Loans" or "LIBO Rate Loans." Loans designated as Base Rate Loans bore interest at a floating rate equal to (i) the greater of (x) the administrative agent's announced prime rate, (y) the federal funds rate plus 0.50% and (z) the one-month LIBOR plus 1.0%, plus (ii) 6.00%. Loans designated as LIBO Rate Loans bore interest at LIBOR plus 7.00%. Per the second lien term loan agreement, LIBOR was to be not less than 1.50%. The agreement governing the second lien term loan facility contained customary representations, warranties, events of default, covenants and indemnities. The facility was secured by second priority liens on substantially all of the Company's oil and natural gas properties and other assets, including the equity interests in all of Venoco's subsidiaries, and was unconditionally guaranteed by each of Venoco's subsidiaries other than Ellwood Pipeline, Inc.

        As noted above, Venoco repaid a portion of amounts outstanding under the second lien term loan facility in the first quarter of 2013 with proceeds from the Sacramento Basin asset sale. The current portion of long-term debt of $104.5 million at December 31, 2012 reflects the principal amounts that Venoco was required to repay on the facility from the sale proceeds that Venoco received on December 31, 2012 and January 2, 2013, less the portion that Venoco repaid with additional borrowings on the revolving credit facility.

        Venoco 11.50% Senior Notes.    In October 2009, Venoco issued $150 million of 11.50% senior notes due October 2017 at a price of 95.03% of par. The notes paid interest semi-annually in arrears on April 1 and October 1 of each year. The 11.50% notes were senior unsecured obligations and contained covenants that, among other things, limited Venoco's ability to make investments, incur additional debt, issue preferred stock, pay dividends, repurchase its stock, create liens or sell assets.

        In August 2013, Venoco commenced a tender offer to purchase for cash any and all of the $150 million outstanding principal amount of the 11.50% senior notes. In connection with the tender offer, Venoco also solicited consents from the holders of the notes to the amendment of the indenture governing those notes to eliminate substantially all of the restrictive covenants in the indenture, among other changes. Holders of approximately 99% of the principal amount of the notes tendered their notes and provided the related consents. Venoco redeemed the remaining notes in October 2013 pursuant to the terms of the indenture. The aggregate cost to Venoco of purchasing the notes in the tender offer, making the related consent payments and redeeming the remaining notes was approximately

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

3. LONG-TERM DEBT (Continued)

$160 million. Venoco funded the majority of this amount with a capital contribution from DPC of approximately $158 million. DPC funded the capital contribution with a portion of the proceeds of the offering of its 12.25% / 13.00% senior PIK toggle notes.

        DPC Secured Notes.    In October 2012, DPC incurred $60 million of indebtedness in the form of notes issued in a private placement pursuant to a note purchase agreement. DPC's obligations under the notes were secured by substantially all of its assets, which consisted principally of all of the common stock of Venoco. Interest on the notes was payable in cash, in additional notes or in a combination of additional notes and cash. If paid entirely in cash, the interest rate was 18% per annum; if paid entirely in kind, the interest rate was 33% per annum. If paid in a combination of cash and additional notes, the interest rate varied between those amounts based on the proportion of cash paid. The notes were due to mature on October 5, 2015. Pursuant to the terms of the notes, DPC redeemed the notes in August 2013 with proceeds of the issuance of its 12.25% / 13.00% senior PIK toggle notes. The aggregate cost of redeeming the notes was approximately $16.7 million.

        The Company was in compliance with all debt covenants at December 31, 2013.

        Scheduled annual maturities of long-term debt outstanding as of December 31, 2013 were as follows (in thousands):

Year Ending December 31 (in thousands):	Venoco, Inc.	Denver Parent Corporation
2014	$—	$—
2015	—	—
2016	205,000	205,000
2017	—	—
2018	—	255,000
Thereafter	500,000	500,000

	$705,000	$960,000

4. HEDGING AND DERIVATIVE FINANCIAL INSTRUMENTS

        Commodity Derivative Agreements.    The Company utilizes swap and collar agreements and option contracts in an effort to hedge the effect of commodity price changes on its cash flows. The objective of the Company's hedging activities and the use of derivative financial instruments is to achieve more predictable cash flows. While the use of these derivative instruments limits the downside risk of adverse price movements, they also may limit future cash flows from favorable price movements. The Company may, from time to time, opportunistically restructure existing derivative contracts or enter into new transactions to effectively modify the terms of current contracts in order to improve the pricing parameters in existing contracts or realize the current value of the Company's existing positions. The Company may use the proceeds from such transactions to secure additional contracts for periods in which the Company believes it has additional unmitigated commodity price risk or for other corporate purposes.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

4. HEDGING AND DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

        The use of derivatives involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts. The Company's derivative contracts are with multiple counterparties to minimize exposure to any individual counterparty. The Company generally has netting arrangements with the counterparties that provide for the offset of payables against receivables from separate derivative arrangements with that counterparty in the event of contract termination. The derivative contracts may be terminated by a non-defaulting party in the event of default by one of the parties to the agreement. All of the counterparties to the Company's derivative contracts are also lenders, or affiliates of lenders, under Venoco's revolving credit facility. Collateral under the revolving credit facility supports Venoco's collateral obligations under the derivative contracts. Therefore, the Company is not required to post additional collateral when the Company is in a derivative liability position. Venoco's revolving credit facility and derivative contracts contain provisions that provide for cross defaults and acceleration of those debt and derivative instruments in certain situations.

        The Company has paid premiums related to certain of its outstanding derivative contracts. These premiums are amortized into commodity derivative (gains) losses over the period for which the contracts are effective. At December 31, 2013, the balance of unamortized net derivative premiums paid was $8.5 million, of which $4.8 million and $3.7 million will be amortized in 2014 and 2015, respectively.

        The components of commodity derivative losses (gains) in the consolidated statements of operations are as follows (in thousands):

	Years Ended December 31,
	2011	2012	2013
Realized commodity derivative losses (gains)	$(30,656)	$(26,989)	$28,128
Amortization of commodity derivative premiums	10,058	12,424	4,002
Unrealized commodity derivative losses (gains) for changes in fair value	(20,051)	87,514	(19,523)

Commodity derivative losses (gains), net	$(40,649)	$72,949	$12,607

        In 2013, in connection with the sale of the Company's Sacramento Basin natural gas properties, the Company unwound all natural gas derivative contracts, as well as all natural gas basis swaps, and incurred a realized loss of $3.8 million. Also in 2013, the Company unwound all of its oil basis swaps, incurring a realized loss of $5.7 million. The total amount paid to unwind derivative contracts in 2013 was $9.5 million. The Company unwound certain of its then existing oil and natural gas derivative contracts during 2011 and 2012, and realized gains of $14.0 million and $52.2 million, respectively.

        As of December 31, 2013, the Company had entered into certain swap, collar and put agreements related to its oil production. The aggregate economic effects of those agreements are summarized below. Location and quality differentials attributable to the Company's properties are not included in the following prices. The agreements provide for monthly settlement based on the differential between

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

4. HEDGING AND DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

the agreement price and the price per the applicable index, Inter-Continental Exchange Brent ("Brent").

	Oil (Brent)
	Barrels/day	Weighted Avg. Prices per Bbl
January 1 - December 31, 2014:
Swaps	1,500	$107.00
Collars	4,100	$90.00/$98.59
Puts	575	$90.00
January 1 - December 31, 2015:
Collars	3,675	$90.00/$98.95

        Subsequent to December 31, 2013, the Company entered into the following commodity derivative contracts:

Oil

Type of Contract	Counterparty	Basis	Quantity (Bbl/d)	Strike Price ($/Bbl)	Term
Collar	Bank of Nova Scotia	Brent	460	$90.00/$108.40	Jan 1, 15 - Dec 31, 15
Swap	Bank of America	Brent	460	$100.40	Jan 1, 15 - Dec 31, 15
Collar	ABN AMRO Bank	Brent	1,715	$90.00/$101.75	Jan 1, 16 - Dec 31, 16
Swap	Bank of Nova Scotia	Brent	1,715	$96.00	Jan 1, 16 - Dec 31, 16

Natural Gas

Type of Contract	Counterparty	Basis	Quantity (MMBtu/d)	Strike Price ($/MMBtu)	Term
Collar	Bank of Nova Scotia	NYMEX	2,000	$4.35/$5.01	Mar 1 - Dec 31, 14

        Prior to their unwinding as discussed above, the Company had entered into certain oil basis swaps in order to fix the differential between the WTI crude price index and Brent. Historically, the two price indexes had demonstrated a close correlation with each other and with the Southern California indexes on which the Company sells a significant percentage of its oil. However, the Southern California indexes most relevant to the Company have in recent periods tracked more closely with Brent prices than with WTI.

        Interest Rate Swap.    The Company previously entered into interest rate swap transactions to lock in its interest cost on $500.0 million of variable rate borrowings. Under the swap arrangements, the Company paid a fixed interest rate of 3.840% and received a floating interest rate based on the one-month LIBO rate, with settlements made monthly. As a result of the interest rate swap agreement, $500 million of the Company's variable rate debt in 2011 effectively bore interest at a fixed rate of approximately 7.8%. The Company did not designate the interest rate swap as a hedge.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

4. HEDGING AND DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

        In February 2011, the Company repaid the principal balance outstanding on the second lien term loan then in place from proceeds received from the issuance of the 8.875% senior notes, which reduced the Company's debt subject to variable rate interest to amounts outstanding from time to time under the revolving credit facility. As a result, the Company settled the interest rate swaps for $38.1 million in February 2011. The Company incurred $41.1 million of realized interest rate derivative losses and $40.0 million of unrealized gains in 2011.

        Fair Value of Derivative Instruments.    The estimated fair values of derivatives included in the consolidated balance sheets at December 31, 2012 and 2013 are summarized below. The net fair value of the Company's derivatives changed by $17.0 million from a net liability of $40.7 million at December 31, 2012 to a net liability of $23.7 million at December 31, 2013, primarily due to (i) the early settlement of natural gas derivative contracts and basis swaps in connection with the sale of our Sacramento Basin properties, (ii) changes in the futures prices for oil, which are used in the calculation of the fair value of commodity derivatives, (iii) settlement of commodity derivative positions during the current period and (iv) changes to the Company's commodity derivative portfolio in 2013. The Company does not offset asset and liability positions with the same counterparties within the financial statements; rather, all contracts are presented at their gross estimated fair value. As of the dates indicated, the Company's derivative assets and liabilities are presented below (in thousands). These balances represent the estimated fair value of the contracts. The Company has not designated any of its derivative contracts as cash-flow hedging instruments for accounting purposes. The main headings represent the balance sheet captions for the contracts presented (in thousands).

	December 31,
	2012	2013
Current Assets—Commodity derivatives:
Oil derivative contracts	$153	$340

Current Liabilities—Commodity derivatives:
Oil derivative contracts	(19,817)	(13,464)
Gas derivative contracts	(790)	—

	(20,607)	(13,464)

Commodity derivatives:
Oil derivative contracts	(17,482)	(10,601)
Gas derivative contracts	(2,805)	—

	(20,287)	(10,601)

Net derivative asset (liability)	$(40,741)	$(23,725)

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

5. ASSET RETIREMENT OBLIGATIONS

        The Company's asset retirement obligations represent the estimated present value of the amounts expected to be incurred to plug, abandon and remediate producing and shut-in properties (including removal of certain onshore and offshore facilities) at the end of their productive lives in accordance with applicable state and federal laws. The Company determines the estimated fair value of its asset retirement obligations when incurred by calculating the present value of estimated cash flows related to plugging and abandonment liabilities. The significant inputs used to calculate such liabilities include estimates of costs to be incurred, the Company's credit adjusted discount rates, inflation rates and estimated dates of abandonment. The asset retirement liability is accreted to its present value each period and the capitalized asset retirement cost is depleted as a component of the full cost pool using the units-of-production method.

        The following table summarizes the activities for the Company's asset retirement obligations for the years ended December 31, 2012 and 2013 (in thousands):

	2012	2013
Asset retirement obligations at beginning of period	$92,508	$43,319
Revisions of estimated liabilities	(1,562)	(363)
Liabilities incurred or acquired	1,060	300
Liabilities settled or disposed	(54,455)	(7,551)
Accretion expense	5,768	2,477

Asset retirement obligations at end of period	43,319	38,182
Less: current asset retirement obligations (classified with accounts payable and accrued liabilities)	(2,200)	(2,200)

Long-term asset retirement obligations	$41,119	$35,982

        Discount rates used to calculate the present value vary depending on the estimated timing of the obligation, but typically range between 4% and 9%. The liabilities settled or disposed of $54.5 million for 2012 and $7.6 million for 2013 primarily relate to the Sacramento Basin asset sale.

6. CAPITAL STOCK

        The going private transaction was completed in October 2012. As a result of the transaction, Venoco's common stock is no longer publicly traded and Venoco is wholly owned by DPC, an entity controlled by Timothy Marquez and his affiliates. At closing, all then-outstanding shares of Venoco common stock, other than shares beneficially owned by Mr. Marquez, were converted into the right to receive cash of $12.50 per share pursuant to the terms of the merger agreement.

        During the third quarter of 2013, DPC issued 214,555 shares to its Employee Stock Ownership Plan ("ESOP"). As of December 31, 2013, there were 30,150,933 shares of common stock of DPC and 29,936,378 shares of common stock of Venoco outstanding.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

7. SHARE-BASED PAYMENTS

        In connection with the going private transaction, all of the Company's equity awards, which consisted of restricted share awards and stock option awards, were converted into cash settlement awards as follows:

  •
  All unvested restricted share awards were converted into rights-to-receive awards (RTR) at $12.50 per share, subject to original service conditions. The original restricted share grants generally vested over a four year period, with 25% vesting on each subsequent anniversary of the grant date. This conversion is considered a modification of the original grant date terms and compensation expense is being recognized over the requisite service period for the greater of the original grant date fair value or $12.50 per share.

  •
  All previously granted stock option awards, which had a maximum life of ten years, were fully vested at December 31, 2011. Holders of in-the-money options were paid the difference between $12.50 per share and the original exercise price and replacement share appreciation rights (SARs) were granted to these holders with an exercise price of $12.50 per share. Holders of options with an original exercise price greater than $12.50 were cancelled and replacement SARs were granted at the original exercise price. These SAR awards are 100% vested on the grant date and retain the original option award termination date.

        After the going private transaction, the Company granted the following cash settlement or liability awards to officers, directors and certain employees of the Company:

  •
  Restricted share unit awards (RSUs) that generally vest over a four year service period beginning April 1, 2013. At each vesting date, holders of the RSUs are paid the fair value of DPC common stock. The estimated fair value of the award is recognized as expense over the requisite service period and fair values are remeasured for unvested awards at each reporting date until the date of settlement. Certain grants of RSUs to officers and directors vest based on achievement of performance measurements used to determine the Company's annual cash bonus payout and related expense is recognized using graded vesting resulting in more accelerated expense recognition than expense recognized using straight line vesting over the service period.

  •
  SAR awards with an exercise price of $12.50 per share for each unvested RTR award, subject to the original service conditions of the RTR. Compensation expense is recognized based on the grant date fair values over the remaining requisite service period of the RTR and these awards have a ten year life from the date of grant.

  •
  SAR awards for each Venoco common share held at the date of the going private transaction (except for the Company's Executive Chairman) with an exercise price of $12.50 per unit. All such SAR awards are 100% vested on the grant date and have a ten year life from the date of grant.

        The Company adopted an ESOP effective December 31, 2012 for eligible employees who are actively employed on the last day of the plan year. For each plan year, beginning in 2013, the Company will make discretionary contributions of restricted share units in DPC common stock to the ESOP based on a portion of the participant's eligible compensation, subject to certain Internal Revenue Code limitations. The number of ESOP restricted share units in DPC common stock granted to each

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

7. SHARE-BASED PAYMENTS (Continued)

participant is based on the total amount of the discretionary contribution to the participant each year, divided by the fair market value of DPC common stock on the valuation date as determined by an independent appraiser. ESOP restricted share units generally vest over a four year period beginning with the participant's hire date or the date of the adoption of the ESOP, whichever is later. The value of participants' accounts is determined based on an appraisal, performed at least annually, of the fair market value of DPC common stock. Participants may begin making withdrawals from the vested portion of their accounts upon separation from the Company or upon reaching normal retirement age as determined by the Internal Revenue Code.

        The following summarizes the Company's stock option activity for the years ended December 31, 2011 and 2012:

	Years Ended December 31,
	2011		2012
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, start of period	1,093,758	$13.07	846,055	$13.53
Granted	—	$—	—	$—
Exercised	(185,753)	$9.69	—	$—
Cancelled	(61,950)	$19.26	(846,055)	$13.53

Outstanding, end of period	846,055	$13.53	—	$—

Exercisable, end of period	846,055	$13.53	—	$—

        The following summarizes the Company's unvested restricted stock award activity for the years ended December 31, 2011 and 2012.

	Years Ended December 31,
	2011		2012
Non-vested restricted stock	Shares	Weighted- Average Grant-Date Fair Value	Shares	Weighted Average Grant-Date Fair Value
Non-vested, start of period	2,603,250	$9.70	2,815,244	$11.35
Granted	793,831	$17.01	1,500	$8.22
Vested	(330,480)	$10.85	(329,499)	$11.62
Forfeited	(251,357)	$12.83	(365,408)	$11.02
Converted to Rights to Receive	—	$—	(2,121,837)	$11.36

Non-vested, end of period	2,815,244	$11.35	—	$—

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

7. SHARE-BASED PAYMENTS (Continued)

        The following summarizes the Company's cash settlement awards granted during the year ended December 31, 2013:

					Share Appreciation Rights		Employee Stock Ownership Plan
			Restricted Share Units
	Rights to Receive
				Weighted Average Grant-Date Fair Value		Weighted Average Grant-Date Fair Value		Weighted Average Grant-Date Fair Value
	Units	Cash Value	Units		Units		Units
Outstanding, start of period	2,121,837	$12.50	991,415	$8.33	3,310,920	$3.21	—	$—
Granted	—	$—	189,300	$8.33	1,478,507	$2.69	214,552	$8.33
Vested or exercised	(785,130)	$12.50	(241,419)	$8.33	—	$—	—	$—
Cancelled and other	(95,443)	$12.50	(161,231)	$8.33	(443,833)	$3.75	(17,873)	$8.33

Outstanding, end of period	1,241,264		778,065		4,345,594		196,679

Exercisable, end of period					2,731,910
Aggregate intrinsic value of SARs exercisable					$—

        Additional information related to SARs outstanding at December 31, 2013 is as follows:

	SARs Outstanding			SARs Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted- Average Exercise Prices	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Prices
$8.33	572,100	9.0	$8.33	143,025	9.0	$8.33
$12.50	1,020,330	5.0	$12.50	1,017,705	—	$—
$12.51 - $20.00	2,753,164	5.7	$19.28	1,571,180	—	$—

	4,345,594	5.5	$13.82	2,731,910	9.0	$8.33

        The grant date fair value of each SAR is estimated using the Black-Scholes valuation model. Valuation models require the input of highly subjective assumptions, including the expected volatility of the price of the underlying stock. The Company's units have characteristics significantly different from those of traded units, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the valuations afforded by existing models are different from the value that the units would realize if traded in the market.

        The following assumptions were used to compute the grant date fair value of SARs at:

	December 31, 2012	December 31, 2013
Expected lives	1.0 - 6.5 years	0.5 - 6.0 years
Risk free interest rates	0.16% - 1.07%	0.10% - 2.10%
Estimated volatilities	45% - 60%	45% - 60%
Dividend yield	0.0%	0.0%

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

7. SHARE-BASED PAYMENTS (Continued)

        The Company calculated the expected life of units granted using the "simplified method" set forth in Staff Accounting Bulletin 107 (average of vesting period and term of the option). For deep out-of-the-money SARs where the derived service period is materially longer than the explicit service period, the requisite service period is based on the derived service period. The risk free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility was based on the historical volatility of public companies with characteristics similar to the Company for the past seven years.

        The Company measures its liability awards based on the award's fair value remeasured at each reporting date until the date of settlement. Compensation cost for each period until settlement is based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date). Changes in the fair value of a liability that occur after the end of the requisite service period are compensation cost of the period in which the changes occur. Any difference between the amount for which a liability award is settled and its fair value at the settlement date is an adjustment of compensation cost in the period of settlement.

        The following table summarizes Company's share-based compensation liability at (in thousands):

	December 31, 2012	December 31, 2013
Share-based compensation liability at beginning of period	$—	$20,865
Total share-based compensation costs	9,029	27,708
Payouts	—	(11,130)
APIC adjustment	11,836	—

Share-based compensation liability at end of period	20,865	37,444
Less: current share-based compensation liability	(10,424)	(20,723)

Long-term share-based compensation liability	$10,441	$16,721

        The following summarizes the composition of the share-based compensation liability at (in thousands):

	December 31, 2012			December 31, 2013
	Current Liability	Long Term Liability	Total Liability	Current Liability	Long Term Liability	Total Liability
Rights to receive	$9,719	$8,055	$17,774	$16,516	$—	$16,516
Restricted share units	705	—	705	3,067	1,953	5,020
Share appreciation rights	—	2,386	2,386	1,140	14,144	15,284
ESOP	—	—	—	—	624	624

Total share-based compensation liability	$10,424	$10,441	$20,865	$20,723	$16,721	$37,444

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

7. SHARE-BASED PAYMENTS (Continued)

        The Company recognized total share-based compensation costs as follows (in thousands):

	Years Ended December 31,
	2011	2012	2013
General and administrative expense	$9,720	$14,199	$25,206
Oil and natural gas production expense	1,080	1,350	3,255

Total share-based compensation costs	10,800	15,549	28,461

Less: share-based compensation costs capitalized	(4,053)	(4,152)	(5,902)

Share-based compensation expensed	$6,747	$11,397	$22,559

        As of December 31, 2013, there was $15.3 million of total unrecognized compensation cost, which is expected to be recognized over a period of 3.0 years.

8. FAIR VALUE MEASUREMENTS

        Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. The FASB has established a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

        The three levels of the fair value hierarchy are as follows:

          Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

          Level 2—Pricing inputs are other than quoted prices in active markets included in level 1, but are either directly or indirectly observable as of the reported date and for substantially the full term of the instrument. Inputs may include quoted prices for similar assets and liabilities. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

          Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value.

        Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value of assets and liabilities and their placement within the fair value hierarchy levels. The following

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

8. FAIR VALUE MEASUREMENTS (Continued)

table sets forth by level within the fair value hierarchy the Company's financial assets and liabilities that were accounted for at fair value as of December 31, 2013 (in thousands).

	Level 1	Level 2	Level 3	Fair Value as of December 31, 2013
Assets (Liabilities):
Commodity derivative contracts	$—	$340	$—	$340
Commodity derivative contracts	—	(24,065)	—	(24,065)
Share-based compensation	—	—	(20,928)	(20,928)

        The Company's commodity derivative instruments consist primarily of swaps, collars and option contracts for oil and natural gas. The Company values the derivative contracts using industry standard models, based on an income approach, which considers various assumptions including quoted forward prices and contractual prices for the underlying commodities, time value and volatility factors, as well as other relevant economic measures. Substantially all of the assumptions can be observed throughout the full term of the contracts, can be derived from observable data or are supportable by observable levels at which transactions are executed in the marketplace and are therefore designated as level 2 within the fair value hierarchy. The discount rates used in the assumptions include a component of non-performance risk. The Company utilizes the relevant counterparty valuations to assess the reasonableness of the calculated fair values.

        Share-based compensation.    The Company's current share-based compensation liability includes a liability for restricted share unit awards (RSUs), share appreciation rights (SARs) and employee stock ownership plan unit awards (ESOP). The fair value of DPC common stock is a significant input for determining the share-based compensation amounts and the liability amounts for these cash settled awards. DPC is a privately held entity for which there is no available market price or principal market for DPC common shares. Inputs for determining the fair market value of this instrument are unobservable and are therefore classified as Level 3 inputs. The Company utilizes various valuation methods for determining the fair market value of this instrument including a net asset value approach, a comparable company approach, a discounted cash flow approach and a transaction approach. The Company's estimate of the value of DPC shares is highly dependent on commodity prices, cost assumptions, discount rates, oil and natural gas proved reserves, overall market conditions and the identification of companies and transactions that are comparable to the Company's operations and reserve characteristics. While some inputs to the Company's calculation of fair value of DPC shares are from published sources, others, such as reserve values, the discount rate and expected future cash flows, are derived from the Company's own calculations and estimates. Significant changes in the unobservable inputs, summarized above, could result in a significantly different fair value estimate.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

8. FAIR VALUE MEASUREMENTS (Continued)

        The grant date fair value of each SAR is estimated using the Black-Scholes valuation model. The fair market value of DPC common shares is a significant input into the Black-Scholes valuation model. Valuation models require the input of highly subjective assumptions, including the expected volatility of the price of the underlying stock. DPC shares have characteristics significantly different from those of traded shares, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the valuations afforded by existing models are different from the value that the shares would realize if traded in the market.

        The following table summarizes the changes in fair value of financial assets (liabilities) designated as Level 3 in the valuation hierarchy (in thousands):

	Years Ended December 31,
	2012	2013
Fair value liability, beginning of period	$—	$(3,091)
Transfers into Level 3(1)	(3,091)	(16,534)
Transfers out of Level 3(2)	—	3,397
Change in fair value of Level 3	—	(4,700)

Fair value liability, end of period	$(3,091)	$(20,928)

(1)
The transfers into Level 3 liability during 2012 and 2013 relate to RSU, SAR and ESOP grants made by the Company to officers, directors and certain employees, and requisite service period expense.

(2)
The transfers out of Level 3 liability during 2013 relate to cash settlements of RSU grants, and forfeitures of RSU, SAR and ESOP grants as a result of employee terminations.

        Fair Value of Financial Instruments.    The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable and payable, derivatives (discussed above) and long-term debt. The carrying values of cash equivalents and accounts receivable and payable are representative of their fair values due to their short-term maturities. The carrying amount of Venoco's revolving credit facility approximated fair value because the interest rate of the facility is variable. The fair value of the second lien term loan facility, senior notes, secured notes and senior PIK toggle notes listed in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

8. FAIR VALUE MEASUREMENTS (Continued)

tables below were derived from available market data. This disclosure does not impact our financial position, results of operations or cash flows (in thousands).

	December 31, 2012		December 31, 2013
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Venoco:
Revolving credit agreement	$—	$—	$205,000	$205,000
Second lien term loan	308,960	322,088	—	—
11.50% senior notes	144,724	155,625	—	—
8.875% senior notes	500,000	468,625	500,000	490,000
Denver Parent Corporation:
Secured notes	60,000	60,000	—	—
12.25% / 13.00% senior PIK toggle notes	—	—	248,501	244,773

9. INCOME TAXES

        The Company accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Beginning with the 2012 calendar year, DPC files consolidated federal and state income tax returns including the operating results of Venoco. The income tax provisions for DPC and Venoco have been prepared on a separate return basis. DPC and Venoco did not have a current or deferred income tax provision in each of the years presented since each has a full valuation allowance against its net deferred tax assets in 2011, 2012 and 2013.

        As of December 31, 2013, DPC has net operating loss carryovers ("NOLs") as of December 31, 2013 of $502 million for federal income tax purposes and $462 million for financial reporting purposes, and Venoco has net operating loss carryovers as of December 31, 2013 of $457 million for federal income tax purposes and $417 million for financial reporting purposes. The difference between the federal income tax NOLs and the financial reporting NOLs of $40 million relates to tax deductions for compensation expense for financial reporting purposes for which the benefit will not be recognized until the related deductions reduce taxes payable. The net operating loss carryovers may be carried back two years and forward twenty years from the year the net operating loss was generated. The net operating losses may be used to offset taxable income through 2033.

        Venoco has incurred losses before income taxes in 2008, 2009, and 2012 as well as taxable losses in each of the tax years from 2008 through 2013. DPC has incurred losses before income taxes in 2008, 2009, 2012 and 2013 as well as taxable losses in each of the tax years from 2008 through 2013. These losses and expected future taxable losses were a key consideration that led Venoco and DPC to provide a full valuation allowance against its net deferred tax assets as of December 31, 2013, since it cannot conclude that it is more likely than not that its net deferred tax assets will be fully realized on future income tax returns.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

9. INCOME TAXES (Continued)

        The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. At each reporting period, management considers the scheduled reversal of deferred tax liabilities, available taxes in carryback periods, tax planning strategies and projected future taxable income in making this assessment. Future events or new evidence which may lead the Company to conclude that it is more likely than not that its net deferred tax assets will be realized include, but are not limited to, cumulative historical pre-tax earnings; consistent and sustained pre-tax earnings; sustained or continued improvements in oil and natural gas commodity prices; meaningful incremental oil production and proved reserves from the Company's development efforts at its Southern California legacy properties; consistent, meaningful production and proved reserves from the Company's onshore Monterey shale project; meaningful production and proved reserves from the CO2 project at the Hastings Complex; and taxable events resulting from one or more deleveraging transactions. The Company will continue to evaluate whether the valuation allowance is needed in future reporting periods.

        As long as the Company concludes that it will continue to have a need for a full valuation allowance against its net deferred tax assets, the Company likely will not have any income tax expense or benefit other than for federal alternative minimum tax expense, a release of a portion of the valuation allowance for net operating loss carryback claims or for state income taxes.

        A reconciliation of the income tax provision (benefit) computed by applying the federal statutory rate of 35% to the Company's income tax provision (benefit) is as follows (in thousands):

	Venoco, Inc.			Denver Parent Corporation
	Years Ended December 31,			Years Ended December 31,
	2011	2012	2013	2011	2012	2013
Income tax expense (benefit) at federal statutory rate	$21,810	$(16,305)	$5,012	$21,810	$(17,324)	$(9,954)
State income taxes	2,392	(1,787)	403	2,392	(1,898)	(801)
Going private transaction costs	—	2,195	—	—	2,195	—
Other	(1,200)	739	(378)	(1,200)	739	(435)
Valuation allowance	(23,002)	15,158	(5,037)	(23,002)	16,288	11,190

	$—	$—	$—	$—	$—	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

9. INCOME TAXES (Continued)

        The components of deferred tax assets and (liabilities) are as follows (in thousands):

	Venoco, Inc.		Denver Parent Corporation
	December 31, 2012	December 31, 2013	December 31, 2012	December 31, 2013
Deferred income tax assets:
Net operating losses	$140,131	$162,126	$141,261	$179,483
Unrealized commodity derivative losses	20,033	12,120	20,033	12,120
Accrued liabilities	1,371	830	1,371	830
Share-based compensation	5,221	14,159	5,221	14,159
Charitable contributions	2,369	2,238	2,369	2,238
Other current assets	309	487	309	487
Asset retirement obligations	16,823	14,439	16,823	14,439
Alternative minimum tax credits	10,585	10,585	10,585	10,585
Valuation allowance	(129,537)	(124,501)	(130,667)	(141,858)

	67,305	92,483	67,305	92,483
Deferred income tax liabilities:
Oil and gas properties	(65,769)	(90,969)	(65,769)	(90,969)
Prepaid expenses	(1,337)	(1,227)	(1,337)	(1,227)
Investments	(199)	(287)	(199)	(287)

	(67,305)	(92,483)	(67,305)	(92,483)

Net deferred income tax assets (liabilities)	$—	$—	$—	$—

        The Company's federal income tax returns for the 2003 through 2008 tax years have been examined by the U.S. Internal Revenue Service ("IRS") with minimal disallowed deductions resulting from the examinations. As part of that process with the IRS, the Company carried back NOLs to tax years 2003 through 2005, which resulted in federal tax refunds of $8.6 million. The 2009 through 2012 tax years remain open to examination by the IRS.

        During 2010, the California Franchise Tax Board ("FTB") completed an examination of the Company's 2003 and 2004 California income tax returns. No adjustments resulted from this examination other than adjustments related to the finalization of the federal examinations discussed above, which the Company had previously provided for in its liability for uncertain state tax positions. The 2007 through 2012 tax years remain open to examination by the various state jurisdictions.

        Due to the finalization of the 2003 through 2008 IRS examinations, the NOL carryback claims filed with the IRS and the finalization of the 2003 and 2004 FTB examinations, the Company believes that it has no liability for uncertain tax positions.

10. RELATED PARTY TRANSACTIONS

        In 2006, the Company paid a dividend consisting of 100% of its membership interest in 6267 Carpinteria Avenue, LLC ("6267 Carpinteria") to its then sole stockholder, a trust controlled by

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

10. RELATED PARTY TRANSACTIONS (Continued)

Timothy Marquez, the Company's then-Chairman and CEO. 6267 Carpinteria owns the office building and related land used by the Company in Carpinteria, California. The Company made lease payments to 6267 Carpinteria under a lease for the office building entered into prior to the dividend. In March 2013, the building was sold to an independent third party, and the lease terms were modified at closing under similar terms through 2023. The Company made minimum lease payments of approximately $1.2 million, $1.2 million and $0.2 million to 6267 Carpinteria in 2011, 2012 and 2013, respectively.

        The Company has entered into a non-exclusive aircraft sublease agreement with TimBer, LLC, a company owned by Mr. Marquez and his wife. The Company incurred costs related to the agreement of $1.2 million, $0.7 million and $0.7 million in 2011, 2012 and 2013, respectively.

        Mr. Edward O'Donnell was appointed the COO of the Company in January 2012 and CEO in August 2012. Per the employment agreement entered into in connection with Mr. O'Donnell's appointment, the Company agreed to purchase his residence in Santa Barbara County, California to facilitate his relocation from California to Denver, Colorado. In February 2012, the Company purchased Mr. O'Donnell's residence for the appraised value of $1.6 million. In December 2012, the Company sold the residence for $1.1 million and recognized a $0.5 million loss on sale of the asset.

11. COMMITMENTS

        Leases—The Company has entered into lease agreements for office space, an office building, and a parcel of land adjacent to the Ellwood pier used for pier access. As of December 31, 2013, future minimum lease payments under operating leases that have initial or remaining non-cancelable terms in excess of one year are $1.9 million in 2014, $2.2 million in 2015, $2.3 million in 2016, $2.3 million in 2017, $2.6 million in 2018 and $11.4 million thereafter. Net rent expense incurred for office space and the office building was $2.3 million, $2.3 million and $2.0 million in 2011, 2012 and 2013, respectively.

12. CONTINGENCIES

        In the ordinary course of our business we are named from time to time as a defendant in various legal proceedings. We maintain liability insurance and believe that our coverage is reasonable in view of the legal risks to which our business is subject.

        Beverly Hills Litigation—Between June 2003 and April 2005, six lawsuits were filed against Venoco, certain other energy companies, the City of Beverly Hills (the "City") and the Beverly Hills Unified School District in Los Angeles County Superior Court by persons who attended Beverly Hills High School or who were or are citizens of Beverly Hills/Century City or visitors to that area during the time period running from the 1930s to 2005 (the "Beverly Hills Lawsuits"). Plaintiffs alleged that exposure to substances in the air, soil and water that originated from either oil-field or other operations in the area were the cause of their cancers and other maladies. In July 2012 Venoco entered into a settlement agreement, for an immaterial amount, pursuant to which all pending cases against it were dismissed with prejudice.

        The City and its insurance companies have made claims for indemnity against Venoco and others related to costs incurred by the City in defending itself against the Beverly Hills Lawsuits, which Venoco and the other defendants are disputing. Venoco believes that these claims for indemnity are

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

12. CONTINGENCIES (Continued)

without merit. Based on information known to Venoco, it does not believe that it is probable that the indemnity claims will result in a material judgment against it. Therefore, no liability has been accrued.

        Delaware Litigation—In August 2011, Timothy Marquez, the then-Chairman and CEO of Venoco, submitted a nonbinding proposal to the board of directors of Venoco to acquire all of the shares of Venoco he did not beneficially own for $12.50 per share in cash (the "Marquez Proposal"). As a result of that proposal, three lawsuits were filed in the Delaware Court of Chancery in September 2011 against Venoco and each of its directors by shareholders alleging that Venoco and its directors had breached their fiduciary duties to the shareholders in connection with the Marquez Proposal. On January 16, 2012, Venoco entered into a Merger Agreement with Mr. Marquez and certain of his affiliates pursuant to which Venoco, Mr. Marquez and his affiliates would effect the going private transaction. Following announcement of the Merger Agreement, five additional suits were filed in Delaware (three in January and two in February) and three suits were filed in federal court in Colorado (two in January and one in February) naming as defendants Venoco and each of its directors. In March 2013 the plaintiffs in Delaware filed a consolidated amended class action complaint in which they requested that the court determine among other things that (i) the merger consideration is inadequate and the Merger Agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable and (ii) the merger should be rescinded or in the alternative, the class should be awarded damages to compensate them for the loss as a result of the breach of fiduciary duties by the defendants. The Colorado actions have been administratively closed pending resolution of the Delaware case. Venoco has reviewed the allegations contained in the amended complaint and believes they are without merit. Trial in this matter is expected to occur in 2015.

        Denbury Arbitration—In January 2013 Venoco and its wholly owned subsidiary, TexCal Energy South Texas, L.P. ("TexCal"), notified Denbury through its subsidiary Denbury Onshore, LLC that it was invoking the arbitration provisions contained in contracts between TexCal and Denbury pursuant to which TexCal conveyed its interest in the Hastings Complex to Denbury and retained a reversionary interest. Denbury is obligated to convey the reversionary interest to TexCal at "payout," as defined in the contracts. The dispute involves the calculation of the cost of CO2 delivered to the Hastings Complex which is used in Denbury's enhanced oil recovery operations. Venoco believes that Denbury has materially overcharged the payout account for the cost of CO2 and the cost of transporting it to the Hastings Complex. In December 2013 a three member arbitration panel ruled unanimously that Venoco's interpretation of the contracts was correct. In January 2014, Denbury requested that the arbitration panel modify its decision in a way that could increase the cost of CO2 delivered to the Hastings Complex. In March 2014, the arbitration panel affirmed its decision consistent with Venoco's position. In late March 2014 Denbury filed a petition in Harris County Texas District Court to modify and vacate the arbitration award. Venoco believes the petition is without merit. It will be vigorously contested.

        State Lands Commission Royalty Litigation—In November 2011, the California State Lands Commission (the "SLC") filed suit against Venoco alleging that Venoco underpaid royalties on oil and gas produced from the South Ellwood field in California for the period from August 1, 1997 through May 2011 by approximately $9.5 million. The principal issues in dispute were (i) the oil price on which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

12. CONTINGENCIES (Continued)

royalties should be calculated and (ii) whether Venoco is entitled to consider the cost of transporting oil from the South Ellwood field to the point of sale in calculating the market price of oil at the wellhead.

        In August 2013 Venoco and the SLC entered into a definitive settlement agreement pursuant to which (i) the SLC agreed with the Company's methodology for calculating royalties on oil and gas production from the South Ellwood field and (ii) the parties agreed that all royalty payments made through February 2013 were correct. The litigation between the parties has been dismissed with prejudice without liability to Venoco.

        Other—In addition, the Company is a party from time to time to other claims and legal actions that arise in the ordinary course of business. The Company believes that the ultimate impact, if any, of these other claims and legal actions will not have a material effect on its consolidated financial position, results of operations or liquidity.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following is a summary of the unaudited financial data for each quarter for the years ended December 31, 2012 and 2013 (in thousands):

	Venoco, Inc.				Denver Parent Corporation
	Three Months Ended				Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Year Ended December 31, 2012:
Revenues	$85,363	$82,499	$96,698	$91,956	$85,363	$82,499	$96,698	$91,956
Income (loss) from operations	18,880	24,315	36,127	22,715	18,880	24,315	36,127	22,715
Net income (loss)	(27,938)	14,546	(30,057)	(3,138)	(27,938)	14,546	(30,057)	(6,049)

	Venoco, Inc.				Denver Parent Corporation
	Three Months Ended				Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Year Ended December 31, 2013:
Revenues	$87,263	$82,359	$80,945	$66,935	$87,263	$82,359	$80,945	$66,935
Income (loss) from operations	40,364	39,597	44,589	9,744	40,364	39,467	44,558	9,644
Net income (loss)	(4,243)	41,241	(2,911)	(19,768)	(9,445)	37,797	(28,584)	(28,208)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

14. SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

        The following information concerning the Company's natural gas and oil operations has been provided pursuant to the FASB guidance regarding Oil and Gas Reserve Estimation and Disclosures. At December 31, 2013, the Company's oil and natural gas producing activities were conducted onshore within the continental United States and offshore in federal and state waters off the coast of California. The evaluations of the oil and natural gas reserves at December 31, 2011, 2012 and 2013 were prepared by DeGolyer and MacNaughton, independent petroleum reserve engineers.

Capitalized Costs of Oil and Natural Gas Properties

	As of December 31,
	2011	2012	2013
	(in thousands)
Unevaluated properties(1)	$52,021	$16,165	$12,939
Properties subject to amortization	1,971,499	1,927,259	1,991,644

Total capitalized costs	2,023,520	1,943,424	2,004,583
Accumulated depletion(2)	(1,229,264)	(1,311,898)	(1,357,927)

Net capitalized costs	$794,256	$631,526	$646,656

(1)
Unevaluated costs represent leasehold and seismic costs which the Company excludes from the amortization base until proved reserves are established or impairment is determined. The Company estimates that the remaining costs will be evaluated within three years.

(2)
Depletion expense for the years ended December 31, 2011, 2012 and 2013 was $81.6 million, $82.6 million and $46.0 million, respectively ($12.69, $13.02 and $13.27, respectively, per equivalent barrel of oil).

Capitalized Costs Incurred

        Costs incurred for oil and natural gas exploration, development and acquisition are summarized below. Costs incurred during the years ended December 31, 2011, 2012 and 2013 include capitalized general and administrative costs related to acquisition, exploration and development of natural gas and oil properties of $27.0 million, $27.5 million and $23.0 million, respectively. Costs incurred also include asset retirement costs of $(7.8) million, $1.1 million and $0.5 million recorded during the years ended December 31, 2011, 2012 and 2013, respectively.

	Years Ended December 31,
	2011	2012	2013
	(in thousands)
Property acquisition and leasehold costs:
Unevaluated property	$17,772	$8,693	$748
Proved property	1,636	401	172
Exploration costs	131,394	43,585	41,588
Development costs	96,176	166,579	54,525

Total costs incurred	$246,978	$219,258	$97,033

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

14. SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) (Continued)

Estimated Net Quantities of Natural Gas and Oil Reserves

        The following table sets forth the Company's net proved reserves, including changes, proved developed reserves and proved undeveloped reserves (all within the United States) at the end of each of the three years in the periods ended December 31, 2011, 2012 and 2013.

	Crude Oil, Liquids and Condensate (MBbls)(4)			Natural Gas (MMcf)
	2011(1)	2012(2)	2013(3)	2011(1)	2012(2)	2013(3)
Beginning of the year reserves	42,571	47,413	50,435	255,163	290,824	10,850
Revisions of previous estimates(6)	5,857	(2,874)	(1,232)	(30,047)	(9,074)	2,149
Extensions and discoveries(5)	1,426	9,948	4,750	89,231	—	1,832
Purchases of reserves in place	—	—	—	400	—	—
Production	(2,441)	(2,940)	(3,179)	(23,923)	(20,430)	(1,115)
Sales of reserves in place(7)	—	(1,112)	—	—	(250,470)	—

End of year reserves	47,413	50,435	50,774	290,824	10,850	13,716

Proved developed reserves:
Beginning of year	22,270	25,131	35,115	122,928	141,806	7,255
End of year	25,131	35,115	34,508	141,806	7,255	10,394
Proved undeveloped reserves:
Beginning of year	20,301	22,282	15,320	132,235	149,018	3,595
End of year	22,282	15,320	16,266	149,018	3,595	3,322

(1)
Unescalated twelve month arithmetic average of the first day of the month posted prices of $96.19 per Bbl for oil and natural gas liquids and $4.12 per MMBtu for natural gas were adjusted for quality, energy content, transportation fees and regional price differentials to arrive at realized prices of $99.62 per Bbl for oil, $68.40 per Bbl for natural gas liquids and $4.05 per Mcf for natural gas, which were used in the determination of proved reserves at December 31, 2011.

(2)
Unescalated twelve month arithmetic average of the first day of the month posted prices of $94.71 per Bbl for oil and natural gas liquids and $2.76 per MMBtu for natural gas were adjusted as in note (1) above to arrive at realized prices of $101.39 per Bbl for oil, $55.15 per Bbl for natural gas liquids and $3.41 per Mcf for natural gas, which were used in the determination of proved reserves at December 31, 2012.

(3)
Unescalated twelve month arithmetic average of the first day of the month posted prices of $96.78 per Bbl for oil and natural gas liquids and $3.67 per MMBtu for natural gas were adjusted as in note (1) above to arrive at realized prices of $98.37 per Bbl for oil, $79.04 per Bbl for natural gas liquids and $4.41 per Mcf for natural gas, which were used in the determination of proved reserves at December 31, 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

14. SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) (Continued)

(4)
Natural gas liquids reserves represent a minimal percentage of our total reserves (approximately 3.1%, 2.3% and 3.4% at December 31, 2011, 2012 and 2013, respectively), therefore natural gas liquids are not presented separately but rather are included with oil volumes.

(5)
Extensions for the years ended December 31, 2011 include 89,031 MMcf resulting from the Company's infill program in the Sacramento Basin. Extensions for the year ended December 31, 2012 represent results from the Hastings Complex's response to the CO2 project. Extensions for the year ended December 31, 2013 represent results from the drilling at the South Ellwood field of the Coil Oil Point well and the addition of reserves for two additional undeveloped locations.

(6)
Revisions of previous estimates in 2011 for crude oil, liquids and condensate increased reserves by 5,857 MBbls due to the extension of the estimated life of the South Ellwood field as a result of the approval and completion of the onshore pipeline, which was partially offset by loss of reserves due to less than expected drilling results and performance, primarily at West Montalvo. Natural gas revisions in 2011 reduced reserves by 30,047 MMcf due to the removal of PUDs not drilled within five years at the Sacramento Basin fields, which were partially offset by the addition of behind pipe reserves supported by positive operating results in the Sacramento Basin fields. Natural gas revisions in 2013 increased reserves by 2,149 MMcf due to better than expected production results at the South Ellwood and West Montalvo fields.

(7)
Sales of reserves in place reduced natural gas reserves in 2012 by 250,470 MMcf as a result of the sale of our Sacramento Basin natural gas fields.

        Uncertainties with respect to future acquisition and development of reserves include (i) the success of development programs, including potential changes to the Company's drilling schedule based on ongoing operational results, (ii) the ability to obtain permits from relevant regulatory bodies to pursue development projects, (iii) changes in commodity prices, and (iv) the availability of sufficient cash flow from operations or external financing to fund the capital expenditure program. In addition, the Company has 10.9 million barrels of oil equivalent proved reserves related to its reversionary interest in the Hastings Complex CO2 project, which will be subject to a significant degree of variability until Denbury has recovered all of its costs as defined in the agreement and the Company is able to back in to a 22.45% working interest. The amount of reserves and resulting production necessary for Denbury to recover its costs will be determined in large part by such factors as the existing commodity price and operating cost environment.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

        The following summarizes the policies used in the preparation of the accompanying oil and natural gas reserve disclosures, standardized measures of discounted future net cash flows from proved oil and natural gas reserves and the reconciliations of standardized measures from year to year. The information disclosed, as prescribed by the Oil and Gas Reserve Estimation and Disclosure guidance issued by the FASB, is an attempt to present the information in a manner comparable with industry peers.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

14. SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) (Continued)

        The information is based on estimates of proved reserves attributable to the Company's interest in oil and natural gas properties as of December 31 of the years presented. These estimates were prepared by independent petroleum reserve engineers. Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

        The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows:

          (1)   Estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on year-end economic conditions.

          (2)   The estimated future cash flows are compiled by applying the twelve month average of the first of the month prices of crude oil and natural gas relating to the Company's proved reserves to the year-end quantities of those reserves as of December 31, 2011, 2012 and 2013.

          (3)   The future cash flows are reduced by estimated production costs, costs to develop and produce the proved reserves and abandonment costs, all based on year-end economic conditions.

          (4)   Future income tax expenses are based on year-end statutory tax rates giving effect to the remaining tax basis in the oil and natural gas properties, other deductions, credits and allowances relating to the Company's proved oil and natural gas reserves.

          (5)   Future net cash flows are discounted to present value by applying a discount rate of 10%.

        The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the Company's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

14. SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) (Continued)

        The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows and does not include cash flows associated with hedges outstanding at each of the respective reporting dates.

	As of December 31,
	2011	2012	2013
	(in thousands)
Future cash inflows	$5,810,038	$5,095,158	$5,020,925
Future production costs	(1,673,857)	(1,921,339)	(1,829,168)
Future development and abandonment costs	(672,072)	(218,647)	(271,746)
Future income taxes	(946,166)	(829,909)	(775,850)

Future net cash flows	2,517,943	2,125,263	2,144,161
10% annual discount for estimated timing of cash flows	(1,153,797)	(967,811)	(990,444)

Standardized measure of discounted future net cash flows	$1,364,146	$1,157,452	$1,153,717

        The following table summarizes changes in the standardized measure of discounted future net cash flows.

	Years Ended December 31,
	2011	2012	2013
	(in thousands)
Beginning of the year	$902,901	$1,364,146	$1,157,452
Changes in prices and production costs	473,194	(115,253)	(14,656)
Revisions of previous quantity estimates	19,096	(136,159)	(26,234)
Changes in future development costs	84,061	(18,150)	(33,958)
Development costs incurred during the period	28,771	99,217	31,485
Extensions, discoveries and improved recovery, net of related costs	258,317	171,849	109,868
Sales of oil and natural gas, net of production costs	(213,599)	(243,131)	(232,472)
Accretion of discount	112,718	177,456	145,483
Net change in income taxes	(216,559)	90,074	48,095
Sale of reserves in place	—	(193,964)	—
Purchases of reserves in place	378	—	—
Production timing and other	(85,132)	(38,633)	(31,346)

End of year	$1,364,146	$1,157,452	$1,153,717

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

15. GUARANTOR FINANCIAL INFORMATION

        All subsidiaries of Venoco other than Ellwood Pipeline Inc. ("Guarantors") have fully and unconditionally guaranteed, on a joint and several basis, Venoco's obligations under its 8.875% senior notes. Ellwood Pipeline, Inc. is not a Guarantor (the "Non-Guarantor Subsidiary"). The condensed consolidating financial information for prior periods has been revised to reflect the guarantor and non-guarantor status of the Company's subsidiaries as of December 31, 2013. All Guarantors are 100% owned by the Company. Presented below are the Company's condensed consolidating balance sheets, statements of operations and statements of cash flows as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934. There are currently no guarantors of DPC's 12.25% / 13.00% senior PIK toggle notes.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

15. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

AT DECEMBER 31, 2012
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$53,818	$—	$—	$—	$53,818
Accounts receivable	109,308	99	(1,051)	—	108,356
Inventories	5,101	—	—	—	5,101
Other current assets	4,448	—	—	—	4,448
Commodity derivatives	153	—	—	—	153

TOTAL CURRENT ASSETS	172,828	99	(1,051)	—	171,876

PROPERTY, PLANT & EQUIPMENT, NET	812,723	(184,155)	20,034	—	648,602
INVESTMENTS IN AFFILIATES	541,141	—	—	(541,141)	—
OTHER	25,543	60	—	—	25,603

TOTAL ASSETS	$1,552,235	$(183,996)	$18,983	$(541,141)	$846,081

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$57,315	$—	$—	$—	$57,315
Interest payable	27,862	—	—	—	27,862
Current maturities of long-term debt	104,494	—	—	—	104,494
Commodity and interest derivatives	20,607	—	—	—	20,607
Share-based compensation	10,424	—	—	—	10,424

TOTAL CURRENT LIABILITIES:	220,702	—	—	—	220,702

LONG-TERM DEBT	849,190	—	—	—	849,190
COMMODITY AND INTEREST DERIVATIVES	20,287	—	—	—	20,287
ASSET RETIREMENT OBLIGATIONS	39,003	1,407	709	—	41,119
SHARE-BASED COMPENSATION	10,441	—	—	—	10,441
INTERCOMPANY PAYABLES (RECEIVABLES)	708,270	(653,163)	(55,107)	—	—

TOTAL LIABILITIES	1,847,893	(651,756)	(54,398)	—	1,141,739

TOTAL STOCKHOLDERS' EQUITY	(295,658)	467,760	73,381	(541,141)	(295,658)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,552,235	$(183,996)	$18,983	$(541,141)	$846,081

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

15. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

AT DECEMBER 31, 2013
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$828	$—	$—	$—	$828
Accounts receivable	22,593	113	1,031	—	23,737
Inventories	5,166	—	—	—	5,166
Other current assets	4,587	—	—	—	4,587
Commodity derivatives	340	—	—	—	340

TOTAL CURRENT ASSETS	33,514	113	1,031	—	34,658

PROPERTY, PLANT & EQUIPMENT, NET	827,796	(184,250)	19,083	—	662,629
INVESTMENTS IN AFFILIATES	558,630	—	—	(558,630)	—
OTHER	17,509	60	—	—	17,569

TOTAL ASSETS	1,437,449	(184,077)	20,114	(558,630)	714,856

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	32,966	—	—	—	32,966
Interest payable	17,408	—	—	—	17,408
Current maturities of long-term debt	—	—	—	—	—
Commodity and interest derivatives	13,464	—	—	—	13,464
Share-based compensation	20,723	—	—	—	20,723

TOTAL CURRENT LIABILITIES:	84,561	—	—	—	84,561

LONG-TERM DEBT	705,000	—	—	—	705,000
COMMODITY AND INTEREST DERIVATIVES	10,601	—	—	—	10,601
ASSET RETIREMENT OBLIGATIONS	33,707	1,525	750	—	35,982
SHARE-BASED COMPENSATION	16,721	—	—	—	16,721
INTERCOMPANY PAYABLES (RECEIVABLES)	724,832	(654,209)	(70,659)	36	—

TOTAL LIABILITIES	1,575,422	(652,684)	(69,909)	36	852,865

TOTAL STOCKHOLDERS' EQUITY	(137,973)	468,607	90,023	(558,666)	(138,009)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,437,449	$(184,077)	$20,114	$(558,630)	$714,856

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

15. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
REVENUES:
Oil and natural gas sales	$321,813	$1,610	$—	$—	$323,423
Other	4,963	56	4,560	(4,224)	5,355

Total revenues	326,776	1,666	4,560	(4,224)	328,778

EXPENSES:
Lease operating expense	92,402	54	1,644	—	94,100
Production and property taxes	6,581	(336)	131	—	6,376
Transportation expense	13,220	—	—	(3,872)	9,348
Depletion, depreciation and amortization	86,069	104	(356)	—	85,817
Accretion of asset retirement obligations	6,231	129	63	—	6,423
General and administrative, net of amounts capitalized	39,069	1	468	(352)	39,186

Total expenses	243,572	(48)	1,950	(4,224)	241,250

Income from operations	83,204	1,714	2,610	—	87,528

FINANCING COSTS AND OTHER:
Interest expense, net	65,324	—	(4,211)	—	61,113
Amortization of deferred loan costs	2,310	—	—	—	2,310
Interest rate derivative losses, net	1,083	—	—	—	1,083
Loss on extinguishment of debt	1,357	—	—	—	1,357
Commodity derivative losses (gains), net	(40,649)	—	—	—	(40,649)

Total financing costs and other	29,425	—	(4,211)	—	25,214

Equity in subsidiary income	5,292	—	—	(5,292)	—

Income (loss) before income taxes	59,071	1,714	6,821	(5,292)	62,314
Income tax provision (benefit)	(3,243)	651	2,592	—	—

Net income (loss)	$62,314	$1,063	$4,229	$(5,292)	$62,314

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

15. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
REVENUES:
Oil and natural gas sales	$349,039	$1,387	$—	$—	$350,426
Other	4,110	18	10,336	(8,374)	6,090

Total revenues	353,149	1,405	10,336	(8,374)	356,516

EXPENSES:
Lease operating expense	89,710	45	2,133	—	91,888
Production and property taxes	9,401	16	271	—	9,688
Transportation expense	13,188	6	—	(8,025)	5,169
Depletion, depreciation and amortization	85,868	104	808	—	86,780
Accretion of asset retirement obligations	5,610	120	38	—	5,768
General and administrative, net of amounts capitalized	55,038	2	495	(349)	55,186

Total expenses	258,815	293	3,745	(8,374)	254,479

Income from operations	94,334	1,112	6,591	—	102,037

FINANCING COSTS AND OTHER:
Interest expense, net	75,343	—	(3,944)	—	71,399
Amortization of deferred loan costs	2,756	—	—	—	2,756
Loss on extinguishment of debt	1,520	—	—	—	1,520
Commodity derivative losses (gains), net	72,949	—	—	—	72,949

Total financing costs and other	152,568	—	(3,944)	—	148,624

Equity in subsidiary income	7,221	—	—	(7,221)	—

Income (loss) before income taxes	(51,013)	1,112	10,535	(7,221)	(46,587)
Income tax provision (benefit)	(4,426)	422	4,004	—	—

Net income (loss)	$(46,587)	$690	$6,531	$(7,221)	$(46,587)

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

15. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
REVENUES:
Oil and natural gas sales	$312,140	$1,233	$—	$—	$313,373
Other	1,259	—	16,073	(13,203)	4,129

Total revenues	313,399	1,233	16,073	(13,203)	317,502

EXPENSES:
Lease operating expense	75,144	50	2,592	—	77,786
Production and property taxes	3,216	100	205	—	3,521
Transportation expense	13,001	12	—	(12,832)	181
Depletion, depreciation and amortization	47,939	105	796	—	48,840
Accretion of asset retirement obligations	2,319	117	41	—	2,477
General and administrative, net of amounts capitalized	50,248	1	525	(371)	50,403

Total expenses	191,867	385	4,159	(13,203)	183,208

Income from operations	121,532	848	11,914	—	134,294
FINANCING COSTS AND OTHER:
Interest expense, net	69,841	—	(4,727)	—	65,114
Amortization of deferred loan costs	3,705	—	—	—	3,705
Loss on extinguishment of debt	38,549	—	—	—	38,549
Commodity derivative losses (gains), net	12,607	—	—	—	12,607

Total financing costs and other	124,702	—	(4,727)	—	119,975

Equity in subsidiary income	10,843	—	—	(10,843)	—

Income (loss) before income taxes	7,673	848	16,641	(10,843)	14,319
Income tax provision (benefit)	(6,646)	322	6,324	—	—

Net income (loss)	$14,319	$526	$10,317	$(10,843)	$14,319

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

15. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2011
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$117,075	$1,882	$6,539	$—	$125,496
CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for oil and natural gas properties	(236,022)	66	(8,601)	—	(244,557)
Acquisitions of oil and natural gas properties	(253)	—	—	—	(253)
Expenditures for property and equipment and other	(1,671)	—	—	—	(1,671)

Net cash provided by (used in) investing activities	(237,946)	66	(8,601)	—	(246,481)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (repayments of) intercompany borrowings	(114)	(1,948)	2,062	—	—
Proceeds from long-term debt	588,000	—	—	—	588,000
Principal payments on long-term debt	(535,311)	—	—	—	(535,311)
Payments for deferred loan costs	(12,669)	—	—	—	(12,669)
Proceeds from issuance of common stock	82,800	—	—	—	82,800
Stock issuance costs	(629)	—	—	—	(629)
Proceeds from stock incentive plans and other	1,935	—	—	—	1,935

Net cash provided by (used in) financing activities	124,012	(1,948)	2,062	—	124,126

Net increase (decrease) in cash and cash equivalents	3,141	—	—	—	3,141
Cash and cash equivalents, beginning of period	5,024	—	—	—	5,024

Cash and cash equivalents, end of period	$8,165	$—	$—	$—	$8,165

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

15. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2012
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$149,613	$1,374	$12,820	$—	$163,807
CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for oil and natural gas properties	(230,071)	59	6,176	—	(223,836)
Acquisitions of oil and natural gas properties	(179)	—	—	—	(179)
Expenditures for property and equipment and other	(4,081)	—	(137)	—	(4,218)
Proceeds from sale of oil and natural gas properties	171,603	—	—	—	171,603

Net cash provided by (used in) investing activities	(62,728)	59	6,039	—	(56,630)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (repayments of) intercompany borrowings	20,292	(1,433)	(18,859)	—	—
Proceeds from long-term debt	609,700	—	—	—	609,700
Principal payments on long-term debt	(344,000)	—	—	—	(344,000)
Payments for deferred loan costs	(10,442)	—	—	—	(10,442)
Proceeds from stock incentive plans and other	133	—	—	—	133
Shares purchased in connection with going private transaction	(310,907)	—	—	—	(310,907)
Going private share repurchase costs	(1,366)	—	—	—	(1,366)
Payout of vested restricted shares and in-the-money stock options after the going private transaction	(1,972)	—	—	—	(1,972)
Dividend paid to Denver Parent Corporation	(2,670)	—	—	—	(2,670)

Net cash provided by (used in) financing activities	(41,232)	(1,433)	(18,859)	—	(61,524)

Net increase (decrease) in cash and cash equivalents	45,653	—	—	—	45,653
Cash and cash equivalents, beginning of period	8,165	—	—	—	8,165

Cash and cash equivalents, end of period	$53,818	$—	$—	$—	$53,818

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2011, 2012 AND 2013

15. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2013
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$71,587	$1,095	$16,835	$—	$89,517
CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for oil and natural gas properties	(101,845)	10	(160)	—	(101,995)
Acquisitions of oil and natural gas properties	(45)	—	—	—	(45)
Expenditures for property and equipment and other	(2,490)	—	—	—	(2,490)
Proceeds from sale of oil and natural gas properties	101,077	—	—	—	101,077

Net cash provided by (used in) investing activities	(3,303)	10	(160)	—	(3,453)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (repayments of) intercompany borrowings	17,780	(1,105)	(16,675)	—	—
Proceeds from long-term debt	456,900	—	—	—	456,900
Principal payments on long-term debt	(716,900)	—	—	—	(716,900)
Payments for deferred loan costs	(1,260)	—	—	—	(1,260)
Premium to retire debt	(20,370)	—	—	—	(20,370)
Going private share repurchase costs	(9)	—	—	—	(9)
Dividend paid to Denver Parent Corporation	(15,800)	—	—	—	(15,800)
DPC capital contribution	158,385	—	—	—	158,385

Net cash provided by (used in) financing activities	(121,274)	(1,105)	(16,675)	—	(139,054)

Net increase (decrease) in cash and cash equivalents	(52,990)	—	—	—	(52,990)
Cash and cash equivalents, beginning of period	53,818	—	—	—	53,818

Cash and cash equivalents, end of period	$828	$—	$—	$—	$828

PART I—FINANCIAL INFORMATION

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share amounts)

	Venoco, Inc.		Denver Parent Corporation
	December 31, 2013	March 31, 2014	December 31, 2013	March 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$828	$16,822	$17,336	$21,420
Accounts receivable	23,737	18,712	23,780	18,609
Inventories	5,166	4,735	5,166	4,735
Other current assets	4,587	3,428	4,595	3,477
Commodity derivatives	340	523	340	523

Total current assets	34,658	44,220	51,217	48,764

PROPERTY, PLANT AND EQUIPMENT, AT COST:
Oil and gas properties, full cost method of accounting
Proved	1,991,644	2,017,980	1,991,644	2,017,980
Unproved	12,939	12,415	12,939	12,415
Accumulated depletion	(1,357,927)	(1,368,520)	(1,357,927)	(1,368,520)

Net oil and gas properties	646,656	661,875	646,656	661,875
Other property and equipment, net of accumulated depreciation and amortization of $14,859 and $15,441 at December 31, 2013 and March 31, 2014, respectively	15,973	15,511	15,973	15,511

Net property, plant and equipment	662,629	677,386	662,629	677,386

OTHER ASSETS:
Deferred loan costs	11,742	10,958	17,046	16,046
Other	5,827	5,611	5,827	5,611

Total other assets	17,569	16,569	22,873	21,657

TOTAL ASSETS	$714,856	$738,175	$736,719	$747,807

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$32,966	$36,161	$33,017	$36,193
Interest payable	17,408	6,026	29,133	6,989
Commodity derivatives	13,464	10,135	13,464	10,135
Share-based compensation	20,723	5,263	20,723	5,263

Total current liabilities	84,561	57,585	96,337	58,580

LONG-TERM DEBT	705,000	747,000	953,501	998,827
COMMODITY DERIVATIVES	10,601	8,493	10,601	8,493
ASSET RETIREMENT OBLIGATIONS	35,982	37,627	35,982	37,627
SHARE-BASED COMPENSATION	16,721	18,231	16,721	18,231

Total liabilities	852,865	868,936	1,113,142	1,121,758

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value (200,000,000 shares authorized for Venoco and DPC; 29,936,378 Venoco shares issued and outstanding at December 31, 2013 and March 31, 2014; 30,150,933 DPC shares issued and outstanding at December 31, 2013 and March 31, 2014)	299	299	301	301
Additional paid-in capital	283,488	285,088	72,272	73,872
Retained earnings (accumulated deficit)	(421,796)	(416,148)	(448,996)	(448,124)

Total stockholders' equity	(138,009)	(130,761)	(376,423)	(373,951)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$714,856	$738,175	$736,719	$747,807

See notes to condensed consolidated financial statements.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands)

	Venoco, Inc.		Denver Parent Corporation
	Three Months Ended March 31,		Three Months Ended March 31,
	2013	2014	2013	2014
REVENUES:
Oil and natural gas sales	$85,959	$62,538	$85,959	$62,538
Other	1,304	459	1,304	459

Total revenues	87,263	62,997	87,263	62,997
EXPENSES:
Lease operating expense	18,531	19,468	18,531	19,468
Property and production taxes	1,127	1,736	1,127	1,736
Transportation expense	38	57	38	57
Depletion, depreciation and amortization	11,572	11,176	11,572	11,176
Accretion of asset retirement obligations	656	667	656	667
General and administrative, net of amounts capitalized	14,975	8,662	14,975	8,916

Total expenses	46,899	41,766	46,899	42,020

Income from operations	40,364	21,231	40,364	20,977
FINANCING COSTS AND OTHER:
Interest expense, net	18,854	12,940	23,804	21,123
Amortization of deferred loan costs	1,113	833	1,365	1,077
Loss on extinguishment of debt	21,297	—	21,297	—
Commodity derivative losses (gains), net	3,343	(2,095)	3,343	(2,095)

Total financing costs and other	44,607	11,678	49,809	20,105

Income (loss) before income taxes	(4,243)	9,553	(9,445)	872
Income tax provision (benefit)	—	—	—	—

Net income (loss)	$(4,243)	$9,553	$(9,445)	$872

See notes to condensed consolidated financial statements.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(UNAUDITED)

(In thousands)

VENOCO, INC. AND SUBSIDIARIES

	Common Stock			Retained Earnings (Accumulated Deficit)
			Additional Paid-in Capital
	Shares	Amount			Total
BALANCE AT DECEMBER 31, 2013	29,936	$299	$283,488	$(421,796)	$(138,009)
Excess of share-based compensation expense recognized over payments made	—	—	1,600	—	1,600
Dividend to DPC	—	—	—	(3,905)	(3,905)
Net income (loss)	—	—	—	9,553	9,553

BALANCE AT MARCH 31, 2014	29,936	$299	$285,088	$(416,148)	$(130,761)

DENVER PARENT CORPORATION AND SUBSIDIARIES

	Common Stock			Retained Earnings (Accumulated Deficit)
			Additional Paid-in Capital
	Shares	Amount			Total
BALANCE AT DECEMBER 31, 2013	30,151	$301	$72,272	$(448,996)	$(376,423)
Excess of share-based compensation expense recognized over payments made	—	—	1,600	—	1,600
Net income (loss)	—	—	—	872	872

BALANCE AT MARCH 31, 2014	30,151	$301	$73,872	$(448,124)	$(373,951)

See notes to condensed consolidated financial statements.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Venoco, Inc.		Denver Parent Corporation
	Three Months Ended March 31,		Three Months Ended March 31,
	2013	2014	2013	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(4,243)	$9,553	$(9,445)	$872
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	11,572	11,176	11,572	11,176
Accretion of asset retirement obligations	656	667	656	667
Share-based compensation	—	1,600	—	1,600
Interest paid-in-kind	—	—	4,950	3,065
Amortization of deferred loan costs	1,113	833	1,365	1,077
Loss on extinguishment of debt	21,297	—	21,297	—
Amortization of bond discounts and other	360	—	360	261
Unrealized commodity derivative (gains) losses and amortization of premiums	(11,274)	(5,620)	(11,274)	(5,620)
Changes in operating assets and liabilities:
Accounts receivable	(825)	5,025	(825)	5,171
Inventories	(295)	431	(295)	431
Other current assets	609	1,123	609	1,058
Other assets	(1,217)	216	(1,265)	216
Accounts payable and accrued liabilities	(22,274)	(6,767)	(22,226)	(17,548)
Share-based compensation liabilities	(752)	(13,950)	(752)	(13,950)
Net premiums paid on derivative contracts	(1,494)	—	(1,494)	—

Net cash provided by (used in) operating activities	(6,767)	4,287	(6,767)	(11,524)

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for oil and natural gas properties	(28,574)	(26,182)	(28,574)	(26,182)
Acquisitions of oil and natural gas properties	(26)	(16)	(26)	(16)
Expenditures for other property and equipment	(1,631)	(177)	(1,631)	(177)
Proceeds from sale of oil and natural gas properties	91,372	—	91,372	—

Net cash provided by (used in) investing activities	61,141	(26,375)	61,141	(26,375)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	250,000	97,000	250,000	97,000
Principal payments on long-term debt	(347,000)	(55,000)	(347,000)	(55,000)
Premium for early retirement of debt	(9,450)	—	(9,450)	—
Payments for deferred loan costs	(1,090)	(13)	(1,090)	(17)
Going private share repurchase costs	(9)	—	(9)	—
Dividend to DPC	—	(3,905)	—	—

Net cash provided by (used in) financing activities	(107,549)	38,082	(107,549)	41,983

Net (decrease) increase in cash and cash equivalents	(53,175)	15,994	(53,175)	4,084
Cash and cash equivalents, beginning of period	53,818	828	54,318	17,336

Cash and cash equivalents, end of period	$643	$16,822	$1,143	$21,420

Supplemental Disclosure of Cash Flow Information—
Cash paid for interest	$32,211	$24,322	$32,211	$39,941
Cash paid (received) for income taxes	$—	$—	$—	$—
Supplemental Disclosure of Noncash Activities—
(Decrease) increase in accrued capital expenditures	$(8,227)	$80	$(8,227)	$80
Write off of deferred loan costs related to refinancing of notes	$5,961	$—	$5,961	$—

See notes to condensed consolidated financial statements.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

        Description of Operations    Denver Parent Corporation, a Delaware corporation ("DPC"), was formed in January 2012 for the purpose of acquiring all of the outstanding common stock of Venoco, Inc., a Delaware corporation ("Venoco"), in a transaction referred to as the "going private transaction". The going private transaction was completed in October 2012. DPC has no operations and no material assets other than 100% of the common stock of Venoco. Venoco is engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties with a focus on properties offshore and onshore in California.

        Basis of Presentation    In 2011, Venoco's board of directors received a proposal from its then-chairman and chief executive officer, Timothy Marquez, to acquire all of the outstanding shares of common stock of Venoco of which he was not the beneficial owner for $12.50 per share in cash. On October 3, 2012, Mr. Marquez and certain of his affiliates, including DPC, completed the going private transaction and acquired all of the outstanding stock of Venoco. As a result, Venoco's common stock is no longer publicly traded and Venoco is a wholly owned subsidiary of DPC. DPC is majority-owned and controlled by Mr. Marquez and his affiliates.

        This Quarterly Report on Form 10-Q is a combined report being filed by DPC and Venoco. Unless otherwise indicated or the context otherwise requires, (i) references to "DPC" refer only to DPC, (ii) references to the "Company," "we," "our" and "us" refer, for periods following the going private transaction, to DPC and its subsidiaries, including Venoco and its subsidiaries, and for periods prior to the going private transaction, to Venoco and its subsidiaries and (iii) references to "Venoco" refer to Venoco and its subsidiaries. Each registrant included herein is filing on its own behalf all of the information contained in this report that pertains to such registrant. When appropriate, disclosures specific to DPC and Venoco are identified as such. Each registrant included herein is not filing any information that does not relate to such registrant, and therefore makes no representation as to any such information. Where the information provided is substantially the same for both companies, such information has been combined. Where information is not substantially the same for both companies, we have provided separate information. In addition, separate financial statements for each company are included in this report.

        The unaudited condensed consolidated financial statements include the accounts of DPC and its subsidiaries, and Venoco and its subsidiaries. All such subsidiaries are wholly owned. The financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial reporting. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, all material adjustments considered necessary for a fair presentation of the Company's interim results have been reflected. All such adjustments are considered to be of a normal recurring nature. The Company has evaluated subsequent events and transactions for matters that may require recognition or disclosure in the financial statements. The Annual Report on Form 10-K for the year ended December 31, 2013 for Venoco and DPC includes certain definitions and a summary of significant accounting policies and should be read in conjunction with this report. The results for interim periods are not necessarily indicative of annual results.

        In the course of preparing the condensed consolidated financial statements, management makes various assumptions, judgments and estimates to determine the reported amount of assets, liabilities, revenue and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

of future events and, accordingly, actual results could differ from amounts initially established. Significant areas requiring the use of assumptions, judgments and estimates include (1) oil and gas reserves; (2) cash flow estimates used in ceiling tests of oil and natural gas properties; (3) depreciation, depletion and amortization; (4) asset retirement obligations; (5) assigning fair value and allocating purchase price in connection with business combinations; (6) accrued revenue and related receivables; (7) valuation of commodity derivative instruments; (8) accrued liabilities; (9) valuation of share-based payments and (10) income taxes. Although management believes these estimates are reasonable, actual results could differ from these estimates.

        Liquidity    Venoco recently amended its revolving credit facility to include more favorable financial covenant requirements in future periods. The Company was in compliance with all debt covenants at March 31, 2014. However, the additional indebtedness that the Company incurred in connection with the going private transaction and the associated financial covenants in Venoco's revolving credit facility, which become more restrictive over time, has increased debt-related risks. These include risks that the Company may default on its obligations under its debt agreements, that its ability to replace reserves and maintain its production may be adversely affected by capital constraints and the financial covenants under its debt agreements and that the Company may be more vulnerable to adverse changes in commodity prices, operational risks and economic conditions. Due to various operational and commodity pricing risks, there can be no assurances that Venoco will remain in compliance with its debt to EBITDA covenant or other financial covenants in its debt agreements. If we are unable to comply with the covenants in our debt agreements, our creditors could elect to declare some or all of our debt to be immediately due and payable and the lenders under the revolving credit facility could elect to terminate their commitments and cease making further loans.

        Further, in late April 2014, Venoco experienced a failure of an electric submersible pump at one of its producing wells in the Sockeye field. This well produces approximately 250 BOE per day. In order to repair the well, we had to utilize personnel from Platform Holly in the South Ellwood field, who are part of the crew assigned to drill our Coal Oil Point well. As a result, we were forced to suspend drilling the Coal Oil Point well. The Sockeye well was repaired and returned to production on May 9th, and drilling operations resumed on the Coal Oil Point well on May 11 after an approximately 10 day suspension. As a result of these operational matters, Venoco's projected compliance with the debt to EBITDA covenant in its revolving credit facility is narrow, particularly at the end of the third quarter of 2014.

        Income Taxes    The Company computes its quarterly taxes under the effective tax rate method based on applying an anticipated annual effective rate to its year-to-date income or loss, except for discrete items. Income taxes for discrete items are computed and recorded in the period in which the specific transaction occurs.

        As of December 31, 2013, DPC and Venoco have net operating loss carryovers ("NOLs") for federal income tax purposes of $502 million and $457 million, respectively. DPC has incurred losses before income taxes in 2008, 2009, 2012 and 2013 as well as taxable losses in each of the tax years from 2008 through 2013. Venoco has incurred losses before income taxes in 2008, 2009, and 2012 as well as taxable losses in each of the tax years from 2008 through 2013. These losses and expected future taxable losses were a key consideration that led each of Venoco and DPC to provide a full valuation allowance against its net deferred tax assets as of December 31, 2013 and March 31, 2014, since it

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

cannot conclude that it is more likely than not that its net deferred tax assets will be fully realized on future income tax returns.

        The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. At each reporting period, management considers the scheduled reversal of deferred tax liabilities, available taxes in carryback periods, tax planning strategies and projected future taxable income in making this assessment. Future events or new evidence which may lead the Company to conclude that it is more likely than not that its net deferred tax assets will be realized include, but are not limited to, cumulative historical pre-tax earnings; consistent and sustained pre-tax earnings; sustained or continued improvements in oil prices; meaningful incremental oil production and proved reserves from the Company's development efforts at its Southern California legacy properties; consistent, meaningful production and proved reserves from the Company's onshore Monterey shale project; meaningful production and proved reserves from the CO2 project at the Hastings Complex; and taxable events resulting from one or more deleveraging transactions. The Company will continue to evaluate whether the valuation allowance is needed in future reporting periods.

        As long as the Company concludes that it will continue to have a need for a full valuation allowance against its net deferred tax assets, the Company likely will not have any income tax expense or benefit other than for federal alternative minimum tax expense, a release of a portion of the valuation allowance for net operating loss carryback claims or for state income taxes.

        Recently Issued Accounting Standards    In February 2013, the FASB issued Accounting Standards Update No. 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date ("ASU 2013-04"). The objective of ASU 2013-04 is to provide guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date. ASU 2013-04 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this standard will not have a significant impact on the Company's consolidated financial statements.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. LONG-TERM DEBT

        As of the dates indicated, the Company's long-term debt consisted of the following (in thousands):

	Venoco, Inc.		Denver Parent Corporation
	December 31, 2013	March 31, 2014	December 31, 2013	March 31, 2014
Revolving credit agreement due March 2016	$205,000	$247,000	$205,000	$247,000
8.875% senior notes due February 2019 (face value $500,000)	500,000	500,000	500,000	500,000
12.25% / 13.00% senior PIK toggle notes due August 2018	—	—	248,501	251,827

Total long-term debt	705,000	747,000	953,501	998,827
Less: current portion of long-term debt	—	—	—	—

Long-term debt, net of current portion	$705,000	$747,000	$953,501	$998,827

        The following summarizes the terms of the agreements governing the Company's debt outstanding as of March 31, 2014.

        Venoco Revolving Credit Facility.    Venoco is party to a fifth amended and restated credit agreement which governs its revolving credit facility. The credit facility has a maximum size of $500 million and a maturity date of March 31, 2016. The borrowing base, which is subject to redetermination twice each year, and may be redetermined at other times at Venoco's request or at the request of the lenders, is currently $280 million. The credit facility is secured by a first priority lien on substantially all of Venoco's oil and natural gas properties and other assets, including the equity interests in all of its subsidiaries, and is unconditionally guaranteed by each of those subsidiaries other than Ellwood Pipeline, Inc. The collateral also secures Venoco's obligations to hedging counterparties that are also lenders, or affiliates of lenders, under the facility. Loans made under the revolving credit facility are designated, at our option, as either "Base Rate Loans" or "LIBO Rate Loans." Loans designated as Base Rate Loans under the facility bear interest at a floating rate equal to (i) the greater of (x) the administrative agent's announced prime rate, (y) the federal funds rate plus 0.50% and (z) the one-month LIBOR plus 1.0%, plus (ii) an applicable margin ranging from 1.25% to 2.00%, based on utilization. Loans designated as LIBO Rate Loans under the facility bear interest at (i) LIBOR plus (ii) an applicable margin ranging from 2.25% to 3.00%, based upon utilization. The applicable margin for both Base Rate Loans and LIBO Rate Loans will be increased by 0.50% in the event that Venoco's debt to adjusted EBITDA ratio exceeds 3.75 to 1.00 on the last day of each of the two fiscal quarters most recently ended. A commitment fee of 0.50% per annum is payable with respect to unused borrowing availability under the facility. The agreement governing the facility contains customary representations, warranties, events of default, indemnities and covenants, including operational covenants that restrict Venoco's ability to incur indebtedness and financial covenants that require Venoco to maintain specified ratios of current assets to current liabilities, debt to EBITDA, secured debt to EBITDA and interest coverage. The agreement also restricts the amount of exploratory capital expenditures Venoco can incur related to the onshore Monterey when the debt to EBITDA ratio exceeds 3.75 to 1.00. In April 2014, the Company entered into an amendment to the revolving credit agreement pursuant to which, among other things, certain financial covenants were changed and the borrowing base under the facility increased from $270 million to $280 million.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. LONG-TERM DEBT (Continued)

        The borrowing base under the revolving credit facility has been allocated at various percentages to a syndicate of banks. As of May 13, 2014, Venoco had $252 million outstanding on the facility and had available borrowing capacity of $24.4 million under the facility, net of the outstanding balance and $3.6 million in outstanding letters of credit.

        The revolving credit facility generally permits Venoco, subject to certain conditions, to pay cash dividends to DPC up to a maximum amount of $35 million in a four-quarter period on a rolling basis. Venoco paid cash dividends of $3.9 million and $15.8 million to DPC in February 2014 and September 2013, respectively.

        Venoco 8.875% Senior Notes.    In February 2011, Venoco issued $500 million in 8.875% senior notes due in February 2019 at par. The notes pay interest semi-annually in arrears on February 15 and August 15 of each year. Venoco may redeem the notes prior to February 15, 2015 at a "make whole premium" defined in the indenture. Beginning February 15, 2015, Venoco may redeem the notes at a redemption price of 104.438% of the principal amount and declining to 100% by February 15, 2017. The notes are senior unsecured obligations and contain operational covenants that, among other things, limit Venoco's ability to make investments, incur additional indebtedness, issue preferred stock, pay dividends, repurchase its stock, create liens or sell assets.

        DPC 12.25% / 13.00% Senior PIK Toggle Notes.    In August 2013, DPC issued $255 million principal amount of 12.25% / 13.00% senior PIK toggle notes due 2018 at 97.304% of par. Interest on the notes is payable on February 15 and August 15 of each year, commencing February 15, 2014. The initial interest payment on the notes was required to be paid in cash. The August 2014 interest payment will be paid 25% in cash and 75% PIK interest. DPC is a holding company that owns no material assets other than stock of Venoco; accordingly, it will be able to pay cash interest on its notes only to the extent that it receives cash dividends or distributions from Venoco. For each interest period after the initial interest period (other than for the final interest period ending at the stated maturity, which will be paid in cash), DPC will, in certain circumstances, be permitted to pay interest on the notes by increasing the principal amount of the notes or issuing new notes (collectively,"PIK interest"). Cash interest on the notes accrues at the rate of 12.25% per annum. PIK interest on the notes accrues at the rate of 13.00% per annum until the next payment of cash interest. The notes are not currently guaranteed by any of DPC's subsidiaries. DPC may redeem the notes, in whole or in part, at any time prior to August 15, 2015, at a "make-whole" redemption price described in the indenture. DPC may also redeem all or any part of the notes on and after August 15, 2015 at a redemption price of 106.125% of the principal amount and declining to 100% by August 15, 2017. The notes are senior unsecured obligations and contain operational covenants that, among other things, limit our ability to make investments, incur additional indebtedness, issue preferred stock, pay dividends, repurchase stock, create liens or sell assets.

        The Company was in compliance with all debt covenants at March 31, 2014.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. HEDGING AND DERIVATIVE FINANCIAL INSTRUMENTS

        Commodity Derivative Agreements.    The Company utilizes swap and collar agreements and option contracts to hedge the effect of price changes on a portion of its future oil production. The objective of the Company's hedging activities and the use of derivative financial instruments is to achieve more predictable cash flows. While the use of these derivative instruments limits the downside risk of adverse price movements, they also may limit future revenues from favorable price movements. The Company may, from time to time, opportunistically restructure existing derivative contracts or enter into new transactions to effectively modify the terms of current contracts in order to improve the pricing parameters in existing contracts or realize the current value of the Company's existing positions. The Company may use the proceeds from such transactions to secure additional contracts for periods in which the Company believes it has additional unmitigated commodity price risk or for other corporate purposes.

        The components of commodity derivative losses (gains) in the condensed consolidated statements of operations are as follows (in thousands):

	Three Months Ended March 31,
	2013	2014
Realized commodity derivative losses (gains)	$14,617	$3,525
Amortization of commodity derivative premiums	949	1,204
Unrealized commodity derivative losses (gains) for changes in fair value	(12,223)	(6,824)

Commodity derivative losses (gains), net	$3,343	$(2,095)

        In January 2013, in connection with the sale of the Company's Sacramento Basin natural gas properties, the Company unwound all natural gas derivative contracts, as well as all natural gas basis swaps, and incurred a realized loss of $3.8 million. In February 2013, the Company unwound 25%, or 975 barrels per day, of oil basis swaps, incurring a realized loss of $2.1 million. The total amount paid to settle derivative contracts in the first quarter of 2013 was $5.9 million.

        The Company has paid premiums related to certain of its outstanding derivative contracts. These premiums are amortized into commodity derivative (gains) losses over the period for which the contracts are effective. At March 31, 2014, the balance of unamortized net derivative premiums paid was $7.3 million, of which $3.6 million and $3.7 million will be amortized in 2014 and 2015, respectively.

        The aggregate economic effects of the Company's derivative contracts as of March 31, 2014 are summarized below. Location and quality differentials attributable to the Company's properties are not included in the following prices. The agreements provide for monthly settlement based on the

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. HEDGING AND DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

differential between the agreement price and the price per the applicable index, Inter-Continental Exchange Brent ("Brent") (oil) or Henry Hub (natural gas).

	Oil (Brent)		Natural Gas (Henry Hub)
	Barrels/day	Weighted Avg. Prices per Bbl	MMBtu/day	Weighted Avg. Prices per MMBtu
April 1 - December 31, 2014:
Swaps	1,500	$107.00
Collars	4,100	$90.00/$98.59	2,000	$4.35/$5.01
Puts	575	$90.00
January 1 - December 31, 2015:
Swaps	460	$100.40
Collars	4,135	$90.00/$100.00
Puts		—
January 1 - December 31, 2016:
Swap	1,715	$96.00
Collars	1,715	$90.00/$101.75

        Fair Value of Derivative Instruments.    The estimated fair values of derivatives included in the condensed consolidated balance sheets at March 31, 2014 and December 31, 2013 are summarized below. The net fair value of the Company's derivatives changed by $5.6 million from a net liability of $23.7 million at December 31, 2013 to a net liability of $18.1 million at March 31, 2014, primarily due to (i) changes in the futures prices for oil, which are used in the calculation of the fair value of commodity derivatives, (ii) settlement of commodity derivative positions during the current period and (iii) changes to the Company's commodity derivative portfolio in 2014. The Company does not offset asset and liability positions with the same counterparties within the financial statements; rather, all contracts are presented at their gross estimated fair value. As of the dates indicated, the Company's derivative assets and liabilities are presented below (in thousands). These balances represent the estimated fair value of the contracts. The Company has not designated any of its derivative contracts as cash-flow hedging instruments for accounting purposes. The main headings represent the balance sheet captions for the contracts presented.

	December 31, 2013	March 31, 2014
Current Assets—Commodity derivatives:
Oil derivative contracts	340	474
Gas derivative contracts	—	49

	340	523

Current Liabilities—Commodity derivatives:
Oil derivative contracts	(13,464)	(10,135)

Noncurrent Liabilities—Commodity derivatives:
Oil derivative contracts	(10,601)	(8,493)

Net derivative asset (liability)	$(23,725)	$(18,105)

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

4. ASSET RETIREMENT OBLIGATIONS

        The following table summarizes the activities for the Company's asset retirement obligations for the three months ended March 31, 2013 and 2014 (in thousands):

	Three Months Ended March 31,
	2013	2014
Asset retirement obligations at beginning of period	$43,319	$38,182
Revisions of estimated liabilities	(332)	(594)
Liabilities incurred or acquired	—	72
Liabilities settled or disposed	(3,834)	—
Accretion expense	656	667

Asset retirement obligations at end of period	39,809	38,327
Less: current asset retirement obligations (classified with accounts payable and accrued liabilities)	(2,200)	(700)

Long-term asset retirement obligations	$37,609	$37,627

        Discount rates used to calculate the present value vary depending on the estimated timing of the obligation, but typically range between 4% and 9%.

5. SHARE-BASED PAYMENTS

        The Company has granted cash settlement or liability awards to officers, directors and certain employees of the Company including rights-to-receive awards (RTR), restricted share unit awards (RSUs), share appreciation rights (SARs) and ESOP restricted share units. The Company measures its liability awards based on the award's fair value remeasured at each reporting date until the date of settlement. Compensation cost for each period until settlement is based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date). Changes in the fair value of a liability that occur after the end of the requisite service period are compensation cost of the period in which the changes occur. Any difference between the amount for which a liability award is settled and its fair value at the settlement date is an adjustment of compensation cost in the period of settlement.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

5. SHARE-BASED PAYMENTS (Continued)

        The following table summarizes the Company's share-based compensation liability at (in thousands):

March 31, 2014
Share-based compensation liability at beginning of period	$37,444
Total share-based compensation costs	3,099
Payouts	(15,449)
Excess of share-based compensation expense recognized over payments made	(1,600)

Share-based compensation liability at end of period	23,494
Less: current share-based compensation liability	(5,263)

Long-term share-based compensation liability	$18,231

        The following summarizes the composition of the share-based compensation liability at (in thousands):

	December 31, 2013			March 31, 2014
	Current Liability	Long Term Liability	Total Liability	Current Liability	Long Term Liability	Total Liability
Rights to receive	$16,516	$—	$16,516	$554	$—	$554
Restricted share units	3,067	1,953	5,020	3,368	2,229	5,597
Share appreciation rights	1,140	14,144	15,284	1,341	15,176	16,517
ESOP	—	624	624	—	826	826

Total share-based compensation liability	$20,723	$16,721	$37,444	$5,263	$18,231	$23,494

        The Company recognized total share-based compensation costs as follows (in thousands):

	Three Months Ended March 31,
	2013	2014
General and administrative expense	$7,645	2,645
Oil and natural gas production expense	634	454

Total share-based compensation costs	8,279	3,099
Less: share-based compensation costs capitalized	(1,830)	(857)

Share-based compensation expense, net	$6,449	$2,242

        As of March 31, 2014, there was $26.8 million of total unrecognized compensation cost, which is expected to be recognized over a period of 3.75 years.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

5. SHARE-BASED PAYMENTS (Continued)

        The following summarizes the Company's cash settlement awards granted during the three months ended March 31, 2014:

			Restricted Share Units		Share Appreciation Rights		Employee Stock Ownership Plan
	Rights to Receive
				Weighted Average Grant-Date Fair Value		Weighted Average Grant-Date Fair Value		Weighted Average Grant-Date Fair Value
	Units	Cash Value	Units		Units		Units
Outstanding, start of period	1,241,264	$12.50	778,065	$8.33	4,345,594	$3.52	196,679	$8.33
Granted	—	$—	147,802	$12.24	1,411,772	$7.42	146,525	$12.24
Vested or exercised	(1,080,863)	$12.50	—	$—	—	$—	—	$—
Cancelled and other	(2,503)	$12.50	(9,866)	$8.33	(54,184)	$5.68	(6,383)	$8.33

Outstanding, end of period	157,898		916,001		5,703,182		336,821

Exercisable, end of period					3,187,852

        Additional information related to SARs outstanding at March 31, 2014 is as follows:

	SARs Outstanding			SARs Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted- Average Exercise Prices	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Prices
$8.33	556,611	6.0	$8.33	168,722	6.0	$8.33
$12.24	1,411,772	7.0	$12.24	78,826	7.0	$12.24
$12.50	999,459	5.0	$12.50	993,798	5.0	$12.50
$12.51 - $20.00	2,735,340	5.7	$16.46	1,946,506	5.7	$16.46

	5,703,182	6.0	$13.93	3,187,852	6.0	$13.93

        The grant date fair value of each SAR is estimated using the Black-Scholes valuation model. Valuation models require the input of highly subjective assumptions, including the expected volatility of the price of the underlying stock. The Company's units have characteristics significantly different from those of traded units, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the valuations afforded by existing models are different from the value that the units would realize if traded in the market.

        The following assumptions were used to compute the grant date fair value of SARs outstanding at:

	December 31, 2013	March 31, 2014
Expected lives	0.5 - 6.0 years	0.5 - 7.0 years
Risk free interest rates	0.10% - 2.10%	0.07% - 2.30%
Estimated volatilities	45% - 60%	45% - 60%
Dividend yield	0.0%	0.0%

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

6. FAIR VALUE MEASUREMENTS

        Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. The FASB has established a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

        Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value of assets and liabilities and their placement within the fair value hierarchy levels. The following table sets forth by level within the fair value hierarchy the Company's financial assets and liabilities that were accounted for at fair value as of March 31, 2014 (in thousands).

	Level 1	Level 2	Level 3	Fair Value
Assets (Liabilities):
Commodity derivative contracts	$—	$523	$—	$523
Commodity derivative contracts	—	(18,628)	—	(18,628)
Share-based compensation	—	—	(22,940)	(22,940)

        The Company's commodity derivative instruments consist primarily of swaps, collars and option contracts for oil. The Company values the derivative contracts using industry standard models, based on an income approach, which considers various assumptions including quoted forward prices and contractual prices for the underlying commodities, time value and volatility factors, as well as other relevant economic measures. Substantially all of the assumptions can be observed throughout the full term of the contracts, can be derived from observable data or are supportable by observable levels at which transactions are executed in the marketplace and are therefore designated as level 2 within the fair value hierarchy. The discount rates used in the assumptions include a component of non-performance risk. The Company utilizes the relevant counterparty valuations to assess the reasonableness of the calculated fair values.

        Share-based compensation.    The Company's current share-based compensation liability includes a liability for restricted share unit awards (RSUs), share appreciation rights (SARs) and employee stock ownership plan unit awards (ESOP). The fair value of DPC common stock is a significant input for determining the share-based compensation amounts and the liability amounts for these cash settled awards. DPC is a privately held entity for which there is no available market price or principal market for DPC common shares. Inputs for determining the fair market value of this instrument are unobservable and are therefore classified as Level 3 inputs. The Company utilizes various valuation methods for determining the fair market value of this instrument including a net asset value approach, a comparable company approach, a discounted cash flow approach and a transaction approach. The Company's estimate of the value of DPC shares is highly dependent on commodity prices, cost

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

6. FAIR VALUE MEASUREMENTS (Continued)

assumptions, discount rates, proved reserves, overall market conditions and the identification of companies and transactions that are comparable to the Company's operations and reserve characteristics. While some inputs to the Company's calculation of fair value of DPC shares are from published sources, others, such as reserve values, the discount rate and expected future cash flows, are derived from the Company's own calculations and estimates. Significant changes in the unobservable inputs, summarized above, could result in a significantly different fair value estimate.

        The following table summarizes the changes in fair value of financial assets (liabilities) designated as Level 3 in the valuation hierarchy (in thousands):

	Three Months Ended March 31,
	2013	2014
Fair value liability, beginning of period	$(3,091)	$(20,928)
Transfers into Level 3(1)	(4,036)	(2,249)
Transfers out of Level 3(2)	24	242
Change in fair value of Level 3	(1,551)	(5)

Fair value liability, end of period	$(8,654)	$(22,940)

(1)
The transfers into Level 3 liability during the first quarter of 2014 and 2013 relate to RSU, SAR and ESOP grants made by the Company to officers, directors and certain employees, and requisite service period expense.

(2)
The transfers out of Level 3 liability during the first quarter of 2014 and 2013 relate to cash settlements of RSU grants, and forfeitures of RSU, SAR and ESOP grants as a result of employee terminations.

        Fair Value of Financial Instruments.    The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable and payable, derivatives (discussed above) and long-term debt. The carrying values of cash equivalents and accounts receivable and payable are representative of their fair values due to their short-term maturities. The carrying amount of Venoco's revolving credit facility approximated fair value because the interest rate of the facility is variable. The fair value of the senior notes and senior PIK toggle notes listed in the tables below were derived from available market

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

6. FAIR VALUE MEASUREMENTS (Continued)

data. This disclosure does not impact our financial position, results of operations or cash flows (in thousands).

	December 31, 2013		March 31, 2014
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Venoco:
Revolving credit agreement	$205,000	$205,000	$247,000	$247,000
8.875% senior notes	500,000	490,000	500,000	506,250
Denver Parent Corporation:
12.25% / 13.00% senior PIK toggle notes	248,501	244,773	251,827	254,345

7. CONTINGENCIES

        In the ordinary course of our business we are named from time to time as a defendant in various legal proceedings. We maintain liability insurance and believe that our coverage is reasonable in view of the legal risks to which our business is subject.

        Beverly Hills Litigation—Between June 2003 and April 2005, six lawsuits were filed against Venoco, certain other energy companies, the City of Beverly Hills (the "City") and the Beverly Hills Unified School District in Los Angeles County Superior Court by persons who attended Beverly Hills High School or who were or are citizens of Beverly Hills/Century City or visitors to that area during the time period running from the 1930s to 2005 (the "Beverly Hills Lawsuits"). Plaintiffs alleged that exposure to substances in the air, soil and water that originated from either oil-field or other operations in the area were the cause of their cancers and other maladies. In July 2012 Venoco entered into a settlement agreement, for an immaterial amount, pursuant to which all pending cases against it were dismissed with prejudice.

        The City and its insurance companies have made claims for indemnity against Venoco and others related to costs incurred by the City in defending itself against the Beverly Hills Lawsuits, which Venoco and the other defendants are disputing. Venoco believes that these claims for indemnity are without merit. Based on information known to Venoco, it does not believe that it is probable that the indemnity claims will result in a material judgment against it. Therefore, no liability has been accrued.

        Delaware Litigation—In August 2011, Timothy Marquez, the then- Chairman and CEO of Venoco, submitted a nonbinding proposal to the board of directors of Venoco to acquire all of the shares of Venoco he did not beneficially own for $12.50 per share in cash (the "Marquez Proposal"). As a result of that proposal, three lawsuits were filed in the Delaware Court of Chancery in September 2011 against Venoco and each of its directors by shareholders alleging that Venoco and its directors had breached their fiduciary duties to the shareholders in connection with the Marquez Proposal. On January 16, 2012, Venoco entered into a Merger Agreement with Mr. Marquez and certain of his affiliates pursuant to which Venoco, Mr. Marquez and his affiliates would effect the going private transaction. Following announcement of the Merger Agreement, five additional suits were filed in Delaware (three in January and two in February) and three suits were filed in federal court in

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

7. CONTINGENCIES (Continued)

Colorado (two in January and one in February) naming as defendants Venoco and each of its directors. In March 2013 the plaintiffs in Delaware filed a consolidated amended class action complaint in which they requested that the court determine among other things that (i) the merger consideration is inadequate and the Merger Agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable and (ii) the merger should be rescinded or in the alternative, the class should be awarded damages to compensate them for the loss as a result of the breach of fiduciary duties by the defendants. The Colorado actions have been administratively closed pending resolution of the Delaware case. Venoco has reviewed the allegations contained in the amended complaint and believes they are without merit. Trial in this matter is expected to occur in 2015.

        Denbury Arbitration—In January 2013 Venoco and its wholly owned subsidiary, TexCal Energy South Texas, L.P. ("TexCal"), notified Denbury through its subsidiary Denbury Onshore, LLC that it was invoking the arbitration provisions contained in contracts between TexCal and Denbury pursuant to which TexCal conveyed its interest in the Hastings Complex to Denbury and retained a reversionary interest. Denbury is obligated to convey the reversionary interest to TexCal at "payout," as defined in the contracts. The dispute involves the calculation of the cost of CO2 delivered to the Hastings Complex which is used in Denbury's enhanced oil recovery operations. Venoco believes that Denbury has materially overcharged the payout account for the cost of CO2 and the cost of transporting it to the Hastings Complex. In December 2013 a three member arbitration panel ruled unanimously that Venoco's interpretation of the contracts was correct. In January 2014, Denbury requested that the arbitration panel modify its decision in a way that could increase the cost of CO2 delivered to the Hastings Complex. In March 2014, the arbitration panel affirmed its decision consistent with Venoco's position. In late March 2014 Denbury filed a petition in Harris County Texas District Court to modify and vacate the arbitration award. In May 2014 Venoco filed an opposition to Denbury's petition and requested that the Texas District Court confirm the arbitration award. A hearing on the matter is set for June 2014. Venoco believes that the court will uphold the arbitration award.

        Other—In addition, the Company is a party from time to time to other claims and legal actions that arise in the ordinary course of business. The Company believes that the ultimate impact, if any, of these other claims and legal actions will not have a material effect on its consolidated financial position, results of operations or liquidity.

8. GUARANTOR FINANCIAL INFORMATION

        All subsidiaries of Venoco other than Ellwood Pipeline Inc. ("Guarantors") have fully and unconditionally guaranteed, on a joint and several basis, Venoco's obligations under its 8.875% senior notes (and, until October 2013, under its 11.50% senior notes). Ellwood Pipeline, Inc. is not a Guarantor (the "Non-Guarantor Subsidiary"). The condensed consolidating financial information for prior periods has been revised to reflect the guarantor and non-guarantor status of the Company's subsidiaries as of March 31, 2014. All Guarantors are 100% owned by Venoco. Presented below are Venoco's condensed consolidating balance sheets, statements of operations and statements of cash flows as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934. There are currently no guarantors of DPC's 12.25%/13.00% senior PIK toggle notes.

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

8. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
AT DECEMBER 31, 2013 (Unaudited)
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiary	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$828	$—	$—	$—	$828
Accounts receivable	22,593	113	1,031	—	23,737
Inventories	5,166	—	—	—	5,166
Other current assets	4,587	—	—	—	4,587
Commodity derivatives	340	—	—	—	340

TOTAL CURRENT ASSETS	33,514	113	1,031	—	34,658

PROPERTY, PLANT & EQUIPMENT, NET	827,796	(184,250)	19,083	—	662,629
INVESTMENTS IN AFFILIATES	558,630	—	—	(558,630)	—
OTHER	17,509	60	—	—	17,569

TOTAL ASSETS	1,437,449	(184,077)	20,114	(558,630)	714,856

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	32,966	—	—	—	32,966
Interest payable	17,408	—	—	—	17,408
Commodity and interest derivatives	13,464	—	—	—	13,464
Share-based compensation	20,723	—	—	—	20,723

TOTAL CURRENT LIABILITIES:	84,561	—	—	—	84,561

LONG-TERM DEBT	705,000	—	—	—	705,000
COMMODITY AND INTEREST DERIVATIVES	10,601	—	—	—	10,601
ASSET RETIREMENT OBLIGATIONS	33,707	1,525	750	—	35,982
SHARE-BASED COMPENSATION	16,721	—	—	—	16,721
INTERCOMPANY PAYABLES (RECEIVABLES)	724,832	(654,209)	(70,659)	36	—

TOTAL LIABILITIES	1,575,422	(652,684)	(69,909)	36	852,865

TOTAL STOCKHOLDERS' EQUITY	(137,973)	468,607	90,023	(558,666)	(138,009)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,437,449	$(184,077)	$20,114	$(558,630)	$714,856

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

8. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
AT MARCH 31, 2014 (Unaudited)
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,822	$—	$—	$—	$16,822
Accounts receivable	18,084	111	517	—	18,712
Inventories	4,735	—	—	—	4,735
Prepaid expenses and other current assets	3,428	—	—	—	3,428
Commodity derivatives	523	—	—	—	523

TOTAL CURRENT ASSETS	43,592	111	517	—	44,220

PROPERTY, PLANT & EQUIPMENT, NET	842,795	(184,284)	18,875	—	677,386
INVESTMENTS IN AFFILIATES	561,116	—	—	(561,116)
OTHER	16,509	60	—	—	16,569

TOTAL ASSETS	1,464,012	(184,113)	19,392	(561,116)	738,175

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	36,161	—	—	—	36,161
Interest payable	6,026	—	—	—	6,026
Commodity and interest derivatives	10,135	—	—	—	10,135
Share-based compensation	5,263	—	—	—	5,263

TOTAL CURRENT LIABILITIES:	57,585	—	—	—	57,585

LONG-TERM DEBT	747,000	—	—	—	747,000
COMMODITY AND INTEREST DERIVATIVES	8,493	—	—	—	8,493
ASSET RETIREMENT OBLIGATIONS	35,311	1,556	760	—	37,627
SHARE-BASED COMPENSATION	18,231	—	—	—	18,231
INTERCOMPANY PAYABLES (RECEIVABLES)	728,117	(654,523)	(73,630)	36	—

TOTAL LIABILITIES	1,594,737	(652,967)	(72,870)	36	868,936

TOTAL STOCKHOLDERS' EQUITY	(130,725)	468,854	92,262	(561,152)	(130,761)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,464,012	$(184,113)	$19,392	$(561,116)	$738,175

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

8. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2013 (Unaudited)
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
REVENUES:
Oil and natural gas sales	$85,649	$310	$—	$—	$85,959
Other	709	—	3,271	(2,676)	1,304

Total revenues	86,358	310	3,271	(2,676)	87,263

EXPENSES:
Lease operating expense	17,887	12	632	—	18,531
Property and production taxes	1,127	—	—	—	1,127
Transportation expense	2,618	3	—	(2,583)	38
Depletion, depreciation and amortization	11,339	26	207	—	11,572
Accretion of asset retirement obligations	618	28	10	—	656
General and administrative, net of amounts capitalized	14,931	—	137	(93)	14,975

Total expenses	48,520	69	986	(2,676)	46,899

Income from operations	37,838	241	2,285	—	40,364

FINANCING COSTS AND OTHER:
Interest expense, net	19,982	—	(1,128)	—	18,854
Amortization of deferred loan costs	1,113	—	—	—	1,113
Loss on extinguishment of debt	21,297	—	—	—	21,297
Commodity derivative losses (gains), net	3,343	—	—	—	3,343

Total financing costs and other	45,735	—	(1,128)	—	44,607

Equity in subsidiary income	2,267	—	—	(2,267)	—

Income (loss) before income taxes	(5,630)	241	3,413	(2,267)	(4,243)
Income tax provision (benefit)	(1,387)	90	1,297	—	—

Net income (loss)	$(4,243)	$151	$2,116	$(2,267)	$(4,243)

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

8. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2014 (Unaudited)
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
REVENUES:
Oil and natural gas sales	$62,213	$325	$—	$—	$62,538
Other	115	—	1,818	(1,474)	459

Total revenues	62,328	325	1,818	(1,474)	62,997

EXPENSES:
Lease operating expense	18,780	18	670	—	19,468
Production and property taxes	1,736	—	—	—	1,736
Transportation expense	1,435	3	—	(1,381)	57
Depletion, depreciation and amortization	10,942	26	208	—	11,176
Accretion of asset retirement obligations	625	31	11	—	667
General and administrative, net of amounts capitalized	8,631	—	124	(93)	8,662

Total expenses	42,149	78	1,013	(1,474)	41,766

Income (loss) from operations	20,179	247	805	—	21,231
FINANCING COSTS AND OTHER:
Interest expense, net	14,374	—	(1,434)	—	12,940
Amortization of deferred loan costs	833	—	—	—	833
Commodity derivative losses (gains), net	(2,095)	—	—	—	(2,095)

Total financing costs and other	13,112	—	(1,434)	—	11,678

Equity in subsidiary income	1,541	—	—	(1,541)	—

Income (loss) before income taxes	8,608	247	2,239	(1,541)	9,553
Income tax provision (benefit)	(945)	94	851	—	—

Net income (loss)	$9,553	$153	$1,388	$(1,541)	$9,553

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

8. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2013 (Unaudited)
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$(12,320)	$330	$5,223	$—	$(6,767)
CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for oil and natural gas properties	(28,586)	5	7	—	(28,574)
Acqusitions of oil and natural gas properties	(26)	—	—	—	(26)
Expenditures for property and equipment and other	(1,631)	—	—	—	(1,631)
Proceeds from sale of oil and natural gas properties	91,372	—	—	—	91,372

Net cash provided by (used in) investing activities	61,129	5	7	—	61,141
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (repayments of) intercompany borrowings	5,565	(335)	(5,230)	—	—
Proceeds from long-term debt	250,000	—	—	—	250,000
Principal payments on long-term debt	(347,000)	—	—	—	(347,000)
Premium paid to paydown debt	(9,450)	—	—	—	(9,450)
Payments for deferred loan costs	(1,090)	—	—	—	(1,090)
Going private share repurchase costs	(9)	—	—	—	(9)

Net cash provided by (used in) financing activities	(101,984)	(335)	(5,230)	—	(107,549)

Net increase (decrease) in cash and cash equivalents	(53,175)	—	—	—	(53,175)
Cash and cash equivalents, beginning of period	53,818	—	—	—	53,818

Cash and cash equivalents, end of period	$643	$—	$—	$—	$643

VENOCO, INC. AND SUBSIDIARIES AND DENVER PARENT CORPORATION AND
SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

8. GUARANTOR FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2014 (Unaudited)
(in thousands)

	Venoco, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$1,628	$331	$2,328	$—	$4,287
CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for oil and natural gas properties	(26,024)	2	(160)	—	(26,182)
Acqusitions of oil and natural gas properties	(16)	—	—	—	(16)
Expenditures for property and equipment and other	(177)	—	—	—	(177)

Net cash provided by (used in) investing activities	(26,217)	2	(160)	—	(26,375)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (repayments of) intercompany borrowings	2,501	(333)	(2,168)	—	—
Proceeds from long-term debt	97,000	—	—	—	97,000
Principal payments on long-term debt	(55,000)	—	—	—	(55,000)
Payments for deferred loan costs	(13)	—	—	—	(13)
Dividend paid to Denver Parent Corporation	(3,905)	—	—	—	(3,905)

Net cash provided by (used in) financing activities	40,583	(333)	(2,168)	—	38,082

Net increase (decrease) in cash and cash equivalents	15,994	—	—	—	15,994
Cash and cash equivalents, beginning of period	828	—	—	—	828

Cash and cash equivalents, end of period	$16,822	$—	$—	$—	$16,822

ANNEX A

LETTER OF TRANSMITTAL

To Tender

$255,000,000 12.25% / 13.00% Senior PIK Toggle Notes due 2018
That Have Been Registered Under the Securities Act of 1933
For Any and All Outstanding Unregistered
12.25% / 13.00% Senior PIK Toggle Notes due 2018
of

Denver Parent Corporation

Pursuant to the Prospectus dated [                ], 2014

        THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON [                ], 2014 UNLESS THE EXCHANGE OFFER IS EXTENDED (THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS2N
St. Paul, MN 55107
Attn: Specialized Finance
Fax: 651-495-8158

For Information, Call: 800-934-6802

        Delivery of this Letter of Transmittal to an address other than as set forth above or transmission of instructions to a facsimile number other than the one listed above will not constitute a valid delivery. The instructions set forth in this Letter of Transmittal should be read carefully before this Letter of Transmittal is completed.

        HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE NEW NOTES FOR THEIR CURRENT NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR CURRENT NOTES TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE.

        By execution hereof, the undersigned acknowledges receipt of the prospectus dated [                  ], 2014 (the "Prospectus") of Denver Parent Corporation, a Delaware corporation (the "Company") which, together with this Letter of Transmittal (the "Letter of Transmittal"), constitutes the Company's offer to exchange (the "Exchange Offer") up to $255,000,000 aggregate principal amount of its 12.25% / 13.00% Senior PIK Toggle Notes due 2018 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which the Prospectus constitutes a part, for a like principal amount of its outstanding unregistered 12.25% / 13.00% Senior PIK Toggle Notes due 2018 (the "Current Notes"), upon the terms and subject to the conditions set forth in the Prospectus. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

        This Letter of Transmittal is to be used by Holders if certificates representing Current Notes are to be physically delivered to the Exchange Agent herewith by Holders. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

        If delivery of the Current Notes is to be made by book-entry transfer to the account maintained by the Exchange Agent at DTC, this Letter of Transmittal need not be manually executed; provided, however, that tenders of Current Notes must be effected in accordance with the procedures mandated by The Depository Trust Company's ("DTC") Automated Tender Offer Program ("ATOP"). If tenders of Current Notes are to be made in accordance with ATOP procedures, a tendering Holder will become bound by the terms and conditions hereof in accordance with the procedures established under ATOP (including by execution hereof, an agreement by the tendering Holder that the Company may rely on the tendering Holder's indication of its status as a broker-dealer as set forth below).

        The term "Holder" with respect to the Exchange Offer means: (i) any person in whose name Current Notes are registered on the books of the Company or the trustee or any other person who has obtained a properly completed bond power from the registered Holder or (ii) any participant in DTC whose Current Notes are held of record by DTC who desires to deliver such Current Notes by book-entry transfer at DTC.

        The undersigned has completed, executed and delivered this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer. Holders who wish to tender their Current Notes must complete this letter in its entirety.

        The instructions included with this Letter of Transmittal must be followed. Questions and requests for assistance or for additional copies of the Prospectus and this Letter of Transmittal may be directed to the Exchange Agent at the address set forth on the cover page of this Letter of Transmittal. See Instruction 8. Requests sent to the Company will not be effective.

        List below the Current Notes to which this Letter of Transmittal relates. If the space provided below is inadequate, list the certificate numbers and principal amounts on a separately executed schedule and affix the schedule to this Letter of Transmittal. Tenders of Current Notes will be accepted only in authorized denominations.

DESCRIPTION OF CURRENT NOTES

Name(s) and Address(es) of Holder(s) (Please fill in if blank)	Certificate Number(s)* (attach signed list if necessary)	Aggregate Principal Amount of Old Note(s)	Aggregate Principal Amount Tendered (if less than all)**

TOTAL PRINCIPAL AMOUNT OF CURRENT NOTES TENDERED

*	Need not be completed by Holders tendering by book-entry transfer.
**	Need not be completed by Holders who wish to tender with respect to all Current Notes listed. Current Notes tendered hereby must be in denominations of $2,000 and $1,000 integral multiples of $2,000 thereof.

☐
CHECK HERE IF CURRENT NOTES ARE BEING DELIVERED BY DTC BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution:

DTC Book-Entry Account Number:

Transaction Code Number:

  BY CREDITING THE CURRENT NOTES TO THE EXCHANGE AGENT'S ACCOUNT WITH DTC'S ATOP AND BY COMPLYING WITH APPLICABLE ATOP PROCEDURES WITH RESPECT TO THE EXCHANGE OFFER, THE HOLDER OF THE CURRENT NOTES ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS LETTER OF TRANSMITTAL AND CONFIRMS ON BEHALF OF ITSELF AND THE BENEFICIAL OWNERS OF SUCH CURRENT NOTES ALL PROVISIONS OF THIS LETTER OF TRANSMITTAL APPLICABLE TO IT AND SUCH BENEFICIAL OWNERS AS FULLY AS IF SUCH BENEFICIAL OWNERS HAD COMPLETED THE INFORMATION REQUIRED HEREIN AND EXECUTED AND TRANSMITTED THIS LETTER OF TRANSMITTAL.

☐
CHECK HERE IF CURRENT NOTES ARE BEING TENDERED BY BOOK-ENTRY TRANSFER AND NON-EXCHANGED CURRENT NOTES ARE TO BE RETURNED BY CREDITING THE DTC ACCOUNT SET FORTH ABOVE.

☐
IF YOU ARE A BROKER-DEALER AND ARE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER EITHER (1) CHECK HERE IF YOU ARE TENDERING USING LETTER OF TRANSMITTAL, OR (2) INFORM THE COMPANY IF YOU ARE TENDERING THROUGH DTC BOOK-ENTRY TRANSFER:

Secretary
Denver Parent Corporation
370 17th Street, Suite 3900
Denver, CO 80202-1370
303-626-8300

  YOU WILL RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

Ladies and Gentlemen:

        Subject to the terms of the Exchange Offer, the undersigned hereby tenders to the Company the principal amount of Current Notes indicated above. By executing this Letter of Transmittal the undersigned hereby irrevocably constitutes and appoints the Exchange Agent its agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as the agent of the Company and as trustee under the indenture for the Current Notes and the New Notes) with respect to the tendered Current Notes with full power of substitution to (i) deliver certificates for such Current Notes to the Company, or transfer ownership of such Current Notes on the account books maintained by DTC, together, in either such case, with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company and (ii) present such Current Notes for transfer on the books of the Company and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Current Notes, all in accordance with the terms of the Exchange Offer. The power of attorney granted in this paragraph shall be deemed irrevocable and coupled with an interest.

        The undersigned hereby further represents to the Company that (i) neither it nor any person receiving any New Notes directly or indirectly from it pursuant to the Exchange Offer is an "affiliate" of the Company or its subsidiaries, as defined under Rule 405 under the Securities Act, (ii) it is not a broker-dealer that acquired the Current Notes from the Company or any of its affiliates, (iii) neither it nor any person receiving any New Notes directly or indirectly from it pursuant to the Exchange Offer is engaging or intends to engage in the distribution of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the undersigned, (v) if it is a broker-dealer that holds Current Notes that were acquired for its own account as a result of market-making activities or other trading activities, it will deliver a Prospectus meeting the requirements of the Securities Act in connection with any resales of the New Notes received by it in the Exchange Offer (however, by so acknowledging and by delivering a Prospectus, the undersigned will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act), and (vi) it is not acting on behalf of any person who could not truthfully and completely make the representations contained in the foregoing subclauses (i) through (v).

        The undersigned acknowledges and agrees that any broker-dealer or other person participating in the Exchange Offer for the purpose of distributing the New Notes (x) cannot participate in the Exchange Offer, but instead must comply with the registration and Prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person, pursuant to a separate effective registration statement, and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) and the Morgan Stanley and Co., Inc. no-action letter (available June 5, 1991), as interpreted in the Commission's no-action letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters.

        The Company has agreed that, subject to the provisions of the registration rights agreement, the Prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer (as defined below) in connection with resales of New Notes received in exchange for Current Notes, where such Current Notes were acquired by such participating broker-dealer for its own account as a result of market-making activities or other trading activities, for a period of up to 180 days commencing when New Notes are first issued in the Exchange Offer and ending upon the earlier of the expiration of the 180 th day after the exchange offer has been completed or such time as such broker-dealers no longer own any Current Notes. In that regard, each broker-dealer who acquired Current Notes for its own account as a result of market-making or other trading activities (a "participating broker-dealer"), by tendering such Current Notes and executing, or otherwise becoming bound by, this Letter of Transmittal, agrees that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in the Prospectus untrue in any material respect or which causes the Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference therein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the registration rights agreement, such participating broker-dealer will suspend the sale of New Notes pursuant to the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to the participating broker-dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.

        The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the assignment and transfer of the Current Notes tendered hereby.

        The undersigned acknowledges that, for purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange, and to have exchanged, validly tendered Current Notes, if, as and when the Company gives oral or written notice thereof to the Exchange Agent.

        All authority herein conferred or agreed to be conferred shall survive the death, incapacity, liquidation, dissolution, winding up or any other event relating to the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

        The undersigned acknowledges that the Company's acceptance of Current Notes validly tendered for exchange pursuant to any one of the procedures described in the section of the Prospectus entitled "The Exchange Offer" and in the instructions hereto will constitute a valid, binding and enforceable agreement between the undersigned and the Company upon the terms and subject to the conditions of the Exchange Offer.

        Unless otherwise indicated under "Special Issuance Instructions," please issue the certificates representing the New Notes issued in exchange for the Current Notes accepted for exchange and return any Current Notes not tendered or not exchanged, in the name(s) of the undersigned (or in either such event in the case of Current Notes tendered by DTC, by credit to the account at DTC). Similarly, unless otherwise indicated under "Special Delivery Instructions," please send the certificates representing the New Notes issued in exchange for the Current Notes accepted for exchange and any certificates for Current Notes not tendered or not exchanged (and accompanying documents, as appropriate) to the undersigned at the address shown below the undersigned's signatures, unless, in either event, tender is being made through DTC. In the event that both "Special Issuance Instructions" and "Special Delivery Instructions" are completed, please issue the certificates representing the New Notes issued in exchange for the Current Notes accepted for exchange and return any Current Notes not tendered or not exchanged in the name(s) of, and send said certificates to, the person(s) so indicated. The undersigned recognizes that the Company has no obligation pursuant to the "Special Issuance Instructions" and "Special Delivery Instructions" to transfer any Current Notes from the name of the registered holder(s) thereof if the Company does not accept for exchange any of the Current Notes so tendered.

HOLDER(S) SIGN HERE

X		Date:
Signature of Owner

        Must be signed by registered holder(s) exactly as name(s) appear(s) on certificate(s) for the Current Notes hereby tendered or on a security position listing, or by any person(s) authorized to become the registered holder(s) by endorsements and documents transmitted herewith. If signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or another acting in a fiduciary or representative capacity, please set forth the signer's full title. See Instruction 6.

Names
Capacity (Full Title)
Address (including zip code)
Area Code and Telephone Number
Tax Identification Number or Social Security Number

SIGNATURE GUARANTEE
(SIGNATURE(S) MUST BE GUARANTEED IF REQUIRED BY INSTRUCTION 1)

(Name of Eligible Institution Guaranteeing Signatures)
(Address (including zip code) and Telephone Number (including area code) of Firm)
(Authorized Signature)
(Printed Name)
(Title)
Date

  SPECIAL ISSUANCE INSTRUCTIONS
  (See Instruction 4 herein)

              To be completed ONLY if certificates for Current Notes in a principal amount not tendered are to be issued in the name of, or the New Notes issued pursuant to the Exchange Offer are to be issued to the order of, someone other than the person or persons whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled "Description of Current Notes" within this Letter of Transmittal, or if Current Notes tendered by book-entry transfer that are not accepted for purchase are to be credited to an account maintained at DTC other than the account at DTC indicated above.

Name:	(Please Print)
Address:	(Please Print)
Zip Code
Taxpayer Identification or Social Security Number

☐	Credit unexchanged Current Notes delivered by book-entry transfer to the Book-Entry Transfer Facility account set forth below.
Book-Entry Facility Account Number, if applicable

  SPECIAL DELIVERY INSTRUCTIONS
  (See Instruction 4 herein)

              To be completed ONLY if certificates for Current Notes in a principal amount not tendered or not accepted for purchase or the New Notes issued pursuant to the Exchange Offer are to be sent to someone other than the person or persons whose signature(s) appear(s) within this Letter of Transmittal or to an address different from that shown in the box entitled "Description of Current Notes" within this Letter of Transmittal or to be credited to an account maintained at DTC other than the account at DTC indicated above.

Name:	(Please Print)
Address:	(Please Print)
Zip Code
Taxpayer Identification or Social Security Number

INSTRUCTIONS
Forming Part of the Terms and Conditions
of the Exchange Offer

1.     Guarantee of Signatures.

        No signature guarantee on this Letter of Transmittal is required if:

            (i)  this Letter of Transmittal is signed by the registered Holder (which term, for purposes of this document, shall include any participant in DTC whose name appears on a security position listing as the owner of the Current Notes) of Current Notes tendered herewith, or

           (ii)  such Current Notes are tendered for the account of a firm that is an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (an "Eligible Institution").

        In all other cases, an Eligible Institution must guarantee the signature(s) on this Letter of Transmittal.

2.     Delivery of this Letter of Transmittal and Current Notes.

        The certificates for the tendered Current Notes (or a confirmation of a book-entry into the Exchange Agent's account at DTC of all Current Notes delivered electronically), as well as a properly completed and duly executed copy of this Letter of Transmittal or facsimile hereof and any other documents required by this Letter of Transmittal must be received by the Exchange Agent at its address set forth herein prior to 11:59 p.m., New York City time, on the Expiration Date. The method of delivery of the tendered Current Notes, this Letter of Transmittal and all other required documents to the Exchange Agent are at the election and risk of the Holder and, except as otherwise provided below, the delivery will be deemed made only when actually received by the Exchange Agent. Instead of delivery by mail, it is recommended that the Holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Current Notes should be sent to the Company.

        Holders who wish to tender their Current Notes and cannot complete the procedure for book-entry transfer on a timely basis, must tender their Current Notes through ATOP by following the guaranteed delivery procedures set forth in the Prospectus under "The Exchange Offer—Guaranteed Delivery".

3.     Partial Tenders.

        Holders may tender some or all of their Current Notes pursuant to the Exchange Offer in denominations of $2,000 and $1,000 integral multiples in excess of $2,000 thereof. If a tender for exchange is to be made with respect to less than the entire principal amount of any Current Notes, fill in the principal amount of Current Notes which are tendered for exchange in column (3) of the box entitled "Description of Current Notes." In case of a partial tender for exchange, the untendered principal amount of the Current Notes will be credited to the DTC account of the tendering Holder, unless otherwise indicated in the appropriate box on this Letter of Transmittal, promptly after the expiration or termination of the Exchange Offer.

4.     Signatures on the Letter of Transmittal; Bond Powers and Endorsements.

        The signature(s) of the Holder of Current Notes on this Letter of Transmittal must correspond with the name of such Holder as it appears on a security position listing maintained by DTC or the name(s) as written on the face of the Current Notes, as applicable, without any change whatsoever.

        If this Letter of Transmittal (or facsimile hereof) is signed by the registered Holder(s) of Current Notes tendered and the certificate(s) for New Notes issued in exchange therefor is to be issued (or any untendered principal amount of Current Notes is to be reissued) to the registered Holder, such Holder need not and should not endorse any tendered Old Note, nor provide a separate bond power. In any other case, such Holder must either properly endorse the Current Notes tendered or transmit a properly completed separate bond power with this Letter of Transmittal, with the signatures on the endorsement or bond power guaranteed by an Eligible Institution.

        If this Letter of Transmittal (or facsimile hereof) is signed by a person other than the registered Holder(s) of any Current Notes listed, such Current Notes must be endorsed or accompanied by appropriate bond powers signed as the name(s) of the registered Holder(s) appear(s) on the Current Notes.

        If this Letter of Transmittal (or facsimile hereof) or any Current Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with this Letter of Transmittal.

        Endorsements on Current Notes or signatures on bond powers required by this Instruction 4 must be guaranteed by an Eligible Institution.

5.     Transfer Taxes.

        The Company will pay all transfer taxes, if any, applicable to the exchange of Current Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Current Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Current Notes tendered hereby, or if tendered Current Notes are registered in the name of any person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Current Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with this Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

        Except as provided in this Instruction 5, it will not be necessary for transfer tax stamps to be affixed to the Current Notes listed in this Letter of Transmittal.

6.     Irregularities.

        All questions as to the form of documents and the validity, eligibility (including time of receipt), acceptance and withdrawal of Current Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders for exchange of any particular Current Notes that are not in proper form, or the acceptance of which would, in the opinion of the Company (or its counsel), be unlawful. The Company reserves the absolute right to waive any defect, irregularity or condition of tender for exchange with regard to any particular Current Notes (although the Company does not expect to treat any holder of Current Notes differently from other holders to the extent they present the same facts or circumstances). The Company's interpretation of the terms of, and conditions to, the Exchange Offer (including the instructions herein) will be final and binding. Unless waived, any defects or irregularities in connection with the Exchange Offer must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notice of any defects or irregularities in Current Notes tendered for exchange, nor shall any of them incur any liability for failure to give such notice. A tender of Current Notes will not be deemed to have been made until all defects and irregularities with respect to such tender have been cured or waived. Any Current Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in this Letter of Transmittal, promptly following the Expiration Date.

7.     Waiver of Conditions.

        The Company reserves the absolute right to amend, waive or modify specified conditions in the Exchange Offer in the case of any Current Notes tendered.

8.     Requests for Information or Additional Copies.

        Questions and requests for assistance and requests for the Prospectus, Letter of Transmittal and the related documents may be directed to the Exchange Agent at the address set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

        IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF), OR AN AGENT'S MESSAGE IN LIEU THEREOF, AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

(DO NOT WRITE IN SPACE BELOW)
Certificate Surrendered	Current Notes Tendered	Current Notes Accepted
Delivery Prepared by	Checked by	Date

PROSPECTUS

Denver Parent Corporation

Offer to Exchange up to

$255,000,000

12.25% / 13.00% Senior PIK Toggle Notes due 2018
That Have Been Registered Under the Securities Act of 1933

For Any and All Outstanding Unregistered
12.25% / 13.00% Senior PIK Toggle Notes due 2018

        Until 90 days after the date of this prospectus, all dealers that effect transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to any obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Officers and Directors

        Denver Parent and Venoco are Delaware corporations. Section 145 of the Delaware General Corporation Law, or DGCL, generally authorizes a corporation to indemnify its directors, officers, employees and agents who become party to legal proceedings because of their role with the corporation if certain requirements are satisfied. The certificate of incorporation of Denver Parent and Venoco generally provide that each company will indemnify its directors and officers and certain other persons to the extent permitted by the DGCL. In addition, Venoco has entered into an indemnification agreement with each of its directors, and an employment agreement with certain of its officers, pursuant to which it has agreed, in general, to indemnify those persons to the extent permitted by the DGCL. Each certificate of incorporation also eliminates in certain circumstances the monetary liability of its directors for a breach of their fiduciary duty as directors to the extent permitted by the DGCL.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit Number		Exhibit
2.1		Agreement and Plan of Merger, dated as of January 16, 2012, by and among Venoco, Inc., Denver Parent Corporation, Denver Merger Sub Corporation, and Timothy M. Marquez (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Venoco, Inc. filed on January 17, 2012), as amended by that certain Agreement Regarding Extension of Financing Date, dated as of June 12, 2012, and certain Agreements Regarding Further Extension of Financing Date, dated as of July 19, August 31, and September 13, 2012, respectively (incorporated by reference to Exhibit 2.1 to the Current Reports on Form 8-K of Venoco, Inc. filed on June 13, July 20, September 4, and September 14, 2012, respectively).

3.1		Restated Certificate of Incorporation of Venoco, Inc. (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on November 17, 2005).

3.2		Amended and Restated Bylaws of Venoco, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Venoco, Inc. filed on September 5, 2008).

3.3	**	Certificate of Incorporation of Denver Parent Corporation.

3.4	**	Bylaws of Denver Parent Corporation.

4.1		Indenture, dated as of February 15, 2011, by and among Venoco, Inc., the Guarantors named therein and U.S. Bank National Association, as Trustee, relating to the 8.875% Senior Notes due 2019 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Venoco, Inc. filed on February 16, 2011).

4.2	**	Indenture, dated as of August 15, 2013, by and between Denver Parent Corporation and U.S. Bank National Association, as Trustee, relating to the 12.25% / 13.00% Senior PIK Toggle Notes due 2018.

5.1	**	Opinion of Bracewell & Guiliani LLP as to the legality of the securities being registered.

Exhibit Number		Exhibit
10.1		Fifth Amended and Restated Credit Agreement, dated as of October 3, 2012, by and among Venoco, Inc., Citibank, N.A., as administrative agent, Citigroup Global Markets, Inc., as Arranger, The Bank of Nova Scotia, as syndication agent, KeyBank National Association, as documentation agent, the lenders party thereto, and certain subsidiaries of Venoco, Inc. party thereto as guarantors (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on October 5, 2012).

10.1.1		Amendment and Waiver to Credit Agreement, dated as of November 20, 2012, by and among Venoco, Inc., Citibank, N.A., as administrative agent, Citigroup Global Markets, Inc., as arranger, The Bank of Nova Scotia, as syndication agent, KeyBank National Association, as documentation agent, the lenders party thereto, and certain subsidiaries of Venoco, Inc. party thereto as guarantors (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Venoco, Inc. filed on March 29, 2013).

10.1.2		Second Amendment and Joinder to Credit Agreement, dated as of March 28, 2013, by and among Venoco, Inc., Citibank, N.A., as administrative agent, Citigroup Global Markets, Inc., as arranger, The Bank of Nova Scotia, as syndication agent, KeyBank National Association, as documentation agent, the lenders party thereto, and certain subsidiaries of Venoco, Inc. party thereto as guarantors (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on March 29, 2013).

10.1.3		Third Amendment to Credit Agreement, dated as of August 20, 2013, by and among Venoco, Inc., Citibank, N.A., as administrative agent, the lenders party thereto, and certain subsidiaries of Venoco, Inc. party thereto as guarantors (incorporated by reference to the Current Report on Form 8-K of Venoco, Inc. filed on August 22, 2013).

10.1.4		Fourth Amendment to Credit Agreement, dated as of April 9, 2014, by and among Venoco, Inc., Citibank, N.A. as administrative agent, the lenders party thereto, and certain subsidiaries of Venoco, Inc. party thereto as guarantors (incorporated by reference to Exhibit 10.1.4 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 10, 2014).

10.2		Option Agreement, dated as of November 1, 2006, by and between TexCal Energy South Texas, L.P. and Denbury Onshore, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on November 9, 2006).

10.2.1		First Amendment to Option Agreement, by and between TexCal Energy South Texas, L.P. and Denbury Onshore, LLC, dated as of August 29, 2008 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on September 2, 2008).

10.3		Purchase and Sale Agreement, by and between Venoco, Inc. and Vintage Production California LLC, dated as of December 21, 2012 (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 15, 2013).

10.4	**	Registration Rights Agreement, by and among Denver Parent Corporation and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of certain initial purchasers, dated as of August 15, 2013.

10.5		Venoco, Inc. 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 of Venoco, Inc. filed on March 31, 2005).

10.5.1		Amendment No. 1 to the Venoco, Inc. 2000 Stock Incentive Plan, dated as of November 17, 2008 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Venoco, Inc. filed on November 20, 2008).

Exhibit Number	Exhibit
10.6	Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on May 12, 2006).

10.6.1	Amendment No. 1 to the Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on May 15, 2007).

10.6.2	Amendment No. 2 to the Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan, dated as of November 17, 2008 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Venoco, Inc. filed on November 20, 2008).

10.6.3	Amendment No. 3 to the Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.7.3 to the Annual Report on Form 10-K of Venoco, Inc. filed on February 25, 2010).

10.6.4	Form of Notice of Stock Award Pursuant to the Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan and Stock Award Agreement, as amended (incorporated by reference to Exhibit 10.8.4 to the Annual Report on Form 10-K of Venoco, Inc. filed on March 5, 2009).

10.6.5	2010 Form of Notice of Stock Award Pursuant to the Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.7.6 to the Annual Report on Form 10-K of Venoco, Inc. filed on February 25, 2010).

10.7	Venoco, Inc. Revised 2007 Long-Term Incentive Program (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on May 5, 2011).

10.8	Venoco, Inc. 2007 Senior Executive Bonus Plan, as amended (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on May 12, 2008).

10.9	Venoco, Inc. 2012 Stock-Based Cash Incentive Plan (incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 15, 2013).

10.9.1	Form of Stock Appreciation Rights Agreement Pursuant to the 2012 Stock- Based Cash Incentive Plan (incorporated by reference to Exhibit 10.10.1 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 15, 2013).

10.9.2	Form of Restricted Unit Award Agreement Pursuant to the 2012 Stock-Based Cash Incentive Plan (incorporated by reference to Exhibit 10.10.2 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 15, 2013).

10.9.3	Form of Executive RSU Award Agreement Pursuant to the 2012 Stock-Based Cash Incentive Plan (incorporated by reference to Exhibit 10.9.3 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 10, 2014).

10.10	Employment Agreement, dated as of March 1, 2005, by and between Venoco, Inc. and Timothy Marquez (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Venoco, Inc. filed on May 16, 2005).

10.11	Employment Agreement, dated as of April 29, 2013, by and between Venoco, Inc. and Terry Anderson (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on May 2, 2013).
10.12	Form of Amendment to Employment Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on July 12, 2006).

Exhibit Number		Exhibit
10.13		Employment Agreement, dated as of March 19, 2007, by and between Venoco, Inc. and Timothy A. Ficker (incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 2, 2007).

10.14		Employment Agreement, dated January 16, 2012, by and between Ed O'Donnell and Venoco, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on January 18, 2012).

10.15		Employment Agreement, dated January 15, 2012, by and between Mark DePuy and Venoco, Inc. (incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-K of Venoco, Inc. filed on February 16, 2012).

10.16		Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on October 31, 2005).

10.17		Venoco, Inc. 2012 Employee Stock Ownership Plan (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 15, 2013).

10.18		Form of Payment Agreement, effective as of January 31, 2013, by and between Venoco, Inc. and certain of its executive officers (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on May 14, 2013).

10.19		Assignment and Subordination of Master Lease and Consent of Master Tenant, dated as of December 9, 2004, by and among 6267 Carpinteria Avenue, LLC, Venoco, Inc. and German American Capital Corporation (incorporated by reference to Exhibit 10.29 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 5, 2006).

10.20		Purchase and Sale Agreement, dated as of December 23, 2008, by and between Carpinteria Bluffs, LLC and Venoco, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Venoco, Inc. filed on December 29, 2008).

12.1	*	Computation of Ratio of Earnings to Fixed Charges.

21	**	Subsidiaries of the Registrant.

23.1.1	*	Consent of Ernst & Young LLP relating to financial statements of Denver Parent Corporation.

23.1.2	*	Consent of Ernst & Young LLP relating to financial statements of Venoco, Inc.

23.2	**	Consent of DeGolyer & MacNaughton.

23.3	**	Consent of Bracewell & Guiliani LLP (included in exhibit 5.1).

24.1	**	Power of Attorney.

25.1	**	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the trustee under the Indenture with respect to the 12.25% / 13.00% Senior PIK Toggle Notes due 2018.

99.1		Report of DeGolyer & MacNaughton Regarding the Registrant's Reserves as of December 31, 2013 and Addendum thereto (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 10, 2014).

99.2		Report of DeGolyer & MacNaughton Regarding the Registrant's Reserves as of December 31, 2012 and Addendum thereto (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 10-K of Venoco, Inc. filed on April 15, 2013).

Exhibit Number	Exhibit
99.3	Non-Exclusive Aircraft Sublease Agreement, dated as of July 1, 2011, by and between Venoco, Inc. and TimBer, LLC. (incorporated by reference to Exhibit 99.2 to the Annual Report on Form 10-K of Venoco, Inc. filed on February 16, 2012).

*
Filed herewith.

**
Previously filed.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        (a)   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

              (i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (c)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on May 20, 2014.

DENVER PARENT CORPORATION
By:	/s/ TIMOTHY A. FICKER
	Name:	Timothy A. Ficker
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Timothy M. Marquez		Chief Executive Officer and Director	May 20, 2014

* Timothy A. Ficker		Chief Financial Officer	May 20, 2014

*By:	/s/ TIMOTHY A. FICKER Timothy A. Ficker as attorney-in-fact for each of the persons indicated